As filed with the Securities and Exchange Commission on June 3, 2005

                                                    Registration No. 333-123680




                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                           KRONOS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                        2810                    22-2949593
(State or other jurisdiction (Primary Standard Industrial    (I.R.S. Employer
     of incorporation)        Classification Code Number) Identification Number)

                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-279
                                 (972) 233-1700
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                Robert D. Graham
                                 Vice President
                           Kronos International, Inc.
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697
                                 (972) 233-1700
                            Facsimile: (972) 448-1445
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            Don M. Glendenning, Esq.
                              Toni Weinstein, Esq.
                            Locke Liddell & Sapp LLP
                                2200 Ross Avenue
                                   Suite 2200
                               Dallas, Texas 75201
                                 (214) 740-8000
                            Facsimile: (214) 740-8800

     Approximate date of commencement of proposed sale to the public: Upon consummation of the exchange offer referred to herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

_______________________________________________________________________________
_______________________________________________________________________________

                   Subject to Completion, dated June 3, 2005


PROSPECTUS


                           KRONOS INTERNATIONAL, INC.
                                Offer to Exchange
                                 All Outstanding
                        8 7/8% Senior Secured Notes due 2009
                   euro 90,000,000 Aggregate Principal Amount
                           Issued on November 26, 2004
                                       for
                      New 8 7/8% Senior Secured Notes due 2009
                   euro 90,000,000 Aggregate Principal Amount


     We are offering to exchange an aggregate principal amount of up to euro 90,000,000 of our new 8 7/8% senior secured notes due 2009 (the "new notes"), which have been registered under the Securities Act of 1933, for a like amount of our old 8 7/8% senior secured notes due 2009 issued on November 26, 2004 (the "old notes").


o The exchange offer expires at 12:00 midnight, New York City time, on _____________, 2005, unless we extend it.


o We previously issued euro 285,000,000 of our 8 7/8% senior secured notes due 2009 ("initial notes"). This exchange offer relates solely to the old notes and does not apply to any of the initial notes.

o The terms of the new notes to be issued are substantially identical to the terms of the old notes, except for transfer restrictions and registration rights relating to the old notes.

o No established trading market for the new notes currently exists. We will apply to list the new notes on the Luxembourg Stock exchange in accordance with the rules of the Luxembourg Stock Exchange.

o You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

o    We will not receive any proceeds from the exchange offer.


     See "Risk Factors" beginning on page 9 for a discussion of risk factors that you should consider before deciding to exchange your old notes for new notes.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


              The date of this prospectus is ______________, 2005.

                                TABLE OF CONTENTS

                                                                          Page
Notice to Non-U.S. Investors...............................................ii
Prospectus Summary.........................................................1
Risk Factors...............................................................9
The Exchange Offer.........................................................17
Use of Proceeds............................................................27
Capitalization.............................................................27
Selected Financial and Other Data..........................................28
Management's Discussion and Analysis of Financial
  Condition and Results of Operations......................................29
Business...................................................................47
Management.................................................................53
Certain Relationships and Related Transactions.............................57
Description of the New Notes...............................................59
Registration Rights........................................................77
Book-Entry; Delivery and Form..............................................79
Material Tax Considerations................................................81
Plan of Distribution.......................................................89
Where You Can Find More Information........................................90
General Listing Information................................................90
Legal Matters..............................................................91
Experts....................................................................91
Index of Financial Statements..............................................F-1



     This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide you without charge, on your request, a copy of any document that is incorporated by reference into this prospectus, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing Kronos International, Inc., 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, Attention: Robert D. Graham, Vice President. To ensure timely delivery, please make your request as soon a practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

     You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with any different information. The information in this prospectus is current only as of the date on the cover, and our business or financial condition and other information in this prospectus may change after that date.

     We accept responsibility for the information contained in this prospectus. To the best of our knowledge, the information we give in this prospectus is in accordance with the facts and contains no omissions likely to affect the import of the Luxembourg Stock Exchange listing particulars.

                          NOTICE TO NON-U.S. INVESTORS

     This prospectus does not constitute an offer to sell or an invitation to subscribe for or purchase any of the new notes in any jurisdiction in which such offer or invitation is not authorized or to any person to whom it is unlawful to make such an offer or invitation. The distribution of this prospectus and this exchange offer may be restricted by law in certain jurisdictions. Persons into whose possession this prospectus comes are required to inform themselves about and to observe any such restrictions. Each prospective purchaser of the new notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the new notes or possesses or distributes this prospectus. In addition, each prospective purchaser must obtain any consent, approval or permission required under the regulations in force in any jurisdiction to which it is subject or in which it purchases, offers or sells the new notes. We shall have no responsibility for obtaining such consent, approval or permission.

Austria

     The new notes may only be offered in the Republic of Austria in compliance with the provisions of the Austrian Capital Markets Act and other laws applicable in the Republic of Austria governing the offer and sale of the new notes in the Republic of Austria. The new notes are not registered or otherwise authorized for public offer either under the Capital Markets Act or the Investment Fund Act. The recipients of this prospectus and other selling material in respect of the new notes have been individually selected and are targeted exclusively on the basis of a private placement. Accordingly, the new notes must not be, and are not being, offered or advertised and no offering or marketing materials relating to the new notes may be made available or distributed in any way which could constitute a public offer under either the Capital Markets Act or the Investment Fund Act (whether presently or in the future). This exchange offer may not be made to any persons other than the recipients of this prospectus.

Belgium

     The exchange offer is exclusively conducted under applicable private placement exemptions and is limited to (as amended from time to time): ( i) investors required to invest a minimum of euro 250,000 (per investor and per transaction); (ii) institutional investors as defined in Article 3.2 of the Belgian Royal Decree of July 7, 1999 on the public character of financial transactions, acting for their own account; and (iii) persons for which the acquisition of the new notes subject to the exchange offer is necessary to enable them to exercise their professional activity.

Denmark

     The new notes have not been offered or sold and may not be offered, sold or delivered, directly or indirectly, in the Kingdom of Denmark, unless in compliance with Chapter 12 of the Danish Executive Order 166 of 13 March 2003 in the First Public Offer of Certain Securities, issued pursuant to the Danish Act on Trading in Securities.

Finland

     The new notes are not publicly offered or brought into general circulation in the Republic of Finland other than in compliance with the all applicable provisions of the laws of the Republic of Finland and especially in compliance with the Finnish Securities Markets Act (1989/495) and any regulation made thereunder, as supplemented and amended from time to time.

France

     In France, the new notes may not be directly or indirectly offered or sold to the public, and offers and sales of the new notes will only be made in France to qualified investors for their own account, in accordance with Articles L411-1 and L411-2 of the Code Monetaire et Financier and Decree no. 98-880, dated October 1, 1998. Accordingly, this prospectus has not been submitted to the Commission des Operations de Bourse. Neither this prospectus nor any other offering material may be distributed to the public or used in connection with any offer for subscription or sale of the new notes to the public in France or offered to any investors other than those (if any) to whom offers and sales of the new notes in France may be made as described above and no prospectus (document d'information) shall be prepared and submitted for approval (visa) to the Commission des Operations de Bourse.

     Les titres ne peuvent etre offerts ni vendus directement ou indirectement au public en France et l'offre ou la vente de ces titres ne pourra etre proposee qu' des investisseurs qualifies, pour leur proper compte conformement aux
Articles L411-1 et L411-2 du Code Montetaire et Financier et au decret no. 98-880 du 1 octobre 1998. Par consequent, ce prospectus n'a pas ete soumis au visa de la Commission des Operations de Bourse et aucun document d'information ne sera prepare ou soumis puor visa la Commission des Operations de Bourse. Ni ce prospectus ni aucun autre document promotionnel ne pourront etre communiques en France au public ou utilise dans le cadre do l'offre de souscription ou la vente ou l'offre de titres au public ou toute personne autre que les investisseurs (le cas echeant) decrits cidessus auxquels les titres peuvent etre offerts et vendus en France.

Germany

     The new notes have not been and will not be publicly offered in Germany and, accordingly, no securities sales prospectus (Verkaufsprospekt) for a public offering of the new notes in Germany in accordance with the Securities Sales Prospectus Act of 13 December 1990, as amended (Wertpapier-Verkaufsprospektgesetz), has been or will be published or circulated in the Federal Republic of Germany. New notes have only been offered and sold and will only be offered and sold in the Federal Republic of Germany in accordance with the provisions of the Securities Sales Prospectus Act and any other laws applicable in the Federal Republic of Germany governing the issue, sale and offering of securities. Any resale of the new notes in the Federal Republic of Germany may only be made in accordance with the provisions of the Securities Sales Prospectus Act and any other laws applicable in the Federal Republic of Germany governing the sale and offering of securities.

Greece

     This prospectus and the new notes to which it relates and any other material related thereto may not be advertised, distributed or otherwise made available to the public in Greece. The Greek Capital Market Committee has not authorized any public offering of the subscription of new notes. Accordingly, new notes may not be advertised, distributed or in any way offered or sold in Greece or to residents thereof except as permitted by Greek law.

Ireland

     The new notes will not and may not be offered, sold, transferred or delivered, whether directly or indirectly, otherwise and in circumstances which do not constitute an offer to the public within the meaning of the Irish Companies Acts 1963 - 2001 and the new notes will not and may not be the subject of an offer in the Republic of Ireland to which the European Community (Transferable Securities and Stock Exchange) Regulations, 1992 of Ireland will apply. No application form has been issued or will be issued in the Republic of Ireland in respect of the new notes.

Italy

     In Italy, this prospectus has not been submitted to the clearance procedure of the Commissione Nazaionale per le Societ e la Borsa ("CONSOB") and the offering of the new notes has not been notified to the Bank of Italy pursuant to
Article 129 of the Banking Act; therefore, the new notes may not be offered, exchanged or delivered, nor may copies of this prospectus or of any other document relating to the new notes or the exchange offer be distributed in Italy.

Luxembourg

     The new notes may not be directly or indirectly offered or sold to the public in the Grand-Duchy of Luxembourg and neither this prospectus nor any form of application, advertisement or other material in connection therewith may be distributed, published or made otherwise available in the Grand-Duchy of
Luxembourg, unless the requirements of Luxembourg law concerning public offerings of securities have first been met. A listing on the Luxembourg Stock Exchange of the new notes does not necessarily imply that a public offering thereof has been authorized.

Netherlands

     The new notes are not and will not be offered in the Netherlands other than to persons who trade or invest in securities in the conduct of their profession or trade (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors and commercial enterprises which as an ancillary activity regularly invest in securities).

Portugal

     The new notes have not been offered, advertised, sold or delivered and will not be directly or indirectly offered, advertised, sold, re-sold, re-offered or delivered in circumstances which could qualify as a public offer pursuant to the Codigo dos Valores Mobiliarios or in circumstances which could qualify the issue of the new notes as an issue in the Portuguese market to Portuguese residents, and the new notes have not been directly or indirectly distributed and the agreement, any other document, circular, advertisement or any offering material will not be directly or indirectly distributed except in accordance with all applicable laws and regulations. In particular, the new notes will not be offered to more than 200 Portuguese (non-institutional) investors; the notes will not be offered to unidentified addressees, nor will the offer of the new notes be preceded or performed by prospecting or solicitation of investment intentions of unidentified addressees, or with promotional material.

Sweden

     A prospectus has not and will not be registered with the Swedish Financial Supervisory Authority. Accordingly, this prospectus may not be made available, nor may the new notes otherwise be marketed and offered for sale, to the public in Sweden under the Financial Instruments Trading Act (1991:980).

Switzerland

     This prospectus has been prepared for private information purposes of investors only. It may not be used for and shall not be deemed a public offering of the new notes. No application has been made under Swiss law to publicly market the new notes in or out of Switzerland. Therefore, no public offer of the new notes or public distribution of this prospectus may be made in or out of Switzerland. This prospectus is strictly for private use by its holder and may not be passed on to third parties.

United Kingdom

     The new notes will only be available for subscription pursuant to this exchange offer to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that do not, and will not, constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended. This prospectus is being distributed on the basis that each person in the United Kingdom to whom this prospectus is delivered is a person of the kind described in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2001 (the "FPO") or a high net worth company or unincorporated association or high value trust or other person of a kind described in Article 49(2) of the FPO and, accordingly, by accepting delivery of this prospectus the recipient warrants and acknowledges that it is such a person.

                               PROSPECTUS SUMMARY

     In this prospectus, "KII," "we," "us" and "our" refer to Kronos International, Inc. and its consolidated subsidiaries except where we expressly state that we are only referring to Kronos International, Inc. As used in this prospectus, "new notes" means our new 8 7/8% senior secured notes due 2009 that are being offered in this exchange offer and "old notes" means our outstanding 8 7/8% senior secured notes due 2009 issued on November 26, 2004. In June 2002, we issued euro 285,000,000 aggregate principal amount of our 8 7/8% senior secured notes due 2009, which were subject to an earlier exchange offer for notes registered under the Securities Act of 1933, as amended (the "Securities Act"), and which we collectively refer to in this prospectus as the "initial notes." In this prospectus, "notes" means the new notes, the old notes and the initial notes, collectively. The following summary contains basic information about us, the new notes and this exchange offer. This prospectus and the exchange offer do not apply to any of the initial notes. It likely does not contain all the information that is important to you. For a more complete understanding of us, the exchange offer and the new notes, we encourage you to read this prospectus in its entirety and the other documents we have referred you to.

                                   The Company

     We are a wholly-owned subsidiary of Kronos Worldwide,  Inc. ("Kronos").  We
conduct  Kronos'  European   value-added   titanium  dioxide  pigments  ("TiO2")
operations.

     Titanium dioxide pigments are inorganic chemical products used for imparting whiteness, brightness and opacity to a diverse range of customer applications and end-use markets, including coatings, plastics, paper and other industrial and consumer "quality-of-life" products. TiO2 is considered a "quality-of-life" product with demand affected by gross domestic product in various regions of the world. TiO2, the largest commercially used whitening pigment by volume, derives its value from its whitening properties and opacifying ability (commonly referred to as hiding power). As a result of TiO2's high refractive index rating, it can provide more hiding power than any other commercially produced white pigment. In addition, TiO2 demonstrates excellent resistance to chemical attack, good thermal stability and resistance to ultraviolet degradation. TiO2 is supplied to customers in either a powder or slurry form.

     Per capita consumption of TiO2 in the United States and Western Europe far exceeds that in other areas of the world and these regions are expected to continue to be the largest consumers of TiO2. Significant regions for TiO2 consumption could emerge in Eastern Europe, the Far East or China as the economies in these regions develop to the point that quality-of-life products, including TiO2, experience greater demand.

     We currently produce over 40 different TiO2 grades, sold under the Kronos trademark, which provide a variety of performance properties to meet customers' specific requirements. Our major customers include domestic and international paint, plastics and paper manufacturers.

     We and our distributors and agents sell and provide technical services for our products to over 4,000 customers in over 100 countries with the majority of sales in Europe. TiO2 is distributed by rail, truck and ocean carrier in either dry or slurry form. Kronos, KII and our predecessors have produced and marketed TiO2 in North America and Europe for over 80 years, and Kronos is the only leading TiO2 producer committed to producing TiO2 and related products as its sole business. We believe that we have developed considerable expertise and efficiency in the manufacture, sale, shipment and service of our products.


     Our total net sales in 2004 were approximately $808 million. Sales of TiO2 represented about 90% of our total sales in 2004. Sales of other products, complementary to our TiO2 business, comprise the following:


     o We operate an ilmenite mine in Norway pursuant to a governmental concession with an unlimited term. Ilmenite is a raw material used directly as a feedstock by some sulfate-process TiO2 plants, including all of our European sulfate-process plants. The mine has estimated reserves that are expected to last at least 20 years. Ilmenite sales to third parties represented approximately 6% of our consolidated net sales in 2004.

     o We manufacture and sell iron-based chemicals, which are by-products and processed by-products of the TiO2 pigment production process. These co-product chemicals are marketed through our Ecochem division, and are used primarily as treatment and conditioning agents for industrial effluents and municipal wastewater as well as in the manufacture of ore pigments, cement and agricultural products. Sales of iron-based chemical products were about 5% of sales in 2004.

     o We manufacture and sell certain titanium chemical products (titanium oxychloride and titanyl sulfate), which are side-stream products from the production of TiO2. Titanium oxychloride is used in specialty applications in the formulation of pearlescent pigments, production of electroceramic capacitors for cell phones and other electronic devices. Titanyl sulfate products are used primarily in pearlescent pigments. Sales of these products were about 1% of sales in 2004.


                            Holding Company Structure

     Our assets consist primarily of investments in our operating subsidiaries. A majority of our cash flows are generated by our operating subsidiaries, and our ability to service indebtedness, including our ability to pay the interest on and principal of the notes, depends upon cash dividends and distributions or other transfers we receive from our subsidiaries. None of our operating subsidiaries have guaranteed the repayment of the notes. See "Risk Factors - The notes (including the initial notes) are secured only by the pledge of 65% of the stock or other equity interests of certain of our first-tier subsidiaries, and assets of our subsidiaries will first be applied to repay indebtedness and liabilities of our subsidiaries and may not be sufficient to repay the new notes" and "Risk Factors - If our subsidiaries do not make sufficient distributions to us, then we will not be able to make payments on our debt, including the new notes."

     The following chart illustrates our corporate structure as of March 31, 2005. Ownership is 100% unless otherwise indicated.

[Chart goes here, which shows Kronos Worldwide's 100% ownership of each of Kronos Canada, Inc., Kronos Louisiana, Inc. and Kronos International, Inc. The chart also shows each of the subsidiaries of Kronos International, Inc. which are listed on Exhibit 21.1 to this Registration Statement. The chart also discloses (i) the remaining 50% of Louisiana Pigment Company is owned by Huntsman LLC, (ii) Kronos International, Inc. holds 99.27% of the outstanding shares of Societe Industrielle Du Titane, S.A. and the public owns the remaining shares, (iii) Kronos World Services, S.A./N.V. is in liquidation and Kronos Canada Inc. owns 0.001% of Kronos World Services, S.A./N.V., (iv) Kronos Titan GmbH owns two shares out of 543,145 shares of Kronos Europe S.A./N.V. as nominee shareholder for Kronos Denmark ApS and (v) 65% of the stock or other equity interests of Kronos Limited, Societe Industrielle Du Titane, S.A., Kronos Titan GmbH and Kronos Denmark ApS have been pledged to secure the new notes.]



                               The Exchange Offer

     In the exchange offer, we are offering to exchange your old notes for new notes, which are identical in all material respects to the old notes, except that:

o the new notes will be registered under the Securities Act of 1933, as amended (the "Securities Act");

o the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

o the new notes will not contain provisions relating to the payment of additional interest to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

     The summary below describes the principal terms of the exchange offer.  The
"Exchange Offer" section of this prospectus contains a more detailed description of the exchange offer.




Old Notes....................................................    On November 26, 2004, we completed a private
                                                                 offering of euro 90,000,000 aggregate principal
                                                                 amount of 8 7/8% senior secured notes due 2009,
                                                                 which we refer to in this prospectus as the old
                                                                 notes.
Registration Rights Agreement................................    Simultaneously with the sale of the old notes,
                                                                 we entered into a registration rights agreement,
                                                                 which provides for the exchange offer.  The
                                                                 exchange offer satisfies your rights under the
                                                                 registration rights agreement.  After the
                                                                 exchange offer is over, you will not be entitled
                                                                 to any exchange or registration rights with
                                                                 respect to your old notes, except under limited
                                                                 circumstances.
The Exchange Offer...........................................    We are offering to exchange the old notes for up
                                                                 to euro 90,000,000 aggregate principal amount of 8 7/8%
                                                                 senior secured notes due 2009 that have been
                                                                 registered under the Securities Act, which we
                                                                 refer to in this prospectus as the new notes.
                                                                 You may exchange old notes only in integral
                                                                 multiples of euro 1,000 principal amount.

Expiration of the Exchange Offer.............................    The exchange offer will expire at 12:00,
                                                                 midnight, New York City time, on
                                                                 _________________, 2005, or a later date and
                                                                 time to which we may extend it.

Withdrawal...................................................    You may withdraw your tender of old notes
                                                                 pursuant to the exchange offer at any time
                                                                 before the expiration of the exchange offer.  We
                                                                 will return any old notes not accepted for
                                                                 exchange for any reason without expense to you
                                                                 promptly after the expiration or termination of
                                                                 the exchange offer.
Conditions to the Exchange Offer.............................    The exchange offer is subject to customary
                                                                 conditions, which we may waive.  Please read
                                                                 "The Exchange Offer-Conditions to the Exchange
                                                                 Offer" for more information regarding the
                                                                 conditions to the exchange offer.
                                        4

Acceptance of Old Notes and Delivery of New Notes............    We will accept and exchange any and all old
                                                                 notes that are validly tendered in the exchange
                                                                 offer and not withdrawn before the exchange
                                                                 offer expires.  The new notes will be delivered
                                                                 promptly following the exchange offer.
Resale of New Notes..........................................    We believe that the new notes issued pursuant to
                                                                 the exchange offer in exchange for old notes may
                                                                 be offered for resale, resold and otherwise
                                                                 transferred by you without compliance with the
                                                                 registration and prospectus delivery provisions
                                                                 of the Securities Act if:


                                                                 o        you are not our "affiliate" within the
                                                                          meaning of Rule 405 under the
                                                                          Securities Act;

                                                                 o        you are acquiring the new notes in the
                                                                          ordinary course of your business; and

                                                                 o        you have not engaged in, do not intend
                                                                          to engage in, and have no arrangement
                                                                          or understanding with any person to
                                                                          participate in, a distribution of the
                                                                          new notes.

                                                                 If you are an affiliate of ours, or are engaging
                                                                 in or intend to engage in, or have any
                                                                 arrangement or understanding with any person to
                                                                 participate in, a distribution of the new notes,
                                                                 then:

                                                                 o        you will not be permitted to tender old
                                                                          notes in the exchange offer; and

                                                                 o        you must comply with the registration
                                                                          and prospectus delivery requirements of
                                                                          the Securities Act in connection with
                                                                          any resale of the old notes.


                                                                 Each participating broker-dealer that receives
                                                                 new notes for its own account under the exchange
                                                                 offer in exchange for old notes that were
                                                                 acquired by the broker-dealer as a result of
                                                                 market-making or other trading activity must
                                                                 acknowledge that it will deliver a prospectus in
                                                                 connection with any resale of the new notes.
                                                                 See "Plan of Distribution."
Consequences of Failing to Exchange...........................   If you are a holder of old notes and you do not
                                                                 tender your old notes in the exchange offer,
                                                                 then you will continue to hold your old notes
                                                                 and will be entitled to all the rights and will
                                                                 be subject to all the limitations applicable to
                                                                 the old notes in the indenture.  All untendered
                                                                 old notes will remain subject to the
                                                                 restrictions on transfer provided for in the old
                                                                 notes and in the indenture.  Generally,
                                                                 untendered old notes will remain restricted
                                                                 securities and may not be offered or sold,
                                                                 unless registered under the Securities Act,
                                                                 except pursuant to an exemption from, or in a
                                                                 transaction not subject to, the Securities Act
                                                                 and applicable state securities laws.  Other
                                       5

                                                                 than in connection with the exchange offer, we
                                                                 do not currently anticipate that we will
                                                                 register the old notes under the Securities
                                                                 Act.  The trading market for old notes could be
                                                                 adversely affected if some but not all of the
                                                                 old notes are tendered and accepted in the
                                                                 exchange offer.

Tax Considerations...........................................    The exchange of old notes for new notes in the
                                                                 exchange offer will not be a taxable event for
                                                                 U.S. federal income tax purposes.  See "Material
                                                                 Tax Considerations" for a more detailed
                                                                 description of the tax consequences of the
                                                                 exchange.

Use of Proceeds..............................................    We will not receive any cash proceeds from the
                                                                 issuance of new notes pursuant to the exchange
                                                                 offer.

Exchange Agent...............................................    The Bank of New York is the exchange agent for
                                                                 the exchange offer.  The address and telephone
                                                                 number of the exchange agent are set forth under
                                                                 "The Exchange Offer-Exchange Agent; Paying Agent
                                                                 in Luxembourg."

                                        6

                                  The New Notes

     The new notes will evidence the same debt as the old notes and the initial notes and will be governed by the same indenture under which the old notes and the initial notes were issued. The summary below describes the principal terms of the new notes. The "Description of the New Notes" section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer.....................................  Kronos International, Inc.
Securities Offered.........................  euro 90,000,000 principal amount of 8 7/8% senior secured notes due 2009.  We previously issued of euro 285,000,000 aggregate principal amount of 8 7/8%
                                             Senior Secured Notes due 2009, which we refer to in this prospectus as the "initial notes".  The new notes and the old notes constitute part of a single class of securities together with the initial notes.
Maturity...................................  June 30, 2009.
Interest Rate..............................  8 7/8% per year (calculated using a 360-day year).
Interest Payment Dates.....................  June 30 and December 30.

Ranking....................................  The new notes will rank equally in right of payment with the old notes, the initial notes and with all of our senior debt and senior in right of payment to all of our subordinated debt.  The new notes will be structurally subordinated to the debt and liabilities of our subsidiaries.  As of March 31, 2005, we had outstanding approximately
                                             $169 million of debt and other liabilities that rank equally in right of payment with the new notes (which includes $124 million related to the initial notes), $217 million of debt and other liabilities that rank senior to the new notes and no debt and other liabilities that rank junior to the new notes.  Such debt and other liabilities that rank senior to the new notes represent debt and other liabilities of our subsidiaries, while the debt and other liabilities that rank equally in right of payment with the new notes represent KII's debt and other liabilities.  Also as of March 31, 2005, our subsidiaries could borrow approximately $91 million under credit facilities, all of which, if borrowed would rank senior to the notes.  See "Capitalization."
Security...................................  The new notes will be secured by pledges in favor of the trustee for the new notes or a collateral agent on behalf of the holders of 65% of the stock or other equity interests of certain of our first-tier subsidiaries as indicated on the organizational chart on page 3.  This is the same collateral that secures the old notes and the initial notes.

Sinking Fund...............................  None.
Optional Redemption........................  We cannot redeem the new notes until December 30, 2005.  On that date and thereafter we may redeem some or all of the new notes at the redemption prices listed in the "Description of the New Notes" section under the heading "Optional Redemption," plus accrued interest.

Optional Redemption After Public
Equity Offerings...........................  At any time (which may be more than once) on or before June 30, 2005, we can choose to redeem up to 35% of the outstanding notes with money that we, Kronos or NL Industries, Inc. ("NL") raise in one or more public equity offerings, as long as:

                                             o........we pay 108.875% of the face amount of the outstanding notes, plus interest;
                                        7

                                             o........we redeem the outstanding notes within 90 days of completing the public equity offering; and

                                             o........at least 65% of the aggregate principal amount of outstanding notes originally issued remains outstanding afterwards.

                                             We do not currently intend to redeem any notes prior to June 30, 2005, although we reserve the right to so redeem the notes until such date.
Change of Control Offer....................  If we undergo a change of control, we must give holders of the notes the opportunity to sell us their notes at 101% of their face amount, plus accrued interest.  See "Description of the New Notes - Repurchase at the Option of Holders upon Change of Control.  Should any such change of control occur, it is possible that we would not have sufficient funds at the time of a change of control to finance the required repurchase of notes.  See "Risk Factors - We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture."

Asset Sale Proceeds........................  If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay senior debt or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds.  The purchase price of the new notes will be 100% of their principal amount, plus accrued interest.  See "Description of the New
                                             Notes - Certain Covenants - Limitation on Asset Sales."
Restrictive Covenants......................  The indenture governing the new notes contains covenants limiting our
                                             (and most or all of our subsidiaries') ability to:

                                             o........incur additional debt or enter into sale and leaseback transactions;

                                             o........pay dividends or distributions on our capital stock or repurchase our capital stock;

                                             o........issue stock of subsidiaries;

                                             o........make certain investments;

                                             o........create liens on our assets to secure debt;

                                             o........enter into transactions with affiliates;

                                             o........merge or consolidate with another company; and

                                             o........transfer and sell assets.

                                             These covenants are subject to a number of important limitations and exceptions.
Market for the New Notes...................  The initial notes are listed on the Luxembourg Stock Exchange.  We will apply for the new notes to be listed on the Luxembourg Stock Exchange upon the completion of the exchange offer.  The initial notes are quoted in the over the counter market in the United States.  We cannot provide any assurance as to the liquidity of any market for the new notes.
Risk Factors...............................  Investing in the new notes involves substantial risks.  See "Risk
                                             Factors" for a description of certain of the risks you should consider before investing in the new notes.

                                  RISK FACTORS

     Before you decide to exchange your old notes for new notes, you should carefully consider the following factors in addition to the other information contained in this prospectus. Each of the risks described in this section with respect to the new notes is equally applicable to the old notes.

                       Risks Related to the Exchange Offer

You may have difficulty selling the old notes that you do not exchange.

     If you do not exchange your old notes for the new notes offered in this exchange offer, then you will continue to be subject to transfer restrictions of your old notes. Those transfer restrictions are described in the indenture governing the new notes and in the legend contained on the old notes, and arose because we originally issued the old notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

     In general, you may offer or sell your old notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the old notes under the Securities Act.

     If a large number of old notes are exchanged for new notes issued in the exchange offer, then it may be more difficult for you to sell your unexchanged old notes. In addition, if you do not exchange your old notes in the exchange offer, then you will no longer be entitled to have those notes registered under the Securities Act.

     See "The Exchange Offer-Consequences of Failing to Exchange Old Notes" for a discussion of the possible consequences of failing to exchange your old notes.

                           Risks Related to the Notes

Our leverage may impair our financial condition.


     We currently have a significant amount of debt. As of March 31, 2005, our total consolidated debt was approximately $506.3 million, substantially all of which relates to the notes (including the initial notes).


     Our  level of debt could have important consequences to you, including:

o making it more difficult for us to satisfy our obligations with respect to the notes;

o increasing our vulnerability to adverse general economic and industry conditions;

o requiring that a substantial portion of our cash flow from operations be used for the payment of interest on our debt, therefore reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements;

o    limiting our ability to obtain additional  financing to fund future working
     capital,   capital   expenditures,   acquisitions  and  general   corporate
     requirements;

o limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

o placing us at a competitive disadvantage relative to other less leveraged competitors.


     Subject to specified limitations, the indenture permits us and our subsidiaries to incur additional debt, including secured debt that may be secured by the collateral on a pari passu basis. In addition, as of March 31, 2005, our subsidiaries have unused borrowing availability of approximately $91 million under our subsidiaries' credit facility, subject to certain tests, all of which borrowings are senior, structurally, to the notes and are secured by substantially all of the current assets of such subsidiaries. If new debt is added to our and our subsidiaries' current debt levels, then the related risks that we and they now face could intensify.


The notes (including the initial notes) are secured only by pledges of 65% of the stock or other equity interests of certain of our first-tier subsidiaries, and assets of our subsidiaries will first be applied to repay indebtedness and liabilities of our subsidiaries and may not be sufficient to repay the notes.


     The notes (including the initial notes) are secured only by pledges of 65% of the stock or other equity interests of certain of our first-tier subsidiaries as indicated on the organizational chart on page 3. Each of the stock pledges securing the notes has been made in favor of the trustee or a collateral agent appointed under the indenture governing the notes and is governed by the local law of Denmark, France, Germany and the United Kingdom, as applicable, the jurisdictions where our pledged subsidiaries are formed. As a result, the validity of those pledges and the ability of the trustee or a collateral agent, as applicable, or noteholders to realize any benefits associated with the pledged shares may be limited under applicable local law as any action to enforce the stock pledges must be taken under the laws of the applicable jurisdiction and such laws may differ in significant respects from the laws of the United States. The rights of the trustee or a collateral agent, as applicable, or the noteholders to foreclose upon and sell the pledged shares upon the occurrence of a default is subject to limitations under applicable local bankruptcy laws if a bankruptcy proceeding were commenced by or against us or our subsidiaries. Any delay or inability to realize any benefit associated with the security interest in any jurisdiction or the application of local bankruptcy laws that are contrary to noteholders' interests could have a material adverse effect on the security interest we have granted in our subsidiaries and could result in an inability to realize the full value of the share pledges.

     In addition to the foregoing, the old notes are and the new notes will be effectively subordinated in right of payment to all of the indebtedness and other liabilities of our subsidiaries, which, as of March 31, 2005, were approximately $217 million. Furthermore, our debt under our subsidiaries' credit facility is secured by liens on substantially all of the current assets of our subsidiaries. The new notes will not, and the old notes do not, have the benefit of this collateral, nor any other assets of our subsidiaries. Accordingly, if an event of default occurs under our subsidiaries' credit facility, the lenders under our subsidiaries' credit facility will have a right to such assets and may foreclose upon the collateral. In that case, such assets would first be used to repay in full amounts outstanding under our subsidiaries' credit facility and may not be available to repay the notes. In the event of a bankruptcy event affecting any of our subsidiaries, local bankruptcy law would be likely to apply. In general, such local bankruptcy law affords significant protection for senior secured creditors, and, in the event of a bankruptcy event, such creditors may take actions that would materially and adversely affect the value of our ongoing business and the equity value of such subsidiaries. The remaining value, if any, of our assets may not be sufficient to repay the notes.


If the priority of the liens securing the new notes and the old notes becomes subordinated to the liens securing the initial notes, your ability to recover your investment in the new notes may be adversely impacted.

     The priority of the liens securing the new notes and the old notes relative to the liens securing the Initial Notes are governed by the indenture described herein. Under the laws of certain jurisdictions governing the share pledges that secure the notes, the priority of liens on such shares is generally determined by the date of the filing or recording of the associated security document or, where applicable, the date of perfection of the security interest. This means that indebtedness that is intended to benefit from an equal security interest in an item of collateral may have a junior interest, as a matter of local law, when compared to a previously filed or perfected security interest notwithstanding that the original security interest is intended to rank equally with the new security interest. In such jurisdictions the liens securing the initial notes may have a priority lien to the lien securing the old notes and the new notes as a matter of law. Through the indenture, the trustee on behalf of the holders of the initial notes has agreed that its liens would rank equally with the liens securing the old notes and the new notes. If, notwithstanding the fact the indenture is governed by New York law, a court in one or more of such jurisdictions were to find that these lien ranking terms were invalid or unenforceable with respect to one or more items of collateral securing the old notes and the new notes, the holders of the initial notes may be entitled to recover amounts realized from the liquidation of such collateral before the holders of the old notes and the new notes. As a result, the holders of the old notes and the new notes may recover less (or nothing at all) relative to the holders of the initial notes.

Servicing our debt requires a significant amount of cash and our ability to generate sufficient cash depends on many factors, some of which are beyond our control.


     We are a party to various debt, lease and other agreements pursuant to which we are committed to pay approximately $84.8 million in 2005. Our ability to make payments on and refinance our debt and to fund planned capital expenditures depends on our future ability to generate cash flow. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory and other factors that are beyond our control. In addition, our ability to borrow funds under our subsidiaries' credit facility in the future will depend on these subsidiaries' ability to maintain specified financial ratios and satisfy certain financial covenants contained in the credit agreement for our subsidiaries' credit facility. Our business may not generate cash flow from operations and future borrowings may not be available to us under our subsidiaries' credit facility in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt before maturity, and it is likely that we will need to refinance all or a portion of our debt on maturity. Our subsidiaries' credit facility matures in 2005. We may not be able to refinance any of our debt on favorable terms, if at all. Any inability to generate sufficient cash flow or refinance our debt on favorable terms could have a material adverse effect on our financial condition.


Covenant restrictions under our subsidiaries' credit facility and the indenture may limit our ability to operate our business.

     Our subsidiaries' credit facility and the indenture governing the notes contain, among other things, covenants that may restrict our ability to finance future operations or capital needs or to engage in other business activities. Our subsidiaries' credit facility and the indenture restrict, among other things, our ability and the ability of our restricted subsidiaries to:

o    borrow money, pay dividends or make distributions;

o    purchase or redeem stock;

o    make investments and extend credit;

o    engage in transactions with affiliates;

o    engage in sale-leaseback transactions;

o    freely distribute the proceeds from certain asset sales;

o effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all of our assets; and

o    create liens on our assets.


     In addition, our subsidiaries' credit facility requires these subsidiaries to maintain specified financial ratios and satisfy certain financial condition tests, which may require that action be taken to reduce debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general business and economic conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our subsidiaries' credit facility and any resulting acceleration under the credit facility may result in a default under the indenture. If an event of default under our subsidiaries' credit facility occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. Such action by the lenders could result in an effort to restructure such indebtedness or engage in asset sales in order to generate cash proceeds to satisfy such indebtedness. Any such debt restructuring may not be in our best interests or the best interests of the holders of the new notes. If we attempt an asset sale, whether on our own initiative or as a result of pressure from holders of our indebtedness, we may not be able to complete a sale on terms acceptable to us. Any default under our indebtedness, or the perception that we may go into default, could also adversely affect the trading value of the new notes.

If our subsidiaries do not make sufficient distributions to us, we will not be able to make payments on our debt, including the notes.


     Our assets consist primarily of investments in our operating subsidiaries. A majority of our cash flows are generated by our operating subsidiaries, and our ability to service indebtedness, including our ability to pay the interest on and principal of the notes, depends upon cash dividends and distributions or other transfers we receive from our subsidiaries. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to restrictions on or taxation of dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate, and any restrictions imposed by the current and future debt instruments of our subsidiaries. Such payments to us by our subsidiaries are contingent upon our subsidiaries' earnings.


     Our subsidiaries are separate and distinct legal entities that have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans, distributions or other payments, and do not guarantee the payment of interest on, or principal of, the notes. Any right that we have to receive any assets of any of our subsidiaries upon the liquidation or reorganization of any such subsidiary, and the consequent right of holders of notes to realize proceeds from the sale of such assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt issued by the subsidiary.

No public market exists for the new notes, and any market for the new notes may be illiquid.

     The initial notes are listed on the Luxembourg Stock Exchange and application will be made to list the new notes on the Luxembourg Stock Exchange. The initial notes are quoted in the over the counter market in the United States. The initial purchaser of the old notes has informed us that it intends to make a market in the notes. However, the initial purchaser is not obligated to do so, and may cease market-making activities at any time. Accordingly, we cannot give any assurance as to:

o    the likelihood that an active market for the new notes will develop;

o    the liquidity of any such market;

o    the ability of holders to sell their new notes; or

o    the prices that holders may obtain for their new notes upon any sale.

     In addition, the liquidity of the trading market for the new notes, if any, and the market price quoted for the new notes, will depend on many factors, including our operating results, the market for similar securities, currency exchange rates and interest rates. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot guarantee that the market for the new notes will not be subject to similar disruptions or that any such disruptions will not have an adverse effect on the value or marketability of the new notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.


     Upon a change of control, we are required to offer to repurchase all outstanding notes at 101% of the face amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. A failure to make such an offer would constitute an event of default under the indenture. The source of funds for any such purchase of notes will be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowing, sales of assets or sales of equity. We cannot assure you that sufficient funds will be available at the time of any change of control to make any required repurchases of notes tendered. If the holders of the notes exercise their right to require us to repurchase all of the notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to finance the required repurchase of notes. See "Description of the New Notes - Change of Control" for additional information.

You may not be able to determine when a change of control has occurred.

     Under the indenture, within 60 days following the date on which a change of control occurs, we are required to send you and the trustee a notice of the offer to repurchase your notes. In some cases, such as, for example, a sale of substantially all of our assets, you may not be able to determine when a change of control giving rise to your right to have us repurchase notes has occurred, which may adversely affect your ability to enforce this provision of the indenture.

The terms of the exchange notes may not protect you if we undergo a highly leveraged transaction.

     We may undergo a highly leveraged transaction, such as a recapitalization, reorganization, restructuring, merger or similar transaction. Such a transaction may not be included in the definition of change of control in the indenture or otherwise restricted by the terms of the indenture. In such an event, the indenture will not afford you protection from any adverse aspects of such transaction.


                          Risks Related to Our Business

Demand for, and prices of, our products are cyclical and we may experience prolonged depressed market conditions for our products, which may result in reduced earnings or operating losses.

     Substantially all of our revenue is attributable to sales of TiO2. Pricing within the global TiO2 industry over the long term is cyclical, and changes in industry economic conditions, especially in Western industrialized nations, can significantly impact our earnings and operating cash flows. This may result in reduced earnings or operating losses, which may in turn adversely affect our ability repay the notes.


     Historically, the markets for many of our products have experienced alternating periods of tight supply, causing prices and profit margins to increase, followed by periods of capacity additions, resulting in oversupply and declining prices and profit margins. Our average TiO2 selling prices were generally (i) decreasing during all of 2001 and the first quarter of 2002, (ii) flat during the second quarter of 2002, (iii) increasing during the last half of 2002 and the first quarter of 2003, (iv) flat during the second quarter of 2003,
(v)  decreasing  during the  second  half of 2003 and the first half of 2004 and
(vi) increasing during the second half of 2004 and the first quarter of 2005. Our overall average TiO2 selling prices in billing currencies:

o    decreased by 10% during 2002 as compared to 2001;

o    were generally flat in 2003 as compared to 2002;

o    were 3% lower in 2004 as compared to 2003; and

o were 5% higher in the first quarter of 2005 as compared to the first quarter of 2004.


     Future growth in demand for our products may not be sufficient to alleviate any future conditions of excess industry capacity, and such conditions may not be sustained or may be further aggravated by anticipated or unanticipated capacity additions or other events.

     The demand for TiO2 during a given year is also subject to annual seasonal fluctuations. TiO2 sales are generally higher in the first half of the year than in the second half of the year due in part to the increase in paint production in the spring to meet the spring and summer painting season demand.

As a global business, we are exposed to local business risks in different countries, which could result in operating losses.


     We conduct all of our business in several jurisdictions outside of the United States and are subject to risks normally associated with international operations, which include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks, seizures, nationalizations, compliance with a variety of foreign laws, including tax laws, and the difficulty in enforcing agreements and collecting receivables through foreign legal systems. For example, we have substantial net operating loss carryforwards in Germany, and any change in German tax law that adversely impacts our ability to fully utilize such carryforwards could adversely affect us. We could also be adversely affected by any restriction that limits our ability to repatriate our foreign profits back to the United States. Any loss may adversely affect our ability to repay the notes.


We may incur losses from fluctuations in currency exchange rates.

     We operate our business in several different countries, and sell our products worldwide. Therefore, we are exposed to risks related to the prices that we receive for our products and the need to convert currencies that we may receive for some of our products into currencies required to pay some of our debt, or into currencies in which we purchase certain raw materials or pay for certain services, all of which could result in future gains or losses depending on fluctuations in exchange rates. These losses may adversely affect our ability to repay the notes.

We sell our products in a mature and highly competitive industry and face price pressures in the markets in which we operate, which may result in reduced earnings or operating losses.

     The global markets in which we operate our business are highly competitive. Competition is based on a number of factors, such as price, product quality and service. Some of our competitors may be able to drive down prices for our products because their costs are lower than ours. In addition, some of our competitors' financial, technological and other resources may be greater than ours, and such competitors may be better able to withstand changes in market conditions. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Further, consolidation of our competitors or customers in any of the industries in which we compete may result in reduced demand for our products. The recurrence of any of these events could have a material adverse effect on our results of operations, which may in turn adversely affect our ability to repay the notes.

Higher costs or limited availability of our raw materials may decrease our liquidity, which may decrease our ability to repay the notes.

     The number of sources for, and availability of, certain raw materials is specific to the particular geographical region in which a facility is located. We purchase titanium-bearing ores from three suppliers in different countries under multiple-year agreements. Political and economic instability in the countries from which we purchase our raw material supplies could adversely affect the availability of such feedstock. Should our vendors not be able to meet their contractual obligations or should we be otherwise unable to obtain necessary raw materials, we may incur higher costs for raw materials or may be required to reduce production levels, either of which may decrease our liquidity, which may in turn adversely affect our ability to repay the notes.

If we are unable to maintain our relationship with Kronos and its affiliates, we may not be able to replace on favorable terms our contracts with them and facilities that they provide, if at all.

     We have entered into and intend to continue to enter into certain agreements, including service, supply and buy/sell agreements, with Kronos and its affiliates. If Kronos or any of its affiliates fails to perform its obligations under any of these agreements, or if any of these agreements terminate or we are otherwise unable to obtain the benefit thereunder for any reason, there could be a material adverse effect on our business, financial condition, results of operations or cash flows, which may in turn adversely affect our ability to repay the notes, if we are unable to obtain similar agreements on the same terms from third parties.

Kronos and its affiliates may have conflicts of interest with us, and these conflicts could adversely affect our business and our ability to repay the notes.

     For so long as Kronos and its affiliates retain their direct and indirect ownership of us, conflicts of interest could arise with respect to transactions involving business dealings between us and them, potential acquisitions of businesses or properties, the issuance of additional securities, our payment of dividends and other matters. In addition, affiliates of Kronos are also engaged in the business of producing and selling TiO2 and may compete with us. See "Description of New Notes-Certain Covenants-Limitations on Transactions with Affiliates."

We are subject to many environmental and safety regulations that may result in unanticipated costs or liabilities. If these costs or liabilities are significant, our ability to pay dividends on our securities and the prices of our securities may decrease.

     We are subject to extensive laws, regulations, rules and ordinances relating to the protection of the environment, including those governing the discharge of pollutants in the air and water and the generation, management and disposal of hazardous substances and wastes or other materials. We may incur substantial costs, including fines, damages and criminal penalties or civil sanctions, or experience interruptions in our operations for actual or alleged violations or compliance requirements arising under environmental laws. Our operations could result in violations under environmental laws, including spills or other releases of hazardous substances to the environment. Some of our operating facilities are in densely populated urban areas or in industrial areas adjacent to other operating facilities. In the event of an accidental release or catastrophic incident, we could incur material costs as a result of addressing such an event and in implementing measures to prevent such incidents. Given the nature of our business, violations of environmental laws may result in restrictions imposed on our operating activities or substantial fines, penalties, damages or other costs, including as a result of private litigation.

     Our production facilities have been used for a number of years to manufacture products or conduct mining operations. We may incur additional costs related to compliance with environmental laws applicable to our historic operations and these facilities. In addition, we may incur significant expenditures to comply with existing or future environmental laws. Costs relating to environmental matters will be subject to evolving regulatory requirements and will depend on the timing of promulgation and enforcement of specific standards that impose requirements on our operations. Costs beyond those currently anticipated may be required under existing and future environmental laws.

If our patents are declared invalid or our trade secrets become known to competitors, our ability to compete may be adversely affected.

     Protection of our proprietary processes and other technology is important to our competitive position. Consequently, we rely on judicial enforcement for protection of our patents, and our patents may be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, if any pending patent application filed by us does not result in an issued patent, or if patents are issued to us but such patents do not provide meaningful protection of our intellectual property, then the use of any such intellectual property by our competitors could result in decreasing our cash flows, which could adversely affect our ability to pay dividends on our securities and the prices of our securities. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner, which could have the same effects.

     We also rely on unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. Although it is our practice to enter into confidentiality agreements to protect our intellectual property, because these confidentiality agreements may be breached, such agreements may not provide sufficient protection for our trade secrets or proprietary know-how, or adequate remedies may not be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, others could obtain knowledge of such trade secrets through independent development or other access by legal means.

Loss of key personnel or our ability to attract and retain new qualified personnel could hurt our business and inhibit our ability to operate and grow successfully.

     Our success in the highly competitive markets in which we operate will continue to depend to a significant extent on our leadership team and other key management personnel. We do not have binding employment agreements with any of these managers. This increases the risks that we may not be able to retain our current management personnel and we may not be able to recruit qualified individuals to join our management team, including recruiting qualified individuals to replace any of our current personnel that may leave in the future.

Our relationships with our union employees could deteriorate, which could adversely impact our operations, which may in turn adversely impact our ability to pay dividends on our securities and the prices of our securities.


     As of March 31, 2005, we employed approximately 1,950 full-time persons. A significant number of our employees are subject to arrangements similar to collective bargaining arrangements. We may not be able to negotiate labor agreements with respect to these employees on satisfactory terms or at all. If our employees were to engage in a strike, work stoppage or other slowdown, we could experience a significant disruption of our operations or higher ongoing labor costs, which could adversely affect our ability to repay the notes.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

     When we issued the old notes on November 26, 2004, we entered into a registration rights agreement with the initial purchaser of the old notes. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part. Under the registration rights agreement, we agreed to:

o file and cause to become effective a registration statement with respect to an offer to exchange the old notes for new notes that have been registered under the Securities Act; or

o file and cause to become effective a shelf registration statement with respect to the resale of the old notes.

     If we complete the exchange offer within 300 days after the issuance of the old notes, then we will satisfy those requirements under the registration rights agreements. If we do not complete the exchange offer within 300 days of the issuance of the old notes and a shelf registration statement has not been declared effective, then we will be required to pay additional interest to the holders of the old notes.

Terms of the Exchange Offer

     As of the date of this prospectus, euro 90.0 million aggregate principal amount of the old notes are outstanding. This prospectus and the accompanying letter of transmittal together constitute the exchange offer. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn before expiration of the exchange offer. We will issue euro 1,000 principal amount of new notes in exchange for each euro 1,000 principal amount of old notes surrendered under the exchange offer.

     Old notes may be tendered only in integral multiples of euro 1,000. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

     The form and terms of the new notes will be substantially identical to the form and terms of the old notes, except that the new notes:

o    will be registered under the Securities Act;

o will not contain transfer restrictions and registration rights that relate to the old notes; and

o will not contain provisions relating to the payment of additional interest to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

     The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. For a description of the indenture, see "Description of the New Notes."

     In connection with the exchange offer, holders of the old notes do not have any appraisal or dissenters' rights under applicable law or the Indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC. The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws, or other applicable laws, of the jurisdiction.

     Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read "-Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

     We expressly reserve the right, in our sole discretion:

     o    to extend the expiration date;


     o to delay accepting any old notes due to an extension of the exchange offer;


     o if any of the conditions set forth below under "-Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any notes for exchange; and

     o    to amend the exchange offer in any manner.


     Any delay in acceptance of any old notes due to an extension of the exchange offer will be consistent with Rule 14e-1(c) promulgated under the Exchange Act.

     In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period necessary so that at least five business days remain in the exchange offer following notice of the material change.

     We will give written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by public announcement, and, in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.


Expiration of the Exchange Offer


     The exchange offer will expire at 12:00, midnight, New York City time, on ____________, 2005. We can extend the exchange offer in our sole discretion, in which case the term "expiration date" shall mean the latest date and time to which we extend the exchange offer.


Conditions to the Exchange Offer


     Despite any other term of the exchange offer, we will not be required to accept for exchange any old notes or to issue new notes in the exchange offer. We may terminate or amend the exchange offer as provided in this prospectus before the expiration date if in our reasonable judgment:


o the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC;

o any action or proceeding has been instituted or threatened in any court or by any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer, or a material adverse development has occurred in any existing action or proceeding that relates to us; and


o the registration statement of which this prospectus is a part has not been declared, or will not continue to be, effective.

     We will not be obligated to accept for exchange any old notes that are not validly tendered in accordance with the exchange offer.

     These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. We may waive the preceding conditions in whole or in part at any time or from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least three business days following the waiver of any of the preceding conditions. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

     We will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any old notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

     We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all the old notes are held in book-entry accounts maintained by the exchange agent at Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), or Clearstream Banking, Societe Anonyme, Luxembourg ("Clearstream"), a holder need not submit a letter of transmittal if the holder tenders old notes in accordance with the procedures mandated by Euroclear or Clearstream, as the case may be. To tender old notes without submitting a letter of transmittal, the electronic instructions sent to Euroclear or Clearstream and transmitted to the exchange agent must contain your acknowledgment of receipt of and your agreement to be bound by and to make all of the representations contained in the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

     To tender in the exchange offer, a holder must comply with the procedures of Euroclear or Clearstream, as applicable, and either:


o complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter is transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent or the paying agent in Luxembourg prior to 12:00, midnight, New York City time, on the expiration date; or

o in lieu of delivering a letter of transmittal, instruct Euroclear or Clearstream, as the case may be, to transmit on behalf of the holder an agent's message to the exchange agent, which agent's message must be received by the exchange agent prior to 12:00, midnight, New York City time, on the expiration date.

     In addition, either:

o the exchange agent or the paying agent in Luxembourg must receive the certificates for the old notes along with the letter of transmittal; or

o the exchange agent or the paying agent in Luxembourg must receive, before the expiration date, timely confirmation of the book-entry transfer of the old notes being tendered into the exchange agent's account at Euroclear or Clearstream according to the procedure for book-entry described below, along with the letter of transmittal or an agent's message.

     The term "agent's message" means a message, transmitted by Euroclear or Clearstream and received by the exchange agent, which states that Euroclear or Clearstream has received an express acknowledgment from a participant tendering old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

     To be tendered effectively, the exchange agent or the paying agent in Luxembourg must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "-Exchange Agent; Paying Agent in Luxembourg" before the expiration of the exchange offer. To receive confirmation of valid tender of old notes, a holder should contact the exchange agent or the paying agent in Luxembourg at the applicable telephone number listed under "-Exchange Agent; Paying Agent in Luxembourg."

     The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of old notes may tender the old notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the old notes held by that holder, then that tendering holder should fill in the applicable box of the letter of transmittal. The amount of old notes delivered to the exchange agent or the paying agent in Luxembourg will be deemed to have been tendered unless otherwise indicated.

     If old notes, the letter of transmittal or any other required documents are physically delivered to the exchange agent or the paying agent in Luxembourg, the method of delivery is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent or the paying agent in Luxembourg before expiration of the exchange offer. Holders should not send the letter of transmittal or old notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, then it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:


o make appropriate arrangements to register ownership of the old notes in the owner's name; or

o obtain a properly completed bond power from the registered holder of old notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

     If the applicable letter of transmittal is signed by the record holder(s) of the old notes tendered, then the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in Euroclear or Clearstream, as applicable, then the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

     Except as set forth below, a signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution.

     Eligible guarantor institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the old notes are tendered:

o by a registered holder of old notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

o    for the account of an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any old notes, then the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, then these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.


     We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. If we waive a condition with respect to any particular holder, we will waive it for all holders.

     Unless waived, holders of old notes must cure any defects or irregularities in connection with tenders of old notes within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent, the paying agent in Luxembourg nor any other person will incur any liability for failure to give notification. Tenders of old notes will not be deemed made until those defects or irregularities have been cured or waived. Any old notes received by the exchange agent or the paying agent in Luxembourg that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent or the paying agent in Luxembourg without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.


     By signing the letter of transmittal, or causing Euroclear or Clearstream, as applicable, to transmit an agent's message to the exchange agent, each tendering holder of old notes will represent to us that, among other things:

o any new notes that the holder receives will be acquired in the ordinary course of its business;

o the holder has no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

o if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the new notes;

o if the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those new notes (see "Plan of Distribution"); and


o    the holder is not our "affiliate," as defined in Rule 405 of the Securities
     Act.


     If any holder or any such other person is our "affiliate," or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes to be acquired in the exchange offer, then that holder or any such other person:

o    may not rely on the applicable interpretations of the staff of the SEC;

o is not entitled and will not be permitted to tender old notes in the exchange offer; and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer who acquired its old notes as a result of market-making activities or other trading activities and thereafter receives new notes issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes registered under the Securities Act. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "-Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we are required to accept any old notes for exchange.

     For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the old notes, from the date of issuance of the old notes. Old notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the registration rights agreement, we may be required to make additional payments of additional interest to the holders of the old notes under circumstances relating to the timing of exchange offer.


     In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent or the paying agent in Luxembourg has timely received:


o the certificates representing the old notes, or a timely confirmation from Euroclear or Clearstream of book-entry transfer of the old notes into the exchange agent's account;

o a properly completed and duly executed letter of transmittal, or in the case of a book-entry tender, a properly transmitted agent's message; and

o    all other required documents.

Book-Entry Transfer


     The exchange agent has advised us that it will establish an account with respect to the old notes at Euroclear and Clearstream as book-entry transfer facilities, for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer the old notes into the exchange agent's account at the facility in accordance with the facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the facility, a properly completed and duly executed letter of transmittal or an agent's message, and any other required documents, must nonetheless be transmitted to, and received by, the exchange agent or the paying agent in Luxembourg at the address set forth below under "-Exchange Agent; Paying Agent in Luxembourg" prior to 12:00, midnight, New York City time, on the expiration date.


Withdrawal of Tenders


     Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time before expiration of the exchange offer.

     For a withdrawal to be effective, the exchange agent must receive a notice of withdrawal transmitted by Euroclear or Clearstream on behalf of the holder in accordance with the standard operating procedures of Euroclear or Clearstream, or a written notice of withdrawal, which may be by telegram, facsimile transmission or letter, at one of the addresses set forth below under "-Exchange Agent; Paying Agent in Luxembourg."

     Any notice of withdrawal must:

o    specify the name of the person who tendered the old notes to be withdrawn;

o identify the old notes to be withdrawn, including the principal amount of the old notes to be withdrawn; and

o where certificates for old notes have been transmitted, specify the name in which the old notes were registered, if different from that of the withdrawing holder.

     If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

o    the serial numbers of the particular certificates to be withdrawn; and

o a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

     If old notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at Euroclear or Clearstream, as applicable, to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. You may retender properly withdrawn old notes by following one of the procedures described under "-Procedures for Tendering" above at any time on or before expiration of the exchange offer.


Exchange Agent; Paying Agent in Luxembourg

     The Bank of New York has been appointed as exchange agent for the exchange offer, and The Bank of New York (Luxembourg) S.A. has been appointed as paying agent in Luxembourg for the exchange offer. All executed letters of transmittal should be delivered to either our exchange agent or our paying agent in Luxembourg at the applicable address set forth below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent or the paying agent in Luxembourg addressed as follows:

                               The Exchange Agent:

             By Registered Mail, Hand Delivery or Overnight Courier:


                              The Bank of New York
                               Lower Ground Floor
                                30 Cannon Street
                                     London
                                    EC4M 6XH
                                Attn: Julie Levy

                             For Information, Call:
                            011 44 (207) 964-6513 or
                              011 44 (207) 964-7235

                           By Facsimile Transmission:
                        (for Eligible Institutions Only)
                            011 44 (207) 964-6369 or
                              011 44 (207) 964-7294

                              Confirm by Telephone:
                              011 44 (207) 964-7235


                         The Paying Agent in Luxembourg:

             By Registered Mail, Hand Delivery or Overnight Courier:

                     The Bank of New York (Luxembourg) S.A.
                          Aerogolf Center, 1A Hoehenhof
                              L-1736 Senningerberg
                                   Luxembourg
                              Attn: _______________

                             For Information, Call:
                             011 44 (0) 20 7964 7662

                           By Facsimile Transmission:
                        (for Eligible Institutions Only)
                             011 44 (0) 20 7964 6399

                              Confirm by Telephone:
                             011 44 (0) 20 7964 7662


     Delivery of the letter of transmittal to an address other than as shown above or transmission of the letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with the exchange offer, including the following:

o    SEC registration fees;

o    fees and expenses of the exchange agent and trustee;

o    our accounting and legal fees; and

o    our printing and mailing costs.
<                                        24

Transfer Taxes

     We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. A tendering holder of old notes, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

o certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

o new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes;

o tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

o a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

     If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, then the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

     We will record the new notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange, plus any unamortized premium related to the issuance of the old notes. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. The expenses of the exchange offer will be amortized over the term of the new notes.

Resale of New Notes

     Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that new notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any old note holder without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act if:

o the holder is not our "affiliate" within the meaning of Rule 405 under the Securities Act;

o    the new notes are acquired in the ordinary course of the holder's business;
     and

o the holder does not intend to participate in a distribution of the new notes.

     Any holder who exchanges old notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     This prospectus may be used for an offer to resell, resale or other retransfer of new notes. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read "Plan of Distribution" for more details regarding the transfer of new notes.

Consequences of Failing to Exchange Old Notes

     Holders who desire to tender their old notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

     Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes and in the offering memorandum dated November 26, 2004, relating to the old notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not anticipate that we will take any action to register the untendered old notes under the Securities Act or under any state securities laws.

     Upon completion of the exchange offer, holders of the old notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

     Old notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the old notes and the new notes. Holders of the new notes and any old notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

                                 USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes under the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the old notes in like principal amount, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase or decrease in our indebtedness.

                                 CAPITALIZATION


     The following table sets forth our unaudited historical consolidated cash and cash equivalents and capitalization as of March 31, 2005. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and the related notes included elsewhere in this prospectus. Euro amounts have been presented in U.S. dollars at an exchange rate of euro 1.00 to $1.29, based on the closing spot rate on March 31, 2005 reported by Bloomberg.

                                  (In millions)

Cash, cash equivalents and restricted cash equivalents............ $  17.1
                                                                   =======
Debt:
  Senior secured notes due 2009................................... $ 493.0
  Revolving credit facilities of subsidiaries.....................    13.0
  Other...........................................................      .3
                                                                   -------
     Total debt...................................................   506.3
Stockholder's equity..............................................   227.1
                                                                   -------
     Total capitalization......................................... $ 733.4
                                                                   =======

                        SELECTED FINANCIAL AND OTHER DATA


     The statement of operations data for the years ended December 31, 2002, 2003 and 2004, and the balance sheet data as of December 31, 2003 and 2004, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2000 and 2001, and the balance sheet data as of December 31, 2000, 2001 and 2002, have been derived from our audited consolidated financial statements not separately presented herein. The statement of operations data for the three months ended March 31, 2004 and 2005, and the balance sheet data as of March 31, 2005, have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of March 31, 2004 has been derived from our unaudited consolidated financial statements not separately presented herein. In our opinion, all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the consolidated financial position, results of operations and cash flows for such interim periods have been made. The results of operations for the interim periods are not necessarily indicative of the operating results for a full year or of future operations. The selected financial and other data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.


                                                                                                       Three months
                                                              Year ended December 31,                 ended March 31,
                                                    ---------------------------------------------     ---------------
                                                    2000      2001      2002      2003      2004      2004      2005
                                                            (in millions, except per share data and ratios)

STATEMENT OF OPERATIONS DATA:
   Net sales......................................$ 620.5   $ 554.6   $ 579.7   $ 715.9   $ 808.0   $ 192.2   $ 209.5
   Net income.....................................   80.1     113.7      52.3      81.8     326.0      13.2      18.2

BALANCE SHEET DATA (at period end):
   Total assets...................................  530.1     532.5     611.3     750.5     985.2     716.4     974.6
   Long-term debt including current maturities....  196.1     482.9     325.9     356.7     533.2     377.8     506.3
   Redeemable preferred stock and profit
     participation certificates...................  504.9     617.4        -         -         -         -         -

   Stockholders' equity (deficit)................. (427.7)   (777.5)     76.8     111.6     206.5      65.0     227.1

TiO2 OPERATING STATISTICS:
   Average selling price index
     (1990 = 100).................................   90        87        79        82        80        80        83
   Sales volume*..................................  294       265       297       310       336        81        77
   Production volume*.............................  297       269       293       320       328        79        81
   Production rate as a percentage of capacity.... Full        87%       93%     Full      Full      Full      Full

OTHER FINANCIAL DATA:
   Ratio of earnings to combined fixed charges
     and preferred dividends (unaudited) (1)......    3.5       1.8       1.5       3.3       2.7       2.8       3.4

_______________
*        Metric tons in thousands

(1) Combined fixed charges and preferred dividends represents, as applicable, the sum of (i) total interest expense, (ii) preferred stock dividends and accretion and (iii) the interest component of rent expense (calculated as one-third of rent expense). Earnings represents, as applicable, the sum of
     (i) combined fixed charges, (ii) income before income taxes and minority interest and (iii) amortization of capitalized interest.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies and Estimates

     The  accompanying   "Management's  Discussion  and  Analysis  of  Financial
Condition and Results of Operations" are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. On an on-going basis, we evaluate our estimates, including those related to bad debts, inventory reserves, impairments of investments in marketable securities and investments accounted for by the equity method, the recoverability of other long-lived assets (including goodwill and other intangible assets), pension benefit obligations and the underlying actuarial assumptions related thereto, the realization of deferred income tax assets and accruals for, litigation, income tax and other contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from previously-estimated amounts under different assumptions or conditions.

     We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

o We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments and other factors. We take into consideration the current financial condition of our customers, the age of the outstanding balance and the current economic environment when assessing the adequacy of the allowance. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. During 2002, 2003 and 2004, the net amount written off against the allowance for doubtful accounts as a percentage of the balance of the allowance for doubtful accounts as of the beginning of the year ranged from 15% to 24%.

o We provide reserves for estimated obsolescence or unmarketable inventories equal to the difference between the cost of inventory and the estimated net realizable value using assumptions about future demand for our products and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves may be required. We also provide reserves for tools and supplies inventory based generally on both historical and expected future usage requirements.

o We recognize an impairment charge associated with our long-lived assets, including property and equipment, whenever we determine that recovery of such long-lived asset is not probable. Such determination is made in accordance with the applicable GAAP requirements associated with the long-lived asset, and is based upon, among other things, estimates of the amount of future net cash flows to be generated by the long-lived asset and estimates of the current fair value of the asset. Adverse changes in such estimates of future net cash flows or estimates of fair value could result in an inability to recover the carrying value of the long-lived asset, thereby possibly requiring an impairment charge to be recognized in the future.

o Under applicable GAAP (SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets"), property and equipment is not assessed for impairment unless certain impairment indicators, as defined, are present. During 2004, no such impairment indicators, as defined, were present.

o We maintain various defined benefit pension plans. The amounts recognized as defined benefit pension expenses, and the reported amounts of prepaid and accrued pension costs, are actuarially determined based on several assumptions, including discount rates, expected rates of returns on plan assets and expected health care trend rates. Variances from these actuarially assumed rates will result in increases or decreases, as applicable, in the recognized pension obligations, pension expenses and funding requirements. These assumptions are more fully described below under "-Assumptions on defined benefit pension plans."


o We record a valuation allowance to reduce our deferred income tax assets to the amount that is believed to be realized under the "more-likely-than-not" recognition criteria. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance, it is possible that in the future we may change our estimate of the amount of the deferred income tax assets that would "more-likely-than-not" be realized in the future, resulting in an adjustment to the deferred income tax asset valuation allowance that would either increase or decrease, as applicable, reported net income in the period such change in estimate was made. For example, during 2004, we concluded that the "more-likely-than-not" recognition criteria had been met with respect to the income tax benefit associated with our German net operating loss carryforwards. We have substantial net operating loss carryforwards in Germany (the equivalent of $633 million for German corporate purposes and $205 million for German trade tax purposes at March 31, 2005). Prior to the complete utilization of such carryforwards, it is possible that we might conclude in the future that the benefit of such carryforwards would no longer meet the "more-likely-than-not" recognition criteria, at which point we would be required to recognize a valuation allowance against the then-remaining tax benefit associated with the carryforwards.


o We record accruals for legal, income tax and other contingencies when estimated future expenditures associated with such contingencies become probable, and the amounts can be reasonably estimated. However, new information may become available, or circumstances (such as applicable laws and regulations) may change, thereby resulting in an increase or decrease in the amount required to be accrued for such matters (and therefore a decrease or increase in reported net income in the period of such change).

     Income from operations are impacted by certain of these significant judgments and estimates, such as allowance for doubtful accounts, reserves for obsolete or unmarketable inventories, impairment of equity method investees, goodwill and other long-lived assets, defined benefit pension plans and loss accruals. In addition, other income (expense) is impacted by the significant judgments and estimates for deferred income tax asset valuation allowances and loss accruals.

Executive Summary


     We reported net income of $18.2 million in the first quarter of 2005 compared to net income of $13.2 million in the first quarter of 2004 and reported net income of $326.0 million in 2004. Net income in 2004 includes a second quarter income tax benefit related to the reversal of our deferred income tax asset valuation allowance in Germany of $277.3 million. Net income in 2003 includes an income tax benefit relating to the refund of prior year German income taxes of $24.6 million. Net income in 2002 includes (i) an income tax benefit related to the reduction in the Belgian corporate income tax rate of $2.3 million and (ii) income of $1.8 million related to KII's foreign currency transaction gain resulting from the extinguishment of certain intercompany indebtedness. Each of these items is more fully discussed below and/or in the notes to the consolidated financial statements included elsewhere in this prospectus.

     Due primarily to higher expected average selling prices, we currently expect income from operations will be higher in 2005 compared to 2004, but this increase will not offset the decline in income tax benefits in 2005 as compared to 2004.


     Relative changes in our TiO2 sales and operating income during the past three years are primarily due to (i) relative changes in TiO2 sales and production volumes, (ii) relative changes in TiO2 average selling prices and
(iii) relative changes in foreign currency exchange rates.

     Selling prices (in billing currencies) for TiO2, our principal product, were generally: decreasing during the first quarter of 2002, flat during the second quarter of 2002, increasing during the second half of 2002 and the first quarter of 2003, flat during the second quarter of 2003, decreasing during the second half of 2003 and the first half of 2004 and increasing during the second half of 2004. Changes in our selling prices are largely driven by relative industry demand and supply conditions and other economic factors.


Results of Operations


                                                           Three months ended        %
                                                               March 31,           Change
                                                           -------------------    -------
                                                           2004          2005
                                                           ----          ----
                                                                   (In $ millions)

Net sales                                              $    192.2    $   209.5      + 9%
Cost of sales                                               142.6        147.1      + 3%

Gross margin                                                 49.6         62.4     + 26%

Selling, general and administrative expenses                (25.4)       (28.1)    + 11%
Currency transaction gains, net                                .4           .8
Royalty income                                                1.3          1.5

Income from operations                                 $     25.9    $    36.6     + 41%

TiO2 operating statistics:

  Percent changes in average selling prices:
     Using actual foreign currency exchange rates                                  + 12%
     Impact of changes in foreign currency exchange
         rates                                                                      - 7%

  In billing currencies                                                             + 5%

Average selling price index
   (1990 = 100)                                              80           83
Sales volumes*                                               81           77        - 5%
Production volumes*                                          79           81        + 3%
Production rate as a percent of capacity                   Full         Full

____________________________
-------------------------------------------------------------------------------


* Thousands of metric tons



                                                       Years ended December 31,                  % Change
                                                  -------------------------------          --------------------
                                                  2002         2003          2004          2002-03      2003-04
                                                  ----         ----          ----          -------      -------
 (In $ millions)
 Net sales                                      $ 579.7      $ 715.9       $ 808.0           +23%         +13%
 Cost of sales                                    454.2        516.9         609.6           +14%         +18%
                                                -------      -------       -------

 Gross margin                                     125.5        199.0         198.4           +59%          **
 Selling, general and administrative expense      (72.0)       (87.0)       (104.1)          +21%         +20%
 Currency transaction gains (losses), net          12.4         (3.7)         (2.2)
 Royalty income                                     5.8          6.1           6.0
 Other operating income (expense), net              (.2)           -           (.5)
                                                -------      -------       -------

 Income from operations                         $  71.5      $ 114.4       $  97.6           +60%         -15%
                                                =======      =======       =======

 TiO2 operating statistics:

 Percent change in average selling prices:
     Using actual  foreign  currency  exchange
       rates                                                                                 +20%         + 4%
     Impact of  changes  in  foreign  currency
       exchange rates                                                                        -20%         - 7%
                                                                                             ----         ----

     In billing currencies                                                                    **%         - 3%
                                                                                             ====         ====

 Average selling price index (1990 = 100)          79           82            80
 Sales volumes*                                   297          310           336             + 4%         + 8%
 Production volumes*                              293          320           328             + 9%         + 3%
 Production rate as percent of capacity            93%        Full          Full

____________________________

* Thousands of metric tons

** less that 1%

     Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

     Our sales increased $17.3 million (9%) in the first quarter of 2005 compared to the first quarter of 2004 due to the net effects of higher average TiO2 selling prices, lower TiO2 selling volumes and the favorable effect of fluctuations in foreign currency exchange rates, which increased sales by approximately $11 million, as further discussed below. Excluding the effect of fluctuations in the value of the U.S. dollar relative to other currencies, our average TiO2 selling prices in billing currencies in the first quarter of 2005 were 5% higher as compared to the first quarter of 2004. When translated from billing currencies to U.S. dollars using actual foreign currency exchange rates prevailing during the respective periods, our average TiO2 selling prices in the first quarter of 2005 increased 12% compared to the first quarter of 2004. The higher average selling prices in the first quarter of 2005 is due primarily to the implementation of prior price increase announcements.

     Our TiO2 sales volumes in the first quarter of 2005 decreased 5% compared to the first quarter of 2004, due primarily to lower volumes in export markets. Demand for TiO2 has remained strong throughout 2004 and 2005, and while we believe that the strong demand is largely attributable to the end-use demand of its customers, it is possible that some portion of the strong demand resulted from customers increasing their inventory levels of TiO2 in advance of implementation of announced or anticipated price increases. Our income from operations comparisons were also favorably impacted by higher production levels, which increased 3% in the first quarter of 2005 as compared to the same period in 2004. Our operating rates were near full capacity in both periods, and our production volume in the first quarter of 2005 was a new record for us for a first quarter.

     Our cost of sales increased $4.5 million (3%) in the first quarter of 2005 compared to the first quarter of 2004 largely due to the increase in net sales and the effects of translating foreign currencies (primarily the euro) into U.S. dollars. As a result of the higher average TiO2 selling prices in billing currencies our cost of sales, as a percentage of net sales, decreased from 74% in the first quarter of 2004 to 70% in the first quarter of 2005.

     Our gross  margins for the first  quarter of 2005  increased  $12.8 million
(26%)  from  the  first   quarter  of  2004  due  to  the  net  effects  of  the
aforementioned increases in sales and cost of sales.

     Selling, general and administrative expenses increased $2.7 million (11%) in the first quarter of 2005 as compared to the corresponding period in 2004. This increase is largely attributable to the impact of translating foreign currencies (primarily the euro) into U.S. dollars.

     In April 2005, we sold our passive interest in a Norwegian smelting operation, which had a nominal carrying value for financial reporting purposes, for approximately $5 million. We expect to recognize a gain of approximately $5 million related to such sale in the second quarter of 2005, and will report such gain as part of income from operations.


     Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

     Our sales increased $92.1 million (13%) in 2004 as compared to 2003 as higher sales volumes and the favorable effect of fluctuations in foreign currency exchange rates, which increased sales by approximately $56 million as further discussed below, more than offset the impact of lower average TiO2 selling prices. Excluding the effect of fluctuations in the value of the U.S. dollar relative to other currencies, our average TiO2 selling prices in billing currencies were 3% lower in 2004 as compared to 2003. When translated from billing currencies into U.S. dollars using actual foreign currency exchange rates prevailing during the respective periods, our average TiO2 selling prices in 2004 increased 4% as compared to 2003. See " - Effects of foreign currency exchange rates" below for a discussion of the impact of relative changes in currency exchange rates on our operations.

     Our TiO2 sales volumes in 2004 increased 8% compared to 2003, due to higher sales volumes in Europe and export markets. By volume, approximately 77% of our 2004 TiO2 sales were attributable to markets in Europe, with 14% attributable to export markets and the balance to North America. Demand for TiO2 has remained strong throughout 2004, and while we believe that the strong demand is largely attributable to the end-use demand of our customers, it is possible that some portion of the strong demand resulted from customers increasing their inventory levels of TiO2 in advance of implementation of announced or anticipated price increases. Our operating income comparisons were also favorably impacted by higher production levels, which increased 3%. Our operating rates were near full capacity in both periods, and our sales and production volumes in 2004 were both new records for us, setting new volume records for us for the third consecutive year.

     Our cost of sales increased $92.7 million (18%) in 2004 compared to 2003 due to higher raw material and maintenance costs as well as higher sales volumes and related effects of translating foreign currencies into the U.S. dollar. Our cost of sales, as a percentage of net sales, increased from 72% in 2003 to 75% in 2004 due primarily to the effects of lower average selling prices and higher costs.

     Our gross margins decreased $.6 million (less than 1%) from 2003 to 2004 due to the net effects of the aforementioned changes in sales and cost of sales during such periods.

     As a percentage of net sales, selling, general and administrative expenses were relatively consistent from 2003 to 2004, increasing marginally from 12% to 13%, and increasing proportionately with the increased sales and production volume.

     Our income from operations decreased $16.8 million (15%) in 2004 as compared to 2003, as the effect of lower average TiO2 selling prices and higher raw material and maintenance costs more than offset the impact of higher sales and production volumes. See also " - Effects of foreign currency exchange rates" below for a discussion of the impact of relative changes in currency exchange rates on our operations.

     Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

     Our sales increased $136.2 million (23%) in 2003 compared to 2002 due to higher average selling prices along with higher sales volumes in 2003 and the positive effects of currency exchange rates, specifically the weaker U.S. dollar as compared to the euro. Excluding the effect of fluctuations in the value of the U.S. dollar relative to other currencies, our average TiO2 selling price in 2003 was consistent with 2002. When translated from billing currencies to U.S. dollars using actual foreign currency exchange rates prevailing during the respective periods our average TiO2 selling prices in 2003 increased 20% compared to 2002. See " - Effects of Foreign Currency Exchange Rates" below for a discussion of the impact of relative changes in currency exchange rates on our operations.

     Our TiO2 sales volumes in 2003 set a new record, increasing 4% from the previous record achieved in 2002, with higher volumes in European and North American markets more than offsetting a decline in volumes to other regions. By volume, approximately 75% of our 2002 and 2003 TiO2 sales volumes were attributable to markets in Europe, with approximately 10% attributable to North America and the balance to other regions. Our operating income comparisons were also favorably impacted by higher production levels, which increased 9%. Operating rates were near full capacity during most of 2003, setting a new company production record.

     Our cost of sales increased $62.7 million (14%) in 2003 compared to 2002 due to the higher sales volumes. Our cost of sales, as a percentage of net sales, decreased from 78% in 2002 to 72% in 2003 due primarily to the effects of continued cost reduction efforts combined with the impact of higher production volumes and higher average selling prices.

     Our gross margins increased $73.5 million (59%) from 2002 to 2003 due to the net effects of the aforementioned changes in sales and cost of sales during such periods.

     As a percentage of net sales, selling general and administrative expenses remained consistent at 12%, increasing proportionately with the increased sales and production volume.

     Our income from operations increased $42.9 million (60%) in 2003 compared to 2002 due primarily to higher average TiO2 selling prices and higher TiO2 sales and production volumes. See also " - Effects of Foreign Currency Exchange Rates" below for a discussion of the impact of relative changes in currency exchange rates on our operations.

     Effects of Foreign Currency Exchange Rates


     Our sales are denominated in various currencies, including the euro and other major European currencies. The disclosure of the percentage change in our average TiO2 selling prices in billing currencies (which excludes the effects of fluctuations in the value of the U.S. dollar relative to other currencies) is considered a "non-GAAP" financial measure under regulations of the SEC. The disclosure of the percentage change in our average TiO2 selling prices using actual foreign currency exchange rates prevailing during the respective periods is considered the most directly comparable financial measure presented in accordance with GAAP ("GAAP measure"). We disclose percentage changes in our average TiO2 prices in billing currencies because we believe such disclosure provides useful information to investors to allow them to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the relative changes in average selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods. The difference between the 20%, 4% and 12% increases in our average TiO2 selling prices during 2003, 2004 and the first quarter of 2005, respectively, as compared to the respective prior periods using actual foreign currency exchange rates prevailing during the respective periods (the GAAP measure), and the minimal percentage change, 3% decrease and 5% increase in our average TiO2 selling prices in billing currencies (the non-GAAP measure) during such periods was due to the effect of changes in foreign currency exchange rates. The above table presents (i) the percentage change in our average TiO2 selling prices using actual foreign currency exchange rates prevailing during the respective periods (the GAAP measure), (ii) the percentage change in our average TiO2 selling prices in billing currencies (the non-GAAP measure) and (iii) the percentage change due to changes in foreign currency exchange rates (or the reconciling item between the non-GAAP measure and the GAAP measure).

     Our operations and assets are located outside of the United States (primarily in Germany, Belgium and Norway). A significant amount of our sales generated from our operations are denominated in currencies other than the U.S. dollar, principally the euro and other major European currencies. A portion of our sales generated from our operations are denominated in the U.S. dollar. Certain raw materials, primarily titanium-containing feedstocks, are purchased in U.S. dollars, while labor and other production costs are denominated primarily in local currencies. Consequently, the translated U.S. dollar value of our foreign sales and operating results are subject to currency exchange rate fluctuations which may favorably or adversely impact reported earnings and may affect the comparability of period-to-period operating results. Overall, fluctuations in the value of the U.S. dollar relative to other currencies, primarily the euro, increased TiO2 sales by a net $11 million in the first quarter of 2005 compared to the first quarter of 2004, increased TiO2 sales by a net $56 million in 2004 as compared to 2003, and increased TiO2 sales by a net $89 million in 2003 as compared to 2002. Fluctuations in the value of the U.S. dollar relative to other currencies similarly impacted our foreign currency-denominated operating expenses. Our operating costs that are not denominated in the U.S. dollar, when translated into U.S. dollars, were higher in 2004 and 2003 compared to the same periods in prior years. Overall, currency exchange rate fluctuations resulted in approximately a net $1 million increase in our income from operations in the first quarter of 2005 as compared to the first quarter of 2004, an approximate $9 million increase in our income from operations in 2004 as compared to 2003, and resulted in a net increase in our income from operations in 2003 of approximately $5 million as compared to 2002.

     Outlook

     Reflecting the continued implementation of price increase announcements, our average TiO2 selling prices in billing currencies in the first quarter of 2005 were 3% higher than the fourth quarter of 2004. We expect our TiO2 production volumes in the remainder of 2005 will be slightly higher than its 2004 volumes, with sales volumes comparable to or slightly lower in 2005 as compared to 2004. Our average TiO2 selling prices, which started to increase during the second half of 2004 and continued to increase during the first quarter of 2005, are expected to continue to increase during the remainder of 2005, and consequently, we currently expect our average TiO2 selling prices, in billing currencies, will be higher in 2005 as compared to 2004. The anticipated higher selling prices in 2005 reflect the expected continued implementation of selling price announcements, including our latest price increases announced in March 2005 which are expected to begin to be implemented beginning April 1, 2005. The extent to which all of such price increases, and any additional price increases which may be announced subsequently in 2005, will be realized will depend on, among other things, economic factors. Overall, we expect our income from operations in 2005 will be higher than 2004, due primarily to higher expected selling prices. Our expectations as to the future prospects of us and the TiO2 industry are based upon a number of factors beyond our control, including worldwide growth of gross domestic product, competition in the marketplace, unexpected or earlier-than-expected capacity additions and technological advances. If actual developments differ from our expectations, our results of operations could be unfavorably affected.

     Our efforts to debottleneck our production facilities to meet long-term demand continue to prove successful. Such debottlenecking efforts included, among other things, the addition of back-end finishing capacity to be able to process a larger quantity of the base TiO2 produced and equipment upgrades and enhancements to allow for reduced downtime for maintenance activities. Our production capacity has increased by approximately 30% over the past ten years due to such debottlenecking programs, with only moderate capital investment. We believe our annual attainable production capacity for 2005 is approximately 334,000 metric tons, with some slight additional capacity available in 2006 through our continued debottlenecking efforts. To illustrate the additional production capacity generated primarily by our debottlenecking efforts, the following table presents, by plant, the 1994 production capacity of our facilities and the expected production capacity for 2005. The decrease in the production capacity for the Leverkusen sulfate facility results primarily from the effects of a 1991 fire at such facility.


                                     1994 Production           2005 Expected
  Facility                              Capacity            Production Capacity
  ---------------------------        ---------------        -------------------
                                          (in thousands of metric tons)

  Leverkusen - Chloride                   85                       144
  Leverkusen - Sulfate                    35                        26
  Nordenham - Sulfate                     60                        60
  Fredrikstad - Sulfate                   30                        30
  Langerbrugge - Chloride                 50                        74


Other Income (Expense)


     The following table sets forth certain information regarding other income and expense items.



                                             Years ended December 31,          Three months ended March 31,
                                        ---------------------------------      ----------------------------
                                        2002          2003           2004          2004          2005
                                        ----          ----           ----          ----          ----
                                                                (In millions)

Currency transaction gains           $   2.7      $    -           $    -         $   -        $    -
Interest income from affiliates         22.8           -               2.8            -            4.9
Trade interest income                    1.6           .7              1.1           (.2)           .1
Interest expense to affiliates         (18.7)         (.1)              -             -             -
Interest expense                       (16.7)       (32.5)           (36.7)         (9.0)        (11.6)
                                     -------      -------          -------        ------       -------

                                     $  (8.3)     $ (31.9)         $ (32.8)       $ (8.8)      $  (6.6)
                                     =======      =======          =======        ======       =======





     Interest income fluctuates in part based upon the amount of funds invested and yields thereon. Interest income from affiliates increased $4.9 million in the first quarter of 2005 as compared to the first quarter of 2004 as a result of our notes receivable from Kronos discussed in note 8 to the consolidated financial statements included elsewhere in this prospectus. As discussed in such note 8, we expect to receive the quarterly interest payments on such notes receivable, although the principal amount of such notes receivable are expected to be settled through a capital transaction in the form of a noncash dividend.

     Aggregate interest income increased $3.2 million in 2004 compared to 2003 due primarily to interest on our notes receivable from Kronos entered into during the fourth quarter of 2004. Aggregate interest income declined $23.7 million in 2003 compared to 2002 primarily due to lower average yields on invested funds and lower average levels of funds available for investment. We expect interest income will be higher in 2005 than 2004 due to our notes receivable from Kronos which are expected to be outstanding during the full year.

     We have a significant amount of indebtedness denominated in the euro, including our euro-denominated initial notes. Accordingly, the reported amount of interest expense will vary depending on relative changes in foreign currency exchange rates. Interest expense in the first quarter of 2005 was $11.6 million, an increase of $2.6 million from the first quarter of 2004. The increase was due primarily to higher levels of outstanding indebtedness resulting from the issuance of an additional euro 90 million principal amount of our Senior Secured Notes in November 2004. In addition, the increase in interest expense was due to relative changes in foreign currency exchange rates, which increased the U.S. dollar equivalent of interest expense on our euro 285 million Senior Secured Notes outstanding during both periods by approximately $500,000 in the first quarter of 2005 as compared to the first quarter of 2004.

     Interest expense in 2004 was higher than 2003 due primarily to relative changes in foreign currency exchange rates, which increased the U.S. dollar equivalent of interest expense on the euro 285 million principal amount of our initial notes outstanding during both years by approximately $3 million as compared to the respective prior year. In addition, we issued an additional euro 90 million principal amount of senior secured notes in November 2004, and the interest expense associated with the additional euro 90 million principal amount of senior secured notes issued in November 2004 was $1 million in 2004.

     Interest expense decreased $2.8 million in 2003 as compared to 2002 due primarily to the net effects of lower average levels of indebtedness, associated currency effects and lower average interest rates on our indebtedness.

     Assuming interest rates and foreign currency exchange rates do not increase significantly from current levels, interest expense in 2005 is expected to be higher than 2004 due primarily to the effect of the issuance of an additional euro 90 million principal amount of our senior secured notes in November 2004.

     At December 31, 2004, approximately $519.2 million of consolidated indebtedness, principally our senior secured notes, bears interest at fixed interest rates averaging 8.4% (2003 - $356 million with a weighted average interest rate of 8.9%; 2002 - $297 million with a weighted average fixed interest rate of 8.9%). The weighted average interest rate on $14 million of outstanding variable rate borrowings at December 31, 2004 was 3.9% (2003 - none outstanding; 2002 - $27 million outstanding at 6.5%). See Note 6 to the consolidated financial statements included elsewhere in this prospectus.

     We had certain loans to affiliates that were outstanding during 2002. We transferred such notes receivable from affiliates to Kronos in July 2002, and accordingly no longer reports interest income on such loans to affiliates after that date.

     As noted above, we have a certain amount of indebtedness denominated in currencies other than the U.S. dollar. See "Quantitative and Qualitative Disclosures About Market Risk."

     Provision for Income Taxes. The principal reasons for the difference between our effective income tax rates and the U.S. federal statutory income tax rates are explained in Note 9 to the consolidated financial statements included elsewhere in this prospectus. Income tax rates vary by jurisdiction (country and/or state), and relative changes in the geographic mix of our pre-tax earnings can result in fluctuations in the effective income tax rate.


     At March 31, 2005, we had the equivalent of $633 million and $205 million of income tax loss carryforwards for German corporate and trade tax purposes, respectively. At December 31, 2004, we had the equivalent of $671 million and $232 million of income tax loss carryforwards for German corporate and trade tax purposes, respectively, all of which have no expiration date. As more fully described in Note 9 to the consolidated financial statements included elsewhere in this prospectus, we had previously provided a deferred income tax asset valuation allowance against substantially all of these tax loss carryforwards and other deductible temporary differences in Germany because we did not believe they met the "more-likely-than-not" recognition criteria. During the first six months of 2004, we reduced our deferred income tax asset valuation allowance by approximately $8.7 million, primarily as a result of utilization of these German net operating loss carryforwards, the benefit of which had not previously been recognized. At June 30, 2004, after considering all available evidence, we concluded that these German tax loss carryforwards and other deductible temporary differences now met the "more-likely-than-not" recognition criteria. Under applicable GAAP related to accounting for income taxes at interim periods, a change in estimate at an interim period resulting in a decrease in the valuation allowance is segregated into two components, the portion related to the remaining interim periods of the current year and the portion related to all future years. The portion of the valuation allowance reversal related to the former is recognized over the remaining interim periods of the current year, and the portion of the valuation allowance related to the latter is recognized at the time the change in estimate is made. Accordingly, as of June 30, 2004, we reversed $268.6 million of the valuation allowance (the portion related to future years), and we reversed the remaining $3.4 million during the last six months of 2004. Because the benefit of such net operating loss carryforwards and other deductible temporary differences in Germany has now been recognized, our effective income tax rate in 2005 is expected to be higher than what it would have otherwise been, although our future cash income tax rate will not be affected by the reversal of the valuation allowance. Prior to the complete utilization of such carryforwards, it is possible that we might conclude in the future that the benefit of such carryforwards would no longer meet the more-likely-than-not recognition criteria, at which point we would be required to recognize a valuation allowance against the then-remaining tax benefit associated with the carryforwards.

     In January 2004, the German federal government enacted new tax law amendments that limit the annual utilization of income tax loss carryforwards effective January 1, 2004 to 60% of taxable income after the first euro 1 million of taxable income. The new law will have a significant effect on our cash tax payments in Germany going forward, the extent of which will be dependent upon the level of taxable income earned in Germany.

     During 2003, we reduced our deferred income tax asset valuation allowance by an aggregate of approximately $6.7 million, primarily as a result of utilization of certain income tax attributes for which the benefit had not previously been recognized. In addition, we recognized a $38.0 million income tax benefit related to the net refund of certain prior year German income taxes.

     During 2002, we reduced our deferred income tax asset valuation allowance by an aggregate of approximately $2.8 million, primarily as a result of utilization of certain income tax attributes for which the benefit had not previously been recognized. The provision for income taxes in 2002 also includes a $2.3 million deferred income tax benefit related to certain changes in the Belgian tax law.

     In October 2004, the American Jobs Creation Act of 2004 was enacted into law. The new law contains several provisions that could impact us. These provisions provide for, among other things, a special deduction from U.S. taxable income equal to a stipulated percentage of qualified income from domestic production activities (as defined) beginning in 2005, and a special 85% dividends received deduction for certain dividends received from controlled foreign corporations. Both of these provisions are complex and subject to numerous limitations. See Note 9 to the consolidated financial statements included elsewhere in this prospectus.

     Accounting Principles Newly Adopted in 2002, 2003 and 2004. See Note 14 to the consolidated financial statements included elsewhere in this prospectus.

     Accounting Principles Not Yet Adopted. See Note 15 to consolidated financial statements included elsewhere in this prospectus.

     Defined Benefit Pension Plans. We maintain various defined benefit pension plans in Europe. See Note 10 to the consolidated financial statements included elsewhere in this prospectus.

     We account for our defined benefit pension plans using SFAS No. 87, "Employer's Accounting for Pensions." Under SFAS No. 87, defined benefit pension plan expense and prepaid and accrued pension costs are each recognized based on certain actuarial assumptions, principally the assumed discount rate, the assumed long-term rate of return on plan assets and the assumed increase in future compensation levels. We recognized consolidated defined benefit pension plan expense of $5.7 million in 2002, $5.8 million in 2003 and $10.4 million in 2004. The amount of funding requirements for these defined benefit pension plans is generally based upon applicable regulations (such as ERISA in the U.S.), and will generally differ from pension expense recognized under SFAS No. 87 for financial reporting purposes. We made aggregate contributions to all of our plans of $7.8 million in 2002, $10.2 million in 2003 and $11.7 million in 2004.

     The discount rates we utilize for determining defined benefit pension expense and the related pension obligations are based on current interest rates earned on long-term bonds that receive one of the two highest ratings given by recognized rating agencies in the applicable country where the defined benefit pension benefits are being paid. In addition, we receive advice about appropriate discount rates from our third-party actuaries, who may in some cases utilize their own market indices. The discount rates are adjusted as of each valuation date (September 30th) to reflect then-current interest rates on such long-term bonds. Such discount rates are used to determine the actuarial present value of the pension obligations as of December 31st of that year, and such discount rates are also used to determine the interest component of defined benefit pension expense for the following year.

     At December 31, 2004, approximately 76% and 20% of the projected benefit obligation related our plans in Germany and Norway, respectively. We use several different discount rate assumptions in determining our consolidated defined benefit pension plan obligations and expense because we maintain defined benefit pension plans in several different countries in Europe and the interest rate environment differs from country to country.

     We used the following discount rates for our defined benefit pension plans:

                                                        Discount rates used for:
                   ----------------------------------------------------------------------------------------------------
                             Obligations at                     Obligations at                   Obligations at
                    December 31, 2002 and expense in     December 31, 2003 and expense       December 31, 2004 and
                                  2003                              in 2004                     expense in 2005
                   -----------------------------------  --------------------------------  -----------------------------


  Germany                        5.5%                                 5.3%                              5.0%
  Norway                         6.0%                                 5.5%                              5.0%

     The assumed long-term rate of return on plan assets represents the estimated average rate of earnings expected to be earned on the funds invested or to be invested in the plans' assets provided to fund the benefit payments inherent in the projected benefit obligations. Unlike the discount rate, which is adjusted each year based on changes in current long-term interest rates, the assumed long-term rate of return on plan assets will not necessarily change based upon the actual, short-term performance of the plan assets in any given year. Defined benefit pension expense each year is based upon the assumed long-term rate of return on plan assets for each plan and the actual fair value of the plan assets as of the beginning of the year. Differences between the expected return on plan assets for a given year and the actual return are deferred and amortized over future periods based either upon the expected average remaining service life of the active plan participants (for plans for which benefits are still being earned by active employees) or the average remaining life expectancy of the inactive participants (for plans for which benefits are not still being earned by active employees).

     At December 31, 2004, approximately 70% and 26% of the plan assets related to our plans in Germany and Norway, respectively. We use several different long-term rates of return on plan asset assumptions in determining our consolidated defined benefit pension plan expense because we maintain defined benefit pension plans in several different countries in Europe, the plan assets in different countries are invested in a different mix of investments and the long-term rates of return for different investments differ from country to country.

     In determining the expected long-term rate of return on plan asset assumptions, we consider the long-term asset mix (e.g., equity vs. fixed income) for the assets for each of our plans and the expected long-term rates of return for such asset components. In addition, we receive advice about appropriate long-term rates of return from our third-party actuaries. Such assumed asset mixes are summarized below:

o In Germany, the composition of our plan assets is established to satisfy the requirements of the German insurance commissioner. The current plan asset allocation at December 31, 2004 was 23% to equity managers, 48% to fixed income managers and 29% to real estate.

o In Norway, we currently have a plan asset target allocation of 14% to equity managers, 62% to fixed income managers and the remainder primarily to cash and liquid investments. The expected long-term rate of return for such investments is approximately 8%, 4.5% to 6.5% and 2.5%, respectively. The plan asset allocation at December 31, 2004 was 16% to equity managers, 64% to fixed income managers and the remainder primarily to cash and liquid investments.

o We regularly review our actual asset allocation for each of our plans and will periodically rebalance the investments in each plan to more accurately reflect the targeted allocation when considered appropriate.

     Our assumed long-term rates of return on plan assets for 2002, 2003 and 2004 were as follows:

                          2002                 2003                   2004
                          ----                 ----                   ----

  Germany                 6.8%                 6.5%                   6.0%
  Norway                  7.0%                 6.0%                   6.0%

     We currently expect to utilize the same long-term rate of return on plan asset assumptions in 2005 as we used in 2004 for purposes of determining the 2005 defined benefit pension plan expense.

     To the extent that a plan's particular pension benefit formula calculates the pension benefit in whole or in part based upon future compensation levels, the projected benefit obligations and the pension expense will be based in part upon expected increases in future compensation levels. For all of our plans for which the benefit formula is so calculated, we generally base the assumed expected increase in future compensation levels upon average long-term inflation rates for the applicable country.

     In addition to the actuarial assumptions discussed above, because we maintain our defined benefit pension plans outside the U.S., the amount of recognized defined benefit pension expense and the amount of prepaid and accrued pension costs will vary based upon relative changes in foreign currency exchange rates.

     Based on the actuarial assumptions described above and our current expectation for what actual average foreign currency exchange rates will be during 2005, we expect our defined benefit pension expense will approximate $11 million in 2005. In comparison, we expect to be required to make approximately $4 million of contributions to such plans during 2005.

     As noted above, defined benefit pension expense and the amounts recognized as prepaid and accrued pension costs are based upon the actuarial assumptions discussed above. We believe all of the actuarial assumptions used are reasonable and appropriate. If we had lowered the assumed discount rate by 25 basis points for all of our plans as of December 31, 2004, our aggregate projected benefit obligations would have increased by approximately $11.1 million at that date, and our defined benefit pension expense would be expected to increase by approximately $1.4 million during 2005. Similarly, if we lowered the assumed long-term rate of return on plan assets by 25 basis points for all of our plans, our defined benefit pension expense would be expected to increase by approximately $500,000 during 2005.

Foreign Operations

     Our operations are located in Europe where the functional currency is not the U.S. dollar. As a result, the reported amount of our assets and liabilities, and therefore our consolidated net assets, will fluctuate based upon changes in currency exchange rates. At December 31, 2004, we had substantial net assets denominated in the euro, Norwegian kroner and United Kingdom pound sterling.

Liquidity and Capital Resources

     Consolidated Cash Flows


     Our consolidated cash flows for each of the past three years and for the three months ended March 31, 2004 and 2005 are presented below:

                                                                                               Three months ended
                                                               Years ended December 31,             March 31,
                                                             -----------------------------    --------------------
                                                             2002         2003        2004       2004       2005
                                                             ----         ----        ----       ----       ----
                                                                               (In millions)

Operating activities                                      $  68.2      $ 104.8     $ 142.2     $  33.9     $   3.4
Investing activities                                        (29.7)       (31.7)      (34.2)       (3.4)       (4.3)

Financing activities                                        (57.5)       (54.9)     (129.9)      (27.5)         -
                                                          -------      -------     -------     -------     -------

Net cash provided (used) by operating,
    investing and financing activities                    $ (19.0)     $  18.2     $ (21.9)    $   3.0     $   (.9)
                                                          =======      =======     =======     =======     =======

     Summary. Our primary source of liquidity on an ongoing basis is our cash flows from operating activities, which is generally used to (i) fund capital expenditures, (ii) repay any short-term indebtedness incurred primarily for working capital purposes and (iii) provide for the payment of dividends. In addition, from time-to-time we will incur indebtedness, generally to (i) fund short-term working capital needs, (ii) refinance existing indebtedness or (iii) fund major capital expenditures or the acquisition of other assets outside the ordinary course of business. Also, we will from time-to-time sell assets outside the ordinary course of business, the proceeds of which are generally used to (i) repay existing indebtedness (including indebtedness which may have been collateralized by the assets sold), (ii) make investments in marketable and other securities, (iii) fund major capital expenditures or the acquisition of other assets outside the ordinary course of business or (iv) pay dividends.


     Operating activities. Trends in cash flows from operating activities (excluding the impact of significant asset dispositions and relative changes in assets and liabilities) are generally similar to trends in our earnings. However, certain items included in the determination of net income are non-cash, and therefore such items have no impact on cash flows from operating activities. Non-cash items included in the determination of net income include depreciation and amortization expense, non-cash interest expense and asset impairment charges. Non-cash interest expense relates to amortization of original issue discount or premium on certain indebtedness and amortization of deferred financing costs.

     Certain other items included in the determination of net income may have an impact on cash flows from operating activities, but the impact of such items on cash flows from operating activities will differ from their impact on net income. For example, the amount of periodic defined benefit pension plan expense depends upon a number of factors, including certain actuarial assumptions, and changes in such actuarial assumptions will result in a change in the reported expense. In addition, the amount of such periodic expense generally differs from the outflows of cash required to be currently paid for such benefits.

     Certain other items included in the determination of net income have no impact on cash flows from operating activities, but such items do impact cash flows from investing activities (although their impact on such cash flows differs from their impact on net income). For example, realized gains and losses from the disposal long-lived assets are included in the determination of net income, although the proceeds from any such disposal are shown as part of cash flows from investing activities.

     Changes in product pricing, production volumes and customer demand, among other things, can significantly affect our liquidity. Relative changes in assets and liabilities generally result from the timing of production, sales, purchases and income tax payments. Such relative changes can significantly impact the comparability of cash flow from operations from period to period, as the income statement impact of such items may occur in a different period from when the underlying cash transaction occurs. For example, raw materials may be purchased in one period, but the payment for such raw materials may occur in a subsequent period. Similarly, inventory may be sold in one period, but the cash collection of the receivable may occur in a subsequent period. Relative changes in accounts receivable are affected by, among other things, the timing of sales and the collection of the resulting receivable. Relative changes in inventories, accounts payable and accrued liabilities are affected by, among other things, the timing of raw material purchases and the payment for such purchases and the relative difference between production volumes and sales volumes.


     Cash flows from operating activities decreased from $33.9 million provided by operating activities in the first three months of 2004 to $3.4 million of cash provided by operating activities in the first three months of 2005. This $30.5 million decrease was due primarily to the net effects of (i) higher net income of $5.1 million, (ii) higher deferred income taxes of $5.6 million, (iii) a higher amount of net cash used from relative changes in our inventories, receivables, payables and accruals of $14.4 million in the first three months of 2005 as compared to the first three months of 2004 and (iv) higher cash paid for income taxes of $21.1 million, due in large part to a $20.1 million tax refund received during the first three months of 2004. Relative changes in accounts receivable are affected by, among other things, the timing of sales and the collection of the resulting receivables. Relative changes in inventories and accounts payable and accrued liabilities are affected by, among other things, the timing of raw material purchases and the payment for such purchases and the relative difference between production volumes and sales volumes.


     Cash flows provided from operating activities increased from $104.8 million in 2003 to $142.2 million in 2004. This $37.4 million increase was due primarily to the net effect of (i) higher net income of $244.2 million, (ii) a larger deferred income tax benefit of $312.7 million, (iii) higher depreciation and amortization expense of $4.1 million, (iv) a higher amount of net cash provided from changes in our inventories, receivables, payables, accruals and accounts with affiliates of $34.5 million and (v) higher cash received for income taxes of $12.3 million.

     Cash flows from operating activities increased from $68.2 million in 2002 to $104.8 million in 2003. This $36.6 million increase was due primarily to the effect of (i) higher net income of $29.5 million, (ii) higher depreciation expense of $6.5 million, (iii) a lower amount of net cash generated from relative changes in our inventories, receivables, payables and accruals and accounts with affiliates of $22.6 million in 2003 as compared to 2002 and (iv) lower cash paid for income taxes of $18.3 million. Relative changes in accounts receivable are affected by, among other things, the timing of sales and the collection of the resulting receivable. Relative changes in inventories and accounts payable and accrued liabilities are affected by, among other things, the timing of raw material purchases and the payment for such purchases and the relative difference between production volume and sales volume.


     Investing Cash Flows. Our capital expenditures were $4.0 million and $4.8 million in the first three months of 2004 and 2005, respectively.


     Our capital expenditures were $27.6 million, $31.5 million and $33.7 million in 2002, 2003 and 2004, respectively. Capital expenditures in 2002 included an aggregate of $3.1 million for the rebuilding of our Leverkusen, Germany sulfate plant.

     Our capital expenditures during the past three years include an aggregate of approximately $14 million ($5.1 million in 2004) for our ongoing environmental protection and compliance programs. Our estimated 2005 capital expenditures are $37 million and include approximately $4 million in the area of environmental protection and compliance.

     Financing Cash Flows. During 2004, (i) we issued an additional euro 90 million principal amount of our senior secured notes at 107% of par (equivalent to $130 million when issued) and (ii) our operating subsidiaries in Germany, Belgium and Norway borrowed an aggregate of euro 90 million ($112 million when borrowed) of borrowings under our three-year euro 80 million secured revolving credit facility ("European Credit Facility"), of which euro 80 million ($100 million) were subsequently repaid. See Note 6 to the consolidated financial statements included elsewhere in this prospectus.

     In the fourth quarter of 2004, we transferred an aggregate euro 163.1 million ($209.5 million) to Kronos in return for two promissory notes. Interest on both notes is payable to us on a quarterly basis at an annual rate of 9.25%. Due to the long-term investment nature of these notes, settlement of the intercompany notes receivable is not contemplated within the foreseeable future and as such have been presented as a separate component of our stockholder's equity.

     In March 2003, our operating subsidiaries in Germany, Belgium and Norway borrowed euro 15 million ($16.1 million when borrowed), in April 2003, repaid NOK 80 million ($11.0 million when repaid) and in the third quarter of 2003, repaid euro 30.0 million ($33.9 million when repaid) under the European Credit Facility.

     In March 2002, we repaid $25 million principal amount of affiliate indebtedness to Kronos. In June 2002, we repaid $169 million principal amount, plus accrued interest of affiliate indebtedness, to Kronos with proceeds from the June 2002 issuance of the euro 285 million principal amount of the initial notes ($280 million when issued). Further, in June 2002, we repaid euro 113.8 million ($111.8 million), including interest, of a euro-denominated note payable to Kronos with proceeds from the offering of the initial notes.

     Also in June 2002, our operating subsidiaries in Germany, Belgium and Norway borrowed euro 13 million ($13 million) and NOK 200 million ($26 million) which, along with available cash, was used to repay and terminate our short term notes payable ($53.2 million when repaid). In 2002, we repaid a net euro-equivalent 12.7 million ($12.4 million when repaid) and 1.7 million ($1.6 million when repaid), respectively, of the European Credit Facility.

     Deferred financing costs paid of $10.0 million in 2002 and $2.0 million in 2004 for the initial notes and the European Credit Facility are being amortized over the lives of the respective agreements and are included in other noncurrent assets as of December 31, 2004.

     Cash dividends paid during 2003 and 2004 totaled $25.0 million and $60.0 million, respectively. (No dividends were paid in 2002).

     Cash flows related to capital contributions and other transactions with affiliates aggregated a net cash inflow of $2.9 million in 2002. Such amounts related principally to dividends or loans we received from, or capital contributions or loans we made to affiliates (such notes receivable from affiliates being reported as reductions to our stockholder's equity, and therefore considered financing cash flows). We transferred our Canadian operations to Kronos in April 2002, and accordingly we no longer report any such capital transaction cash flows related to such Canadian operations subsequent to April 2002. Additionally, settlement of the above-mentioned notes receivable from affiliates was not then currently contemplated in the foreseeable future. In July 2002, we transferred such notes receivable from affiliates to Kronos in one or more non-cash transactions, and as a result we no longer report cash flows related to such notes receivable from affiliates.

     Provisions contained in certain of our credit agreements could result in the acceleration of the applicable indebtedness prior to its stated maturity. For example, certain credit agreements allow the lender to accelerate the maturity of the indebtedness upon a change of control (as defined) of the borrower. In addition, certain credit agreements could result in the acceleration of all or a portion of the indebtedness following a sale of assets outside the ordinary course of business. Other than operating lease commitments disclosed in Note 12 to the consolidated financial statements included elsewhere in this prospectus, we are not party to any material off-balance sheet financing arrangements.


     Cash, Cash Equivalents, Restricted Cash and Restricted Marketable Debt Securities and Borrowing Availability. At March 31, 2005, we had current cash and cash equivalents aggregating $16.1 million, had current restricted cash equivalents of $965,000 and noncurrent restricted marketable debt securities of $2.7 million. At March 31, 2005, certain of our subsidiaries had approximately $91 million available for borrowing under the European Credit Facility (based on borrowing availability). The European Credit Facility matures in June 2005. We expect to seek renewal of the facility during the second quarter of 2005. At March 31, 2005, we had approximately $62 million available for payment of dividends and other restricted payments as defined in the senior secured notes indenture.

     Based upon our expectations for the TiO2 industry and anticipated demands on our cash resources as discussed herein, we expect to have sufficient short-term and long-term liquidity to meet our obligations including operations, capital expenditures, debt service and current dividend policy. To the extent that actual developments differ from our expectations, our liquidity could be adversely affected.


     Legal   Proceedings  and  Environmental   Matters.   See  Note  12  to  the
consolidated financial statements included elsewhere in this prospectus for certain legal proceedings and environmental matters.


     Foreign Operations. As discussed above, our operations are located outside the United States for which the functional currency is not the U.S. dollar. As a result, the reported amount of our assets and liabilities related to our operations, and therefore our consolidated net assets, will fluctuate based upon changes in currency exchange rates. At March 31, 2005, we had substantial net assets denominated in the euro, Norwegian kroner and United Kingdom pound sterling.


     Redeemable Preferred Stock, Profit Participation Certificates and Notes Receivable From Affiliates. We had issued and outstanding Series A and Series B redeemable preferred stock and profit participation certificates totaling $694.8 million at June 30, 2002, including cumulative and unpaid dividends. The Series A redeemable preferred stock was issued to Kronos in February 1999 as a result of a capital contribution to us through the reduction of our affiliate notes payable to NL and Kronos. The Series B redeemable preferred stock was issued to Kronos in February 1999 as a result of a contribution of intellectual property by Kronos to us. The intellectual property was contributed to us at Kronos' carryover basis of zero due to common control of us and Kronos. The profit participation certificates were issued to Kronos in December 1999 as part of a recapitalization. We had $753.0 million of outstanding notes receivable from affiliates at June 30, 2002. Settlement of such notes receivable was not currently contemplated in the then foreseeable future, and consequently such notes receivable from affiliates were reported in our consolidated balance sheet as a reduction of our stockholder's equity in accordance with GAAP. These notes arose between us, NL and Kronos through a series of transactions with
affiliates,   a  substantial  portion  of  which  were  noncash  in  nature.  We periodically converted accrued interest receivable from affiliates to notes receivable from affiliates. See Note 8 to the consolidated financial statements included elsewhere in this prospectus for the effect of the recapitalization in July 2002 on us.

     Other. We periodically evaluate our liquidity requirements, alternative uses of capital, capital needs and availability of resources in view of, among other things, our dividend policy, debt service and capital expenditure requirements and estimated future operating cash flows. As a result of this process, we in the past has sought, and in the future may seek, to reduce, refinance, repurchase or restructure indebtedness; raise additional capital; issue additional securities; restructure ownership interests; modify our dividend policy; sell interests in subsidiaries or other assets; or take a combination of such steps or other steps to manage our liquidity and capital resources. In the normal course of our business, we may review opportunities for the acquisition, divestiture, joint venture or other business combinations in the chemicals or other industries, as well as the acquisition of interests in related companies. In the event of any such acquisition or joint venture transaction, we may consider using available cash, issuing equity securities or increasing our indebtedness to the extent permitted by the agreements governing our existing debt. See Note 6 to the consolidated financial statements included elsewhere in this prospectus.

Summary of Debt and Other Contractual Commitments

     As  more  fully  described  in  the  notes  to the  consolidated  financial statements included elsewhere in this prospectus, we are a party to various debt, lease and other agreements which contractually and unconditionally commit us to pay certain amounts in the future. See Notes 6 and 12 to the consolidated financial statements included elsewhere in this prospectus. The following table summarizes such contractual commitments of ours and our consolidated subsidiaries as of December 31, 2004 by the type and date of payment.

                                                                      Payment due date
                                                                                           2010 and
---------------------------------------       2005         2006/2007       2008/2009        after          Total
        Contractual commitment
                                                                        (In millions)

Third-party indebtedness                    $  13.8         $    .2         $ 519.2         $   -         $ 533.2

Interest payments on  third-party
 indebtedness                                  45.0            89.4            44.7             -           179.1

Operating leases                                3.4             4.0             3.0           20.9           31.3

Fixed asset acquisitions                        5.5              -               -              -             5.5

Estimated tax obligations                      17.1              -               -              -            17.1
                                            -------         -------         -------         ------        -------

                                            $  84.8         $  93.6         $ 566.9         $ 20.9        $ 766.2
                                            =======         =======         =======         ======        =======




     The timing and amount shown for our commitments related to indebtedness (principal and interest), operating leases and fixed asset acquisitions are based upon the contractual payment amount and the contractual payment date for such commitments. With respect to revolving credit facilities, the amount shown for indebtedness is based upon the actual amount outstanding at December 31, 2004, and the amount shown for interest for any outstanding variable-rate indebtedness is based upon the December 31, 2004 interest rate and assumes that such variable-rate indebtedness remains outstanding until the maturity of the facility. The amount shown for income taxes is the consolidated amount of income taxes payable at December 31, 2004, which is assumed to be paid during 2005. A significant portion of the amount shown for indebtedness relates to our senior secured notes ($519.2 million at December 31, 2004). Such indebtedness is denominated in euro. See "Quantitative and Qualitative Disclosures About Market Risk" and Note 6 to the consolidated financial statements included elsewhere in this prospectus.

     The above table does not reflect any amounts that we might pay to fund our defined benefit pension plans, as the timing and amount of any such future fundings are unknown and dependent on, among other things, the future performance of defined benefit pension plan assets, interest rate assumptions and actual future retiree medical costs. Such defined benefit pension plans are discussed above in greater detail. The above table also does not reflect any amounts that we might pay related to our asset retirement obligations, as the terms and amounts of such future fundings are unknown. See Note 14 to the consolidated financial statements included elsewhere in this prospectus. The above table also does not reflect amounts that Kronos US, our affiliate, may pay to purchase TiO2 feedstock on our behalf. See Note 12 to the consolidated financial statements included elsewhere in this prospectus.


Quantitative and Qualitative Disclosures About Market Risk

     General. We are exposed to market risk from changes in foreign currency exchange rates, interest rates and equity security prices. In the past, we have periodically entered into currency forward contracts, interest rate swaps or other types of contracts in order to manage a portion of our interest rate market risk. Otherwise, we do not generally enter into forward or option contracts to manage such market risks, nor do we enter into any such contract or other type of derivative instrument for trading or speculative purposes. Other than as described below, we were not a party to any material forward or derivative option contract related to foreign exchange rates, interest rates or equity security prices at December 31, 2003 and 2004. See Notes 1 and 13 to the consolidated financial statements included elsewhere in this prospectus.

     Interest Rates. We are exposed to market risk from changes in interest rates, primarily related to indebtedness. At December 31, 2003 and 2004, substantially all of our aggregate indebtedness was comprised of fixed-rate instruments. The large percentage of fixed-rate debt instruments minimizes earnings volatility that would result from changes in interest rates. The following table presents principal amounts and weighted average interest rates for our aggregate outstanding indebtedness at December 31, 2004. At December 31, 2003 and 2004, all outstanding fixed-rate indebtedness was denominated in euros, and the outstanding variable rate borrowings were denominated in euros. Information shown below for such foreign currency denominated indebtedness is presented in our U.S. dollar equivalent at December 31, 2004 using exchange rates of 1.36 U.S. dollars per euro. Certain Norwegian kroner denominated capital leases totaling $300,000 in 2004 have been excluded from the table below.




                                                              Amount
                                                     -----------------------
                                                     Carrying           Fair           Interest          Maturity
                  Indebtedness                         value           value             rate              date
                  -----------                        --------         ------           --------          ---------
                                                            (In millions)

Fixed-rate indebtedness -
  Euro-denominated
   Senior Secured Notes                             $ 519.2         $ 549.1               8.9%              2009
                                                    =======         =======

Variable rate indebtedness -
  European Credit Facility                          $  13.6         $  13.6               3.9%              2005
                                                    =======         =======

     At December 31, 2003, euro-denominated fixed rate indebtedness aggregated $356.1 million (fair value - $356.1 million) with a weighted-average interest rate of 8.9%.

     Foreign Currency Exchange Rates. We are exposed to market risk arising from changes in foreign currency exchange rates as a result of manufacturing and selling our products worldwide. Earnings are primarily affected by fluctuations in the value of the U.S. dollar relative to the euro, the Norwegian kroner and the United Kingdom pound sterling.

     As described above, at December 31, 2004, we had the equivalent of $532.8 million of outstanding euro-denominated indebtedness (2003 - the equivalent of

$356.1 million of euro-denominated indebtedness). The potential increase in the U.S. dollar equivalent of the principal amount outstanding resulting from a hypothetical 10% adverse change in exchange rates at such date would be approximately $52.4 million at December 31, 2004 (2003 - $35.6 million).

     At December 31, 2003, we had entered into a short-term currency contract maturing on January 2, 2004 to exchange an aggregate of euro 40 million into U.S. dollars at an exchange rate of U.S. $1.25 per euro. Such contract was entered into in conjunction with the January 2004 payment of an intercompany dividend from one of our European subsidiaries. At December 31, 2003, the actual exchange rate was U.S. $1.25 per euro. The estimated fair value of such foreign currency forward contract was not material at December 31, 2003.

     Other. We believe there may be a certain amount of incompleteness in the sensitivity analysis presented above. For example, the hypothetical effect of changes in exchange rates discussed above ignores the potential effect on other variables which affect our results of operations and cash flows, such as demand for our products, sales volumes and selling prices and operating expenses. Accordingly, the amounts presented above are not necessarily an accurate reflection of the potential losses we would incur assuming the hypothetical changes in exchange rates were actually to occur.

     The above discussion and estimated sensitivity analysis amounts include forward-looking statements of market risk which assume hypothetical changes in currency exchange rates. Actual future market conditions will likely differ materially from such assumptions. Accordingly, such forward-looking statements should not be considered to be projections by us of future events, gains or losses.

     Non-GAAP Financial Measures. In an effort to provide investors with additional information regarding our results as determined by GAAP, we have disclosed certain non-GAAP information which we believe provides useful information to financial statement users. As discussed above, we disclose percentage changes in our average TiO2 prices in billing currencies, which excludes the effects of foreign currency translation. Such disclosure of the percentage change in our average TiO2 selling price in billing currencies is considered a "non-GAAP" financial measure under regulations of the SEC. The disclosure of the percentage change in our average TiO2 selling prices using actual foreign currency exchange rates prevailing during the respective periods is considered the most directly comparable GAAP measure. We disclose percentage changes in our average TiO2 prices in billing currencies because we believe such disclosure provides useful information to financial statement users to allow them to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the relative changes in average selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes using actual exchange rates prevailing during the respective periods.

                                    BUSINESS


     Kronos International, Inc. was incorporated in the State of Delaware, U.S.A. on December 22, 1988, and is registered in the Commercial Register of the Federal Republic of Germany. Our principal place of business is in Leverkusen, Germany. We are a wholly-owned subsidiary of Kronos. We conduct Kronos' European value-added TiO2 operations.

     At March 31, 2005, (i) Valhi, Inc. and a wholly-owned subsidiary of Valhi held approximately 57% of Kronos' common stock and NL held approximately an additional 36% of Kronos' common stock, (ii) Valhi and such wholly-owned subsidiary of Valhi held approximately 83% of NL's outstanding common stock and
(iii) Contran Corporation and its subsidiaries held approximately 91% of Valhi's outstanding common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons of which Mr. Simmons is sole trustee, or is held by Mr. Simmons or persons or other entities related to Mr. Simmons. Consequently, Mr. Simmons may be deemed to control each of such companies.


Industry

     Titanium dioxide pigments are inorganic chemical products used for imparting whiteness, brightness and opacity to a diverse range of customer applications and end-use markets, including coatings, plastics, paper and other industrial and consumer "quality-of-life" products. TiO2 is considered a "quality-of-life" product with demand affected by gross domestic product in various regions of the world. TiO2, the largest commercially used whitening pigment by volume, derives its value from its whitening properties and opacifying ability (commonly referred to as hiding power). As a result of TiO2's high refractive index rating, it can provide more hiding power than any other commercially produced white pigment. In addition, TiO2 demonstrates excellent resistance to chemical attack, good thermal stability and resistance to ultraviolet degradation. TiO2 is supplied to customers in either a powder or slurry form.

     Per capita consumption of TiO2 in the United States and Western Europe far exceeds that in other areas of the world and these regions are expected to continue to be the largest consumers of TiO2. Significant regions for TiO2 consumption could emerge in Eastern Europe, the Far East or China as the economies in these regions develop to the point that quality-of-life products, including TiO2, experience greater demand. Geographic information is contained in Note 2 to the consolidated financial statements included elsewhere in this prospectus.

Products and Operations

     TiO2 is produced in two crystalline forms: rutile and anatase. Both the chloride and sulfate production processes (discussed below) produce rutile TiO2. Chloride process rutile is preferred for the majority of customer applications. From a technical standpoint, chloride process rutile has a bluer undertone and higher durability than sulfate process rutile TiO2. Although many end-use applications can use either form of TiO2, chloride process rutile TiO2 is the preferred form for use in coatings and plastics, the two largest end-use markets. Anatase TiO2, which is produced only through the sulfate production process, represents a much smaller percentage of annual global TiO2 production and is preferred for use in selected paper, ceramics, rubber tires, and man-made fibers, food and cosmetics.

     We believe that there are no effective substitutes for TiO2. Extenders, such as kaolin clays, calcium carbonate and polymeric opacifiers, are used in a number of end-used markets as white pigments, however the opacity in these products is not able to duplicate the performance characteristics of TiO2, and we believe these products are unlikely to replace TiO2.

     We currently produce over 40 different TiO2 grades, sold under the Kronos trademark, which provide a variety of performance properties to meet customers' specific requirements. Our major customers include domestic and international paint, plastics and paper manufacturers.

     We and our distributors and agents sell and provide technical services for our products to over 4,000 customers in over 100 countries with the majority of sales in Europe. TiO2 is distributed by rail, truck and ocean carrier in either dry or slurry form. Kronos, KII and our predecessors have produced and marketed TiO2 in North America and Europe for over 80 years, and Kronos is the only leading TiO2 producer committed to producing TiO2 and related products as its sole business. We believe that we have developed considerable expertise and efficiency in the manufacture, sale, shipment and service of our products.


     Sales of TiO2 represented about 90% of our total sales in 2004, which approximated $808 million. Sales of other products, complementary to our TiO2 business, comprise the following:


o We operate an ilmenite mine in Norway pursuant to a governmental concession with an unlimited term. Ilmenite is a raw material used directly as a feedstock by some sulfate-process TiO2 plants, including all of our European sulfate-process plants. The mine has estimated reserves that are expected to last at least 20 years. Ilmenite sales to third-parties represented approximately 6% of our consolidated net sales in 2004.

o We manufacture and sell iron-based chemicals, which are by-products and processed by-products of the TiO2 pigment production process. These co-product chemicals are marketed through our Ecochem division, and are used primarily as treatment and conditioning agents for industrial effluents and municipal wastewater as well as in the manufacture of ore pigments, cement and agricultural products. Sales of iron-based chemical products were about 5% of sales in 2004.

o We manufacture and sell certain titanium chemical products (titanium oxychloride and titanyl sulfate), which are side-stream products from the production of TiO2. Titanium oxychloride is used in specialty applications in the formulation of pearlescent pigments, production of electroceramic capacitors for cell phones and other electronic devices. Titanyl sulfate products are used primarily in pearlescent pigments. Sales of these products were about 1% of sales in 2004.

Manufacturing Process and Raw Materials

     We manufacture TiO2 using both the chloride process and the sulfate process. Approximately 65% of our current production capacity is based on the chloride process. The chloride process is a continuous process in which chlorine is used to extract rutile TiO2. The chloride process typically has lower manufacturing costs than the sulfate process due to higher yield and production of less waste and lower energy requirements and labor costs. Because much of the chlorine is recycled and feedstock bearing a higher titanium content is used, the chloride process produces less waste than the sulfate process. The sulfate process is a batch chemical process that uses sulfuric acid to extract TiO2. Sulfate technology can produce either anatase or rutile pigment. Once an intermediate TiO2 pigment has been produced by either the chloride or sulfate process, it is "finished" into products with specific performance characteristics for particular end-use applications through proprietary processes involving various chemical surface treatments and intensive milling and micronizing. Due to environmental factors and customer considerations, the proportion of TiO2 industry sales represented by chloride-process pigments has increased relative to sulfate-process pigments.

     We produced a company record 328,000 metric tons of TiO2 in 2004, compared to 320,000 metric tons produced in 2003 and 293,000 metric tons in 2002. Our average production capacity utilization rate in 2004 was near capacity, up from 98% in 2003. The production rates in 2003 and 2004 were higher than 2002 due in part to debottlenecking activities, with only moderate capital expenditures. We believe our current annual attainable production capacity for 2005 is approximately 334,000 metric tons, with some slight additional capacity available in 2006 through Kronos' continuing debottlenecking efforts.

     The primary raw materials used in the TiO2 chloride production process are titanium-containing feedstock, chlorine and coke. Chlorine and coke are available from a number of suppliers. Titanium-containing feedstock suitable for use in the chloride process is available from a limited but increasing number of suppliers around the world, principally in Australia, South Africa, Canada, India and the United States. We purchased approximately 250,000 metric tons of chloride feedstock in 2004, of which the vast majority was slag.

     Through Kronos (US), Inc. ("KUS"), a wholly-owned subsidiary of Kronos, we purchased chloride process grade slag in 2004 from a subsidiary of Rio Tinto plc UK - Richards Bay Iron and Titanium Limited South Africa under a long-term supply contract that expires at the end of 2007. Natural rutile ore is purchased primarily from Iluka Resources, Limited (Australia), a company formed through the merger of Westralian Sands Limited (Australia) and RGC Mineral Sands, Ltd., under a long-term supply contract that expires at the end of 2007. We and KUS do not expect to encounter difficulties obtaining long-term extensions to existing supply contracts prior to the expiration of the contracts. Raw materials purchased under these contracts and extensions thereof are expected to meet our chloride feedstock requirements over the next several years.

     The primary raw materials used in the TiO2 sulfate production process are titanium-containing feedstock derived primarily from rock and sand ilmenite and sulfuric acid. Sulfuric acid is available from a number of suppliers. Titanium-containing feedstock suitable for use in the sulfate process is available from a limited number of suppliers around the world. Currently, the principal active sources are located in Norway, Canada, Australia, India and South Africa. As one of the few vertically integrated producers of sulfate-process pigments, we operate a rock ilmenite mine in Norway, which provided all of our feedstock for our sulfate-process pigment plants in 2004. We produced approximately 856,000 metric tons of ilmenite in 2004 of which approximately 311,000 metric tons were used internally, with the remainder sold to third parties.

     The number of sources of, and availability of, certain raw materials is specific to the particular geographic region in which a facility is located. As noted above, through KUS we purchase titanium-bearing ore from two different suppliers in different countries under multiple-year contracts. Political and economic instability in certain countries from which we purchase our raw material supplies could adversely affect the availability of such feedstock. Should our vendors not be able to meet their contractual obligations or should we be otherwise unable to obtain necessary raw materials, we may incur higher costs for raw materials or may be required to reduce production levels, which may have a material adverse effect on our consolidated financial position, results of operations or liquidity.


     The following table summarizes our raw materials procured or mined in 2004:

                                                              Quantities of Raw Materials Procured or Mined
Production Process/Raw Material                                       (In thousands of metric tons)
--------------------------------------------------------      ----------------------------------------------

Chloride process plants:
   Purchased slag refined from ilmenite beach sand                              175
   Upgraded purchased slag refined from ilmenite beach
     sand                                                                        25
   Purchased natural rutile ore                                                  50

Sulfate process plants:
   Mined raw ilmenite ore consumed internally                                   311
   Mined raw ilmenite ore sold to third parties                                 545




Competition

     The TiO2 industry is highly competitive. We compete primarily on the basis of price, product quality and technical service, and the availability of high performance pigment grades. Although certain TiO2 grades are considered specialty pigments, the majority of our grades and substantially all of our production are considered commodity pigments with price generally being the most significant competitive factor. During 2004, we had an estimated 8% share of worldwide TiO2 sales volume, and believe that we are the leading seller of TiO2 in Germany and are among the leading marketers in the Benelux and Scandinavian markets.

     We (along with KUS and Kronos Canada Inc., a wholly-owned subsidiary of Kronos), principal competitors are E.I. du Pont de Nemours & Co.; Millennium Chemicals, Inc.; Huntsman International Holdings LLC; Kerr-McGee Corporation; and Ishihara Sangyo Kaisha, Ltd. Our five largest competitors have estimated individual shares of TiO2 production capacity ranging from 24% to 4%, and an estimated aggregate 70% share of worldwide TiO2 production volume.

     Worldwide capacity additions in the TiO2 market resulting from construction of greenfield plants require significant capital expenditures and substantial lead time (typically three to five years in our experience). No greenfield plants are currently under construction in North America or Europe. We expect that industry capacity will increase as we and our competitors continue to debottleneck our and their existing facilities. In addition to the potential capacity additions through debottlenecking, certain competitors have recently either idled or shut down facilities. In the past year, certain competitors have announced the idling or shut down of an aggregate of approximately 135,000 metric tons of sulfate production capacity by early 2005. Based on the factors described above, we expect that the average annual increase in industry capacity from announced debottlenecking projects will be less than the average annual demand growth for TiO2 during the next three to five years. However, no assurance can be given that future increases in the TiO2 industry production capacity and future average annual demand growth rates for TiO2 will conform to our expectations. If actual developments differ from our expectations, we and the TiO2 industry's performances could be unfavorably affected.

Research and Development

     Our expenditures for research and development and certain technical support programs were approximately $6 million in 2002, $7 million in 2003 and $8 million in 2004. Research and development activities are conducted principally at our Leverkusen, Germany facility. Such activities are directed primarily toward improving both the chloride and sulfate production processes, improving product quality and strengthening our competitive position by developing new pigment applications.

     We continually seek to improve the quality of our grades, and have been successful at developing new grades for existing and new applications to meet the needs of customers and increase product life cycle. Over the last five years, ten new grades have been added for plastics, coatings, fiber and paper laminate applications.

Patents and Trademarks

     Patents held for products and production processes are believed to be important to us and to our continuing business activities. We seek patent protection for our technical developments, principally in the United States, Canada and Europe, and from time to time enter into licensing arrangements with third parties. Our existing patents generally have a term of 20 years from the date of filing, and have remaining terms ranging from one to 19 years. We seek to protect our intellectual property rights, including our patent rights, and from time to time we are engaged in disputes relating to the protection and use of intellectual property relating to our products.

     Our major trademarks, including Kronos, are protected by registration in the United States and elsewhere with respect to those products it manufactures and sells. We also rely on unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. Our chloride production process is an important part of our technology, and our business could be harmed if we should fail to maintain confidentiality of our trade secrets used in this technology.

Foreign Operations


     Our chemical businesses have operated in the European markets since the 1920s. Our current production capacity is located in Europe with our net property and equipment aggregating approximately $372 million at March 31, 2005. Our operations include production facilities in Germany, Belgium and Norway and sales and distribution facilities in England, France, Denmark and the Netherlands. Approximately $666 million of our 2004 consolidated sales were to European customers and approximately $142 million were to customers in areas other than Europe, including approximately $42 million of sales to customers in the U.S. through affiliates. Foreign operations are subject to, among other things, currency exchange rate fluctuations and our results of operations have, in the past, been both favorably and unfavorably affected by fluctuations in currency exchange rates. Effects of fluctuations in currency exchange rates on our results of operations are discussed above in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Political and economic uncertainties in certain of the countries in which we operate may expose us to risk of loss. We do not believe that there is currently any likelihood of material loss through political or economic instability, seizure, nationalization or similar event. We cannot predict, however, whether events of this type in the future could have a material effect on our operations. Our manufacturing and mining operations are also subject to extensive and diverse environmental regulation in each of the foreign countries in which they operate. See "Regulatory and Environmental Matters."

Customer Base and Annual Seasonality

     We believe that neither our aggregate sales nor those of any of our principal product groups are concentrated in or materially dependent upon any single customer or small group of customers. Our largest ten TiO2 pigment customers, excluding sales to Kronos and affiliates, accounted for approximately 21% of net sales in 2004. Neither our business as a whole nor that of any of our principal product groups is seasonal to any significant extent. Due in part to the increase in paint production in the spring to meet the spring and summer painting season demand, TiO2 sales are generally higher in the first half of the year than in the second half of the year.

Employees


     As of March 31, 2005, we employed approximately 1,950 persons. Hourly employees in European production facilities are represented by a variety of labor unions, with labor agreements having various expiration dates. Our union employees are covered by master collective bargaining agreements in the chemicals industry that are renewed annually. We believe that our labor relations are good.


Regulatory and Environmental Matters

     Our operations are governed by various environmental laws and regulations. Certain of our businesses are, or have been, engaged in the handling, manufacture or use of substances or compounds that may be considered toxic or hazardous within the meaning of applicable environmental laws. As with other companies engaged in similar businesses, certain of our past and current operations and products have the potential to cause environmental or other damage. We have implemented and continue to implement various policies and programs in an effort to minimize these risks. Our policy is to maintain compliance with applicable environmental laws and regulations at all our facilities and to strive to improve our environmental performance. It is possible that future developments such as stricter requirements in environmental laws and enforcement policies thereunder, could adversely affect our production, handling, use, storage, transportation, sale or disposal of such substances as well as our consolidated financial position, results of operations or liquidity.

     While the laws regulating operations of industrial facilities in Europe vary from country to country, a common regulatory framework is provided by the European Union (the "EU"). Germany and Belgium are members of the EU and follow its initiatives. Norway, although not a member, generally patterns its environmental regulatory actions after the EU. We believe that we have obtained all required permits and are in substantial compliance with applicable EU requirements.

     At our sulfate plant facilities in Germany, we recycle weak sulfuric acid either through contracts with third parties or using our own facilities. At our Fredrikstad, Norway plant, we ship our spent acid to a third party location where it is treated and disposed. We have a contract with a third party to treat certain sulfate-process effluents at our German sulfate plant. Either party may terminate the contract after giving four years advance notice with regard to our Nordenham, Germany plant.

     We are also involved in various other environmental, contractual, product liability and other claims and disputes incidental to our business.

     From time to time, our facilities may be subject to environmental regulatory enforcement under various non-U.S. statutes. Resolution of such matters typically involves the establishment of compliance programs. Occasionally, resolution may result in the payment of penalties, but to date such penalties have not involved amounts having a material adverse effect on our consolidated financial position, results of operations or liquidity. We believe that all of our plants are in substantial compliance with applicable environmental laws.

     Our capital expenditures related to our ongoing environmental protection and improvement programs in 2004 were approximately $5 million, and are currently expected to be approximately $4 million in 2005.

Properties

     During 2004, we operated four TiO2 plants (one in Leverkusen, Germany; one in Nordenham, Germany; one in Langerbrugge, Belgium; and one in Fredrikstad, Norway). We also operate an ilmenite ore mine in Hauge i Dalane, Norway pursuant to a governmental concession with an unlimited term. TiO2 is produced using the chloride process at the Leverkusen and Langerbrugge facilities and is manufactured using the sulfate process in Nordenham, Leverkusen and Fredrikstad. Our co-products are produced at our Norwegian and Belgian facilities and our titanium chemicals are produced at our Belgian facility.


     We own all of our principal production facilities described above, except for the land under the Leverkusen and Fredrikstad facilities. The Norwegian plant is located on public land and is leased until 2013, with an option to extend the lease for an additional 50 years. Our principal German operating subsidiary leases the land under its Leverkusen TiO2 production facility pursuant to a lease with Bayer AG that expires in 2050. The Leverkusen facility itself, which we own and which represents about 50% of our current TiO2 production capacity, is located within an extensive manufacturing complex owned by Bayer AG. Rent for the land lease associated with our Leverkusen facility is periodically established by agreement with Bayer for periods of at least two years at a time. The lease agreement provides for no formula, index or other mechanism to determine changes in the rent for such land lease; rather, any change in the rent is subject solely to periodic negotiation between Bayer and us. Any change in the rent based on such negotiations is recognized as part of lease expense starting from the time such change is agreed upon by us and Bayer. Under a separate supplies and services agreement expiring in 2011, Bayer provides some raw materials, including chlorine and certain amounts of sulfuric acid, auxiliary and operating materials and utilities services necessary to operate the Leverkusen facility. The lease and the supplies and services agreement have certain restrictions regarding ownership and use of the Leverkusen facility.


     We have under lease various corporate and administrative offices located in Leverkusen, Germany and Brussels, Belgium and various sales offices located in France, the Netherlands, Denmark and the United Kingdom.


     We believe the transportation access to our facilities, which are generally maintained by the applicable local governmental unit, are adequate for our purposes.


Legal Matters


     We are involved in various environmental, contractual, product liability and other claims and disputes incidental to our business.


                                   MANAGEMENT

     The table below sets forth information about our directors and executive officers as of March __, 2005.

            Name                          Age             Principal Positions and Directorship
------------------------------------    -------  ----------------------------------------------------
Harold C. Simmons...................       73    Chairman of the Board and Chief Executive Officer
Dr. Ulfert Fiand....................       56    President, Manufacturing and Technology and Director
Dr. Henry Basson....................       63    President, Sales and Marketing and a Director
Volker Roth.........................       60    Vice President, Controller, Secretary and Director
Andrew Kasprowiak...................       58    Vice President, Treasurer and Director
James W. Brown......................       48    Vice President and Assistant Controller
Robert D. Graham....................       49    Vice President and Assistant Secretary
John A. St. Wrba....................       48    Vice President and Assistant Treasurer
Gregory M. Swalwell.................       48    Vice President, Finance and Chief Financial Officer
Kelly D. Luttmer....................       41    Vice President, Tax Director

-------------------------------------------------------------------------------

     Harold C. Simmons has served as our chairman of the board since 2004 and chief executive officer since 2003. He has served as chairman of the board and chief executive officer of Kronos since 2003. Mr. Simmons has served as chief executive officer of NL since 2003 and chairman of the board of NL since prior to 2000. Mr. Simmons has been chairman of the board of Valhi, Inc., a parent company of NL, and Contran since prior to 2000 and was chief executive officer of Valhi from prior to 2000 to 2002. Mr. Simmons has been an executive officer or director of various companies related to Valhi and Contran since 1961.

     Dr. Ulfert Fiand has served as our president of manufacturing and technology and one of our directors since 2001 and has served as president, manufacturing and technology of Kronos since October 2004. He previously served as senior vice president, manufacturing and technology of Kronos since 2003. Dr. Fiand joined us in 1988, and previously served as group leader and director of chloride process technology, director of process technology and vice president of production & process technology. Dr. Fiand also serves as company manager of Kronos Titan GmbH.

     Dr. Henry Basson has served as our president of sales and marketing and one of our directors since 1997. From 1992 to 1997, Dr. Basson was president of Rheox Europe, a former subsidiary of NL. Prior to 1992, Dr. Basson held positions in sales, marketing and general management at Rohm and Haas Company.

     Volker Roth has served as our vice president, controller and secretary and one of our directors since 1992. Mr. Roth also serves as company manager of Unterstutzungskasse Kronos Titan GmbH, Kronos Titan GmbH and Kronos Chemie, GmbH, subsidiaries of Kronos.

     Andrew Kasprowiak joined us and our affiliates in 1986 and has served as our vice president, treasurer and director since 1998. Prior to this time, he served in various positions with our affiliates, including general manager and European treasurer of Kronos World Services NV/SA.

     James W. Brown has served as our vice president and assistant controller since February 2004. He has served as vice president and controller of NL and Kronos since 2003. From 1998 to 2002, he served as vice president and chief financial officer of Software Spectrum, Inc. ("SSI"). SSI is a global business-to-business software services provider that is a wholly owned subsidiary of Level 3 Communications, Inc. From 1991 to 2002, SSI was a publicly held corporation. From 1994 to 1998, Mr. Brown served as vice president, corporate accounting of Affiliated Computer Services, Inc., a provider business process and information technology outsourcing solutions.

     Robert D. Graham has served as our vice president and assistant secretary since February 2004. He has served as vice president, general counsel and secretary of Kronos since 2003, vice president, general counsel and secretary of NL since 2003 and as vice president of Valhi and Contran since 2002. From 1997 to 2002, Mr. Graham served as an executive officer, and most recently as executive vice president and general counsel, of SSI. From 1985 to 1997, Mr. Graham was a partner in the law firm of Locke Purnell Rain Harrell (A Professional Corporation), a predecessor to Locke Liddell and Sapp LLP.

     John A. St. Wrba has served as our vice president and assistant treasurer since February 2004. He has served has served as vice president of Kronos since May 2004 and treasurer since 2003. He has also served as vice president and treasurer of Valhi since February 2005, Contran since October 2004 and NL since 2003. He was NL's assistant treasurer from 2002 to 2003. He served as NL's assistant treasurer from prior to 1998 until 2000. From 2000 until 2002, he was assistant treasurer of Kaiser Aluminum & Chemical Corporation, a leading producer of fabricated aluminum products.

     Gregory M. Swalwell has served as our chief financial officer since February 2004 and vice president, finance since 2003. He has served as chief financial officer of Kronos and NL since May 2004, vice president, finance of Kronos and NL since 2003 and vice president and controller of Valhi and Contran since prior to 2000. Mr. Swalwell has served in accounting positions with various companies related to Valhi and Contran since 1988.

     Kelly D. Luttmer has served as our vice president, tax director since October 2004 and tax director since 2003. She has served as vice president of Kronos, CompX, Contran, Valhi and NL since October 2004, tax director of Kronos and NL since 2003 and tax director of Valhi and Contran since 1998. Ms. Luttmer has served in tax accounting positions with various companies related to Valhi and Contran since 1989.

Compensation of Directors

     During 2004, no fees were paid to any director for service as a director. Directors are reimbursed for reasonable expenses incurred in attending board of directors and committee meetings.

Summary of Cash and Certain Other Compensation of Executive Officers

     The summary compensation table below provides information concerning annual and long-term compensation paid or accrued by us and our subsidiaries for services rendered to us and our subsidiaries during 2004, 2003 and 2002 by our chief executive officer and our two other executive officers with total salary and bonus, or charge to us or our subsidiaries pursuant to intercorporate services agreements, in excess of $100,000 in 2004.

                         SUMMARY COMPENSATION TABLE (1)

                                                                                Annual Compensation (2)
                        Name and                                       ------------------------------------------
                   Principal Position                       Year            Salary                   Bonus
-----------------------------------------------------------------------------------------------------------------

Harold C. Simmons (3)                                       2004    $          -0-          $          -0-
Chairman of the Board and Chief Executive Officer           2003               -0-                     -0-

Dr. Ulfert Fiand                                            2004           209,664 (4)             153,044 (4)(5)
President, Manufacturing and Technology                     2003           173,786 (4)             121,650 (4)(5)
                                                            2002           128,827 (4)              89,388 (4)(5)

James W. Brown (3)                                          2004           151,400 (3)                 -0-
Vice President and Assistant Controller

-------------


(1) For the periods presented for each named executive officer, no stock options or shares of restricted stock were granted to them nor payouts made to them pursuant to long-term incentive plans. In addition for the periods presented, none of the named executive officers received any compensation from us that would be reportable under the other compensation column. Therefore, the columns for such compensation have been omitted.

(2) Other than Dr. Fiand, no named executive officer received other annual compensation from us or our subsidiaries. For each of the three years presented, Dr. Fiand received an annual car allowance that is less than the amount required to be reported pursuant to SEC rules. Therefore, the column for other annual compensation has been omitted.

(3) Messrs. Simmons and Brown are employees of Contran. The amount shown in the summary compensation table as salary for Mr. Brown represents the portion of the fees we paid pursuant to an intercorporate services agreement with Contran with respect to the services he rendered to us. Mr. Brown became one of our executive officers in February 2004.

(4) Dr. Fiand receives his cash compensation in euros. We report these amounts in the summary compensation table above in U.S. dollars based on an average exchange rate for each of 2004, 2003 and 2002 of $1.2347, $1.1212 and $0.9360 per euro 1.00, respectively.

(5)  Represents amounts we paid pursuant to our share-in-performance plan.

No Grants of Stock Options or Stock Appreciation Rights

     We did not grant any stock options or stock appreciation rights ("SARs") to the named executive officers during 2004, nor did any of our parent or subsidiary companies.

Stock Option Exercises and Holdings

     The following table provides information with respect to each of the named executive officers concerning the aggregate amount the named executive officer realized in 2004 upon the exercise of stock options for NL common stock and the value of unexercised stock options for NL common stock such officer held as of December 31, 2004. Other than stock options exercisable for NL common stock, no named executive officer exercised or held any stock options exercisable for common stock of any of our parent or subsidiary companies nor have any or our parent or subsidiary companies granted any SARs.

                  AGGREGATE STOCK OPTION EXERCISES IN 2004 AND
                         DECEMBER 31, 2004 OPTION VALUES

                                                               Number of Shares
                                Shares                             Underlying               Value of Unexercised
                               Acquired                      Unexercised Options at         In-the-Money Options
                                  on                          December 31, 2004 (#)        at December 31, 2004 (1)
                               Exercise        Value       ---------------------------   ---------------------------
            Name                 (#)         Realized      Exercisable   Unexercisable   Exercisable   Unexercisable
--------------------------    ----------     --------      -----------   -------------   -----------   -------------

Harold C. Simmons
   NL Stock Options.......       -0-         $   -0-           6,000          -0-         $  86,829       $   -0-

Dr. Ulfert Fiand
   NL Stock Options.......     7,000          62,533  (2)      3,600        3,400            38,214         27,475

James W. Brown
   NL Stock Options.......       -0-             -0-             -0-          -0-               -0-           -0-

-------------------------------------------------------------------------------

(1) The aggregate amount is based on the difference between the exercise price of the individual stock options and the closing sales price of $22.10 per share for NL common stock on December 31, 2004.

(2) The amount realized is based on the difference between the same-day sales price per share of the underlying NL common stock issued upon exercise and the exercise price per share.

Pension Plan

     Dr. Fiand is eligible to receive his pension through the Bayer Pensionskasse and the Supplemental Pension Promise. All of our employees in Germany (including wage earners) who have contributed for five years and are less than 55 years of age are covered by the Bayer Pensionskasse. Each employee contributes 2% of eligible earnings excluding bonus, up to the social security contribution ceiling (currently euro 62,400) and the Bayer Pensionskasse provides a benefit of 44% of such employee's accumulated contributions (with a minimum benefit of approximately euro 13 per month). The Supplemental Pension Promise also covers all of our employees in Germany who have completed ten years of service. In Germany, Kronos accrues 11.25% of participants' eligible annual earnings excluding bonus in excess of the social security contribution ceiling, up to a maximum of euro 109,200. The Supplemental Pension Promise provides an annual retirement benefit of 20% of all accruals made by us. Benefits for both plans are payable upon retirement and the attainment of ages specified in the plans. No amounts were paid or distributed under these plans to Dr. Fiand in 2004. As of December 31, 2004, the estimated accrued annual benefit payable upon normal retirement at normal retirement age for Dr. Fiand is euro 27,588.

Compensation Committee Interlocks and Insider Participation

     Compensation for the named executive officers is set by the management development and compensation committee of the board of directors of Kronos. None of the named executive officers served on this committee during 2004.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We may be deemed to be controlled by Harold C. Simmons. Corporations that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly held minority equity interest in another related party. While no transactions of the type described above are planned or proposed with respect to us other than as set forth in the consolidated financial statements included elsewhere in this prospectus, we continuously consider, review and evaluate, and understands that Contran and related entities consider, review and evaluate such transactions. Depending upon the business, tax and other objectives then relevant, it is possible that we might be a party to one or more such transactions in the future.

     It is our policy to engage in transactions with related parties on terms, in our opinion, no less favorable to us than could be obtained from unrelated parties.

     Under the terms of various intercorporate services agreements ("ISAs") entered into between us and various related parties, employees of one company will provide certain management, tax planning, financial and administrative services to the other company on a fee basis. Such charges are based upon estimates of the time devoted by the employees of the provider of the services to the affairs of the recipient, and the compensation and associated expenses of such persons. Because of the large number of companies affiliated with Contran, Kronos and NL, we believe we benefits from cost savings and economies of scale gained by not having certain management, financial and administrative staffs duplicated at each entity, thus allowing certain individuals to provide services to multiple companies but only be compensated by one entity. These ISA agreements are reviewed and approved by the applicable independent directors of the companies that are parties to the agreements. The net ISA fee charged to us was $1.1 million in 2002, $1.5 million in 2003 and $2.8 million in 2004.


     Sales of TiO2 to Kronos (US), Inc. ("KUS"), an affiliate, were $38.5 million in 2002, $57.8 million in 2003 and $41.9 million in 2004 and $8.1 million in the first quarter of 2005. Sales of TiO2 to Kronos Canada, Inc. ("KC") were $7.7 million in 2002, $10.9 million in 2003, $8.9 million in 2004 and $2.2 million in the first quarter of 2005.

     KUS purchases the rutile and slag feedstock used as a raw material in all of our chloride process TiO2 facilities. We purchase such feedstock from KUS for use in our facilities for an amount equal to the amount paid by KUS to the third-party supplier plus a 2.5% administrative fee. Such feedstock purchases were $102.5 million in 2002, $93.3 million in 2003, $106.2 million in 2004 and $29.6 million in the first quarter of 2005.

     Purchases  of TiO2 from KUS were $2.6  million in 2002,  $100,000  in 2003,
$3.5 million in 2004 and nil in the first quarter of 2005. Purchases of TiO2 from KC were $500,000 in each of 2002 and 2003, $700,000 in 2004 and $1.5 million in the first quarter of 2005.

     Royalty income received from KC for use of certain of our intellectual property was $5.8 million in 2002, $6.1 million in 2003, $6.0 million in 2004 and $1.5 million in the first quarter of 2005.

     We are party to master global NL insurance coverage policies with regard to property, business interruption, excess liability and other coverages. The costs associated with these policies aggregated $7.0 million, $5.2 million, $5.3 million and $1.3 million in 2002, 2003, 2004 and the first quarter of 2005, respectively.


     Contran and certain of its subsidiaries and affiliates, including us, purchase certain of their insurance policies as a group, with the costs of the jointly-owned policies being apportioned among the participating companies. With respect to certain of such policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period. As a result, Contran and certain of its subsidiaries and its affiliates, including us, have entered into a loss sharing agreement under which any uninsured loss is shared by those entities who have submitted claims under the relevant policy. We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justifies the risk associated with the potential for uninsured loss.


     Net amounts between us and KUS were generally related to product sales and raw material purchases. Net amounts between us and KC were generally related to product sales and royalties. See Note 8 to the consolidated financial statements included elsewhere in this prospectus for discussion of notes receivable from affiliates.


     Current receivables from and payables to affiliates are summarized in the table below.


                                                  December 31,
                                              -------------------
                                              2003           2004       March 31, 2005
                                              ----           ----       --------------
                                                          (In thousands)

  Current receivables from affiliates:
    KC                                       $ 1,877        $ 2,516         $ 3,133
    Other                                          7              1              34
                                             -------        -------         -------

                                             $ 1,884        $ 2,517         $ 3,167
                                             =======        =======         =======

  Current payables to affiliates:
     KUS                                     $ 8,697        $11,033         $13,946
     NL                                         -                 9              49
                                             -------        -------         -------

                                             $ 8,697        $11,042         $13,995
                                             =======        =======         =======

     Interest income on all loans to related parties was $22.8 million in 2002, less than $50,000 in 2003, $2.8 million in 2004 and $4.9 million in the first quarter of 2005. Interest expense on all loans from related parties was $18.7 million in 2002, less than $100,000 in 2003 and nil in 2004 and the first quarter of 2005.


     In July 2002, all outstanding Series A shares and Series B shares (with aggregate values of $219.0 million and $192.7 million, respectively, at the time of conversion) were converted into 1,385 shares of our common stock. As a result of the conversion, the Series A and B shares were canceled. See Note 8 to the consolidated financial statements included elsewhere in this prospectus.

     5,500,000 profit participation certificates ("PPCs") are designated nonvoting cumulative preferred PPCs and yielded an annual dividend of 4% per share based our earnings and before any common stock dividends to Kronos. Kronos waived its right to dividend distributions for all periods presented and through December 2002. The PPCs were issued to Kronos ($284.3 million) in December 1999 as part of our recapitalization. In July 2002, all outstanding PPCs (with an aggregate value of $284.3 million at the time of redemption) were redeemed in exchange for various notes receivable from NL. As a result of the redemption, the PPCs were canceled.

                          DESCRIPTION OF THE NEW NOTES


     We issued the initial notes and the old notes, and will issue the new notes, under an indenture with The Bank of New York, as trustee. The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture because it defines your rights. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. We have filed the indenture as an exhibit to the registration statement of which this prospectus is a part and incorporate by reference that exhibit into this prospectus. You can find definitions of certain capitalized terms used in this description under "- Certain Definitions."

     The new notes will be our senior obligations, ranking equally in right of payment with the old notes, the initial notes and all our other senior indebtedness. The new notes will be secured by a senior lien on 65% of the capital stock of each of Kronos Limited (United Kingdom), Societe Industrielle Du Titane, S.A., Kronos Titan GmbH and Kronos Denmark ApS, each of which is one of our first-tier operating subsidiaries, which is the same collateral that secures the old notes.

     We will issue the new notes in fully registered form in denominations of euro 1,000 and integral multiples thereof. The trustee will initially act as paying agent and registrar for the new notes. The new notes may be presented for registration or transfer and exchange at the offices of the registrar. We may change any paying agent and registrar without notice to holders of the notes. We will pay principal and any premium on the new notes at the trustee's corporate office in New York. At our option, interest may be paid at the trustee's corporate trust office or by check mailed to the registered address of holders. So long as the new notes are listed on the Luxembourg Stock Exchange, we will maintain a special agent or, as the case may be, a paying and transfer agent in Luxembourg. Any old notes that remain outstanding after the completion of the exchange offer, together with the new notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.


Principal, Maturity and Interest


     An aggregate principal amount of euro 90 million of new notes will be issued in the exchange offer. The new notes will mature on June 30, 2009. Additional notes may be issued from time to time, subject to the limitations set forth under "- Certain Covenants - Limitation on Incurrence of Additional Indebtedness." Interest on the new notes will accrue at the rate of 8 7/8% per annum and will be payable semiannually in cash on each June 30 and December 30 to the persons who are registered holders at the close of business on the June 15 and December 15 immediately preceding the applicable interest payment date. Interest on the new notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.


     The new notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption


     Optional Redemption. Except as described below, the new notes are not redeemable before December 30, 2005. Thereafter, we may redeem all or some of the notes at our option upon not less than 30 nor more than 60 days notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period (or, in the case of the period commencing on December 30, 2008, six-month period) commencing on December 30 of the year set forth below:


         Year                                                       Percentage
         2005...................................................     104.437%
         2006...................................................     102.958%
         2007...................................................     101.479%
         2008 and thereafter....................................     100.000%


     In addition, we must pay accrued and unpaid interest on the notes redeemed.

     Optional Redemption upon Public Equity Offerings. At any time on or prior to June 30, 2005, we may, at our option, use the net cash proceeds of one or more public offerings of equity of KII, Kronos or NL to redeem up to 35% of the principal amount of the notes issued under the indenture at a redemption price of 108.875% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption. However, at least 65% of the principal amount of notes issued under the indenture remains outstanding immediately after any such redemption. In addition, we must make such redemption not more than 90 days after the consummation of any such public offering. We do not currently intend to redeem any notes prior to June 30, 2005, although we reserve the right to so redeem the notes until such date.

     Optional Redemption upon a Change of Control. At any time on or prior to December 30, 2005, we have the option to redeem all, but not less than all, of the notes upon the occurrence of any of the following events, which we refer to in this prospectus as a "Change of Control":

o any sale, lease, exchange or other transfer of all or substantially all of our assets to any person other than the persons specified as permitted holders in the indenture;

o the approval by our stockholders of any plan or proposal for our liquidation or dissolution;

o any person, other than the persons specified as permitted holders in the indenture, becoming the owner of shares representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding capital stock; or

o the replacement of a majority of our board of directors over a two-year period from the directors who constituted our board of directors at the beginning of such period, unless such replacement has been approved by a vote of at least a majority of the board of directors then still in office who either were members of the board at the beginning of such period or whose election as a member of the board was previously so approved or approved by the persons specified as permitted holders in the indenture so long as these permitted holders then beneficially own a majority of our capital stock.

     The redemption price will be equal to the principal amount of the notes plus a premium as specified in the indenture plus any accrued but unpaid interest to the date of redemption. Another person may pay the purchase price and perform our obligations with respect to a redemption. We will send a notice of a redemption to each holder not less than 30 nor more than 60 days prior to the date of redemption and in no event will this notice be sent more than 180 days after the occurrence of a Change of Control. We may give this notice prior to the occurrence of the related Change of Control, and any redemption, purchase or notice may, at our discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of the related Change of Control.

Selection and Notice of Redemption

     If we choose to redeem less than all of the notes, the trustee will select the notes for redemption either:

o in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

o on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     No notes of a principal amount of euro 1,000 or less will be redeemed in part. If a partial redemption is made with the proceeds of a public equity offering, the trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of Euroclear and Clearstream). Notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. In the event notes are to be redeemed, we will also publish a notice of redemption in accordance with the procedures described under "- Notices." On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price.
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

Holding Company Structure

     Our assets consist primarily of investments in our operating subsidiaries. A majority of our cash flows are generated by our operating subsidiaries, and our ability to service indebtedness, including our ability to pay the interest on and principal of the notes, depends upon the distribution of the earnings we receive from our subsidiaries, whether in the form of dividends, partnership distributions, advances or payments on account of intercompany obligations, to service its debt obligations. In addition, the claims of noteholders are subject to the prior payment of all liabilities and to any preferred stock interest of our subsidiaries. There can be no assurance that, after providing for all prior claims, there would be sufficient assets available from us and our subsidiaries to satisfy the claims of the holders of notes. See "Risk Factors - If our subsidiaries do not make sufficient distributions to us, then we will not be able to make payments on our debt, including the new notes" and "Risk Factors - The notes (including the initial notes) are secured only by the pledge of 65% of the stock or other equity interests of certain of our first-tier subsidiaries, and assets of our subsidiaries will first be applied to repay indebtedness and liabilities of our subsidiaries and may not be sufficient to repay the new notes."

     In addition, the new notes will be structurally subordinated in right of payment to all of the indebtedness and other liabilities of our subsidiaries, which, as of March 31, 2005, were approximately $217 million. Furthermore, the indebtedness of certain of our subsidiaries under their credit agreement is secured by liens on substantially all current assets of such subsidiaries. The new notes will not have the benefit of this collateral, nor any other assets of our subsidiaries. Accordingly, if an event of default occurs under our subsidiaries' credit agreement, the lenders under the credit agreement will have a right to such assets and may foreclose upon their collateral. In that case, such assets would first be used to repay in full amounts outstanding under the credit agreement and may not be available to repay the new notes. In the event of a bankruptcy event affecting any of our subsidiaries, local bankruptcy law would be likely to apply. In general, such local bankruptcy law affords significant protection for senior secured creditors and there can be no assurances that, in the event of bankruptcy events affecting our subsidiaries, senior secured creditors could take actions that would materially and adversely affect the value of our ongoing business and the equity value of our subsidiaries. The remaining value, if any, of our assets may not be sufficient to repay the new notes.

Security

     The new notes will be secured only by the pledge of 65% of the capital stock of certain of our first-tier operating subsidiaries identified on the organizational chart on page 3, which is the same collateral that secures the old notes and the initial notes. Each of the pledges securing the new notes will be in favor of either the trustee or a collateral agent appointed under the indenture and will be governed by the local law of the jurisdiction where each of our pledged subsidiaries are formed; those jurisdictions are Denmark, France, Germany and the United Kingdom. As a result, the validity of those pledges, and the ability of the trustee or a collateral agent, as applicable, or the noteholders to realize any benefit associated with the pledged shares, may be limited under applicable local law as any action to enforce the stock pledges must be taken under the laws of the applicable jurisdiction and such laws may differ in significant respects from the laws of the United States. Furthermore, the rights of the trustee or a collateral agent, as applicable, or the noteholders to foreclose upon and sell the pledged shares upon the occurrence of a default will be subject to limitations under applicable local bankruptcy laws if a bankruptcy proceeding were commenced against us or our subsidiaries. Any delay or inability to realize any benefit associated with the lien in any jurisdiction or the application of local bankruptcy laws that are contrary to the noteholders' interests could have a material adverse effect on the lien we have granted on certain of our first-tier subsidiaries and could result in an inability to realize the full value of the share pledges entered into in connection with the issuance of the notes.

Change of Control

     Upon the occurrence of a Change of Control, each noteholder will have the right to require that we purchase all or a portion of such holder's notes pursuant to the offer described below, at a purchase price in cash equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

     Within 60 days following the date upon which the Change of Control occurred, we must send a notice to each noteholder, with a copy to the trustee, which notice will govern the terms of the offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law. In the event of a Change of Control, we will also publish a notice of the offer to purchase in accordance with the procedures described under "- Notices." Holders electing to have a note purchased will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the purchase date specified in the notice.

     We will not be required to make an offer upon a Change of Control if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an offer we make and purchases all notes validly tendered and not withdrawn under such offer.

     If an offer is made, there can be no assurance that we will have available funds sufficient to pay the purchase price for all the notes that might be delivered by holders seeking to accept the offer. In the event we are required to purchase outstanding notes pursuant to an offer, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

     Neither  our board of  directors  nor the  trustee  may waive the  covenant relating to a holder's right to redemption upon a Change of Control. Restrictions in the indenture described in this prospectus on our and our restricted subsidiaries' ability to incur additional indebtedness, to grant liens on our or its property, to make restricted payments and to make asset sales may also make more difficult or discourage a takeover of us, whether favored or opposed by our management. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that we or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of us or any of our subsidiaries by management. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford noteholders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the "Change of Control" provisions of the indenture by virtue thereof.

Certain Covenants

     The following summarizes the material financial and other restrictive covenants contained in the indenture:

     Limitation on Incurrence of Additional Indebtedness. We agreed to not, and to not permit any of our subsidiaries that are restricted subsidiaries for purposes of the indenture (which we refer to in this prospectus as "restricted subsidiaries"), to incur any indebtedness other than the permitted indebtedness described below. However, if no default or event of default has occurred and is continuing at the time of or as a consequence of the incurrence of any such indebtedness, we or any of our restricted subsidiaries that is, or, upon such incurrence, becomes, bound by the indenture as a guarantor (which we refer to in this prospectus as a "guarantor"), may incur indebtedness and any restricted subsidiary that is not or will not, upon such incurrence, become a guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such indebtedness, after giving effect to the incurrence thereof, our Consolidated Fixed Charge Coverage Ratio is greater than 2.5 to 1.0.

     Neither we nor any guarantor may incur any indebtedness that is expressly subordinated to any senior indebtedness of us or any such guarantor unless such indebtedness is also expressly subordinated on the same basis to the notes or any guarantees.

     Under the indenture, in addition to the indebtedness we may incur as described above, we may incur the following permitted indebtedness (which we refer to in this prospectus as "permitted indebtedness"):

o indebtedness under the notes in an aggregate principal amount not to exceed euro 285 million and guarantees in respect thereof;

o indebtedness incurred pursuant to our subsidiaries' credit agreement in an aggregate principal amount at any time outstanding not to exceed euro 80 million less the amount of any principal payments made under such credit agreement with certain net cash proceeds of any Asset Sale;

o other of our and our restricted subsidiaries' indebtedness outstanding on June 28, 2002, the date of issuance of the initial notes;

o    certain obligations under interest swap agreements;

o certain indebtedness under any commodity futures contract, commodity option or other similar agreement designed to protect us against fluctuations in the price of commodities actually at that time used in the ordinary course of our business or any foreign exchange contract, currency swap agreement or other similar agreement designed to protect us against fluctuations in currency values;

o subject to the proviso set forth in the indenture, indebtedness of a restricted subsidiary to us or a restricted subsidiary for so long as such indebtedness is held by us or restricted subsidiary, in each case subject to no lien held by a person other than us or a restricted subsidiary or lenders in respect of our subsidiaries' credit agreement or other permitted indebtedness;

o subject to a proviso set forth in the indenture, indebtedness of us to a restricted subsidiary for so long as such indebtedness is held by a restricted subsidiary, in each case subject to no lien other than a lien of the lenders in respect of our subsidiaries' credit agreement or other permitted indebtedness of such restricted subsidiary;

o indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business if such indebtedness is extinguished within two business days of incurrence;

o indebtedness in respect of bid, payment or performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) and commercial letters of credit, in all such cases in the ordinary course of business;

o    subject  to  the  limitations  contained  in  the  indenture,  indebtedness incurred to  refinance,  extend,  renew,  refund,  repay,  prepay,  redeem, defease or retire any indebtedness existing on June 28, 2002 or subsequently incurred in accordance with the terms of the indenture;

o additional indebtedness of us in an aggregate principal amount not to exceed $20 million at any one time outstanding;

o additional indebtedness of one or more restricted subsidiaries in an aggregate principal amount not to exceed $20 million at any one time outstanding, which amount may, but need not, be incurred in whole or in part under the credit agreement;

o indebtedness consisting of guarantees, indemnities or obligations in respect of customary purchase price adjustments in connection with the acquisition or disposition of assets; and

o indebtedness represented by capitalized lease obligations and indebtedness incurred to finance the purchase price or cost of installation, construction or improvement of property or equipment, in each case incurred in the ordinary course of business not to exceed $15 million at any one time outstanding.

     If we incur indebtedness in compliance with the terms of the indenture that we could incur under more than one category described above, we will, in our sole discretion, classify (or later reclassify) such item of indebtedness in any manner that complies with the indenture. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any indebtedness in the form of additional indebtedness with the same terms, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock, and changes in the amount outstanding due solely to fluctuations in currency exchange rates, will not be deemed to be an incurrence of indebtedness or an issuance of Disqualified Capital Stock for purposes of the terms of the indenture governing incurrence of indebtedness.

     Limitation on Restricted Payments. Subject to the exceptions set forth in the indenture, we agreed to not, and to not cause or permit any of our restricted subsidiaries to, make the following restricted payments:

o declare or pay any dividend or make any distribution, other than dividends or distributions payable in Qualified Capital Stock, on our capital stock;

o acquire or retire for value any capital stock or any warrants, rights or options to purchase or acquire shares of capital stock;

o make any principal payment on, or acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any indebtedness that is subordinate or junior in right of payment to the notes; or

o make any investment other than specified investments permitted pursuant to the indenture;

if at the time of such restricted payment or immediately after giving effect to such restricted payment,

o    a default or an event of default will occur and be continuing; or

o we are not able to incur at least $1.00 of additional indebtedness (other than permitted indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant described above, so long as the Consolidated Fixed Charge Coverage Ratio, after giving effect to such restricted payment, is greater than 3.0 to 1.0; or

o the aggregate amount of restricted payments (including the proposed restricted payment) made subsequent to June 28, 2002 exceeds, without duplication, the sum of the following:

     (a) 75% of our cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) earned subsequent to June 28, 2002 and on or prior to the date the restricted payment occurs, treating such period as a single accounting period; plus

     (b) 100% of the aggregate net cash proceeds we receive from any person other than a restricted subsidiary from the issuance and sale subsequent to June 28, 2002 and on or prior to the date the restricted payment occurs of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

     (c) 100% of the aggregate net cash proceeds of any equity contribution we receive from a holder of our capital stock (excluding, in the case of the paragraph immediately above and this paragraph, any net cash proceeds from a public offerings of equity of KII, Kronos or NL to the extent used to redeem the notes in compliance with the provisions set forth under "Redemption - Optional Redemption upon Public Equity Offerings"); plus

     (d)  without duplication, the sum of:

          (i) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to June 28, 2002 whether through interest payments, principal payments, dividends or other distributions or payments;

          (ii) the net cash proceeds we or any of our restricted subsidiaries receive from the disposition of all or any portion of Investments (other than Permitted Investments) made subsequent to June 28, 2002 other than to a restricted subsidiary; and

          (iii)subject  to  a  proviso   set  forth  in  the   indenture,   upon
               redesignation of an unrestricted subsidiary as a restricted subsidiary, the fair market value of such subsidiary; plus

          (iv) $25 million.

     The provisions summarized above do not prohibit a number of events, including the following:

o the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

o    the  acquisition or redemption of any shares of our capital  stock,  either
     (i) solely in exchange for shares of our Qualified Capital Stock or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a restricted subsidiary) of shares of our Qualified Capital Stock;

o the acquisition or redemption of any indebtedness that is subordinate or junior in right of payment to the notes either (i) solely in exchange for shares of our Qualified Capital Stock or (ii) through the application of net proceeds of (a) a substantially concurrent sale for cash (other than to a restricted subsidiary) of shares of our Qualified Capital or (b) if no default or event of default shall have occurred and be continuing, specified indebtedness incurred in connection with a refinancing of existing indebtedness or incurred in accordance with certain provisions of the "Limitation on Incurrence of Additional Indebtedness" covenant; and

o so long as no default or event of default has occurred and is continuing, repurchases by us of our common stock (or options or warrants to purchase our common stock) from our or our subsidiaries' directors, officers and employees or their authorized representatives upon the death, disability, retirement or termination of employment of such directors, officers and employees, in an aggregate amount not to exceed $3 million in any calendar year.

     Limitation on Asset Sales. The indenture also provides that we will not, and will not permit any of our restricted subsidiaries to, consummate any Asset Sales unless:

o we receive consideration at least equal to the fair market value of the assets sold, as determined in good faith by our board of directors;

o at least 75% of the consideration we received from the Asset Sale is in the form of cash or cash equivalents and is received at the time of such Asset Sale; and

o upon the consummation of the Asset Sale, we apply the net cash proceeds within 365 days of receipt thereof either:
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o    to prepay any  secured  senior  indebtedness  and,  in the case of any such senior indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility; and/or

o to acquire or make an investment in properties and assets that replace the properties and assets that were the subject of such sale or in properties and assets that we will use in our business (which assets we refer to in this prospectus as "replacement assets").

     On the 366th day after an Asset Sale or any earlier date as our board of directors determines not to apply the net cash proceeds of such Asset Sale as set forth above, the net cash proceeds that have not been applied as set forth above will be applied to make an offer to purchase from all noteholders on a pro rata basis, that amount of notes equal to such unapplied amount at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and any unpaid interest thereon to the date of purchase. We may, however, consummate an Asset Sale without complying with this requirement if at least 80% of the consideration for such Asset Sale consists of replacement assets and such Asset Sale is for fair market value. Any consideration that does not constitute replacement assets will be subject to the provisions set forth in the first sentence of this paragraph. We may defer such an offer until the total of the unapplied net cash proceeds is equal to or in excess of $20 million resulting from one or more Asset Sales.

     In the event of the transfer of substantially all (but not all) of our and our restricted subsidiaries' property and assets as an entirety to a person in a transaction permitted under "- Merger, Consolidation and Sale of Assets," which transaction does not constitute a Change of Control, the successor corporation will be deemed to have sold our properties and assets not so transferred for purposes of this covenant, and must comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets deemed to be sold will be deemed to be net cash proceeds for purposes of this covenant.

     Each offer will be mailed to the record holders, with a copy to the trustee, and will comply with the procedures set forth in the indenture. Upon receiving this notice, noteholders may elect to tender their notes in whole or in part in integral multiples of euro 1,000 in exchange for cash. To the extent noteholders properly tender notes in an amount exceeding the offer amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). The offer will remain open for a period of 20 business days or such longer period as may be required by law.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to an offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the "Asset Sale" provisions of the indenture by virtue thereof.

     After the consummation of any offer, we may use any amount not applied to any such purchase for any purpose permitted by the other provisions of the indenture.

     To the extent that any or all of the net cash proceeds related to an Asset Sale of a restricted subsidiary are prohibited or delayed by applicable law from being repatriated (in the form of dividends, loans or otherwise) to us, the portion of such net cash proceeds so affected will not be required to be applied at the time provided above, but may be retained by the applicable restricted subsidiary so long, but only so long, as such applicable law will not permit repatriation to us, and we have agreed to cause the applicable restricted subsidiary to promptly take all actions required by the applicable law to permit such repatriation. After such repatriation of any such affected net cash proceeds is permitted under such applicable law, such repatriation shall be immediately effected and such repatriated net cash proceeds will be applied in a manner as described in this covenant.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. Except as permitted under the indenture, we may not, and may not cause or permit any of our restricted subsidiaries to create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any restricted subsidiary to:
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

o pay dividends or make any other distributions on or in respect of our or our restricted subsidiaries' capital stock;

o make loans or advances or to pay any indebtedness or other obligation owed to us or any other restricted subsidiary; or

o transfer any of its property or assets to us or any other restricted subsidiary,

     Limitation on Preferred Stock of Restricted Subsidiaries. We may not permit any of our restricted subsidiaries to issue any preferred stock other than to us or to one of our wholly-owned restricted subsidiaries, or permit any person other than us or one of our wholly-owned subsidiaries to own any preferred stock of any of our restricted subsidiaries.

     Limitation on Liens. Except as permitted under the indenture, we may not, and may not cause or permit any of our restricted subsidiaries to create, incur, assume or permit or suffer to exist any liens of any kind against or upon any of our or our restricted subsidiaries' property or assets, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, unless:

o in the case of liens securing indebtedness that is expressly subordinate or junior in right of payment to the notes, the notes are secured by a lien of such property, assets or proceeds that is senior in priority to such liens; and

o    in all other cases, the notes are equally and ratably secured.

     Merger, Consolidation and Sale of Assets. The indenture provides that we may not consolidate or merge with or into any person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any our restricted subsidiaries to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of our assets, determined on a consolidated basis for us and our restricted subsidiaries, unless:

o    either:

     o    we are the surviving corporation; or

     o the person formed by such consolidation or into which we are merged or the acquiror is a corporation organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by supplemental indenture in form and substance satisfactory to the trustee the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and our performance of every covenant of the notes, the indenture and the registration rights agreement to be performed or observed;

o immediately after giving effect to such transaction and the assumption contemplated above, we or such surviving entity, as the case may be, has a consolidated net worth equal to or greater than our consolidated net worth immediately prior to such transaction and will in general be able to incur at least $1.00 of additional indebtedness pursuant to the "- Limitation on Incurrence of Additional Indebtedness" covenant described above so long as the Consolidated Fixed Charge Coverage Ratio is greater than 2.5 to 1.0;

o immediately before and immediately after giving effect to such transaction and the assumption contemplated above, no default or event of default has occurred or is continuing; and

o we or the surviving entity has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.
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

     For purposes of the foregoing, the transfer of all or substantially all of the properties or assets of one or more restricted subsidiaries the capital stock of which constitutes all or substantially all of our properties and assets, will be deemed to be the transfer of all or substantially all of our properties and assets.

     The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of our assets in accordance with the foregoing, in which we are not the continuing corporation, the successor person formed by such consolidation or into which we are merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise all of our rights and powers, under the indenture and the notes with the same effect as if such surviving entity had been named as such.

     The indenture also provides that each restricted subsidiary that in the future executes a supplemental indenture in which such guarantor, other than any guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the indenture in connection with any transaction complying with the provisions of "- Limitation on Asset Sales," may not, and we may not cause or permit any guarantor to, consolidate with or merge with or into any person other than us or any other guarantor unless, in general, conditions similar to those described above with respect to a merger or other transaction that involves us are satisfied.

     Limitations on Transactions with Affiliates. Except as permitted under the indenture, we may not, and may not permit any of our restricted subsidiaries to, enter into or permit to exist any transaction with, or for the benefit of, any of our affiliates, other than transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a person that is not our affiliate.

     All transactions with an affiliate involving aggregate payments or other property with a fair market value in excess of $2 million must be approved by our or such restricted subsidiary's board of directors. If we or any restricted subsidiary enters into a transaction with an affiliate that involves an aggregate fair market value of more than $12.5 million, we or such restricted subsidiary, as the case may be, must, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to us or the relevant restricted subsidiary, as the case may be, from a financial point of view, from an independent financial advisor and file the same with the trustee.

     Limitation of Guarantees by Restricted Subsidiaries. Except as set forth in the indenture, our restricted subsidiaries may not, by way of the pledge of any intercompany note or otherwise, assume, guarantee or in any other manner become liable with respect to any of our or another restricted subsidiary's indebtedness, unless, in any such case:

o such restricted subsidiary executes and delivers a supplemental indenture to the indenture, providing a guarantee of payment of the notes by such restricted subsidiary; and

o if such assumption, guarantee or other liability of such restricted subsidiary is provided in respect of indebtedness that is expressly subordinated to the notes (or a guarantee of the notes), the guarantee or other instrument provided by such restricted subsidiary in respect of such subordinated indebtedness is subordinated to the guarantee pursuant to subordination provisions no less favorable to the noteholders than those contained in such other indebtedness.

     Any such guarantee by a restricted subsidiary of the notes will be automatically and unconditionally released and discharged, without any fur ther action required on the part of the trustee or any noteholder, upon:

o the unconditional release of such restricted subsidiary from its assumption, guarantee or other liability in respect of the indebtedness in connection with which such guarantee was executed and delivered pursuant to the preceding paragraph; or

o subject to the provisions of the indenture, any sale or other disposition to any person which is not a restricted subsidiary of all of the capital stock in, or all or substantially all of the assets of, such restricted subsidiary.
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

     Provision of Security. Except as set forth in the indenture, we may not form, acquire or maintain any direct restricted subsidiary, unless, concurrently with the formation, acquisition or maintenance of such subsidiary, we execute and deliver, or cause to be executed and delivered, to the trustee for the benefit of the noteholders, a pledge agreement, in form and substance reasonably satisfactory to the trustee, pursuant to which not less than 65% of the capital stock of such subsidiary is pledged to the trustee for the benefit of the noteholders and we, concurrently therewith, execute and deliver all documents, instruments and agreements in form and substance reasonably satisfactory to the trustee reasonably necessary in the opinion of the trustee to grant and maintain at all times a fully perfected senior lien on the collateral pledged pursuant to such pledge agreement.

     Conduct of Business. Pursuant to the indenture, we and our restricted subsidiaries may not engage in any businesses which are not the same, similar or reasonably related to, or ancillary or complementary to, the businesses in which we and our restricted subsidiaries were engaged on June 28, 2002, the date of original issuance of the initial notes.

     Reports to Holders. The indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish the noteholders (or make publicly available through the SEC's EDGAR database), all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms and all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case within the time periods specified in the SEC's rules and regulations.

     In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. So long as the new notes are listed on the Luxembourg Stock Exchange, copies of such reports shall be available at the specified office of the paying agent and transfer agent in Luxembourg. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the noteholders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     Release of Security Upon Satisfaction of Conditions. We have the right to obtain a release of the liens on items of collateral subject to a sale or disposition in accordance with the indenture, and the trustee will release such collateral from these liens and reconvey this collateral to us immediately prior to such sale or disposition upon delivery to the trustee of an officers' certificate in the form specified in the indenture and any documentation by the Trust Indenture Act.

Events of Default

     The following events are "events of default" under the indenture, and a "default" will occur under the indenture upon an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an event of default:

o the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

o the failure to pay the principal on any notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to the offers described above under "Change of Control" and "Certain Covenants - Limitation on Asset Sales");

o a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 45 days after we receive written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes, except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement;

o the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any of our or our restricted subsidiaries' indebtedness, or the acceleration of the final stated maturity of any such indebtedness, which acceleration is not rescinded, annulled or otherwise cured within 20 days of our receipt of notice of any such acceleration, if the aggregate principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $20 million or more at any time;

o a repudiation by us of any of our obligations under any document (which we refer to in this prospectus as a "collateral document") creating or evidencing a security interest in favor of the trustee for the benefit of the noteholders in any of the property described above under "Security," or the unenforceability of any such collateral document against us if such unenforceability reasonably would be expected to result in a material adverse effect on the liens we granted pursuant to such collateral documents;

o certain events of bankruptcy affecting us or any of our significant subsidiaries; or

o any judgment in an aggregate amount in excess of $20 million has been rendered against us or any of our restricted subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable.

     If an event of default (other than an event of default specified in the last paragraph of the definition of event of default with respect to us) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to us and the trustee specifying the respective event of default and that it is a "notice of acceleration," and the same shall become immediately due and payable.

     If an event of default specified in the last paragraph of the definition of event of default with respect to us occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any noteholder. The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences if the conditions specified in the indenture are satisfied.

     The holders of a majority in principal amount of the notes may waive any existing default or event of default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the Trust Indenture Act. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the noteholders, unless such noteholders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     Under the indenture, we are required to provide an officers' certificate to the trustee promptly upon any such officer obtaining knowledge of any default or event of default that has occurred and, if applicable, describe such default or event of default and the status thereof. Such officers must also provide this certification at least annually whether or not they know of any default or event of default.

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Legal Defeasance and Covenant Defeasance


     We may, at our option and at any time, elect to have our obligations and the obligations of the guarantors discharged with respect to the outstanding notes, which we refer to in this prospectus as a "legal defeasance." Such legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

o the rights of noteholders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

o our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

o the rights, powers, trust, duties and immunities of the trustee and our obligations in connection therewith; and

o    the legal defeasance provisions of the indenture.

     In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture and thereafter any omission to comply with such obligations will not constitute an event of default with respect to the notes, which we refer to in this prospectus as a "covenant defeasance." If a covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an event of default with respect to the notes.

     In order to exercise either a legal defeasance or a covenant defeasance, we must satisfy all of the conditions relating thereto in the indenture.

Satisfaction and Discharge

     The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when:

o    either:

     o in general, all the notes previously authenticated and delivered have been delivered to the trustee for cancellation; or

     o all notes not previously delivered to the trustee for cancellation have become due and payable and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes not previously delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from us directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

o    we have paid all other sums payable under the indenture by us; and

o we have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.
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

Modification of the Indenture

     From time to time, we and the trustee, without the consent of the noteholders, may amend the indenture or the collateral documents for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the trustee, adversely affect the rights of any of the noteholders in any material respect. In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the indenture or collateral documents may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder affected thereby, no amendment may:

o    reduce the amount of notes whose holders must consent to an amendment;

o reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

o reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

o    make any notes payable in money other than that stated in the notes;

o make any change in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes to waive defaults or events of default;

o after our obligation to purchase notes arises thereunder, amend, change or modify in any material respect our obligation to make and consummate the offers described above under "Change of Control" and "Certain Covenants - Limitation on Asset Sales" or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto; or

o modify or change any provision of the indenture or the related definitions affecting the ranking of the indebtedness evidenced by the notes.

Governing Law

     The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

     The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

     The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions. However, if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.
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Notices

All  notices required under the indenture will be deemed to have been given by:

o the mailing by first-class mail, postage prepaid, of such notices to holders of the notes at their registered addresses as recorded in the register; and

o so long as the new notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of such notice to the holders of the new notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if such publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, such newspaper being published on each business day in morning editions, whether or not it shall be published on Saturday, Sunday or holiday editions.

Certain Definitions

     Set forth below is a summary of certain of the defined terms used in the indenture. Please refer to the indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

     "Acquired Indebtedness" means indebtedness of a person or any of its subsidiaries existing at the time such person becomes a restricted subsidiary or at the time it merges or consolidates with or into us or any of our restricted subsidiaries or assumed in connection with the acquisition of assets from such person and in each case not incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a restricted subsidiary or such acquisition, merger or consolidation, except for indebtedness of a person or any of its subsidiaries that is repaid at the time such person becomes a restricted subsidiary or at the time it merges with or into us or any of our restricted subsidiaries other than from our and our other restricted subsidiaries' assets.

     "Asset Acquisition" means (1) an Investment by us or any restricted subsidiary in any other person pursuant to which such person shall become a restricted subsidiary or of any restricted subsidiary, or shall be merged with or into us or any restricted subsidiary, or (2) the acquisition by us or any restricted subsidiary of the assets of any person other than a restricted subsidiary that constitute all or substantially all of the assets of such person or comprise any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by us or any of our restricted subsidiaries (including any sale and leaseback transaction) to any person other than us or restricted subsidiary wholly-owned by us of: (1) any capital stock of any restricted subsidiary; or (2) any other property or assets of us or any restricted subsidiary other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include the following:

o a transaction or series of related transactions for which we or our restricted subsidiaries receive aggregate consideration of less than $2 million;

o    the  sale,  lease,  conveyance,  disposition  or other  transfer  of all or
     substantially   all  of  our  assets  of  as   permitted   under   "Merger,
     Consolidation and Sale of Assets";

o sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of us or any of our restricted subsidiaries to the extent that any such license does not prohibit us or any of our restricted subsidiaries from using any material technologies licensed or require us or any of our restricted subsidiaries to pay fees (other than de minimis fees) for use of any material technologies;

o the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;
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o    disposals or replacements of obsolete,  surplus or unused  equipment in the ordinary course of business;

o any restricted payment not prohibited by the "Limitation on Restricted Payments" covenant or that constitutes a Permitted Investment;

o the sale, lease, conveyance, disposition or other transfer of assets or capital stock of Kronos Invest A/S or Capital Stock of Tinfoss Titan & Iron A/S to the extent the aggregate consideration therefrom is less than $10 million; and

o    affiliate transactions permitted under the indenture.

     "Consolidated EBITDA" means for any period, the sum (without duplication) of the following, all as determined on a consolidated basis for us and our restricted subsidiaries in accordance with GAAP:

o    Consolidated Net Income; and

o    to the extent Consolidated Net Income has been reduced thereby:

     o all of our and our restricted subsidiaries' income taxes paid or accrued in accordance with GAAP for such period;

     o    Consolidated Interest Expense; and

     o    Consolidated Non-cash Charges;

     "Consolidated Fixed Charge Coverage Ratio" means the ratio of our Consolidated EBITDA during the four full fiscal quarters ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to our Consolidated Fixed Charges for such four-quarter period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

o the incurrence or repayment of any indebtedness of us or any of our restricted subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during such four-quarter period or at any time subsequent to the last day of such four-quarter period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of such four-quarter period; and

o any asset sales (other than disposals or replacements of obsolete or unused equipment in the ordinary course of business) or other dispositions or Asset Acquisitions, including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of our or one of our restricted subsidiaries (including any person who becomes a restricted subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during such four-quarter period) occurring during such four-quarter period or at any time subsequent to the last day of such four-quarter period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of such four-quarter period. If we or any of our restricted subsidiaries directly or indirectly guarantees indebtedness of a third person, the preceding sentence shall give effect to the incurrence of such guaranteed indebtedness as if we or
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
     any restricted subsidiary had directly incurred or otherwise assumed such guaranteed indebtedness.

     Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of the "Consolidated Fixed Charge Coverage Ratio":

o interest on outstanding indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such indebtedness in effect on the Transaction Date; and

o notwithstanding the above paragraph, interest on indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest swap arrangements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any period, the sum, without duplication, of:

o    Consolidated Interest Expense; plus

o the product of (x) the amount of all dividend payments on any series of our preferred stock of (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times
     (y) a fraction, the numerator of which is one and the denominator of which is one minus our then current effective consolidated federal, state and local income tax rate, expressed as a decimal.

     "Consolidated Interest Expense" means, for any period, the sum of, without duplication:

o our and our restricted subsidiaries' aggregate of the interest expense for such period determined on a consolidated basis in accordance with GAAP, including without limitation:

     o any amortization of debt discount and amortization or write-off of deferred financing costs;

     o the net cash costs under agreements relating to interest swap arrangements; all capitalized interest; and

     o    the interest portion of any deferred payment obligation; and

o the interest component of capitalized lease obligations paid, accrued and/or scheduled to be paid or accrued during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, for any period, our and our restricted subsidiaries' aggregate net income (or loss) for such period on a consolidated basis, determined in accordance with GAAP, excluding the following:

o after-tax gains from Asset Sales (without regard to the $2 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

o    after-tax items classified as extraordinary gains in accordance with GAAP;

o net income acquired in a "pooling of interests" transaction accrued prior to becoming a restricted subsidiary or prior to the date of a merger or consolidation;

o the net income (but not loss) of any restricted subsidiary to the extent that the declaration of dividends or similar distributions by that restricted subsidiary of that income is restricted by a contract, operation of law or otherwise; provided, however, that if the restricted subsidiary is able despite any such restriction to distribute income or otherwise
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

     transfer cash to us by way of an intercompany loan or otherwise, then such income or cash, to the extent of such ability, will not be excluded pursuant to this provision;

o our net income, other than a restricted subsidiary, except to the extent of cash dividends or distributions paid to us or to one of our wholly-owned restricted subsidiaries by us;

o income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); provided, however, that such income or loss shall be included in Consolidated Net Income for the purpose of calculating our Consolidated Net Income for certain purposes of the "Limitation on Restricted Payments" covenant;

o in the case of a successor by consolidation or merger or as a transferee of our assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

o non-cash charges relating to compensation expense in connection with benefits provided under employee stock option plans, restricted stock option plans and other employee stock purchase or stock incentive plans; and

o income or loss attributable solely to fluctuations in currency values and related tax effects, in either case related to notes and accounts payable existing prior to or as of June 28, 2002 and payable to our affiliates.

     "Consolidated Net Worth" means the consolidated stockholders' equity, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock.

     "Consolidated Non-cash Charges" means, for any period, our and our restricted subsidiaries' aggregate depreciation, amortization and other non-cash expenses reducing our and our restricted subsidiaries' Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP, excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period.

     "Disqualified Capital Stock" means that portion of any capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the notes.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by our board of directors acting reasonably and in good faith.

     "Investment" means any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of any capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness. "Investment" shall exclude (i) extensions of trade credit by us and our restricted subsidiaries on commercially reasonable terms in accordance with our normal trade practices, provided that nothing in this clause shall prevent us or any restricted subsidiary from providing such concessionary trade terms as management deems reasonable in the circumstances; and (ii) loans or extensions of credit to an affiliate that are otherwise permitted under the indenture. If we or any restricted subsidiary sells or otherwise disposes of any common stock of any direct or indirect restricted subsidiary such that, after giving effect to any such sale or disposition, we no longer own, directly or indirectly, at least 50% of the outstanding common stock of such restricted
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

subsidiary, we will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the common stock of such restricted subsidiary not sold or disposed of.

     "Permitted Investments" means, without duplication:

o Investments by us or any of restricted subsidiaries in any person that is or will become immediately after such Investment a restricted subsidiary or that will merge or consolidate into us or a restricted subsidiary;

o    Investments in us by any restricted subsidiary;

o    Investments in cash and cash equivalents;

o loans and advances to our and our restricted subsidiaries' employees and officers in the ordinary course of business for bona fide business purposes;

o agreements designed to protect us against fluctuations in the price of commodities, agreements designed to protect us against fluctuations in currency values and interest swap agreements entered into in the ordinary course of our business and otherwise in compliance with the indenture;

o    additional   Investments  not  to  exceed  $20  million  at  any  one  time outstanding;

o Investments existing June 28, 2002, the original date of issuance of the initial notes;

o Investments resulting from settlements or compromises of accounts receivable or trade payables in the ordinary course of business, Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlements of delinquent obligations of such trade creditors or customers;

o Investments made as a result of consideration received or investments deemed made in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

o Investments represented by guarantees that are otherwise permitted under the indenture;

o    Investments the payment for which is our Qualified Capital Stock; and

o Investments consisting of loans to one or more of our or our subsidiaries' officers, directors or other employees in connection with such officers', directors' or employees' acquisition of shares of our or our affiliates' capital stock, pursuant to the exercise of stock options or in connection with other equity-based compensation.

     "Qualified Capital Stock" means any capital stock that is not Disqualified Capital Stock.


                               REGISTRATION RIGHTS

     We and the initial purchaser entered into a registration rights agreement on November 26, 2004 pursuant to which we agreed that we will, at our expense, for the benefit of the holders of the old notes, (i) within 120 days after November 26, 2004 (the "Filing Date"), file an exchange offer registration statement on an appropriate registration form with respect to a registered offer to exchange the old notes for new notes, which new notes will have terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions) and
(ii) cause the exchange offer registration statement to be declared effective under the Securities Act within 270 days after November 26, 2004. Upon the exchange offer registration statement being declared effective, we will offer the new notes in exchange for surrender of the old notes. We will keep the
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

exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes. For each of the old notes surrendered to us pursuant to the exchange offer, the holder who surrendered such old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue (A) from the later of (i) the last interest payment date on which interest was paid on the old note surrendered in exchange therefor, or (ii) if the old note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date, or (B) if no interest has been paid on such old note, from November 26, 2004.

     If (i) because of any change in law or in currently prevailing interpretations of the Staff of the SEC, we are not permitted to effect an exchange offer, (ii) the exchange offer is not consummated within 300 days of November 26, 2004 or (iii) in certain circumstances, certain holders of unregistered new notes so request, or (iv) in the case of any holder that participates in the exchange offer, such holder does not receive new notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as our affiliate within the meaning of the Securities Act), then in each case, we will (x) promptly deliver to the holders and the Trustee written notice thereof and (y) at our sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the notes, and (b) use our best efforts to keep effective the shelf registration statement until the earliest of two years after November 26, 2004, such time as all of the applicable notes have been sold thereunder. We will, in the event that a shelf registration statement is filed, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the old notes. A holder that sells notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations).

     If we fail to meet the targets listed above, then additional interest will become payable in respect of the old notes as follows:

(i) if (A) neither the exchange offer registration statement nor the shelf registration statement is filed with the SEC on or prior to 120 days after November 26, 2004 or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the registration rights agreement, then commencing on the day after either such required filing date, additional interest will accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days immediately following each such filing date, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

(ii) if (A) neither the exchange offer registration statement nor a shelf registration statement is declared effective by the SEC on or prior to 270 days after November 26, 2004 or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not declared effective by the SEC on or prior to the date required by the registration rights agreement, then, commencing on the day after either such required effective date, additional interest will accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days immediately following such date, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

(iii) if (A) we have not exchanged new notes for all old notes validly tendered in accordance with the terms of the exchange offer on or prior to the 300th day after November 26, 2004 or (B) if applicable, the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective at any time prior to the second anniversary of November 26, 2004 (other than after such time as all notes have been disposed of thereunder), then additional interest will accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days commencing on (x) the 300th day
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          after November 26, 2004, in the case of (A) above, or (y) the day such shelf  registration  statement ceases to be effective,  in the case of
          (B) above, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

     provided, however, that the additional interest rate on the old notes may not accrue under more than one of the foregoing clauses (i) - (iii) at any one time and at no time shall the aggregate amount of additional interest accruing exceed in the aggregate 0.75% per annum; provided, further, that (1) upon the filing of the exchange offer registration statement or a shelf registration statement (in the case of clause (i) above), (2) upon the effectiveness of the exchange offer registration statement or a shelf registration statement (in the case of clause (ii) above), or (3) upon the exchange of new notes for all old notes tendered (in the case of clause (iii) (A) above), or upon the effectiveness of the shelf registration statement that had ceased to remain effective (in the case of clause (iii) (B) above), additional interest on the old notes as a result of such clause (or the relevant subclause thereof), as the case may be, will cease to accrue.

     Any amounts of  additional  interest  due  pursuant to clause (i),  (ii) or
(iii) above will be payable in cash on the same original interest payment dates as the notes.

                          BOOK-ENTRY; DELIVERY AND FORM

     The new notes to be issued in this exchange offer will be issued in registered, global form in minimum denominations of euro 1,000 and integral multiples thereof. The new notes will be represented by one or more global notes in fully registered form without interest coupons and will be deposited with The Bank of New York, London Branch, as common depositary for Euroclear and Clearstream (the "Common Depositary"), and registered in the name of a nominee of the Common Depositary. The notes will not be eligible for clearance through The Depository Trust Company.

     All holders of new notes who exchanged their old notes in this exchange offer will hold their interests through the global note regardless of whether they purchased their interests pursuant to Rule 144A or Regulation S. Except in the limited circumstances described below, owners of beneficial interests in the global note will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global note will be subject to the applicable rules and procedures of Euroclear and Clearstream and their respective direct or indirect participants, which rules and procedures may change from time to time.

Global Note


     The operations and procedures of Euroclear and Clearstream are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We urge investors to contact the system or their participants directly to discuss these matters.


     Upon the issuance of the global note, the Common Depositary will credit, on its internal system, the respective principal amount of the beneficial interests represented by such global notes to the accounts of Euroclear or Clearstream, as the case may be. Euroclear or Clearstream, as the case may be, will credit, on its internal systems, the respective principal amounts of the individual beneficial interests in such global notes to the accounts of persons who have accounts with Euroclear or Clearstream, as the case may be. Ownership of beneficial interests in the global note will be limited to participants or persons who hold interests through participants in Euroclear or Clearstream, as the case may be. Ownership of beneficial interests in the global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by Euroclear or Clearstream, as the case may be, or their nominees (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     As long as the Common Depositary, or its nominee, is the registered holder of a global note, the Common Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the new notes represented by such global note for all purposes under the indenture and the notes. Unless (1) Euroclear or Clearstream notifies us that it is unwilling or unable to continue as a clearing agency, (2) the Common Depositary notifies us that it is unwilling or unable to continue as Common Depositary and a successor Common Depositary is not appointed within 120 days of such notice or (3) in the case of any new note, an event of default has occurred and is continuing with respect to such note,
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owners of beneficial interests in a global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the owners or holders of the global note (or any notes represented thereby) under the indenture or the new notes. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with Euroclear's and Clearstream's applicable procedures (in addition to those under the indenture referred to herein).

     Investors may hold their interests in the global note through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global note on behalf of their participants through customers' securities accounts in their respective names on the books of the Common Depositary. All interests in the global note may be subject to the procedures and requirements of Euroclear and Clearstream.

     Payments of the principal of and interest on the global note will be made to the order of the Common Depositary or its nominee as the registered owner thereof. Neither KII, the Trustee, the Common Depositary nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that the Common Depositary, in its capacity as paying agent, upon receipt of any payment or principal or interest in respect of a global note representing any new notes held by it or its nominee, will immediately credit the accounts of Euroclear or Clearstream, as the case may be, which in turn will immediately credit accounts of participants in Euroclear or Clearstream, as the case may be, with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such new notes as shown on the records of Euroclear or Clearstream, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

     Because Euroclear and Clearstream can act only on behalf of their respective participants, who in turn act on behalf of indirect participants and certain banks, the ability of a holder of a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the Euroclear or Clearstream systems, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some U.S. states require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited.

     Transfers of interests in a global note between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Euroclear and Clearstream have advised us that they will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account with Euroclear or Clearstream, as the case may be, interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, Euroclear and Clearstream reserve the right to exchange the global note for legended notes in certificated form, and to distribute such notes to their respective participants.

     Euroclear and Clearstream have advised us as follows: Euroclear and Clearstream each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

     Euroclear  and  Clearstream   each  provide  various   services   including
safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream each also deal with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of
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Euroclear and Clearstream  have  established an electronic  bridge between their two systems across which their respective account holders may settle trades with each other.

     Account holders in both Euroclear and Clearstream are world-wide financial institutions including underwriters, securities brokers and dealers, trust companies and clearing corporations. Indirect access of both Euroclear and Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

     An account holder's overall contractual relations with either Euroclear or Clearstream are governed by the respective rules and operation procedures of Euroclear or Clearstream and any applicable laws. Both Euroclear and Clearstream act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders.

     Although Euroclear and Clearstream currently follow the foregoing procedures to facilitate transfers of interests in global notes among participants of Euroclear and Clearstream, they are under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither we nor the Trustee will have any responsibility for the performance by Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

     If any depositary is at any time unwilling or unable to continue as a depositary for the notes for the reasons set forth above, we will issue certificates for such notes in definitive, fully registered, non-global form without interest coupons in exchange for the global note. Certificates for notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by Euroclear, Clearstream or the Common Depositary (in accordance with their customary procedures). Upon transfer or partial redemption of any note, new certificates may be obtained from the Transfer Agent in Luxembourg.


     Notwithstanding any statement herein, we and the trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other applicable laws or as Euroclear or Clearstream may require.


Same-Day Settlement and Payment

     The indenture requires that payments in respect of the notes represented by a global note, including principal, premium, if any, interest and liquidated damages, if any, be made by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to notes in certificated form, we will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Certificated notes may be surrendered for payment at the offices of the Trustee or, so long as the notes are listed on the Luxembourg Stock Exchange, the Paying Agent in Luxembourg on the maturity date of the notes. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.


                           MATERIAL TAX CONSIDERATIONS

United States Tax Considerations

     In the opinion of our counsel, Locke Liddell & Sapp LLP, the following discussion in this section entitled "United States Tax Considerations" describes
the  material  United  States  federal  income  tax   considerations   generally
applicable to a U.S. Person who exchanges old notes for new notes in the exchange offer. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, rulings of the Internal Revenue Service (the "IRS") and judicial decisions in existence on the date hereof, all of which are subject to change. Any such change could apply retroactively and could affect adversely the tax consequences described below. No advance tax
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ruling has been sought or obtained from the IRS  regarding the tax  consequences of the transactions described herein and there can be no assurance that the IRS will not challenge one or more of the tax consequences described in this prospectus. This discussion does not purport to be a complete analysis of all potential tax considerations related to the notes.


     For purposes of this discussion, a U.S. Person is:

o an individual who is a citizen of the United States or who is resident in the United States for United States federal income tax purposes;

o    a corporation  (including  any entity  treated as a corporation  for United
     States federal income tax purposes), that is organized under the laws of the United States or any state thereof;

o an estate the income of which is subject to United States federal income taxation regardless of its source; or

o a trust that is subject to the supervision of a court within the United States and is subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code, or that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

     For purposes of this discussion, a U.S. Holder is a beneficial owner of the notes who or which is a U.S. Person and a Non-U.S. Holder is a beneficial owner of the notes other than a U.S. Holder.


     This discussion does not address all United States federal tax considerations, such as estate and gift tax consequences to U.S. Holders, that may be relevant to a Holder in light of its particular circumstances. This discussion does not address the federal income tax consequences that may be relevant to certain Holders that may be subject to special treatment (including, without limitation, Holders subject to the alternative minimum tax, banks, insurance companies, tax-exempt organizations, financial institutions, small business investment companies, partnerships or other pass-through entities, dealers in securities or currencies, broker-dealers, persons who hold notes as part of a straddle, hedging, constructive sale, or conversion transaction, and U.S. Holders whose functional currency is not the U.S. dollar). Furthermore, this discussion does not address any aspects of state, local or other taxation. This discussion is limited to those Holders who purchased notes in the initial offering at the initial offering price and who hold notes as "capital assets" within the meaning of Section 1221 of the Code. In the case of any Non-U.S.
Holder who is an individual, the following discussion assumes that this individual was not a former United States citizen, and was not formerly a resident of the United States for United States federal income tax purposes.


     If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A Holder of notes that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of the notes.

     This discussion is not intended to be, and should not be construed to be, legal, business or tax advice to any particular Holder. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of exchanging, holding and disposing of the notes as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdictions.

     Exchange of Notes

     The exchange of old notes for new notes in the exchange offer will not constitute a taxable event. As a result:


o no Holder will recognize taxable gain or loss as a result of exchanging old notes for new notes pursuant to the exchange offer;
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o    each  Holder's  holding  period of the new notes will  include  the holding period of the old notes exchanged;

o each Holder's adjusted tax basis of the new notes will be the same as the adjusted tax basis of the old notes exchanged immediately before such exchange;


o each Holder's unamortized bond premium on the new notes will be the same as the unamortized bond premium on the old notes exchanged immediately before such exchange; and

o each Holder who elected to amortize bond premium will continue to amortize the bond premium using the same amortization method.

     Consequences to U.S. Holders

     Stated Interest. Stated interest on the notes will be taxable to a U.S. Holder as ordinary income at the time the interest accrues or is received in accordance with the U.S. Holder's method of accounting for United States federal income tax purposes.

     We intend to take the position for United States federal income tax purposes that any redemption premium paid upon a change in control should be taxable to a U.S. Holder as ordinary income when received or accrued in accordance with the U.S. Holder's method of accounting for federal income tax purposes. This position is based in part on our determination that, as of the date of issuance of the new notes, the possibility that any such additional payment will actually be made is a "remote" or "incidental" contingency within the meaning of applicable Treasury regulations. Accordingly, we will not treat the new notes as "contingent payment debt instruments." Our determination that the possibility is a remote or incidental contingency is binding on each U.S. Holder, unless the U.S. Holder explicitly discloses to the IRS, on its federal income tax return for the year during which the note is acquired, that the U.S. Holder is taking a different position. Regardless of our position, however, this matter is not free from doubt and the IRS may assert that the possibility that such an additional payment will actually be made is not a remote or incidental contingency. If such an assertion by the IRS is successful, you could be subject to tax consequences that differ materially and adversely from those described below. The remainder of this discussion assumes that the contingent payment debt rules will not apply to the new notes.

     The interest on the new notes will be paid in euros rather than in United States dollars. In general, a U.S. Holder that uses the cash method of accounting will be required to include in income the United States dollar value of the amount of interest income received, whether or not the payment is received in United States dollars or converted into United States dollars. The United States dollar value of the amount of interest received is the amount of foreign currency interest paid, translated at the spot rate on the date of receipt. The U.S. Holder will not have exchange gain or loss on the interest payment, but may have exchange gain or loss when the U.S. Holder disposes of any foreign currency received.

     A U.S. Holder that uses the accrual method of accounting is generally required to include in income the United States dollar value of interest accrued during the accrual period. Accrual basis U.S. Holders may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, the U.S. dollar value of accrued interest is translated at the average rate for the interest accrual period (or, with respect to an accrual period that spans two taxable years, the average rate for the partial period within the taxable year). For this purpose, the average rate is the simple average of spot rates of exchange for each business day of such period or other average exchange rate for the period reasonably derived and consistently applied by the U.S. Holder. Under the second method, a U.S. Holder can elect to accrue interest at the spot rate on the last day of an interest accrual period (in the case of a partial accrual period, the last day of the taxable year) or, if the last day of an interest accrual period is within five business days of the receipt or payment, the spot rate on the date of receipt or payment. Any such election will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies and thereafter acquired, and may not be revoked without the consent of the IRS. An accrual basis U.S. Holder will recognize exchange gain or loss on the receipt
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

of a foreign currency interest payment if the exchange rate on the date payment is received differs from the rate applicable to the previous accrual of that interest income. The foreign currency gain or loss of a U.S. Holder will generally be treated as United States sourced ordinary income or loss.

     Bond Premium. The old notes were issued with "bond premium." A U.S. Holder may elect to amortize bond premium on a note as described below. If a U.S. Holder elected to amortize bond premium on an old note, such U.S. Holder's unamortized bond premium on the new note will be the same as the unamortized bond premium on an old note exchanged immediately before such exchange, and such U.S. Holder will continue to amortize the bond premium on the new note using the same amortization method used on the old note. If a U.S. Holder did not elect to amortize bond premium on an old note but elects to amortize bond premium on a new note exchanged, such U.S. Holder may not amortize amounts that would have been amortized on the old note in prior taxable years had an election been in effect for those prior years.

     In general, bond premium is the amount by which the actual purchase price of a note exceeds the sum of all amounts payable on the note after the acquisition date (other than payments of qualified stated interest). Qualified stated interest is generally defined as interest that is unconditionally payable in cash or in property at least annually at a single fixed rate. If a note provides for the payment of only qualified stated interest and the principal at maturity, the bond premium is generally the amount by which the actual purchase price of the note exceeds the amount payable upon maturity. The bond premium is generally amortized over the term of the note on a constant yield basis. The note holder generally amortizes the bond premium by offsetting the interest allocable to an accrual period with the premium allocable to that accrual period.

     Notwithstanding these general rules, the bond premium calculation may differ where a note is callable prior to maturity at a price other than the face amount of the note. This exception to the general rule can apply to the notes because of the optional redemption feature applicable to the notes. Where a note is callable prior to maturity at a price other than the face amount of the note, the bond premium is the amount by which the actual purchase price of a note exceeds the amount payable upon a redemption of the note if it results in a smaller amount of bond premium attributable to the period prior to the redemption date (irrespective of whether the note is in fact redeemed). In such a case, the period of amortization is the period from issuance of the note to the redemption date. This calculation must be repeated with respect to each possible redemption date, and the redemption date that results in the least amount of bond premium attributable to each period will govern. If the note is not in fact redeemed on such redemption date, the note will be treated for purposes of recomputing amortizable bond premium as maturing on that redemption date for the amount payable upon redemption and then reissued on that redemption date for the amount so payable. The amount of bond premium attributable to the taxable year in which the note is actually redeemed includes an amount equal to the excess of the amount of the adjusted basis (for determining loss on sale or exchange) of such note as of the beginning of the taxable year over the amount received on redemption of the note or (if greater) the amount payable on maturity.

     Because of the rules described in the preceding paragraph, the optional redemption feature of the notes could reduce the bond premium allocable to a particular period compared to the result under the general rules described above. A U.S. Holder may be able to vary this result by making an election under Treasury Regulation Section 1.1272-3 to treat all interest attributable to the notes as accruing on a constant yield basis. Prospective investors are urged to consult with their tax advisors concerning such election.

     If a U.S. Holder elects to amortize bond premium, the amount of interest that must be included in the U.S. Holder's income for each period will be reduced by the portion of bond premium allocable to that period under the rules discussed above. Bond premium is determined and amortized in euros. The United States dollars equivalent of the reduced amount of interest is included in the U.S. Holder's income as determined pursuant to the discussion above. In addition, a U.S. Holder will recognize exchange gain or loss on the portion of bond premium amortized with respect to each period based on the difference between the spot exchange rate on the date the bond premium is paid and the exchange rate at which the bond premium is applied against interest.

     If a U.S. Holder does not elect to amortize bond premium, the U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting (as discussed above). The U.S. Holder will receive a tax benefit from the bond premium only in computing its gain or loss upon the sale or other disposition or payment of the principal amount of the note.
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

     An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds, the interest on which is includible in the U.S. Holder's gross income, held at the beginning of the U.S. Holder's first taxable year to which the election applies or thereafter acquired. The election may be revoked only with the consent of the IRS.

     Disposition of Notes. In the case of a sale or other disposition (including a retirement, but excluding the exchange) of a note, a U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount received (other than any amount representing accrued but unpaid stated interest, which is taxable as ordinary income) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the U.S. Holder's cost of the note in United States dollars, reduced by any amortized bond premium (measured in United States dollars using the spot rate in effect on the date such holder acquired the note). Except as described below with respect to currency exchange gain or loss, gain or loss recognized by a U.S. Holder on a sale or other disposition of a note generally will constitute capital gain or loss. Capital gains of non-corporate taxpayers from the sale or other disposition of a note held for more than one year are eligible for reduced rates of United States federal income taxation. The deductibility of a capital loss realized on the sale or other disposition of a note may be subject to limitations.

     With respect to the sale or other disposition (including a retirement, but excluding the exchange) of a note denominated in euros, the amount realized in euros will be considered to be (1) first, the payment of accrued but unpaid interest (on which exchange gain or loss will be recognized as described in the section entitled "Stated Interest" above), and (2) second, a payment of principal. For purposes of determining gain or loss (as discussed above), the amount realized in euros will be translated on the date of sale or other disposition. Additionally, exchange gain or loss will be separately computed in euros on the amount of principal (including unamortized bond premium) to the extent that the rate of exchange on the date of sale or other disposition differs from the rate of exchange on the date the note was acquired. Exchange gain or loss computed on accrued interest and principal will be recognized, however, only to the extent of total gain or loss realized on the transaction.

     In the case of a note denominated in euros, the cost of the note to the U.S. Holder will be the United States dollar value of the purchase price in euros translated at the spot rate for the date of purchase. The conversion of United States dollars into euros and the immediate use of that currency to purchase a note generally will not result in a taxable gain or loss for a U.S. Holder.

     Disposition of Euros. A U.S. Holder will have a tax basis in any euros received as interest on a note, or received on the sale or other disposition of a note, equal to the United States dollar value of such euros on the date of receipt. Any gain or loss realized by a U.S. Holder on a sale or other disposition of such euros will be ordinary income or loss.

     Backup Withholding and Information Reporting. We, our paying agent or a broker may be required to provide the IRS with certain information, including the name, address and taxpayer identification number of U.S. Holders, the aggregate amount of principal and interest (and premium, if any) and sales proceeds paid to that Holder during the calendar year, and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain U.S. Holders including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts. In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or is notified by the IRS that it has failed to properly report payments of interest and dividends, we, our paying agent or a broker may be required to "backup" withhold tax at a rate equal to 28% on each payment of interest and principal (and premium, if any) and sales proceeds on or with respect to the notes.

     Backup withholding is not an additional tax; any amounts so withheld may be credited against the United States federal income tax liability of the Holder or refunded if the amounts withheld exceed such liability, provided that the required information is furnished to the IRS.

     Consequences to Non-U.S. Holders

     Interest Income. Interest earned on a note by a Non-U.S. Holder will be considered "portfolio interest," and will not be subject to United States federal income tax or withholding, if:

o the certification requirements described generally below are satisfied and the Non-U.S. Holder is not (i) a "controlled foreign corporation" that is related to us as described in Section 881(c)(3)(C) of the Code, (ii) a bank receiving the interest on a loan made in the ordinary course of its business, or (iii) a person who owns, directly or under the attribution rules of Section 871(h)(3)(C) of the Code, 10% or more of the total combined voting power of all our stock;

o the interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder; and

o we do not have actual knowledge or reason to know that the beneficial Holder is a U.S. Person and we can reliably associate the interest payment with the certification documents provided to us.

     The certification requirements will be satisfied if either (i) the beneficial owner of the note timely certifies to us or our paying agent, under penalties of perjury, that such owner is a Non-U.S. Holder and provides its name and address, or (ii) a custodian, broker, nominee, or other intermediary acting as an agent for the beneficial owner (such as a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business) that holds the notes in such capacity timely certifies to us or our paying agent, under penalties of perjury, that such statement has been received from the beneficial owner of the notes by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to us or our paying agent a copy thereof. The foregoing certification may be provided on a properly completed IRS Form W-8BEN or W-8IMY, as applicable, or any successor forms, duly executed under penalties of perjury. With respect to the certification requirement for notes that are held by an entity that is classified for United States federal income tax purposes as a foreign partnership, the applicable Treasury Regulations provide that, unless the foreign partnership has entered into a withholding agreement with the IRS, the foreign partnership will be required, in addition to providing an intermediary Form W-8IMY, to attach an appropriate certification by each partner.

     Any payments to a Non-U.S. Holder of interest that do not qualify for the "portfolio interest" exemption, and that are not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, will be subject to United States federal income tax and withholding at a rate of 30% (or at a lower rate under an applicable tax treaty).

     Disposition of Notes. Any gain recognized by a Non-U.S. Holder on a sale or other disposition (including a retirement, but excluding the exchange) of a note will not be subject to United States federal income tax or withholding if (i) the gain is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, and (ii) in the case of a Non-U.S. Holder who is an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the individual does not have a "tax home" in the United States and the gain is not attributable to an office or other fixed place of business maintained in the United States by the individual.

     Effectively Connected Income. Any interest earned on a note, and any gain realized on a sale or other disposition (including a retirement, but excluding the exchange) of a note, that is effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder will be subject to United States federal income tax at regular graduated rates as if the Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a corporation, the Non-U.S. Holder may also be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) imposed on any such effectively connected earnings and profits. However, such income will not be subject to United States federal income tax withholding if the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI to us or our paying agent.

     Estate Tax Consequences. Any note that is owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the date of death will not be included in such individual's estate for United States federal estate tax purposes, unless the individual owns, directly or indirectly, 10% or more of the voting power of all our stock, or, at the time of such individual's death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

     Backup Withholding and Information Reporting. We must report annually to the IRS and to each Non-U.S. Holder any interest on the notes that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the "portfolio interest" exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     In the case of payments of interest on the notes, backup withholding and information reporting will not apply if the Non-U.S. Holder has made the requisite certification, described in the section entitled "Interest Income" above or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge that (i) the holder is a U.S. Holder, or (ii) the conditions of any other exemption are not, in fact, satisfied.

     The payment of the proceeds on the disposition (including a redemption) of a note to or through the U.S. office of a broker generally will be subject to information reporting and potential backup withholding unless a holder either certifies its status as a Non-U.S. Holder under penalties of perjury on IRS Form W-8BEN (or a suitable substitute form) and meets certain other conditions or otherwise establishes an exemption. If the foreign office of a foreign broker (as defined in applicable Treasury regulations) pays the proceeds of the disposition of a note to the seller thereof, backup withholding and information reporting generally will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment of the proceeds of the disposition of a note by (1) a foreign office of a custodian, nominee, other agent or broker that is a U.S. Person, (2) a foreign custodian, nominee, other agent or broker that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) a foreign custodian, nominee, other agent or broker that is a controlled foreign corporation for United States federal income tax purposes or (4) a foreign partnership if at any time during its tax year one or more of its partners are U.S. Persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a trade or business within the United States, unless the custodian, nominee, other agent, broker or foreign partnership has documentary evidence in its records that the holder is not a U.S. Person and certain other conditions are met or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax; any amounts so withheld may be credited against the United States federal income tax liability of the holder or refunded if the amounts withheld exceed such liability, provided that the required information is furnished to the IRS.

Luxembourg Tax Considerations

     The following discussion is a summary of some of the material Luxembourg income tax consequences relevant to the acquisition, ownership and disposition of the notes offered by this prospectus for a non-resident Holder of a note. This summary is based on Luxembourg laws, regulations, rulings and decisions now in effect, all of which are subject to change.

     This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular Holder. Prospective investors are urged to consult their tax advisors regarding the Luxembourg income tax consequences of exchanging, holding and disposing of the notes as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdictions.

     Withholding Tax

     Under Luxembourg tax laws currently in effect, there is no withholding tax on payments of principal, interest, accrued but unpaid interest or accretions of yield to maturity in respect of the notes, nor is any Luxembourg withholding tax payable by such Holders on redemption or repurchase of the notes. There is no income tax due upon redemption or repurchase of, or on capital gains on the sale of, any notes held by a non-resident, as long as the notes are not held through a permanent establishment in Luxembourg.

     No stamp, value added, registration or similar taxes or duties will, under present Luxembourg law, be payable in Luxembourg by the Holders of notes in connection with the issuance of the notes.

     EU Directive on the Taxation of Savings Income

     On June 3, 2003, the European Union Council of Economic and Finance Ministers adopted a directive on the taxation of savings income in the form of interest payments. The Luxembourg government on February 9, 2004 submitted a bill to parliament to approve the implementation of this directive. The ultimate aim of this directive is to enable savings income in the form of interest payments made in one member state to beneficial owners who are individuals resident in another EU member state to be made subject to effective taxation in accordance with the laws of the latter member state. In principle this will be achieved by the automatic exchange of information concerning interest payments between member states.

     Luxembourg is allowed by way of exception not to apply the automatic exchange of information at the same time as the other EU member states but is required to apply a withholding tax to the savings income covered by this directive during a transitional period, starting as of the effective date of this directive at a rate of 15% during the first three years, increased to 20% for the subsequent three years and 35% thereafter. Luxembourg will apply the above described system of withholding tax from July 1, 2005 provided that certain non-EU countries and overseas territories of EU countries apply from that same date the automatic exchange of information in the equivalent manner as provided for in this directive, (or, during the transitional period, apply a withholding tax on the same terms as are contained in this directive).

     Beneficial owners of interest payments who wish to avoid the Luxembourg withholding tax that may be due if the interest is paid to them by a Luxembourg paying agent will have the choice of at least one of the two following procedures allowing an exemption to the withholding tax system: they either authorize the Luxembourg paying agent to exchange information with the tax authorities of their country of residence or they provide the Luxembourg paying agent with a tax certificate issued by the competent tax authority of their member state of residence.

German Tax Considerations


     The following is a summary of some of the material German income tax consequences relevant to the acquisition, ownership and disposition of notes for a resident and non-resident Holder of a note. This summary is based on German laws, regulations, rulings and decisions now in effect, all of which are subject to change.


     Under German tax law, the new notes should be treated as identical with the old notes so that the exchange should not be a taxable transaction under German tax law, and the cost basis of the old notes should carry over to the new notes. However, prospective investors are urged to consult their tax advisors regarding the German income tax consequences of exchanging, holding and disposing of the notes as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdictions.

         Tax Residents

     Payments of interest on the notes, including interest having accrued up to the sale of a note and credited separately ("Accrued Interest") to persons who are tax residents of Germany (i.e., persons whose residence, habitual abode, statutory seat or place of effective management and control is located in Germany) are subject to German income tax (plus a solidarity surcharge of 5.5% thereon (Solidaritaetszurschlag)). Such interest is also subject to trade tax if the notes form part of the property of a German trade or business.

     The notes were issued with a bond premium. In general, bond premium is the amount by which the actual price of the note exceeds the amount payable upon maturity. Generally, bond premium should be amortized ratably over the term of the note in the form of return of capital. Notwithstanding this general rule, the bond premium may be amortized over the term of the note in the form of return of capital. Notwithstanding this general rule, the bond premium may be amortized over a shorter period of time where a note is callable prior to maturity at a price other than the face amount of the note. This exception could apply to the notes exchanged pursuant to this offering because of the optional redemption feature applicable to the notes. German resident holders are urged to consult their tax advisors regarding the German income, trade and solidarity tax consequences of amortizing any bond premium in connection with the notes exchanged pursuant to this offer.

     Capital gains from the disposal of notes by German-resident corporate Holders of notes will be subject to corporate income tax (plus a solidarity surcharge at a rate of 5.5% thereon) and trade tax. For purposes of computing the capital gain amount on the disposal of a note issued with a bond premium, a holder's basis should include any unamortized bond premium remaining on the note at the disposition date. German resident holders are urged to consult their tax advisors regarding the German income, trade and solidarity tax consequences of disposing of a note issued with any bond premium pursuant to this offer.

     If the notes are held in a custodial account that the holder maintains with a German branch of a German or non-German financial or financial services institution (the "Disbursing Agent"), a 30% withholding tax on interest payments (Zinsabschlagsteuer), plus a 5.5% solidarity surcharge on such tax, will be levied, resulting in a total tax charge of 31.65% of the gross interest payment. Withholding tax is also imposed on Accrued Interest.

     In computing the tax to be withheld, the Disbursing Agent may deduct from the basis of the withholding tax any Accrued Interest paid by the holder of a note to the Disbursing Agent during the same calendar year. No withholding tax will be deducted if the holder of the note has submitted to the Disbursing Agent a certificate of non-assessment (Nichtveranlagungsbescheinigung) issued by the relevant local tax office.

     Withholding tax and the solidarity surcharge thereon are credited as prepayments against the German income tax and the solidarity surcharge liability of the German resident. Amounts overwithheld will entitle the holder to a refund, based on an assessment to tax.

     Nonresidents

     Interest, including Accrued Interest, and capital gains with respect to a note held by a German nonresident are not subject to German taxation, unless:

     (1)  the  note  forms  part  of  the  business   property  of  a  permanent
          establishment, including a permanent representative, or a fixed base maintained in Germany by the Holder; or

     (2) the interest income otherwise constitutes German-source income (such as income from the letting and leasing of certain property located in Germany).

     In situations (1) and (2), a tax regime similar to that explained above under "Tax Residents" applies. Capital gains from the disposition of the Notes are, however, only taxable in situation (1).

     Nonresidents of Germany are, in general, exempt from German withholding tax on interest and the solidarity surcharge thereon. However, where the interest is subject to German taxation as set forth in the preceding paragraph and the notes are held in a custodial account with a disbursing agent, withholding tax is levied as explained above under "Tax Residents."

     Other Taxes

     No stamp, issue, registration or similar taxes or duties will be payable in Germany in connection with the issuance, delivery or execution of the notes. Currently, a net assets tax is not levied in Germany.

                              PLAN OF DISTRIBUTION

     If you are a broker-dealer and hold old notes for your own account as a result of market-making activities or other trading activities and you receive new notes in exchange for old notes in the exchange offer, then you may be a statutory underwriter and must acknowledge that you will deliver a prospectus in connection with any resale of these new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We acknowledge and, unless you are a broker-dealer, you must acknowledge that you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of new notes. For a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplements, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of these new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 120 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal.

     We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes other than commissions or concessions of any broker-dealers and will indemnify the holders of the new notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, registration statements and other information with the SEC. You may read and copy our reports, registration statements and other information we file with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. In addition, reports and other filings are available to the public on the SEC's web site at www.sec.gov.

     If for any reason we are not subject to the reporting requirements of the Exchange Act in the future, we will still be required under the indenture governing the notes to furnish the holders of the notes with certain financial and reporting information. See "Description of the New Notes-Certain Covenants-Reports to Holders" for a description of the information that we are required to provide.


     We do not maintain a website on the Internet. However, Kronos maintains a website on the Internet with the address of www.kronostio2.com. Copies of our Annual Report on Form 10-K for the year ended December 31, 2004 and copies of our Quarterly Reports on Form 10-Q for 2003, 2004 and 2005 and any Current Reports on Form 8-K for 2003, 2004 and 2005, and any amendments thereto, are or will be available free of charge at such website as soon as reasonably practical after they are filed with the SEC. Information contained on Kronos' website is not part of this prospectus.


                           GENERAL LISTING INFORMATION

     We will apply to list the new notes on the Luxembourg Stock Exchange in accordance with its rules once the exchange offer has been completed. Prior to the listing, a legal notice relating to the issuance of the new notes and our certificate of incorporation will be deposited with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where these documents are available for inspection and where copies of these documents may be obtained free of charge on request.

     As long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, copies of our certificate of incorporation and the indenture and the registration rights agreement relating to the new notes may be inspected, and our most recent audited annual consolidated financial statements and unaudited quarterly consolidated financial statements may be obtained, on any business day free of charge, at the office of the paying agent in Luxembourg.

     Our board of directors approved the issuance of the new notes on November 17, 2004.

     Except as disclosed in this prospectus, we are not involved in, or have any knowledge of a threat of, any litigation, administrative proceeding or arbitration which, in our judgment, is or may be material in the context of the issuance of the notes.


     Except as disclosed in this prospectus, there has been no material adverse change in our consolidated financial position since March 31, 2005.


     The new notes have been accepted for clearance through Euroclear and Clearstream with a Common Code of 015591412 and an International Securities Identification Number of XS0155914129.

                                  LEGAL MATTERS


     Certain legal matters with regard to the validity of the new notes, including the enforceability of our obligations under the new notes, will be passed upon for us by Locke Liddell & Sapp LLP, Dallas, Texas.


                                     EXPERTS

     The consolidated financial statements of Kronos International, Inc. and its subsidiaries as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Kronos Titan GmbH and its subsidiary as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Kronos Denmark ApS and its subsidiaries as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors.

     The Amended and Restated Bylaws the ("Bylaws") of Kronos International, Inc. (the "Registrant") provide for the indemnification of a person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"). Each such person is specifically indemnified in the Bylaws against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful, except that, in the case of any action or suit brought by or in the right of the Registrant, no indemnification will be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the adjudicating court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that such court deems proper.

     The Registrant will pay expenses incurred by a present or former director or officer of the Registrant in advance of the final disposition of an action, suit or proceeding, if such person undertakes to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Registrant.

     Certain of the directors and officers of the Registrant have entered into indemnity agreements with the registrant (the "Indemnity Agreements"), which provide for the indemnification of such persons to the fullest extent permitted by the DGCL.

     The indemnification and expense advancement provisions in the Bylaws and the Indemnity Agreements are expressly not exclusive of any other rights of indemnification or advancement of expenses pursuant to the Bylaws, the Indemnity Agreements or of other rights of indemnification or advancement of expenses pursuant to any agreement, vote of the stockholder or directors or pursuant to judicial direction. The Registrant is authorized to purchase insurance on behalf of the indemnified persons for liabilities incurred, whether or not the Registrant would have the power or obligation to indemnify such person pursuant to the Bylaws, the Indemnity Agreements or the DGCL.

Item 21.          Exhibit and Financial Statement Schedules.

         (a)      Exhibits.

Exhibit No.       Exhibit

3.1        Certificate  of  Incorporation  of the  Registrant -  incorporated  by  reference to Exhibit 3.1 to the  Registrant's
           Registration Statement on Form S-4 (File No. 333-100047).

3.2        Certificate of Amendment to Certificate of  Incorporation  of the Registrant,  dated March 15, 1989 - incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

3.3        Certificate of Amendment to Certificate of Incorporation  of the Registrant,  dated January 1, 1999 - incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).
                                       II-1


3.4        Certificate of Amendment to Certificate of Incorporation of the Registrant,  dated February 8, 1999 - incorporated by reference to Exhibit 3.4 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

3.5        Certificate of Amendment to Certificate of  Incorporation  of the Registrant,  dated December 15, 1999 - incorporated by reference to Exhibit 3.5 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

3.6        Amended and  Restated  Bylaws of the  Registrant  -  incorporated  by  reference  to Exhibit 3.6 to the  Registrant's
           Registration Statement on Form S-4 (File No. 333-100047).

4.1        Indenture  governing the 8.875% Senior Secured Notes due 2009, dated as of June 28, 2002,  between the Registrant and
           The Bank of New York, as trustee - incorporated  by reference to Exhibit 4.1 to the Quarterly  Report on Form 10-Q of
           NL Industries, Inc. for the quarter ended June 30, 2002.

4.2        Form of certificate  of 8.875% Senior Secured Note due 2009 (included as Exhibit A to Exhibit 4.1) - incorporated  by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

4.3        Form of certificate  of 8.875% Senior Secured Note due 2009 (included as Exhibit B to Exhibit 4.1) - incorporated  by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

4.4        Purchase  Agreement,  dated as of June 19, 2002,  among the  Registrant,  Deutsche Bank AG London,  Dresdner Bank AG,
           London Branch,  and Commerzbank  Aktiengesellschaft,  London Branch - incorporated by reference to Exhibit 4.4 to the
           Quarterly Report on Form 10-Q of NL Industries, Inc. for the quarter ended June 30, 2002.

4.5        Purchase  Agreement  dated  November  18, 2004 between  Kronos  International,  Inc.  and  Deutsche  Bank AG London -
           incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of the Registrant dated November 24, 2004.

4.6        Form of Registration  Rights Agreement as of November 26, 2004 between Kronos  International,  Inc. and Deutsche Bank
           AG London -  incorporated  by  reference  to Exhibit 4.5 to the Current  Report on Form 8-K of the  Registrant  dated
           November 24, 2004.

4.7        Collateral  Agency  Agreement,  dated as of June 28,  2002,  among  The Bank of New York,  U.S.  Bank,  N.A.  and the
           Registrant  (filed  herewith  only with  respect to Sections 2, 5, 6 and 8 thereof) -  incorporated  by  reference to
           Exhibit 4.6 to the Quarterly Report on Form 10-Q of NL Industries, Inc. for the quarter ended June 30, 2002.

4.8        Security Over Shares Agreement (shares of Kronos Limited),  dated June 28, 2002,  between the Registrant and The Bank of New York,  U.S., as trustee - incorporated by reference to Exhibit 4.7 to the Quarterly  Report on Form 10-Q of NL
           Industries, Inc. for the quarter ended June 30, 2002.

4.9        Pledge of Shares (shares of Kronos Denmark ApS), dated June 28, 2002,  between the Registrant and U.S. Bank, N.A., as collateral  agent - incorporated  by reference to Exhibit 4.8 to the Quarterly  Report on Form 10-Q of NL Industries,
           Inc. for the quarter ended June 30, 2002.

4.10       Pledge  Agreement  (pledge of shares of Societe  Industrielle  du Titane,  S.A.),  dated June 28,  2002,  between the
           Registrant  and U.S.  Bank,  N.A., as collateral  agent -  incorporated  by reference to Exhibit 4.9 to the Quarterly
           Report on Form 10-Q of NL Industries, Inc. for the quarter ended June 30, 2002.
                                       II-2

4.11       Partnership  Interest Pledge Agreement  (pledge of fixed capital  contribution in Kronos Titan GmbH & Co. OHG), dated
           June 28, 2002,  between the  Registrant  and U.S.  Bank,  N.A., as collateral  agent -  incorporated  by reference to
           Exhibit 4.10 to the Quarterly Report on Form 10-Q of NL Industries, Inc. for the quarter ended June 30, 2002.

4.12       Recapitalization  Agreement,  dated as of June 5, 2002,  between the  Registrant and Kronos,  Inc. - incorporated  by reference to Exhibit 4.12 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

4.13       Redemption  Agreement,  dated as of June 6, 2002,  between the Registrant and NL Industries,  Inc. - incorporated  by reference to Exhibit 4.13 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

4.14       Form of Profit  Participation  Certificate  (English  translation  from German  language  document) - incorporated by reference to Exhibit 4.14 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

5.1***     Opinion of Locke Liddell & Sapp LLP.

8.1***     Opinion of Locke Liddell & Sapp LLP.

10.1       euro 80,000,000  Facility  Agreement,  dated June 25, 2002,  among Kronos Titan GmbH & Co. OHG, Kronos Europe  S.A./N.V.,
           Kronos Titan A/S and Titania A/S, as  borrowers,  Kronos Titan GmbH & Co. OHG,  Kronos  Europe  S.A./N.V.  and Kronos
           Norge AS, as  guarantors,  Kronos  Denmark ApS, as security  provider,  Deutsche Bank AG, as mandated lead  arranger,
           Deutsche Bank  Luxembourg  S.A., as agent and security  agent,  and KBC Bank NV, as fronting  bank, and the financial institutions  listed in Schedule 1 thereto,  as lenders - incorporated  by reference to Exhibit 10.1 to the Quarterly
           Report on Form 10-Q of NL Industries, Inc. for the quarter ended June 30, 2002.

10.2       First  Amendment  Agreement,  dated  September 3, 2004,  Relating to a Facility  Agreement  dated June 25, 2002 among
           Kronos Titan GmbH, Kronos Europe S.A./N.V.,  Kronos Titan AS and Titania A/S, as borrowers, Kronos Titan GmbH, Kronos
           Europe S.A./N.V.  and Kronos Norge AS, as guarantors,  Kronos Denmark ApS, as security  provider,  with Deutsche Bank
           Luxembourg S.A.,  acting as agent - incorporated by reference to Exhibit 10.8 to the  Registration  Statement on Form
           S-1 of Kronos Worldwide, Inc. (File No. 333-119639).

10.3       Lease Contract,  dated June 21, 1952, between  Farbenfabriken  Bayer  Aktiengesellschaft  and  Titangesellschaft  mit
           beschrankter  Haftung  (German  language  version and English  translation  thereof) -  incorporated  by reference to
           Exhibit 10.14 to the Annual Report on Form 10-K of NL Industries, Inc. for the year ended December 31, 1985.

10.4       Contract on Supplies and Services,  dated as of June 30, 1995,  among Bayer AG,  Kronos  Titan-GmbH & Co. OHG and the
           Registrant  (English  translation  from German  language  document) -  incorporated  by  reference to Exhibit 10.1 to
           Quarterly Report on Form 10-Q of NL Industries, Inc. for the quarter ended September 30, 1995.

10.5       Amendment dated August 11, 2003 to the Contract on Supplies and Services among Bayer AG, Kronos  Titan-GmbH & Co. OHG and Kronos  International  (English  translation of German language  document) - incorporated by reference to Exhibit
           10.32 of the Registration statement on Form 10 of the Registrant (File No. 001-31763).

10.6       Master Technology Exchange Agreement,  dated as of October 18, 1993, among Kronos, Inc., Kronos Louisiana,  Inc., the
           Registrant,  Tioxide Group Limited and Tioxide Group Services  Limited - incorporated by reference to Exhibit 10.8 to the Quarterly Report on Form 10-Q of NL Industries, Inc. for the quarter ended September 30, 1993.
                                       II-3

10.7       Intercorporate Services Agreement, dated as of January 1, 2005, among the Registrant,  Kronos Worldwide, Inc., Kronos
           (US), Inc. and Kronos Canada,  Inc. - incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K for
           the Registrant for the year ended December 31, 2004.

10.8       Tax Agreement,  dated as of May 28, 2002,  between  Kronos,  Inc. and the  Registrant - incorporated  by reference to
           Exhibit 10.7 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

10.9       Services Agreement,  dated as of January 1, 2004, among the Registrant,  Kronos Europe S.A./N.V.,  Kronos (US), Inc.,
           Kronos Titan GmbH, Kronos Denmark ApS, Kronos Canada,  Inc., Kronos Limited,  Societe  Industrielle Du Titane,  S.A.,
           Kronos B.V.,  Kronos  Titan AS and Titania AS  incorporated  by  reference  to the Annual  Report on Form 10-K of the
           Registrant for the year ended December 31, 2004.

10.10      Form of Assignment and Assumption  Agreement,  dated as of January 1, 1999,  between Kronos,  Inc. (formerly known as
           Kronos (USA),  Inc.) and the Registrant - incorporated by reference to Exhibit 10.9 to the Registrant's  Registration
           Statement on Form S-4 (File No. 333-100047).

10.11      Form of Cross License  Agreement,  effective as of January 1, 1999,  between Kronos,  Inc.  (formerly known as Kronos
           (USA),  Inc.) and the  Registrant  -  incorporated  by reference to Exhibit  10.10 to the  Registrant's  Registration
           Statement on Form S-4 (File No. 333-100047).

10.12**    NL Industries,  Inc. 1998 Long-Term  Incentive Plan - incorporated  by reference to Appendix A to the Proxy Statement on Schedule 14A of NL Industries, Inc. for the annual meeting of shareholders held on May 6, 1998.

10.13**    Form of Kronos  Worldwide,  Inc.  Long-Term  Incentive  Plan -  incorporated  by  reference to Exhibit 10.4 of Kronos
           Worldwide, Inc.'s Registration Statement on Form 10 (File No. 001-31763).

10.14**    Form of Indemnity  Agreement  between the  Registrant and the officers and directors of the Registrant - incorporated by reference to Exhibit 10.12 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

10.15*     Richards Bay Slag Sales Agreement,  dated May 1, 1995, between Richards Bay Iron and Titanium  (Proprietary)  Limited
           and Kronos,  Inc. -  incorporated  by reference to Exhibit 10.17 to the Annual Report on Form 10-K for NL Industries,
           Inc. for the year ended December 31, 1995.

10.16*     Amendment  to  Richards  Bay Slag  Sales  Agreement,  dated  May 1,  1999,  between  Richards  Bay Iron and  Titanium
           (Proprietary)  Limited and Kronos, Inc. - incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K for NL Industries, Inc. for the year ended December 31, 1999.

10.17*     Amendment  to  Richards  Bay Slag Sales  Agreement,  dated  June 1,  2001,  between  Richards  Bay Iron and  Titanium
           (Proprietary)  Limited and Kronos, Inc. - incorporated by reference to Exhibit 10.5 to the Annual Report on Form 10-K for NL Industries, Inc. for the year ended December 31, 2001.

10.18*     Amendment  to Richards  Bay Slag Sales  Agreement  dated  December  20, 2002  between  Richards Bay Iron and Titanium
           (Proprietary)  Limited and Kronos, Inc. - incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K for NL Industries, Inc. for the year ended December 31, 2002.
                                       II-4

10.19*     Amendment  to Richards  Bay Slag Sales  Agreement  dated  October 31, 2003  between  Richards  Bay Iron and  Titanium
           (Proprietary)  Limited and Kronos,  Inc -  incorporated  by reference to Exhibit  10.17 to Kronos  Worldwide,  Inc.'s
           Annual Report on Form 10-K for the year ended December 31, 2003.

10.20      Agreement  between  Sachtleben  Chemie GmbH and Kronos  Titan-GmbH  effective  December  30, 1986 -  incorporated  by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

10.21      Supplementary  Agreement to the Agreement of December 30, 1986 between  Sachtleben  Chemie GmbH and Kronos Titan-GmbH dated May 3, 1996 - incorporated by reference to Exhibit 10.2 of the  Registrant's  Quarterly Report on Form 10-Q for
           the quarter ended September 30, 2002.

10.22      Second  Supplementary  Agreement to the Contract  dated December 30, 1986 between  Sachtleben  Chemie GmbH and Kronos
           Titan-GmbH dated January 8, 2002 - incorporated by reference to Exhibit 10.3 of the Registrant's  Quarterly Report on
           Form 10-Q for the quarter ended September 30, 2002.

10.23**    Summary of Consulting  Arrangement,  beginning on August 1, 2003,  between  Lawrence A. Wigdor and Kronos  Worldwide,
           Inc. - incorporated  by reference to Exhibit 10.50 to NL  Industries,  Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004.

10.24      Agency Agreement,  dated as of January 1,  2004, among Kronos  International,  Inc., Kronos Titan GmbH, Kronos Europe
           S.A./N.V.,  Kronos Canada, Inc., Kronos Titan AS and Societe Industrielle Du Titane, S.A. - incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-K of the Registrant for the year ended December 31, 2004.

10.25      Titanium Dioxide Products and Titanium Chemicals Distribution  Agreement,  dated as of January 1,  2005, among Kronos
           Titan GmbH,  Kronos Europe  S.A./N.V.,  Kronos Canada,  Inc., Kronos Titan AS, Kronos (US), Inc., Kronos Denmark ApS,
           Kronos Titan GmbH, Kronos Limited,  Societe  Industrielle Du Titane, S.A. and Kronos B.V. - incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K of the Registrant for the year ended December 31, 2004.

10.26      Raw Material  Purchase and Sale Agreement,  dated as of January 1,  2004, among Kronos (US), Inc., Kronos Titan GmbH,
           Kronos Europe S.A./N.V.  and Kronos Canada, Inc. - incorporated by reference to Exhibit 10.26 to the Annual Report on
           Form 10-K of the Registrant for the year ended December 31, 2004.

10.27      Promissory  note in the amount of euro  65,000,000,  dated as of October 12, 2004 between the  Registrant  and Kronos
           Worldwide,  Inc. - incorporated by reference to Exhibit 10.27 to the Annual Report on Form 10-K of the Registrant for
           the year ended December 31, 2004.

10.28      Promissory  note in the amount of euro  98,094,875,  dated as of November 26, 2004 between the  Registrant and Kronos
           Worldwide,  Inc. - incorporated by reference to Exhibit 10.28 to the Annual Report on Form 10-K of the Registrant for
           the year ended December 31, 2004.

12.1***    Statement re computation of ratio of earnings to combined fixed charges and preferred dividends.


21.1***    Subsidiaries of the Registrant.


23.1***    Consent of  PricewaterhouseCoopers  LLP relating to the financial statements and financial statement schedules of the
           Registrant and its subsidiaries.
                                       II-5

23.2***    Consent of PricewaterhouseCoopers LLP relating to the financial statements of Kronos Titan GmbH.

23.3***    Consent of PricewaterhouseCoopers LLP relating to the financial statements of Kronos Denmark ApS.

23.4       Consent of Locke Liddell & Sapp LLP (included in Exhibits 5.1 and 8.1).


24.1****   Powers of Attorney (included as part of signature page).


25.1       Form T-1  State  of  Eligibility  of The  Bank of New York to act as  Trustee  under  the  Indenture-incorporated  by reference to Exhibit 25.1 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).


99.1****   Form of Letter of Transmittal.

99.2****   Letter to Brokers.


99.3****   Letter to Clients.

___________________________________

     * Portions of the exhibit have been omitted pursuant to a request for confidential treatment.

**       Management contract, compensatory plan or arrangement

***      Filed herewith.


****     Previously filed.


         (b)      Financial Statement Schedules.

                  Schedule I, Condensed Financial Information of Registrant and Schedule II, - Valuation and Qualifying Accounts - see pages S-1 through S-7, inclusive.

                  All other schedules have been omitted because they are not applicable.

         (c)      Not applicable.

Item 22.          Undertakings.

                  The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.


     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly executed this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on June 3, 2005

                                             KRONOS INTERNATIONAL, INC.


                                             By:      /s/ Robert  D. Graham
                                                      -------------------------
                                                       Robert D. Graham
                                                       Vice President



      Signature                  Title and Capacity                   Date
      ---------                  ------------------                   ----


/s/ Harold C. Simmons         Chairman of the Board                June 3, 2005
-----------------------       and Chief Executive Officer
Harold C. Simmons            (Principal Executive Officer)

        *
-----------------------       Director                             June 3, 2005
Dr. Ulfert Fiand

        *
-----------------------       Director                             June 3, 2005
Dr. Henry Basson

        *
-----------------------       Director                             June 3, 2005
Volker Roth

        *
-----------------------       Director                             June 3, 2005
Andrew Kasprowiak


/s/ Gregory M. Swalwell
-----------------------       Vice President, Finance              June 3, 2005
Gregory M. Swalwell          (Principal Financial and
                              Accounting Offer)


* By:    /s/ Gregory M. Swalwell
         -----------------------
         Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit No.    Exhibit

3.1        Certificate  of  Incorporation  of the  Registrant -  incorporated  by  reference to Exhibit 3.1 to the  Registrant's
           Registration Statement on Form S-4 (File No. 333-100047).

3.2        Certificate of Amendment to Certificate of  Incorporation  of the Registrant,  dated March 15, 1989 - incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

3.3        Certificate of Amendment to Certificate of Incorporation  of the Registrant,  dated January 1, 1999 - incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

3.4        Certificate of Amendment to Certificate of Incorporation of the Registrant,  dated February 8, 1999 - incorporated by reference to Exhibit 3.4 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

3.5        Certificate of Amendment to Certificate of  Incorporation  of the Registrant,  dated December 15, 1999 - incorporated by reference to Exhibit 3.5 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

3.6        Amended and  Restated  Bylaws of the  Registrant  -  incorporated  by  reference  to Exhibit 3.6 to the  Registrant's
           Registration Statement on Form S-4 (File No. 333-100047).

4.1        Indenture  governing the 8.875% Senior Secured Notes due 2009, dated as of June 28, 2002,  between the Registrant and
           The Bank of New York, as trustee - incorporated  by reference to Exhibit 4.1 to the Quarterly  Report on Form 10-Q of
           NL Industries, Inc. for the quarter ended June 30, 2002.

4.2        Form of certificate  of 8.875% Senior Secured Note due 2009 (included as Exhibit A to Exhibit 4.1) - incorporated  by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

4.3        Form of certificate  of 8.875% Senior Secured Note due 2009 (included as Exhibit B to Exhibit 4.1) - incorporated  by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

4.4        Purchase  Agreement,  dated as of June 19, 2002,  among the  Registrant,  Deutsche Bank AG London,  Dresdner Bank AG,
           London Branch,  and Commerzbank  Aktiengesellschaft,  London Branch - incorporated by reference to Exhibit 4.4 to the
           Quarterly Report on Form 10-Q of NL Industries, Inc. for the quarter ended June 30, 2002.

4.5        Purchase  Agreement  dated  November  18, 2004 between  Kronos  International,  Inc.  and  Deutsche  Bank AG London -
           incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of the Registrant dated November 24, 2004.

4.6        Form of Registration  Rights Agreement as of November 26, 2004 between Kronos  International,  Inc. and Deutsche Bank
           AG London -  incorporated  by  reference  to Exhibit 4.5 to the Current  Report on Form 8-K of the  Registrant  dated
           November 24, 2004.

4.7        Collateral  Agency  Agreement,  dated as of June 28,  2002,  among  The Bank of New York,  U.S.  Bank,  N.A.  and the
           Registrant  (filed  herewith  only with  respect to Sections 2, 5, 6 and 8 thereof) -  incorporated  by  reference to
           Exhibit 4.6 to the Quarterly Report on Form 10-Q of NL Industries, Inc. for the quarter ended June 30, 2002.
                                       II-9

4.8        Security Over Shares Agreement (shares of Kronos Limited),  dated June 28, 2002,  between the Registrant and The Bank of New York,  U.S., as trustee - incorporated by reference to Exhibit 4.7 to the Quarterly  Report on Form 10-Q of NL
           Industries, Inc. for the quarter ended June 30, 2002.

4.9        Pledge of Shares (shares of Kronos Denmark ApS), dated June 28, 2002,  between the Registrant and U.S. Bank, N.A., as collateral  agent - incorporated  by reference to Exhibit 4.8 to the Quarterly  Report on Form 10-Q of NL Industries,
           Inc. for the quarter ended June 30, 2002.

4.10       Pledge  Agreement  (pledge of shares of Societe  Industrielle  du Titane,  S.A.),  dated June 28,  2002,  between the
           Registrant  and U.S.  Bank,  N.A., as collateral  agent -  incorporated  by reference to Exhibit 4.9 to the Quarterly
           Report on Form 10-Q of NL Industries, Inc. for the quarter ended June 30, 2002.

4.11       Partnership  Interest Pledge Agreement  (pledge of fixed capital  contribution in Kronos Titan GmbH & Co. OHG), dated
           June 28, 2002,  between the  Registrant  and U.S.  Bank,  N.A., as collateral  agent -  incorporated  by reference to
           Exhibit 4.10 to the Quarterly Report on Form 10-Q of NL Industries, Inc. for the quarter ended June 30, 2002.

4.12       Recapitalization  Agreement,  dated as of June 5, 2002,  between the  Registrant and Kronos,  Inc. - incorporated  by reference to Exhibit 4.12 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

4.13       Redemption  Agreement,  dated as of June 6, 2002,  between the Registrant and NL Industries,  Inc. - incorporated  by reference to Exhibit 4.13 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

4.14       Form of Profit  Participation  Certificate  (English  translation  from German  language  document) - incorporated by reference to Exhibit 4.14 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

5.1***     Opinion of Locke Liddell & Sapp LLP.

8.1***     Opinion of Locke Liddell & Sapp LLP.

10.1       euro 80,000,000  Facility  Agreement,  dated June 25, 2002,  among Kronos Titan GmbH & Co. OHG, Kronos Europe  S.A./N.V.,
           Kronos Titan A/S and Titania A/S, as  borrowers,  Kronos Titan GmbH & Co. OHG,  Kronos  Europe  S.A./N.V.  and Kronos
           Norge AS, as  guarantors,  Kronos  Denmark ApS, as security  provider,  Deutsche Bank AG, as mandated lead  arranger,
           Deutsche Bank  Luxembourg  S.A., as agent and security  agent,  and KBC Bank NV, as fronting  bank, and the financial institutions  listed in Schedule 1 thereto,  as lenders - incorporated  by reference to Exhibit 10.1 to the Quarterly
           Report on Form 10-Q of NL Industries, Inc. for the quarter ended June 30, 2002.

10.2       First  Amendment  Agreement,  dated  September 3, 2004,  Relating to a Facility  Agreement  dated June 25, 2002 among
           Kronos Titan GmbH, Kronos Europe S.A./N.V.,  Kronos Titan AS and Titania A/S, as borrowers, Kronos Titan GmbH, Kronos
           Europe S.A./N.V.  and Kronos Norge AS, as guarantors,  Kronos Denmark ApS, as security  provider,  with Deutsche Bank
           Luxembourg S.A.,  acting as agent - incorporated by reference to Exhibit 10.8 to the  Registration  Statement on Form
           S-1 of Kronos Worldwide, Inc. (File No. 333-119639).

10.3       Lease Contract,  dated June 21, 1952, between  Farbenfabriken  Bayer  Aktiengesellschaft  and  Titangesellschaft  mit
           beschrankter  Haftung  (German  language  version and English  translation  thereof) -  incorporated  by reference to
           Exhibit 10.14 to the Annual Report on Form 10-K of NL Industries, Inc. for the year ended December 31, 1985.

10.4       Contract on Supplies and Services,  dated as of June 30, 1995,  among Bayer AG,  Kronos  Titan-GmbH & Co. OHG and the
           Registrant  (English  translation  from German  language  document) -  incorporated  by  reference to Exhibit 10.1 to
           Quarterly Report on Form 10-Q of NL Industries, Inc. for the quarter ended September 30, 1995.
                                       II-10

10.5       Amendment dated August 11, 2003 to the Contract on Supplies and Services among Bayer AG, Kronos  Titan-GmbH & Co. OHG and Kronos  International  (English  translation of German language  document) - incorporated by reference to Exhibit
           10.32 of the Registration statement on Form 10 of the Registrant (File No. 001-31763).

10.6       Master Technology Exchange Agreement,  dated as of October 18, 1993, among Kronos, Inc., Kronos Louisiana,  Inc., the
           Registrant,  Tioxide Group Limited and Tioxide Group Services  Limited - incorporated by reference to Exhibit 10.8 to the Quarterly Report on Form 10-Q of NL Industries, Inc. for the quarter ended September 30, 1993.

10.7       Intercorporate Services Agreement, dated as of January 1, 2005, among the Registrant,  Kronos Worldwide, Inc., Kronos
           (US), Inc. and Kronos Canada,  Inc. - incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K for
           the Registrant for the year ended December 31, 2004.

10.8       Tax Agreement,  dated as of May 28, 2002,  between  Kronos,  Inc. and the  Registrant - incorporated  by reference to
           Exhibit 10.7 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

10.9       Services Agreement,  dated as of January 1, 2004, among the Registrant,  Kronos Europe S.A./N.V.,  Kronos (US), Inc.,
           Kronos Titan GmbH, Kronos Denmark ApS, Kronos Canada,  Inc., Kronos Limited,  Societe  Industrielle Du Titane,  S.A.,
           Kronos B.V.,  Kronos  Titan AS and Titania AS  incorporated  by  reference  to the Annual  Report on Form 10-K of the
           Registrant for the year ended December 31, 2004.

10.10      Form of Assignment and Assumption  Agreement,  dated as of January 1, 1999,  between Kronos,  Inc. (formerly known as
           Kronos (USA),  Inc.) and the Registrant - incorporated by reference to Exhibit 10.9 to the Registrant's  Registration
           Statement on Form S-4 (File No. 333-100047).

10.11      Form of Cross License  Agreement,  effective as of January 1, 1999,  between Kronos,  Inc.  (formerly known as Kronos
           (USA),  Inc.) and the  Registrant  -  incorporated  by reference to Exhibit  10.10 to the  Registrant's  Registration
           Statement on Form S-4 (File No. 333-100047).

10.12**    NL Industries,  Inc. 1998 Long-Term  Incentive Plan - incorporated  by reference to Appendix A to the Proxy Statement on Schedule 14A of NL Industries, Inc. for the annual meeting of shareholders held on May 6, 1998.

10.13**    Form of Kronos  Worldwide,  Inc.  Long-Term  Incentive  Plan -  incorporated  by  reference to Exhibit 10.4 of Kronos
           Worldwide, Inc.'s Registration Statement on Form 10 (File No. 001-31763).

10.14**    Form of Indemnity  Agreement  between the  Registrant and the officers and directors of the Registrant - incorporated by reference to Exhibit 10.12 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

10.15*     Richards Bay Slag Sales Agreement,  dated May 1, 1995, between Richards Bay Iron and Titanium  (Proprietary)  Limited
           and Kronos,  Inc. -  incorporated  by reference to Exhibit 10.17 to the Annual Report on Form 10-K for NL Industries,
           Inc. for the year ended December 31, 1995.

10.16*     Amendment  to  Richards  Bay Slag  Sales  Agreement,  dated  May 1,  1999,  between  Richards  Bay Iron and  Titanium
           (Proprietary)  Limited and Kronos, Inc. - incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K for NL Industries, Inc. for the year ended December 31, 1999.

10.17*     Amendment  to  Richards  Bay Slag Sales  Agreement,  dated  June 1,  2001,  between  Richards  Bay Iron and  Titanium
           (Proprietary)  Limited and Kronos, Inc. - incorporated by reference to Exhibit 10.5 to the Annual Report on Form 10-K for NL Industries, Inc. for the year ended December 31, 2001.
                                       II-11

10.18*     Amendment  to Richards  Bay Slag Sales  Agreement  dated  December  20, 2002  between  Richards Bay Iron and Titanium
           (Proprietary)  Limited and Kronos, Inc. - incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K for NL Industries, Inc. for the year ended December 31, 2002.

10.19*     Amendment  to Richards  Bay Slag Sales  Agreement  dated  October 31, 2003  between  Richards  Bay Iron and  Titanium
           (Proprietary)  Limited and Kronos,  Inc -  incorporated  by reference to Exhibit  10.17 to Kronos  Worldwide,  Inc.'s
           Annual Report on Form 10-K for the year ended December 31, 2003.

10.20      Agreement  between  Sachtleben  Chemie GmbH and Kronos  Titan-GmbH  effective  December  30, 1986 -  incorporated  by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

10.21      Supplementary  Agreement to the Agreement of December 30, 1986 between  Sachtleben  Chemie GmbH and Kronos Titan-GmbH dated May 3, 1996 - incorporated by reference to Exhibit 10.2 of the  Registrant's  Quarterly Report on Form 10-Q for
           the quarter ended September 30, 2002.

10.22      Second  Supplementary  Agreement to the Contract  dated December 30, 1986 between  Sachtleben  Chemie GmbH and Kronos
           Titan-GmbH dated January 8, 2002 - incorporated by reference to Exhibit 10.3 of the Registrant's  Quarterly Report on
           Form 10-Q for the quarter ended September 30, 2002.

10.23**    Summary of Consulting  Arrangement,  beginning on August 1, 2003,  between  Lawrence A. Wigdor and Kronos  Worldwide,
           Inc. - incorporated  by reference to Exhibit 10.50 to NL  Industries,  Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004.

10.24      Agency Agreement,  dated as of January 1,  2004, among Kronos  International,  Inc., Kronos Titan GmbH, Kronos Europe
           S.A./N.V.,  Kronos Canada, Inc., Kronos Titan AS and Societe Industrielle Du Titane, S.A. - incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-K of the Registrant for the year ended December 31, 2004.

10.25      Titanium Dioxide Products and Titanium Chemicals Distribution  Agreement,  dated as of January 1,  2005, among Kronos
           Titan GmbH,  Kronos Europe  S.A./N.V.,  Kronos Canada,  Inc., Kronos Titan AS, Kronos (US), Inc., Kronos Denmark ApS,
           Kronos Titan GmbH, Kronos Limited,  Societe  Industrielle Du Titane, S.A. and Kronos B.V. - incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K of the Registrant for the year ended December 31, 2004.

10.26      Raw Material  Purchase and Sale Agreement,  dated as of January 1,  2004, among Kronos (US), Inc., Kronos Titan GmbH,
           Kronos Europe S.A./N.V.  and Kronos Canada, Inc. - incorporated by reference to Exhibit 10.26 to the Annual Report on
           Form 10-K of the Registrant for the year ended December 31, 2004.

10.27      Promissory  note in the amount of euro  65,000,000,  dated as of October 12, 2004 between the  Registrant  and Kronos
           Worldwide,  Inc. - incorporated by reference to Exhibit 10.27 to the Annual Report on Form 10-K of the Registrant for
           the year ended December 31, 2004.

10.28      Promissory  note in the amount of euro  98,094,875,  dated as of November 26, 2004 between the  Registrant and Kronos
           Worldwide,  Inc. - incorporated by reference to Exhibit 10.28 to the Annual Report on Form 10-K of the Registrant for
           the year ended December 31, 2004.

12.1***    Statement re computation of ratio of earnings to combined fixed charges and preferred dividends.


21.1***    Subsidiaries of the Registrant.


23.1***    Consent of  PricewaterhouseCoopers  LLP relating to the financial statements and financial statement schedules of the
           Registrant and its subsidiaries.

23.2***    Consent of PricewaterhouseCoopers LLP relating to the financial statements of Kronos Titan GmbH.
                                       II-12

23.3***    Consent of PricewaterhouseCoopers LLP relating to the financial statements of Kronos Denmark ApS.
23.4       Consent of Locke Liddell & Sapp LLP (included in Exhibits 5.1 and 8.1).

24.1****   Powers of Attorney (included as part of signature page).


25.1       Form T-1  State  of  Eligibility  of The  Bank of New York to act as  Trustee  under  the  Indenture-incorporated  by reference to Exhibit 25.1 to the Registrant's Registration Statement on Form S-4 (File No. 333-100047).

99.1***    Form of Letter of Transmittal.


99.2****   Letter to Brokers.


99.3****   Letter to Clients.
___________________________________

* Portions of the exhibit have been omitted pursuant to a request for confidential treatment.

**   Management contract, compensatory plan or arrangement

***  Filed herewith.


**** Previously filed.

                           KRONOS INTERNATIONAL, INC.

                   Index of Financial Statements and Schedules


Financial Statements                                                       Page

  Report of Independent Registered Public Accounting Firm                  F-2


  Consolidated Balance Sheets - December 31, 2003 and 2004; March
     31, 2005 (unaudited)                                                  F-3

  Consolidated Statements of Income -
   Years ended December 31, 2002, 2003 and 2004; Three months ended
     March 31, 2004 (unaudited) and 2005 (unaudited)                       F-5

  Consolidated Statements of Comprehensive Income -
   Years ended December 31, 2002, 2003 and 2004; Three months ended
     March 31, 2004 (unaudited) and 2005 (unaudited)                       F-6

  Consolidated Statements of Stockholder's Equity -
   Years ended December 31, 2002, 2003 and 2004; Three months ended
     March 31, 2005 (unaudited)                                            F-7

  Consolidated Statements of Cash Flows -
   Years ended December 31, 2002, 2003 and 2004; Three months ended
   March 31, 2004 (unaudited) and 2005 (unaudited)                         F-8


  Notes to Consolidated Financial Statements                               F-10


Financial Statement Schedules

  Report of Independent Registered Public Accounting Firm                  S-1

  Schedule I - Condensed Financial Information of Registrant               S-2

  Schedule II - Valuation and Qualifying Accounts                          S-7

  Schedules III and IV are omitted because they are not applicable.


Other Financial Statements filed pursuant to Rule 3-16 of Regulation S-X

  Financial Statements of Kronos Titan GmbH                               FA-1

  Financial Statements of Kronos Denmark ApS                              FB-1

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Stockholder and Board of Directors of Kronos International, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, stockholder's equity and cash flows present fairly, in all material respects, the financial position of Kronos International, Inc. and Subsidiaries as of December 31, 2003 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.





                                                     PricewaterhouseCoopers LLP

Dallas, Texas
March 30, 2005

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                        (In thousands, except share data)



               ASSETS                                    December 31,               March 31,
                                                    ---------------------           ---------
                                                    2003             2004             2005
                                                    ----             ----             ----
                                                                                   (unaudited)
 Current assets:
   Cash and cash equivalents                     $ 37,121          $ 17,505         $  16,100
   Restricted cash                                  1,313             1,529               965
   Accounts and other receivables                 112,797           130,729           144,638
   Receivables from affiliates                      1,884             2,517             3,167
   Refundable income taxes                         35,150             2,586               981
   Inventories                                    168,131           170,261           175,251
   Prepaid expenses                                 3,349             3,141             4,812
   Deferred income taxes                              943              -                   15
                                                 --------          --------         ---------

       Total current assets                       360,688           328,268           345,929
                                                 --------          --------         ---------

 Other assets:
    Deferred financing costs, net                   9,761            10,404             9,310
    Restricted marketable debt securities           2,586             2,877             2,741
    Unrecognized net pension obligation             7,812             7,524             7,161
    Deferred income taxes                               -           238,284           235,908
    Other                                           1,266             1,591             1,139
                                                 --------          --------         ---------

       Total other assets                          21,425           260,680           256,259
                                                 --------          --------         ---------

 Property and equipment:
   Land                                            31,106            34,164            32,523
   Buildings                                      139,665           153,442           145,851
   Equipment                                      644,733           724,904           690,641
   Mining properties                               63,701            71,980            68,596
   Construction in progress                         7,565            13,560            15,208
                                                 --------          --------         ---------
                                                  886,770           998,050           952,819
   Less accumulated depreciation
     and amortization                             518,383           601,815           580,379
                                                 --------          --------         ---------

       Net property and equipment                 368,387           396,235           372,440
                                                 --------          --------         ---------

                                                 $750,500          $985,183         $ 974,628
                                                 ========          ========         =========

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                        (In thousands, except share data)



    LIABILITIES AND STOCKHOLDER'S EQUITY                   December 31,               March 31,
                                                      ---------------------           ---------
                                                      2003             2004             2005
                                                      ----             ----             ----
                                                                                     (unaudited)
 Current liabilities:
   Current maturities of long-term debt          $       288          $ 13,792      $    13,108
   Accounts payable and accrued liabilities          103,804           126,949          126,649
   Payable to affiliates                               8,697            11,042           13,995
   Income taxes                                       12,007            17,080           17,926
   Deferred income taxes                               3,436             2,722            2,386
                                                 -----------       -----------      -----------

       Total current liabilities                     128,232           171,585          174,064
                                                 -----------       -----------      -----------

 Noncurrent liabilities:
   Long-term debt                                    356,451           519,403          493,145
   Deferred income taxes                              86,622            22,358           20,879
   Accrued pension cost                               53,010            48,441           44,942
   Other                                              14,098            16,840           14,426
                                                 -----------       -----------      -----------

       Total noncurrent liabilities                  510,181           607,042          573,392
                                                 -----------       -----------      -----------

 Minority interest                                       525                76               76
                                                 -----------       -----------      -----------

 Stockholder's equity:
   Common stock, $100 par value;
     100,000 shares authorized;
     2,968 shares issued                                 297               297              297
   Additional paid-in capital                      1,944,185         1,944,185        1,944,185
   Retained deficit                               (1,665,098)       (1,399,118)      (1,380,880)
   Notes receivable from affiliate                      -             (209,526)        (209,526)
   Accumulated other comprehensive loss:
     Currency translation                           (133,425)          (99,764)         (97,386)
     Pension liabilities                             (34,397)          (29,594)         (29,594)
                                                 -----------       -----------      -----------

       Total stockholder's equity                    111,562           206,480          227,096
                                                 -----------       -----------      -----------

                                                 $   750,500       $   985,183      $   974,628
                                                 ===========       ===========      ===========


Commitments and contingencies (Notes 9 and 12)

          See accompanying notes to consolidated financial statements.

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                 (In thousands)


                                                                                             Three months ended
                                                             December 31,                          March 31,
                                                --------------------------------------     ------------------------
                                                  2002           2003           2004          2004          2005
                                                  ----           ----           ----          ----          ----
                                                                                                  (unaudited)

Net sales                                       $579,665       $715,906       $807,970      $192,173      $209,536
Cost of sales                                    454,154        516,864        609,559       142,623       147,166
                                                --------       --------       --------      --------      --------

    Gross margin                                 125,511        199,042        198,411        49,550        62,370

Selling, general and administrative expense       72,008         86,965        104,110        25,411        28,084
Other operating income (expense):
  Currency transaction gains (losses), net        12,439         (3,721)        (2,243)          446           770
  Disposition of property and equipment             (534)          (394)          (895)          (23)          (34)
  Royalty income                                   5,779          6,122          6,034         1,364         1,502
  Other income                                       458            489            426            40            59
  Other expense                                     (169)          (130)           (72)          (23)          (23)
                                                --------       --------       --------      --------      --------

    Income from operations                        71,476        114,443         97,551        25,943        36,560

Other income (expense):
  Currency transaction gain                        2,718           -              -             -             -
  Interest income from affiliates                 22,754             30          2,767             5         4,941
  Trade interest income                            1,597            700          1,147           198            74
  Interest expense to affiliates                 (18,698)           (81)            (4)         -             -
  Other interest expense                         (16,696)       (32,529)       (36,688)       (9,047)      (11,611)
                                                --------       --------       --------      --------      --------

    Income before income taxes and
      minority interest                           63,151         82,563         64,773        17,099        29,964

Provision (benefit) for income taxes              10,805            730       (261,260)        3,911        11,722

Minority interest                                     55             72             53             8             4
                                                --------       --------       --------      --------      --------

    Net income                                    52,291         81,761        325,980        13,180        18,238

Dividends and accretion applicable to
    redeemable preferred stock and
    profit participation certificates            (78,600)          -              -             -             -
                                                --------       --------       --------      --------      --------

       Net income (loss) available to
         common stock                           $(26,309)      $ 81,761       $325,980      $ 13,180      $ 18,238
                                                ========       ========       ========      ========      ========




          See accompanying notes to consolidated financial statements.

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                 (In thousands)


                                                                                             Three months ended
                                                             December 31,                          March 31,
                                                --------------------------------------     ------------------------
                                                  2002           2003           2004          2004          2005
                                                  ----           ----           ----          ----          ----
                                                                                                  (unaudited)

Net income                                      $ 52,291       $ 81,761       $325,980      $ 13,180      $ 18,238
                                                --------       --------       --------      --------      --------

Other comprehensive (loss) income,
   net of tax:

  Minimum pension liabilities adjustment          (2,781)       (27,647)         4,803          -             -

  Currency translation adjustment                 30,733          5,600         33,661           283         2,378
                                                --------       --------       --------      --------      --------

      Total other comprehensive income (loss)     27,952        (22,047)        38,464           283         2,378
                                                --------       --------       --------      --------      --------

          Comprehensive income                  $ 80,243       $ 59,714       $364,444      $ 13,463      $ 20,616
                                                ========       ========       ========      ========      ========




          See accompanying notes to consolidated financial statements.

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                Years ended December 31, 2002, 2003 and 2004 and
                  three months ended March 31, 2005 (unaudited)
                                 (In thousands)


                                                                        Common stockholder's equity (deficit)
                                              --------------------------------------------------------------------------------------
                                 Redeemable                                                        Accumulated other
                                  preferred                                                          comprehensive         Total
                                  stock and                                          Notes           income (loss)        common
                                   profit               Additional    Retained     receivable  ----------------------- stockholder's
                               participation   Common    paid-in      earnings        from       Currency     Pension     equity
                                certificates    stock    capital      (deficit)    affiliates  translation  liabilities  (deficit)
                               -------------  --------  ----------   -----------   ----------  -----------  ----------- ------------

Balance at December 31, 2001    $  617,409     $ 320    $1,870,935   $(1,774,150)  $(700,843)  $(169,758)    $ (3,969)  $ (777,465)

Net income                            -           -           -           52,291        -           -            -          52,291
Other comprehensive income
  (loss), net of tax                  -           -           -              -          -         30,733       (2,781)      27,952
Change in notes receivable
  from affiliates                     -           -           -              -       156,661        -            -         156,661
Preferred dividends and
  accretion                         78,600        -        (78,600)          -          -           -            -         (78,600)
Capital contribution                  -           -        217,000           -      (217,000)       -            -            -
Recapitalization                  (696,009)      (23)      (65,150)          -       761,182        -            -         696,009
                                ----------     -----    ----------   -----------   ---------   ---------     --------   ----------

Balance at December 31, 2002          -          297     1,944,185    (1,721,859)       -       (139,025)      (6,750)      76,848

Net income                            -           -           -           81,761        -           -            -          81,761
Other comprehensive income
  (loss), net of tax                  -           -           -             -                      5,600      (27,647)     (22,047)
Cash dividends                        -           -           -          (25,000)       -           -            -         (25,000)
                                ----------     -----    ----------   -----------   ---------   ---------     --------   ----------

Balance at December 31, 2003          -          297     1,944,185    (1,665,098)       -       (133,425)     (34,397)     111,562

Net income                            -           -           -          325,980        -           -            -         325,980
Other comprehensive income
  (loss), net of tax                  -           -           -             -           -         33,661        4,803       38,464
Change in notes receivable
  from affiliates                     -           -           -             -       (209,526)       -            -        (209,526)
Cash dividends                        -           -           -          (60,000)       -           -            -         (60,000)
                                ----------     -----    ----------   -----------   ---------   ---------     --------   ----------

Balance at December 31, 2004          -          297     1,944,185    (1,399,118)   (209,526)    (99,764)     (29,594)     206,480

Unaudited:
  Net income                          -           -           -           18,238        -           -            -          18,238
  Other comprehensive income,
    net of tax                        -           -           -             -           -          2,378         -           2,378
                                ----------     -----    ----------   -----------   ---------   ---------     --------   ----------

Balance at March 31, 2005       $     -        $ 297    $1,944,185   $(1,380,880)  $(209,526)  $ (97,386)    $(29,594)  $  227,096
                                ==========     =====    ==========   ===========   =========   =========     ========   ==========




          See accompanying notes to consolidated financial statements.

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)


                                                                                             Three months ended
                                                             December 31,                          March 31,
                                                --------------------------------------     ------------------------
                                                  2002           2003           2004          2004          2005
                                                  ----           ----           ----          ----          ----
                                                                                                  (unaudited)
Cash flows from operating activities:
  Net income                                    $ 52,291       $ 81,761      $ 325,980      $ 13,180      $ 18,238
  Depreciation and amortization                   27,144         33,634         37,726         9,488         9,488
  Noncash currency transaction gain              (13,121)          -              -             -             -
  Noncash interest expense to affiliates           5,521           -              -             -             -
  Noncash interest income from affiliates        (21,849)          -              -             -             -
  Noncash interest expense                           860          1,944          2,044           536           696
  Deferred income taxes                            5,514         38,690       (273,985)         (210)        5,435
  Minority interest                                   55             72             53             8             4
  Net loss from disposition of property
   and equipment                                     534            394            895            23            34
  Pension cost, net                               (2,118)        (3,805)          (800)        1,528          (997)
  Other, net                                         351            250            987           200           (52)
  Change in assets and liabilities:
    Accounts and other receivables                10,726          1,104         (6,227)      (18,206)      (29,733)
    Inventories                                   (1,907)           232         11,582         9,317       (13,624)
    Prepaid expenses                                 903          1,345           (233)         (162)       (1,650)
    Accounts payable and accrued
     liabilities                                  (6,135)         5,495         27,922         6,210        14,953
    Income taxes                                  (2,114)       (37,231)        25,557        21,991         3,034
    Accounts with affiliates                      12,189        (14,424)        (6,103)       (9,269)        2,031
    Other noncurrent assets                          162         (3,779)         1,981          (692)           81
    Other noncurrent liabilities                    (788)          (894)        (5,124)          (35)       (4,575)
                                                --------       --------       --------      --------      --------

      Net cash provided by operating
       activities                                 68,218        104,788        142,255        33,907         3,363
                                                --------       --------       --------      --------      --------

Cash flows from investing activities:
  Capital expenditures                           (27,632)       (31,518)       (33,679)       (3,984)       (4,800)
  Purchase of interest in subsidiary                -              -              (575)         -             -
  Change in restricted cash equivalents
     and restricted marketable debt
     securities, net                              (2,891)          (554)           (70)          556           529
    Proceeds from disposition of
       property and equipment                        864            383             99            30            21
                                                --------       --------       --------      --------      --------

        Net cash used by investing activities    (29,659)       (31,689)       (34,225)       (3,398)       (4,250)
                                                --------       --------       --------      --------      --------

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                                 (In thousands)



                                                                                             Three months ended
                                                             December 31,                          March 31,
                                                --------------------------------------     ------------------------
                                                  2002           2003           2004          2004          2005
                                                  ----           ----           ----          ----          ----
                                                                                                  (unaudited)
Cash flows from financing  activities:
  Indebtedness:
    Borrowings                                  $335,768       $  16,106      $ 241,648     $ 99,968      $  -
    Principal payments                           (84,814)        (46,006)      (100,073)     (67,468)          (41)
    Deferred financing fees                       (9,963)           -            (1,989)        -            -
  Repayments on loans from
    affiliates                                  (301,432)           -              -            -            -
  Loans to affiliates                                  -            -          (209,524)        -            -
  Other capital transactions
    with affiliates, net                           2,925            -              -            -            -
  Dividends paid                                       -        (25,000)        (60,000)     (60,000)        -
  Distributions to minority
    interests                                        (11)           (14)           -            -            -
                                                --------       --------       ---------     --------      --------

          Net cash used by
           financing activities                  (57,527)       (54,914)       (129,938)     (27,500)          (41)
                                                --------       --------       ---------     --------      --------

Cash and cash equivalents -
 net change from:
  Operating, investing and
    financing activities                         (18,968)        18,185         (21,908)       3,009          (928)
  Currency translation                             3,648          3,913           2,292         (977)         (477)
                                                --------       --------       ---------     --------      --------

                                                 (15,320)        22,098         (19,616)       2,032        (1,405)

   Balance at beginning of year                   30,343         15,023          37,121       37,121        17,505
                                                --------       --------       ---------     --------      --------

   Balance at end of year                       $ 15,023       $ 37,121       $  17,505     $ 39,153      $ 16,100
                                                ========       ========       =========     ========      ========

Supplemental disclosures -
 cash paid (received) for:
   Interest                                     $ 34,061       $ 28,147      $ 33,425       $    960      $    171
   Income taxes                                    6,748        (11,480)      (23,776)       (17,823)        3,242



          See accompanying notes to consolidated financial statements.

                   KORNOS INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 -       Summary of significant accounting policies:


     Organization and basis of presentation. Kronos International, Inc. ("KII") is incorporated in the state of Delaware, U.S.A., with its seat of management in Leverkusen, Germany. KII or the Company is a wholly-owned subsidiary of Kronos Worldwide, Inc. ("Kronos") (NYSE:KRO). At, December 31, 2004, (i) Valhi, Inc. (NYSE: VHI) and a wholly owned subsidiary of Valhi held approximately 57% of Kronos' outstanding common stock and NL Industries, Inc. (NYSE: NL) held an additional 37% of Kronos' outstanding common stock, (ii) Valhi and such wholly owned subsidiary of Valhi owned approximately 83% of NL's outstanding common stock and (iii) Contran Corporation and its subsidiaries held approximately 91% of Valhi's outstanding common stock. At March 31, 2005, (i) Valhi held approximately 57% of Kronos' outstanding common stock and NL held an additional 36% of Kronos' common stock, (ii) Valhi owned approximately 83% of NL's outstanding common stock and (iii) Contran and its subsidiaries held approximately 91% of Valhi's outstanding common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is sole trustee, or is held by Mr. Simmons or persons or other entities related to Mr. Simmons. Consequently, Mr. Simmons may be deemed to control each of such companies.


     Management's estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results may differ from previously-estimated amounts under different assumptions or conditions.

     Principles of consolidation. The consolidated financial statements include the accounts of KII and its wholly-owned and majority-owned subsidiaries. All material intercompany accounts and balances have been eliminated. Minority interest relates to the Company's majority-owned subsidiary in France, which conducts the Company's marketing and sales activities in that country. During 2004, the Company increased its ownership interest by approximately 5% to 99% in such subsidiary by acquiring shares previously held by certain of its other stockholders for an aggregate of $575,000.


     Unaudited interim information. Information included in the consolidated financial statements and related notes to the consolidated financial statements as of March 31, 2005 and for the three month interim periods ended March 31, 2004 and 2005 is unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the consolidated financial position, results of operations and cash flows for such interim periods have been made. The results of operations for the interim periods are not necessarily indicative of the operating results for a full year or of future operations. Certain information normally included in financial statements prepared in accordance with GAAP has been condensed or omitted for such interim periods.

     Translation of foreign currencies. Assets and liabilities of subsidiaries whose functional currency is other than the U.S. dollar are translated at year-end rates of exchange and revenues and expenses are translated at average exchange rates prevailing during the year. Resulting translation adjustments are accumulated in stockholder's equity as part of accumulated other comprehensive income (loss), net of related deferred income taxes and minority interest. Currency transaction gains and losses are recognized in income currently. In 2002, the Company recognized a $2.7 million currency transaction gain related to the extinguishments of certain intercompany indebtedness.

     In 2002, a $2.7 million currency transaction gain is classified as a component of other income (expense) in the accompanying Consolidated Statement of Income. Such gain related to the extinguishment of certain intercompany loans. Prior to June 28, 2002, KII had certain intercompany indebtedness payable to Kronos, a portion of which was denominated in U.S. dollars, and a portion of which was denominated in euro. Through June 19, 2002, such intercompany indebtedness was deemed to be of a long-term nature for which settlement was not planned or anticipated in the foreseeable future, and in accordance with GAAP, the foreign currency transaction gains and losses related to such intercompany indebtedness were not recognized in net income, but instead were reported as part of accumulated other comprehensive income. On June 19, 2002, when the purchase agreement was entered into in connection with KII's 2002 issuance of the KII Senior Secured Notes discussed in Note 6, the expectation that such intercompany indebtedness was of a long-term nature was no longer applicable, as KII had stated that it intended to use a portion of the net proceeds of such offering to repay such intercompany indebtedness owed to Kronos. Accordingly, from the time period of June 19, 2002 (the date the purchase agreement related to KII Senior Secured Notes was executed) until June 28, 2002 (the closing date for the 2002 issuance of the KII Senior Secured Note offering, and the date such intercompany indebtedness was repaid), the foreign currency transaction gains and losses related to such intercompany indebtedness during such time period was recognized in net income in accordance with GAAP.

     Derivatives and hedging activities. Derivatives are recognized as either assets or liabilities and measured at fair value in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. The accounting for changes in fair value of derivatives depends upon the intended use of the derivative, and such changes are recognized either in net income or other comprehensive income. As permitted by the transition requirements of SFAS No. 133, the Company has exempted from the scope of SFAS No. 133 all host contracts containing embedded derivatives that were issued or acquired prior to January 1, 1999.

     Cash and cash equivalents. Cash equivalents include bank deposits with original maturities of three months or less.

     Restricted marketable debt securities. Restricted marketable debt securities are primarily invested in corporate debt securities and include amounts restricted in accordance with applicable Norwegian law regarding certain requirements of the Company's Norwegian defined benefit pension plans ($2.6 million and $2.9 million at December 31, 2003 and 2004, respectively). The restricted marketable debt securities are generally classified as either a current or noncurrent asset depending upon the maturity date of each such debt security and are carried at market which approximates cost.

     Accounts receivable. The Company provides an allowance for doubtful accounts for known and estimated potential losses arising from sales to customers based on a periodic review of these accounts.

     Property and equipment and depreciation. Property and equipment are stated at cost. The Company has a governmental concession with an unlimited term to operate an ilmenite mine in Norway. Mining properties consist of buildings and equipment used in the Company's Norwegian ilmenite mining operations. The Company does not own the ilmenite reserves associated with the mine. Depreciation of property and equipment for financial reporting purposes (including mining properties) is computed principally by the straight-line method over the estimated useful lives of ten to 40 years for buildings and three to 20 years for equipment. Accelerated depreciation methods are used for income tax purposes, as permitted. Upon sale or retirement of an asset, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized in income currently.

     Expenditures for maintenance, repairs and minor renewals are expensed; expenditures for major improvements are capitalized. The Company performs planned major maintenance activities during the year. Repair and maintenance costs estimated to be incurred in connection with planned major maintenance activities are accrued in advance and are included in cost of sales. Accrued repair and maintenance costs, included in other current liabilities and consisting primarily of materials and supplies, was $4.5 million and $3.9 million at December 31, 2003 and 2004, respectively.

     Interest costs related to major long-term capital projects and renewals are capitalized as a component of construction costs. Interest costs capitalized were not significant in 2002, 2003 or 2004.

     When events or changes in circumstances indicate that assets may be impaired, an evaluation is performed to determine if an impairment exists. Such events or changes in circumstances include, among other things, (i) significant current and prior periods or current and projected periods with operating losses, (ii) a significant decrease in the market value of an asset or (iii) a significant change in the extent or manner in which an asset is used. All relevant factors are considered. The test for impairment is performed by comparing the estimated future undiscounted cash flows (exclusive of interest expense) associated with the asset to the asset's net carrying value to determine if a write-down to market value or discounted cash flow value is required. Effective January 1, 2002, the Company commenced assessing impairment of other long-lived assets (such as property and equipment and mining properties) in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which among other things provided certain implementation guidance in relation to prior GAAP. See Note 14.

     Long-term debt. Long-term debt is stated net of any unamortized original issue premium or discount. Amortization of deferred financing costs and any premium or discount associated with the issuance of indebtedness, all included in interest expense, is computed by the interest method over the term of the applicable issue.

     Employee benefit plans. Accounting and funding policies for retirement plans are described in Note 10.

     Income taxes. Prior to December 2003, KII, Kronos and its qualifying subsidiaries were members of NL's consolidated U.S. federal income tax group (the "NL Tax Group"). As a member of the NL Tax Group, the Company was a party to a tax sharing agreement (the "NL Tax Agreement"). The NL Tax Group, including KII, is included in the consolidated U.S. federal tax return of Contran (the "Contran Tax Group"). As a member of the Contran Tax Group, NL is a party to a separate tax sharing agreement (the "Contran Tax Agreement"). The Contran Tax Agreement provides that NL and its qualifying subsidiaries, including KII, compute provisions for U.S. income taxes on a separate-company basis using the tax elections made by Contran. Pursuant to the Kronos Tax Sharing Agreement and using the tax elections made by Contran, KII made payments to or received payments from Kronos in amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of NL's consolidated tax group but instead was a separate taxpayer. Refunds are limited to amounts previously paid under the NL Tax Sharing Agreement.

     Effective December 2003, following NL's distribution of 48.8% of the outstanding shares of Kronos common stock to NL stockholders, Kronos and its qualifying subsidiaries, including KII, ceased being members of the NL Tax Group, but remained as members of the Contran Tax Group. Kronos entered into a new tax sharing agreement with Valhi and Contran, which contains similar terms to the NL Tax Agreement. Kronos and its consolidating subsidiaries, including KII, are also included in Contran's consolidated unitary state income tax returns in certain qualifying U.S. jurisdictions. The terms of the Contran Tax Agreement also apply to state provisions in these jurisdictions.

     Deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amounts of assets and liabilities, including investments in the Company's subsidiaries and affiliates who are not members of the Contran Tax Group and undistributed earnings of foreign subsidiaries which are not deemed to be permanently reinvested. Earnings of foreign subsidiaries deemed to be permanently reinvested aggregated $496.8 million at December 31, 2003 and $526.5 million at December 31, 2004. The Company periodically evaluates its deferred tax assets in the various taxing jurisdictions in which it operates and adjusts any related valuation allowance based on the estimate of the amount of such deferred tax assets that the Company believes does not meet the "more-likely-than-not" recognition criteria.

     Net sales. Sales are recorded when products are shipped and title and other risks and rewards of ownership have passed to the customer, or when services are performed. Shipping terms of products shipped are generally FOB shipping point, although in some instances shipping terms are FOB destination point (for which sales are not recognized until the product is received by the customer). Amounts charged to customers for shipping and handling are included in net sales. Sales are stated net of price, early payment and distributor discounts and volume rebates.

     Inventories and cost of sales. Inventories are stated at the lower of cost (principally average cost) or market, net of allowance for slow-moving inventories. Amounts are removed from inventories at average cost. Cost of sales includes costs for materials, packing and finishing, utilities, salary and benefits, maintenance and depreciation.

     Selling, general and administrative expenses; shipping and handling costs. Selling, general and administrative expenses include costs related to marketing, sales, distribution, shipping and handling, research and development, legal and administrative functions such as accounting, treasury and finance, and includes costs for salaries and benefits, travel and entertainment, promotional materials and professional fees. Shipping and handling costs are included in selling, general and administrative expense and were $33 million in 2002, $43 million in 2003 and $49 million in 2004. Advertising costs are expensed as incurred and were $1 million in each of 2002, 2003 and 2004. Research, development and certain sales technical support costs are expensed as incurred and approximated $6 million in 2002, $7 million in 2003 and $8 million in 2004.


     Stock options. The Company has not issued any stock options. However, certain employees of the Company have been granted options by NL to purchase NL common stock. The Company has elected the disclosure alternative prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," as amended, and to account for its stock-based employee compensation related to stock options in accordance with Accounting Principles Board Opinion ("APBO") No. 25, "Accounting for Stock Issued to Employees," and its various interpretations. Under APBO No. 25, no compensation cost is generally recognized for fixed stock options in which the exercise price is not less than the market price on the grant date. During 2002, and following NL's cash settlement of options to purchase NL common stock held by certain individuals, NL and the Company commenced accounting for its stock options using the variable accounting method because NL could not overcome the presumption that it would not similarly cash settle its remaining stock options. Under the variable accounting method, the intrinsic value of all unexercised stock options (including those with an exercise price at least equal to the market price on the date of grant) are accrued as an expense over their vesting period, with subsequent increases (decreases) in NL's market price resulting in the recognition of additional compensation expense (income). Upon exercise of such options to purchase NL common stock held by employees of the Company, the Company pays NL an amount equal to the difference between the market price of NL's common stock on the date of exercise and the exercise price of such stock option. Aggregate compensation expense related to NL stock options held by employees of the Company was approximately $400,000 in 2002, $300,000 in 2003 and $1.0 million in 2004, and aggregate compensation expense was approximately $200,000 in the first quarter of 2004 and approximately $100,000 in the first quarter of 2005.

     The following table presents what the Company's consolidated net income, and related per share amounts, would have been if the Company had applied the fair value-based recognition provisions of SFAS No. 123, for all awards granted subsequent to January 1, 1995.




                                                                                      Three months ended
                                                            December 31,                   March 31,
                                                ---------------------------------     ------------------
                                                  2002         2003        2004        2004        2005
                                                  ----         ----        ----        ----        ----
                                                                       (In millions)

Net income (loss) as reported                   $(26.3)      $ 81.8       $326.0      $ 13.2      $ 18.2

Adjustments, net of applicable income
 tax effects and minority interest:
  Stock-based employee compensation
   expense determined under APBO No. 25             .3           .1           .6          .1          -
  Stock-based employee compensation
   expense determined under SFAS No. 123           (.3)         (.1)          -            -          -
                                                ------       ------       ------      ------      ------


Pro forma net income (loss)                     $(26.3)      $ 81.8       $326.6      $ 13.3      $ 18.2
                                                ======       ======       ======      ======      ======

Note 2 - Geographic information:

     The Company's operations are associated with the production and sale of TiO2. Titanium dioxide pigments are used to impart whiteness, brightness and opacity to a wide variety of products, including paints, plastics, paper, fibers and ceramics. All of the Company's net assets are located in Europe.

     For geographic information, net sales are attributed to the place of manufacture (point of origin) and the location of the customer (point of destination); property and equipment are attributed to their physical location.


                                                                                             Three months ended
                                                    December 31,                                 March 31,
                                     -----------------------------------------           ------------------------
                                     2002              2003              2004             2004              2005
                                     ----              ----              ----             ----              ----
                                                                                               (unaudited)
                                                                       (In thousands)
   Geographic areas

Net sales - point of origin:
    Germany                      $  404,299        $  510,105        $  576,138       $  137,134        $  149,921
    Belgium                         123,760           150,728           186,445           46,969            46,189
    Norway                          111,811           131,457           144,492           34,624            40,911
    Other                            89,560           110,358           124,784           32,675            34,261
    Eliminations                   (149,765)         (186,742)         (223,889)         (59,229)          (61,746)
                                 ----------        ----------        ----------       ----------        ----------

                                 $  579,665        $  715,906        $  807,970       $  192,173        $  209,536
                                 ==========        ==========        ==========       ==========        ==========






                                                                                             Three months ended
                                                    December 31,                                 March 31,
                                     -----------------------------------------           ------------------------
                                     2002              2003              2004             2004              2005
                                     ----              ----              ----             ----              ----
                                                                                               (unaudited)
                                                                       (In thousands)
   Geographic areas

Net sales - point of destination:
    Europe                       $  456,299        $  567,630          $  666,271     $  157,770        $  177,581
    United States                    39,104            58,293              42,015         10,464             8,061
    Latin America                    12,808            12,258              20,684          4,644             8,158
    Asia                             39,832            42,974              43,842         10,306             7,446
    Other                            31,622            34,751              35,158          8,989             8,290
                                 ----------        ----------          ----------     ----------        ----------

                                 $  579,665        $  715,906          $  807,970     $  192,173        $  209,536
                                 ==========        ==========          ==========     ==========        ==========





                                                         December 31,               March 31,
                                                    ---------------------           ---------
                                                    2003             2004             2005
                                                    ----             ----             ----
                                                                                   (unaudited)
                                                                   (In thousands)
Identifiable assets -
  net property and equipment:

      Germany                                    $  252,411       $  269,922       $  254,339
      Belgium                                        64,895           68,314           63,723
      Norway                                         50,811           57,808           54,168
      Other                                             270              191              210
                                                 ----------       ----------       ----------

                                                 $  368,387       $  396,235       $  372,440
                                                 ==========       ==========       ==========

Note 3 - Accounts and other receivables:


                                                         December 31,               March 31,
                                                    ---------------------           ---------
                                                    2003             2004             2005
                                                    ----             ----             ----
                                                                                   (unaudited)
                                                                   (In thousands)

Trade receivables                                $  106,246       $  120,969      $  134,271
Insurance claims                                         58               32             113
Recoverable VAT and other receivables                 8,715           11,388          11,767
Allowance for doubtful accounts                      (2,222)          (1,660)         (1,513)
                                                 ----------       ----------      ----------

                                                 $  112,797       $  130,729      $  144,638
                                                 ==========       ==========      ==========


Note 4 -       Inventories

                                                         December 31,               March 31,

                                                    ---------------------           ---------
                                                    2003             2004             2005
                                                    ----             ----             ----
                                                                                   (unaudited)
                                                                   (In thousands)

Raw materials                                    $   30,261       $   34,303      $   34,707
Work in process                                      15,623           13,044          13,978
Finished products                                    92,009           90,083          94,053
Supplies                                             30,238           32,831          32,513
                                                 ----------       ----------      ----------

                                                 $  168,131       $  170,261      $  175,251
                                                 ==========       ==========      ==========



Note 5 -       Accounts payable and accrued liabilities:


                                                         December 31,               March 31,
                                                    ---------------------           ---------
                                                    2003             2004             2005
                                                    ----             ----             ----
                                                                                   (unaudited)
                                                                   (In thousands)

Accounts payable                                 $   50,626       $   67,463      $   49,846
Employee benefits                                    23,592           27,863          30,034
Interest                                                202              152          11,036
Other                                                29,384           31,471          35,733
                                                 ----------       ----------      ----------

                                                 $  103,804       $  126,949      $  126,649
                                                 ==========       ==========      ==========



Note 6 - Long-term debt:


                                                         December 31,               March 31,
                                                    ---------------------           ---------
                                                    2003             2004             2005
                                                    ----             ----             ----
                                                                                   (unaudited)
                                                                   (In thousands)

Long-term debt:
  8.875% Senior Secured Notes                    $  356,136       $  519,225      $  493,015
  Bank credit facility                                 -              13,622          12,946
  Other                                                 603              348             292
                                                 ----------       ----------      ----------

                                                    356,739          533,195         506,253
  Less current maturities                               288           13,792          13,108
                                                 ----------       ----------      ----------

                                                 $  356,451         $519,403      $  493,145
                                                 ==========       ==========      ==========

     In June 2002, KII issued at par value euro 285 million principal amount ($280 million when issued) of its 8.875% Senior Secured Notes due 2009, and in November 2004 KII issued at 107% of par an additional euro 90 million principal amount ($130 million when issued) of the KII Senior Secured Notes (collectively, the "Notes"). The Notes are collateralized by a pledge of 65% of the common stock or other ownership interests of certain of KII's first-tier operating subsidiaries. Such operating subsidiaries are: Kronos Titan GmbH, Kronos Denmark, ApS, Kronos Limited and Societe Industrielle Du Titane, S.A. The Notes are issued pursuant to an indenture which contains a number of covenants and restrictions which, among other things, restricts the ability of KII and its subsidiaries to incur debt, incur liens, pay dividends or merge or consolidate with, or sell or transfer all or substantially all of their assets to, another entity. The Notes are redeemable, at KII's option, on or after December 30, 2005 at redemption prices ranging from 104.437% of the principal amount, declining to 100% on or after December 30, 2008. In addition, on or before June 30, 2005, KII may redeem up to 35% of the Notes with the net proceeds of a qualified public equity offering at 108.875% of the principal amount. In the event of a change of control of KII, as defined, KII would be required to make an offer to purchase its Notes at 101% of the principal amount. KII would also be required to make an offer to purchase a specified portion of its Notes at par value in the event KII generates a certain amount of net proceeds from the sale of assets outside the ordinary course of business, and such net proceeds are not otherwise used for specified purposes within a specified time period. At December 31, 2004, KII was in compliance with all the covenants, and the quoted market price of the Notes was approximately euro 1,075 per euro 1,000 principal amount (2003 - euro 1,000 per euro 1,000 principal amount). At December 31, 2004, the carrying amount of the Notes includes euro 6.2 million ($8.4 million) of unamortized premium associated with the November 2004 issuance.

     Also in June 2002, KII's operating subsidiaries in Germany, Belgium and Norway (collectively, the "Borrowers") entered into a euro 80 million secured revolving bank credit facility that matures in June 2005 ("European Credit Facility"). Borrowings may be denominated in euros, Norwegian kroners or U.S. dollars, and bear interest at the applicable interbank market rate plus 1.75%. The facility also provides for the issuance of letters of credit up to euro 5 million. The European Credit Facility is collateralized by the accounts receivable and inventories of the borrowers, plus a limited pledge of all of the other assets of the Belgian borrower. The European Credit Facility contains certain restrictive covenants which, among other things, restricts the ability of the borrowers to incur debt, incur liens, pay dividends or merge or consolidate with, or sell or transfer all or substantially all of their assets to, another entity. In addition, the European Credit Facility contains customary cross-default provisions with respect to other debt and obligations of Borrowers, KII and its other subsidiaries. At December 31, 2004 and March 31, 2005, euro 10 million ($13.6 million and $12.9 million, respectively) was outstanding under the European Credit Facility at an interest rate of 3.85%, and at December 31, 2004 and March 31, 2005 the equivalent of $92.6 million and $88.6 million, respectively, was available for additional borrowing by the subsidiaries.

    In April 2005, the Company repaid euro 5.0 million ($6.5 million) on its Bank credit facility.


     Under the cross-default provisions of the Notes, the Notes may be accelerated prior to their stated maturity if KII or any of KII's subsidiaries default under any other indebtedness in excess of $20 million due to a failure to pay such other indebtedness at its due date (including any due date that arises prior to the stated maturity as a result of a default under such other indebtedness). Under the cross-default provisions of the European Credit Facility, any outstanding borrowings under the European Credit Facility may be accelerated prior to their stated maturity if the Borrowers or KII default under any other indebtedness in excess of euro 5 million due to a failure to pay such other indebtedness at its due date (including any due date that arises prior to the stated maturity as a result of a default under such other indebtedness). The European Credit Facility contains provisions that allow the lender to accelerate the maturity of the applicable facility in the event of a change of control, as defined, of the applicable borrower. In the event the cross-default provisions of either the Notes or the European Credit Facility become applicable, and such indebtedness is accelerated, the Company would be required to repay such indebtedness prior to their stated maturity.

     Aggregate maturities of long-term debt at December 31, 2004 are shown in the table below.

Years ending December 31,                              Amount
-------------------------                          --------------
                                                   (In thousands)

   2005                                              $ 13,792
   2006                                                   159
   2007                                                    19
   2008                                                     -
   2009                                               519,225
   2010 and thereafter                                   -
                                                     --------

                                                     $533,195
                                                     ========


     Restrictions. Certain of the credit facilities described above require the respective borrower to maintain minimum levels of equity, require the maintenance of certain financial ratios, limit dividends and additional indebtedness and contain other provisions and restrictive covenants customary in lending transactions of this type. At December 31, 2004, the restricted net assets of consolidated subsidiaries approximated $158 million.

Note 7 - Other noncurrent liabilities:


                                                         December 31,               March 31,
                                                    ---------------------           ---------
                                                    2003             2004             2005
                                                    ----             ----             ----
                                                                                   (unaudited)
                                                                   (In thousands)

Insurance claims and expenses                    $    1,222       $    1,505       $   1,772
Employee benefits                                     4,849            5,107           4,826
Asset retirement obligations                            766              958             962
Other                                                 7,261            9,270           6,866
                                                 ----------       ----------      ----------

                                                 $   14,098       $   16,840      $   14,426
                                                 ==========       ==========      ==========


     The asset retirement obligations are discussed in Note 14.

Note 8 - Common stock and notes receivable from affiliates:


     NL common stock options held by employees of the Company. At December 31, 2004, employees of the Company held options to purchase approximately 85,000 shares of NL common stock, of which 49,000 were granted in 2001 and are exercisable at various dates through 2011 at an exercise price of $11.49 per share. The remaining exercisable options are exercisable at various dates through 2010 at an exercise price ranging from $2.66 to $9.34 per share. Such options generally vest over five years, and vesting ceases at the date the employee separates from service from the Company (including retirement).

     The pro forma information required by SFAS No. 123 is based on an estimation of the fair value of options issued subsequent to January 1, 1995. See Note 1. No options were granted in 2002, 2003 or 2004. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods.

     Common stock dividends. KII paid $25.0 million in cash dividends to Kronos during 2003 and $60.0 million during 2004.

     Preferred stock. In July 2002, KII and Kronos agreed to a recapitalization of the Company as contemplated in the euro 285 million Notes offering. See Note
6. In connection with the recapitalization agreement, KII converted the Series A (738 shares) and Series B (647 shares) redeemable preferred stock (including liquidation and redemption preferences and accrued and unpaid dividends) held by Kronos totaling $411.7 million into 1,385 shares of KII, $100 par value, common stock. As a result of the conversion, the Series A and B redeemable preferred stock certificates were canceled. Further, KII redeemed its profit participation certificates held by Kronos totaling $284.3 million in exchange for various notes receivable from NL. As a result of the redemption, the profit participation certificates were canceled. Finally, KII redeemed 1,613 shares of KII common stock held by Kronos in exchange for its remaining notes receivable from NL and Kronos totaling $479.4 million. As a result of the recapitalization in July 2002, KII's common stockholder's equity increased a net $696.0 million.

     Notes receivable from affiliates - contra equity. The Company periodically converted interest receivable from affiliates to notes receivable from affiliates. For the year ended 2002 the interest transferred to notes receivable from affiliates totaled $12.6 million (nil for 2003 and 2004).


     In the fourth quarter of 2004, KII loaned an aggregate euro 163.1 million ($209.5 million) to Kronos in return for two promissory notes. Interest on both notes is payable to KII on a quarterly basis at an annual rate of 9.25%, and such interest is expected to be paid quarterly to the Company by Kronos. The notes mature on December 31, 2010, with all principal due at that date. The notes are unsecured, contain no financial covenants and provide for default only upon Kronos' failure to pay any amount when due (subject to a short grace period). Due to the long-term investment nature of these notes, settlement of the principal balance of the notes is not contemplated within the foreseeable future. The Company currently expects that settlement of the principal amount of the notes will occur through a capital transaction (i.e. a non-cash dividend to Kronos in the form of distributing such notes receivable to Kronos). Accordingly, these notes receivable have been classified as a separate component of stockholder's equity in accordance with GAAP. Interest income on such notes, which is expected to be paid quarterly, is recognized in income when earned. Rather than make a distribution to Kronos in the form of a cash dividend, the Company loaned the euro 163.1 million to Kronos pursuant to the two promissory notes. Until such time as the notes are settled (which, as noted above, is expected to be through a capital transaction in the form of a non-cash dividend), the Company benefits from the interest income earned on the promissory notes.


     Cash flows related to principal amounts on such loans made to affiliates included in contra equity are reflected in financing activities in the accompanying Consolidated Statements of Cash Flows.

Note 9 - Income taxes:


                                                                                             Three months ended
                                                    December 31,                                 March 31,
                                     -----------------------------------------           ------------------------
                                     2002              2003              2004             2004              2005
                                     ----              ----              ----             ----              ----
                                                                                               (unaudited)
                                                                     (In millions)
 Pre-tax income (loss):
   Germany                          $ 46.8            $ 45.8           $  30.2          $   6.4            $  16.9
   Non-U.S.                           16.4              36.8              34.6             10.7               13.1
                                    ------            ------           -------          -------            -------

                                    $ 63.2            $ 82.6           $  64.8          $  17.1            $  30.0
                                    ======            ======           =======          =======            =======

 Expected tax expense (benefit),
  at U.S.federal statutory
  income tax rate of 35%            $ 22.1            $ 28.9           $  22.7          $   5.9            $  10.5
 Non-U.S. tax rates                   (5.2)              (.9)               .3              (.1)                .2
 Nondeductible expenses                2.8               2.7               4.2               .8                1.0
 Change in deferred income tax
  valuation allowance, net
                                      (2.8)             (6.7)           (280.7)            (3.0)                -
 Currency transaction gains and
     losses for which no income
     taxes are provided               (4.6)               -                 -                -                  -
 Change in Belgian income
  tax law                             (2.3)               -                 -                -                  -
 NL tax contingency reserve
  adjustment, net                       .1              13.4              (4.6)              -                  -
 Refund of prior year income
  taxes                                 -              (38.0)             (2.6)              -                  -
 Other, net                             .7               1.3               (.6)              .3                 -
                                    ------            ------           -------          -------            -------

                                    $ 10.8            $   .7           $(261.3)         $   3.9            $  11.7
                                    ======            ======           =======          =======            =======
 Components of income tax
  expense (benefit):
   Currently payable (refundable):
     Germany                        $ (1.2)           $(56.9)          $   (.2)         $    .3            $   2.1
     Other non - U.S.                  6.5              18.9              12.9              3.8                4.2
                                    ------            ------           -------          -------            -------
                                       5.3             (38.0)             12.7              4.1                6.3
                                    ------            ------           -------          -------            -------
   Deferred income taxes (benefit):
     Germany                           7.9              44.4            (270.5)              .4                5.6
     Other non - U.S.                 (2.4)             (5.7)             (3.5)             (.6)               (.2)
                                    ------            ------           -------          -------            -------
                                       5.5              38.7            (274.0)             (.2)               5.4
                                    ------            ------           -------          -------            -------

                                    $ 10.8            $   .7           $(261.3)         $   3.9            $  11.7
                                    ======            ======           =======          =======            =======
 Comprehensive provision for
  income taxes (benefit)
  allocable to:
   Net income                       $ 10.8            $   .7           $(261.3)         $   3.9            $  11.7
   Other comprehensive income -
     pension liabilities               (.7)             (9.5)             (8.1)              -                  -
                                    ------            ------           -------          -------            -------

                                    $ 10.1            $ (8.8)          $(269.4)         $   3.9            $  11.7
                                    ======            ======           =======          =======            =======


     The components of the net deferred tax liability at December 31, 2003 and 2004, and changes in the deferred income tax valuation allowance during the past three years, are summarized in the following tables.


                                                                        December 31,
                                                    ---------------------------------------------------
                                                              2003                        2004
                                                    ----------------------      -----------------------
                                                    Assets      Liabilities     Assets      Liabilities
                                                    ------      -----------     ------      -----------
                                                                       (In millions)
 Tax effect of temporary differences
  related to:
   Inventories                                    $    .9      $  (3.4)        $   1.5      $  (4.4)
   Property and equipment                            46.0        (21.6)           37.8        (22.9)
   Accrued (prepaid) pension cost                    11.3        (33.5)           19.4        (40.4)
   Other accrued liabilities and
    deductible differences                            3.8           -             46.1           -
   Other taxable differences                           -         (67.2)             -         (43.5)
     Investment in subsidiaries/
      affiliates not in tax group                      -            -              1.9           -
 Tax loss and tax credit carryforwards              137.3           -            217.8           -
 Valuation allowance                               (162.7)          -               -            -
                                                  -------      -------         -------      -------
   Adjusted gross deferred tax assets
     (liabilities)                                   36.6       (125.7)          324.5       (111.2)
 Netting of items by tax jurisdiction               (35.7)        35.7           (86.2)        86.2
                                                  -------      -------         -------      -------
                                                       .9        (90.0)          238.3        (25.0)
 Less net current deferred tax                                                                (2.7)
  asset (liability)                                    .9         (3.4)             -
                                                  -------      -------         -------      -------

     Net noncurrent deferred tax asset
      (liability)                                 $    -       $ (86.6)        $ 238.3      $ (22.3)
                                                  =======      =======         =======      =======


                                                                   Years ended December 31,
                                                               ---------------------------------
                                                               2002          2003          2004
                                                               ----          ----          ----
                                                                         (In millions)

Increase (decrease) in valuation allowance:
  Recognition of certain deductible tax
   attributes for which the benefit had not
   previously been recognized under the
   "more-likely-than-not" recognition criteria               $(2.8)       $ (6.7)      $(280.7)
  Foreign currency translation                                21.6          28.2          (3.0)
  Offset to the change in gross deferred
   income tax assets due principally to
   redeterminations of certain tax attributes
   and implementation of certain tax
   planning strategies                                        13.2         (12.5)         121.0
                                                            ------        ------        -------

                                                            $ 32.0        $  9.0        $(162.7)
                                                            ======        ======        =======

     A reduction in the Belgian income tax rate from 40% to 34% was enacted in December 2002 and became effective in January 2003. This reduction in the Belgian income tax rate resulted in a $2.3 million decrease in the Company's income tax expense in 2002 because the Company had previously recognized a net deferred income tax liability with respect to Belgian temporary differences.

     In the first  quarter  of 2003,  the  Company  was  notified  by the German
Federal Fiscal Court (the "Court") that the Court had ruled in the Company's favor concerning a claim for refund suit in which the Company sought refunds of prior taxes paid during the periods 1990 through 1997. KII and the Company's German operating subsidiary were required to file amended tax returns with the German tax authorities in order to receive its refunds for such years, and all of such amended returns were filed during 2003. Such amended returns reflected an aggregate refund of taxes and related interest to KII and its German operating subsidiary of euro 26.9 million ($32.1 million), and the Company recognized the benefit for these net funds in its 2003 results of operations. For the year ended December 31, 2004, the Company recognized a net refund of euro 2.5 million ($3.1 million) related to additional net interest which has accrued on the outstanding refund amount. Through December 2004, KII and its German operating subsidiary had received net refunds of euro 35.6 million ($44.7 million when received). All refunds relating to the periods 1990 to 1997 were received by December 31, 2004. In addition to the refunds for the 1990 to 1997 periods, the court ruling also resulted in a refund of 1999 income taxes and interest, and the Company received euro 21.5 million ($24.6 million) in 2003.

     Certain of the Company's non-U.S. tax returns are being examined and tax authorities have or may propose tax deficiencies, including non-income related items and interest. For example:

o The Company has received a preliminary tax assessment related to 1993 from the Belgian tax authorities proposing tax deficiencies, including interest, of approximately euro 6 million ($8 million at December 31, 2004). The Company has filed a protest to this assessment and believes that a significant portion of the assessment is without merit. The Belgian tax authorities have filed a lien on the fixed assets of the Company's Belgian TiO2 operations in connection with this assessment. In April 2003, the Company received a notification from the Belgian tax authorities of their intent to assess a tax deficiency related to 1999 that, including interest, is expected to be approximately euro 9 million ($13 million). The Company believes the proposed assessment is substantially without merit, and the Company has filed a written response.

o The Norwegian tax authorities have notified the Company of their intent to assess tax deficiencies of approximately kroner 12 million ($2 million at December 31, 2004) relating to the years 1998 to 2000. The Company has objected to this proposed assessment.

     No assurance can be given that these tax matters will be resolved in the Company's favor in view of the inherent uncertainties involved in settlement initiatives, court and tax proceedings. The Company believes that it has provided adequate accruals for additional taxes and related interest expense which may ultimately result from all such examinations and believes that the ultimate disposition of such examinations should not have a material adverse effect on its consolidated financial position, results of operations or liquidity.

     At December 31, 2003, Kronos had a significant amount of net operating loss carryforwards for German corporate and trade tax purposes, all of which have no expiration date. These net operating loss carryforwards were generated by KII, a wholly-owned subsidiary of Kronos, principally during the 1990s when KII had a significantly higher level of outstanding indebtedness than is currently outstanding. For financial reporting purposes, however, the benefit of such net operating loss carryforwards had not previously been recognized because Kronos did not believe they met the "more-likely-than-not" recognition criteria, and accordingly Kronos had a deferred income tax asset valuation allowance offsetting the benefit of such net operating loss carryforwards and Kronos' other tax attributes in Germany. KII had generated positive taxable income in
Germany for both German corporate and trade tax purposes since 2000, and starting with the quarter ended December 31, 2002 and for each quarter thereafter, KII had cumulative taxable income in Germany for the most recent twelve quarters. However, offsetting this positive evidence was the fact that prior to the end of 2003, Kronos believed there was significant uncertainty regarding its ability to utilize such net operating loss carryforwards under German tax law and, principally because of the uncertainty caused by this negative evidence, Kronos had concluded the benefit of the net operating loss carryforwards did not meet the "more-likely-than-not" criteria. By the end of 2003, and primarily as a result of a favorable German court ruling in 2003 and the procedures Kronos had completed during 2003 with respect to the filing of certain amended German tax returns (as discussed below), Kronos had concluded that the significant uncertainty regarding its ability to utilize such net operating loss carryforwards under German tax law had been eliminated. However, at the end of 2003, Kronos believed at that time that it would generate a taxable loss in Germany during 2004. Such expectation was based primarily upon then-current levels of prices for TiO2, and the fact that Kronos was experiencing a downward trend in its TiO2 selling prices and Kronos did not have any positive evidence to indicate that the downward trend would improve. If the price trend continued downward throughout all of 2004 (which was a possibility given Kronos' prior experience), Kronos would likely have a taxable loss in Germany for 2004. If the downward trend in prices had abated, ceased, or reversed at some point during 2004, then Kronos would likely have taxable income in Germany during 2004. Accordingly, Kronos continued to conclude at the end of 2003 that the benefit of the German net operating loss carryforwards did not meet the "more-likely-than-not" criteria and that it would not be appropriate to reverse the deferred income tax asset valuation allowance, given the likelihood that Kronos would generate a taxable loss in Germany during 2004. The expectation for a taxable loss in Germany continued through the end of the first quarter of 2004. By the end of the second quarter of 2004, however, Kronos' TiO2 selling prices had started to increase, and Kronos believed its selling prices would continue to increase during the second half of 2004 after Kronos and its major competitors announced an additional round of price increases. The fact that Kronos' selling prices started to increase during the second quarter of 2004, combined with the fact that Kronos and its competitors had announced additional price increases (which based on past experience indicated to Kronos that some portion of the additional price increases would be realized in the marketplace), provided additional positive evidence that was not present at December 31, 2003. Consequently, Kronos' revised projections now reflected taxable income for Germany in 2004 as well as 2005. Accordingly, based on all available evidence, including the fact that (i) KII had generated positive taxable income in Germany since 2000, and starting with the quarter ended December 31, 2002 and for each quarter thereafter, KII had cumulative taxable income in Germany for the most recent twelve quarters, (ii) Kronos was now projecting positive taxable income in Germany for 2004 and 2005 and (iii) the German net operating loss carryforwards have no expiration date, Kronos concluded that the benefit of the net operating loss carryforwards and other German tax attributes now met the "more-likely-than-not" recognition criteria, and that reversal of the deferred income tax asset valuation allowance related to Germany was appropriate. Given the magnitude of the German net operating loss carryforwards and the fact that current provisions of German law limit the annual utilization of net operating loss carryforwards to 60% of taxable income after the first euro 1 million of taxable income, Kronos believes it will take several years to fully utilize the benefit of such loss carryforwards. However, given the number of years for which Kronos has now generated positive taxable income in Germany, combined with the fact that the net operating loss carryforwards were generated during a time when KII had a significantly higher level of outstanding indebtedness than it currently has outstanding, and the fact that the net operating loss carryforwards have no expiration date, Kronos concluded it was now appropriate to reverse all of the valuation allowance related to the net operating loss carryforwards because the benefit of such operating loss carryforwards now meet the "more-likely-than-not" recognition criteria. Under applicable GAAP related to accounting for income taxes at interim periods, a change in estimate at an interim period resulting in a decrease in the valuation allowance is segregated into two components, the portion related to the remaining interim periods of the current year and the portion related to all future years. The portion of the valuation allowance reversal related to the former is recognized over the remaining interim periods of the current year, and the portion of the valuation allowance related to the latter is recognized at the time the change in estimate is made. Accordingly, Kronos has recognized a $280.7 million income tax benefit in 2004 related to the complete reversal of such deferred income tax asset valuation allowance attributable to Kronos' income tax attributes in Germany (principally the net operating loss carryforwards). Of such $280.7 million, (i) $8.7 million relates primarily to the utilization of the German net operating loss carryforwards during the first six months of 2004, the benefit of which had previously not met the "more-likely-than-not" recognition criteria, (ii) $268.6 million relates to the valuation allowance reversal recognized as of June 30, 2004 and (iii) $3.4 million relates to the valuation allowance reversal recognized during the last six months of 2004. At December 31, 2004, the net operating loss carryforwards for German corporate and trade tax purposes aggregated the equivalent of $671 million and $232 million, respectively, all of which have no expiration date.

     In October 2004, the American Jobs Creation Act of 2004 was enacted into law. The new law contains several provisions that could impact the Company. These provisions provide for, among other things, a special deduction from U.S. taxable income equal to a stipulated percentage of qualified income from domestic production activities (as defined) beginning in 2005, and a special 85% dividends received deduction for certain dividends received from controlled foreign corporations. Both of these provisions are complex and subject to numerous limitations. The Company is still studying the new law, including the technical provisions related to the two complex provisions noted above. The effect on the Company of the new law, if any, has not yet been determined, in part because the Company has not definitively determined whether its operations qualify for the special deduction or whether it would benefit from the special dividends received deduction. If the Company determines it qualifies for the special deduction, the tax benefit of such special deduction would be recognized in the period earned. With respect to the special dividends received deduction for certain dividends received from controlled foreign corporations, the Company will likely not be able to complete its evaluation of whether it would benefit from the special dividends received deduction until sometime after the U.S. government has issued clarifying regulations regarding this provision of the Act, the timing for the issuance of which is not known. The aggregate amount of unremitted earnings that is potentially subject to the special dividends received deduction is approximately $527 million at December 31, 2004. The Company is unable to reasonably estimate a range of income tax effects if such unremitted earnings would be repatriated and become eligible for the special dividends received deduction, as the calculation would be extremely complex.

Note 10 - Employee benefit plans:

     Defined benefit plans. The Company maintains various defined benefit pension plans. Employees are covered by plans in their respective countries. Variances from actuarially assumed rates will result in increases or decreases in accumulated pension obligations, pension expense and funding requirements in future periods. At December 31, 2004, the Company currently expects to contribute the equivalent of approximately $4 million to all of its defined benefit pension plans during 2005.

     The funded status of the Company's defined benefit pension plans, the components of net periodic defined benefit pension cost related to the Company's consolidated business segments and charged to continuing operations and the rates used in determining the actuarial present value of benefit obligations are presented in the tables below. The Company uses a September 30th measurement date for their defined benefit pension plans.


                                                              Years ended December 31,

                                                              ------------------------
                                                               2003              2004
                                                               ----              ----
                                                                   (In thousands)
 Change in projected benefit obligations ("PBO"):
   Benefit obligations at beginning of the year            $  213,183        $ 272,204
   Service cost                                                 4,060            5,398
   Interest cost                                               12,378           14,132
   Participant contributions                                    1,295            1,362
   Plan amendments                                              3,200                -
   Actuarial (gains) losses                                    17,337            3,134
   Change in foreign exchange rates                            36,547           26,588
   Benefits paid                                              (15,796)         (15,236)
                                                            ---------        ---------

       Benefit obligations at end of the year               $ 272,204        $ 307,582
                                                            =========        =========

 Change in plan assets:
   Fair value of plan assets at beginning of the year       $ 160,860        $ 167,302
   Actual return on plan assets                               (12,559)          14,175
   Employer contributions                                      10,240           11,726
   Participant contributions                                    1,295            1,362
   Change in foreign exchange rates                            23,262           17,244
   Benefits paid                                              (15,796)         (15,236)
                                                            ---------        ---------

       Fair value of plan assets at end of year             $ 167,302        $ 196,573
                                                            =========        =========

 Funded status at end of the year:
   Plan assets less than PBO                                $(104,902)     $  (111,009)
   Unrecognized actuarial losses                               98,368          107,581
   Unrecognized prior service cost                              6,678            6,829
   Unrecognized net transition obligations                      1,228              952
                                                            ---------        ---------

                                                            $   1,372        $   4,353
                                                            =========        =========

 Amounts recognized in the balance sheet:
   Unrecognized net pension obligations                     $   7,812        $   7,524
   Accrued pension costs:
     Current                                                   (7,877)          (8,587)
     Noncurrent                                               (53,010)         (48,441)
   Accumulated other comprehensive income                      54,447           53,857
                                                            ---------        ---------

                                                            $   1,372        $   4,353
                                                            =========        =========



                                                                                            Three months ended
                                                                December 31,                     March 31,
                                                    --------------------------------        -------------------
                                                    2002            2003        2004        2004           2005
                                                    ----            ----        ----        ----           ----
                                                                                               (unaudited)
                                                                    (In thousands)
 Net periodic pension cost:
   Service cost benefits                          $  3,395       $  4,060    $  5,398     $  1,288       $  1,616
   Interest cost on PBO                             10,965         12,378      14,132        3,539          3,692
   Expected return on plan assets                  (10,294)       (12,264)    (12,318)      (3,122)        (3,204)
   Amortization of prior service cost                  223            255         463          116            126
   Amortization of net transition obligations          332            527         368           91             81
   Recognized actuarial losses                       1,029            827       2,335          578            794
                                                  --------       --------    --------     --------       --------

                                                  $  5,650       $  5,783    $ 10,378     $  2,490       $  3,105
                                                  ========       ========    ========     ========       ========



     In determining the expected long-term rate of return on plan asset assumptions, the Company considers the long-term asset mix (e.g. equity vs. fixed income) for the assets for each of its plans and the expected long-term rates of return for such asset components. In addition, the Company receives advice about appropriate long-term rates of return from the Company's third-party actuaries. Such assumed asset mixes are summarized below:

o In Germany, the composition of the Company's plan assets is established to satisfy the requirements of the German insurance commissioner. The current plan asset allocation at December 31, 2004 was 23% to equity managers, 48% to fixed income managers and 29% to real estate.

o In Norway, the Company currently has a plan asset target allocation of 14% to equity managers, 62% to fixed income managers and the remainder primarily to liquid investments and cash. The expected long-term rate of return for such investments is approximately 8% and 4.5% to 6.5% and 2.5%, respectively. The current plan asset allocation at December 31, 2004 was 16% to equity managers, 64% to fixed income managers and the remainder primarily to cash and liquid investments.

     The Company regularly reviews its actual asset allocation for each of its plans, and will periodically rebalance the investments in each plan to more accurately reflect the targeted allocation when considered appropriate.

     The weighted-average rate assumptions used in determining the actuarial present value of benefit obligations as of December 31, 2003 and 2004 are presented in the table below. Such weighted-average rates were determined using the projected benefit obligations at each date.

                                                         December 31,
                                                   ------------------------
                                                   2003                2004
                                                   ----                ----

Discount rate                                      5.4%                5.0%
Increase in future compensation levels             2.8%                2.8%

     The weighted-average rate assumptions used in determining the net periodic pension cost for 2002, 2003 and 2004 are presented in the table below. The weighted-average discount rate and the weighted-average increase in future compensation levels were determined using the projected benefit obligations as of the beginning of each year, and the weighted-average long-term return on plan assets was determined using the fair value of plan assets as of the beginning of each year.


                                                               December 31,
                                               ----------------------------------------
                                               2002               2003             2004
                                               ----               ----             ----

Discount rate                                  6.0%               5.8%             5.3%
Increase in future compensation levels         2.8%               2.6%             2.8%
Long-term return on plan assets                7.3%               6.9%             6.4%


     Selected information related to the Company's defined benefit pension plans that have accumulated benefit obligations in excess of fair value of plan assets is presented below. At December 31, 2002 and 2003, 100% of the projected benefit obligations of such plans relate to non-U.S. plans.

                                                          December 31,
                                                    ----------------------
                                                    2003              2004
                                                    ----              ----
                                                        (In thousands)

   Projected benefit obligation                   $272,204         $307,582
   Accumulated benefit obligation                  230,893          257,308
   Fair value of plan assets                       167,302          196,573

     The Company expects future benefits paid from all defined benefit pension plans to be as follows:

                                                             Amount
 Years ending December 31,                               (In thousands)

    2005                                                   $ 15,592
    2006                                                     16,974
    2007                                                     15,978
    2008                                                     17,729
    2009                                                     16,497
    2010 to 2014                                             89,950

Note 11 - Related party transactions:

     The Company may be deemed to be controlled  by Harold C. Simmons.  See Note
1. Corporations that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly-held minority equity interest in another related party. While no transactions of the type described above are planned or proposed with respect to the Company other than as set forth in these financial statements, the Company continuously considers, reviews and evaluates, and understands that Contran and related entities consider, review and evaluate such transactions. Depending upon the business, tax and other objectives then relevant, it is possible that the Company might be a party to one or more such transactions in the future.

     It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

     Under the terms of various intercorporate services agreements ("ISAs") entered into between the Company and various related parties, employees of one company will provide certain management, tax planning, financial and administrative services to the other company on a fee basis. Such charges are based upon estimates of the time devoted by the employees of the provider of the services to the affairs of the recipient, and the compensation and associated expenses of such persons. Because of the large number of companies affiliated with Contran, Kronos and NL, the Company believes it benefits from cost savings and economies of scale gained by not having certain management, financial and administrative staffs duplicated at each entity, thus allowing certain individuals to provide services to multiple companies but only be compensated by one entity. These ISA agreements are reviewed and approved by the applicable independent directors of the companies that are parties to the agreements. The net ISA fee charged to the Company was $1.1 million in 2002, $1.5 million in 2003 and $2.8 million in 2004.

     Sales of TiO2 to Kronos (US), Inc. ("KUS"), an affiliate, were $38.5 million in 2002, $57.8 million in 2003 and $41.9 million in 2004. Sales of TiO2 to Kronos Canada, Inc. ("KC") were $7.7 million in 2002, $10.9 million in 2003 and $8.9 million in 2004.

     KUS purchases the rutile and slag feedstock used as a raw material in all of the Company's chloride process TiO2 facilities. The Company purchases such feedstock from KUS for use in its facilities for an amount equal to the amount paid by KUS to the third-party supplier plus a 2.5% administrative fee. Such feedstock purchases were $102.5 million in 2002, $93.3 million in 2003 and $106.2 million in 2004.

     Purchases of TiO2 from KUS were $2.6 million in 2002, $100,000 in 2003 and $3.5 million in 2004. Purchases of TiO2 from KC were $500,000 in each of 2002 and 2003 and $700,000 in 2004.

     Royalty income received from KC for use of certain of the Company's intellectual property was $5.8 million in 2002, $6.1 million in 2003 and $6.0 million in 2004.

     The Company is party to master global NL insurance coverage policies with regard to property, business interruption, excess liability and other coverages. The costs associated with these policies aggregated $7.0 million, $5.2 million and $5.3 million in 2002, 2003 and 2004, respectively.

     Contran and certain of its subsidiaries and affiliates, including the Company, purchase certain of their insurance policies as a group, with the costs of the jointly-owned policies being apportioned among the participating companies. With respect to certain of such policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period. As a result, Contran and certain of its subsidiaries and its affiliates, including the Company, have entered into a loss sharing agreement under which any uninsured loss is shared by those entities who have submitted claims under the relevant policy. The
Company believes the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justifies the risk associated with the potential for uninsured loss.

     Net amounts between the Company and KUS were generally related to product sales and raw material purchases. Net amounts between the Company and KC were generally related to product sales and royalties. See Note 8 for discussion of notes receivable from affiliates.

     Current receivables from and payables to affiliates are summarized in the table below.



                                                         December 31,               March 31,
                                                    ---------------------           ---------
                                                    2003             2004             2005
                                                    ----             ----             ----
                                                                                   (unaudited)
                                                                   (In thousands)

Current receivables from affiliates:
  KC                                              $  1,877         $  2,516         $  3,133
  Other                                                  7                1               34
                                                  --------         --------         --------

                                                  $  1,884         $  2,517         $  3,167
                                                  ========         ========         ========

Current payables to affiliates:
   KUS                                            $  8,697         $ 11,033         $ 13,946
   NL                                                 -                   9               49
                                                  --------         --------         --------

                                                  $  8,697         $ 11,042         $ 13,995
                                                  ========         ========         ========



     Interest income on all loans to related parties was $22.8 million in 2002, less than $50,000 in 2003 and $2.8 million in 2004. Interest expense on all loans from related parties was $18.7 million in 2002, less than $100,000 in 2003 and nil in 2004.

     In July 2002, all outstanding Series A shares and Series B shares (with aggregate values of $219.0 million and $192.7 million, respectively, at the time of conversion) were converted into 1,385 shares of KII, $100 par value, common stock. As a result of the conversion, the Series A and B shares were canceled. See Note 8.

     Profit  Participation  Certificates  ("PPCs")  - PPCs with DM100 par value:
5,500,000 shares authorized, issued and outstanding are designated nonvoting cumulative preferred PPCs and yielded an annual dividend of 4% per share based on earnings of the Company and before any common stock dividends to Kronos. Kronos waived its right to dividend distributions for all periods presented and through December 2002. The PPCs were issued to Kronos ($284.3 million) in December 1999 as part of a recapitalization of the Company. In July 2002 all outstanding PPCs (with an aggregate value of $284.3 million at the time of redemption) were redeemed in exchange for various notes receivable from NL. As a result of the redemption, the PPCs were canceled.

Note 12 - Commitments and contingencies:

     Environmental matters. The Company's operations are governed by various environmental laws and regulations. Certain of the Company's businesses are, or have been engaged in the handling, manufacture or use of substances or compounds that may be considered toxic or hazardous within the meaning of applicable environmental laws. As with other companies engaged in similar businesses, certain past and current operations and products of the Company have the potential to cause environmental or other damage. The Company has implemented and continues to implement various policies and programs in an effort to minimize these risks. The Company's policy is to maintain compliance with applicable environmental laws and regulations at all its facilities and to strive to improve its environmental performance. From time to time, the Company may be subject to environmental regulatory enforcement under various statutes, resolution of which typically involves the establishment of compliance programs. It is possible that future developments, such as stricter requirements of environmental laws and enforcement policies thereunder, could adversely affect the Company's production, handling, use, storage, transportation, sale or disposal of such substances. The Company believes all its plants are in substantial compliance with applicable environmental laws.

     Litigation matters. The Company's Belgian subsidiary and certain of its employees are the subject of civil and criminal proceedings relating to an accident that resulted in two fatalities at the Company's Belgian facility in 2000. In May 2004, the court ruled and, among other things, imposed a fine of euro 200,000 against the Company and fines aggregating less than euro 40,000 against various Company employees. The Company and the individual employees have appealed the ruling.

     In addition to the litigation described above, the Company and its affiliates are also involved in various other environmental, contractual, product liability, patent (or intellectual property), employment and other claims and disputes incidental to its present and former businesses.

     The Company currently believes the disposition of all claims and disputes, individually or in the aggregate, should not have a material adverse effect on its consolidated financial condition, results of operations or liquidity.

     Concentrations of credit risk. Sales of TiO2 accounted for more than 90% of net sales from continuing operations during each of the past three years. The remaining sales result from the mining and sale of ilmenite ore (a raw material used in the sulfate pigment production process), and the manufacture and sale of iron-based water treatment chemicals (derived from co-products of the TiO2 production processes). TiO2 is generally sold to the paint, plastics and paper industries. Such markets are generally considered "quality-of-life" markets whose demand for TiO2 is influenced by the relative economic well-being of the various geographic regions. TiO2 is sold to over 4,000 customers, with the top ten customers approximating 21%, 20% and 21%, respectively of net sales in 2002, 2003 and 2004. Approximately 73% of the Company's TiO2 sales by volume were to Europe in each of 2002 and 2003 and approximately 77% of the Company's TiO2 sales were to Europe in 2004. Approximately 13% of sales by volume were attributable to North America in 2002 and 2003 and 9% attributable to North America in 2004.

     Capital expenditures. At December 31, 2004 the estimated cost to complete capital projects in process approximated $5.5 million.

     Long-term contracts. KUS has long-term supply contracts that provide for certain of its affiliates', including the Company's, TiO2 feedstock requirements through 2009. The agreements require KUS to purchase certain minimum quantities of feedstock with minimum annual purchase commitments aggregating approximately $525 million at December 31, 2004. The agreements require that the Company and certain of its affiliates purchase chloride feedstock underlying these long-term supply contracts from KUS.


     Operating leases. The Company's principal German operating subsidiary leases the land under its Leverkusen TiO2 production facility pursuant to a lease with Bayer AG that expires in 2050. The Leverkusen facility itself, which is owned by the Company and which represents approximately one-half of the

Company's current TiO2 production capacity, is located within Bayer's extensive manufacturing complex. Rent for such land lease associated with the Leverkusen facility is periodically established by agreement with the lessor for periods of at least two years at a time. The lease agreement provides for no formula, index or other mechanism to determine changes in the rent for such land lease; rather, any change in the rent is subject solely to periodic negotiation between Bayer and the Company. Any change in the rent based on such negotiations is recognized as part of lease expense starting from the time such change is agreed upon by both parties, as any such change in the rent is deemed "contingent rentals" under GAAP. Under a separate supplies and services agreement expiring in 2011, Bayer provides some raw materials, auxiliary and operating materials and utilities services necessary to operate the Leverkusen facility. Both the lease and the supplies and services agreements restrict ownership and use of the Leverkusen facility.


     The Company also leases various other manufacturing facilities and equipment. Some of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases the Company expects that, in the normal course of business, such leases will be renewed or replaced by other leases. Net rent expense approximated $7 million in 2002, $9 million in 2003 and $8 million in 2004. At December 31, 2004, future minimum payments under noncancellable operating leases having an initial or remaining term of more than one year were as follows:

 Years ending December 31,                                  Amount
                                                        (In thousands)

   2005                                                    $ 3,357
   2006                                                      2,130
   2007                                                      1,896
   2008                                                      1,698
   2009                                                      1,290
   2010 and thereafter                                      20,895
                                                           -------

                                                           $31,266
                                                           =======


     Approximately $25.3 million of the $31.3 million aggregate future minimum rental commitments at December 31, 2004 relates to the Company's land lease associated with its Leverkusen facility discussed above. The minimum commitment amounts for such lease included in the table above for each year through the 2050 expiration of the lease are based upon the current annual rental rate as of December 31, 2004. As discussed above, any change in the rent is based solely on negotiations between Bayer and the Company, and any such change in the rent is deemed "contingent rentals" under GAAP which is excluded from the future minimum lease payments disclosed above.


Note 13 - Financial instruments:

     Summarized below is the estimated fair value and related net carrying value of the Company's financial instruments.


                                                                     December 31,                December 31,
                                                                         2003                        2004
                                                              ---------------------------  -------------------------
                                                                Carrying        Fair         Carrying      Fair
                                                                 amount        value          amount       value
                                                              ------------- -------------  -------------------------
                                                                                  (In millions)
Cash, cash equivalents, restricted cash and current and
   noncurrent restricted marketable debt securities             $  41.0       $  41.0        $ 21.9       $ 21.9

Long-term debt:
  Fixed rate with market quotes -
    8.875% Senior Secured Notes                                 $ 356.1       $ 356.1        $519.2       $549.1
  Variable rate debt                                                 -             -           13.6         13.6
  Other fixed rate debt                                              .6            .6            .4           .4


     Fair  value  of  the  Company's  noncurrent   restricted   marketable  debt
securities and 8.875% Senior Secured Notes are based upon quoted market prices at each balance sheet date.

     At December 31, 2003, the Company had entered into a short-term currency forward contract maturing January 2, 2004 to exchange an aggregate of euro 40 million for an equivalent amount of U.S. dollars at an exchange rate of U.S. $1.25 per euro. Such contract was entered into in conjunction with the January 2004 payment of an intercompany dividend from one of the Company's European subsidiaries. At December 31, 2003, the actual exchange rate was U.S. $1.25 per euro. The estimated fair value of such foreign currency contract was not material at December 31, 2003. The Company held no other significant derivative financial instruments at December 31, 2003 or 2004. See Note 1.

Note 14 - Accounting principles newly adopted in 2002, 2003 and 2004:

     Impairment of long-lived assets. The Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective January 1, 2002. SFAS No. 144 retains the fundamental provisions of prior GAAP with respect to the recognition and measurement of long-lived asset impairment contained in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Lived-Lived Assets to be Disposed Of." However, SFAS No. 144 provides new guidance intended to address certain implementation issues associated with SFAS No. 121, including expanded guidance with respect to appropriate cash flows to be used to determine whether recognition of any long-lived asset impairment is required, and if required how to measure the amount of the impairment. SFAS No. 144 also requires that net assets to be disposed of by sale are to be reported at the lower of carrying value or fair value less cost to sell, and expands the reporting of discontinued operations to include any component of an entity with operations and cash flows that can be clearly distinguished from the rest of the entity. Adoption of SFAS No. 144 did not have a significant effect on the Company.

     Asset retirement obligations. The Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations," on January 1, 2003. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation covered under the scope of SFAS No. 143 is recognized in the period in which the liability is incurred, with an offsetting increase in the carrying amount of the related long-lived asset. Over time, the liability would be accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

     Under the transition provisions of SFAS No. 143, at the date of adoption on January 1, 2003 the Company recognized (i) an asset retirement cost capitalized as an increase to the carrying value of its property, plant and equipment, (ii) accumulated depreciation on such capitalized cost and (iii) a liability for the asset retirement obligation. Amounts resulting from the initial application of SFAS No. 143 are measured using information, assumptions and interest rates all as of January 1, 2003. The amount recognized as the asset retirement cost is measured as of the date the asset retirement obligation was incurred. Cumulative accretion on the asset retirement obligation, and accumulated depreciation on the asset retirement cost, is recognized for the time period from the date the asset retirement cost and liability would have been recognized had the provisions of SFAS No. 143 been in effect at the date the liability was incurred, through January 1, 2003. The difference, if any, between the amounts to be recognized as described above and any associated amounts recognized in the Company's balance sheet as of December 31, 2002 is recognized as a cumulative effect of a change in accounting principles as of the date of adoption. The effect of adopting SFAS No. 143 as of January 1, 2003 was not material, as summarized in the table below, and is not separately recognized in the accompanying Statement of Income.

                                                                            Amount
                                                                        (in millions)

Increase in carrying value of net property, plant and equipment:
  Cost                                                                      $ .4
  Accumulated depreciation                                                   (.1)
Decrease in carrying value of previously-accrued closure and
 post-closure activities                                                      .3
Asset retirement obligation recognized                                       (.6)
                                                                            ----

  Net impact                                                                $ -
                                                                            ====

     The increase in the asset retirement obligations from January 1, 2003 ($600,000) to December 31, 2003 ($800,000) and to December 31, 2004 ($1 million)
is primarily due to accretion expense and the effects of currency translation. Accretion expense, which is reported as a component of cost of goods sold in the accompanying Consolidated Statement of Operations, approximated $100,000 for each of the years ended December 31, 2003 and 2004.

     Estimates of the ultimate cost to be incurred to settle the Company's asset retirement obligations require a number of assumptions, are inherently difficult to develop and the ultimate outcome may differ from current estimates. As additional information becomes available, cost estimates will be adjusted as necessary. It is possible that technological, regulatory or enforcement developments, the results of studies or other factors could necessitate the recording of additional liabilities.

     Costs associated with exit or disposal activities. The Company adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," on January 1, 2003 for exit or disposal activities initiated on or after that date. Under SFAS No. 146, costs associated with exit activities, as defined, that are covered by the scope of SFAS No. 146 will be recognized and measured initially at fair value, generally in the period in which the liability is incurred. Costs covered by the scope of SFAS No. 146 include termination benefits provided to employees, costs to consolidate facilities or relocate employees, and costs to terminate contracts (other than a capital lease). Under prior GAAP, a liability for such an exit cost is recognized at the date an exit plan is adopted, which may or may not be the date at which the liability has been incurred. The effect of adopting SFAS No. 146 as of January 1, 2003 was not material as the Company was not involved in any exit or disposal activities covered by the scope of the new standard as of such date.

     Variable interest entities. The Company complied with the consolidation requirements of FASB Interpretation ("FIN") No. 46R, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51," as amended, as of March 31, 2004. The Company does not have any involvement with any variable interest entity (as that term is defined in FIN No. 46R) covered by the scope of FIN No. 46R that would require the Company to consolidate such entity under FIN No. 46R which had not already been consolidated under prior applicable GAAP, and therefore the impact to the Company of adopting the consolidation requirements of FIN No. 46R was not material.

Note 15 - Accounting principles not yet adopted:

     Inventory costs. The Company will adopt SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4," for inventory costs incurred on or after January 1, 2006. SFAS No. 151 requires that the allocation of fixed production overhead costs to inventory shall be based on normal capacity. Normal capacity is not defined as a fixed amount; rather, normal capacity refers to a range of production levels expected to be achieved over a number of periods under normal circumstances, taking into account the loss of capacity resulting from planned maintenance shutdowns. The amount of fixed overhead allocated to each unit of production is not increased as a consequence of idle plant or production levels below the low end of normal capacity, but instead a portion of fixed overhead costs are charged to expense as incurred. Alternatively, in periods of production above the high end of normal capacity, the amount of fixed overhead costs allocated to each unit of production is decreased so that inventories are not measured above cost. SFAS No. 151 also clarifies existing GAAP to require that abnormal freight and wasted materials (spoilage) are to be expensed as incurred. The Company believes its production cost accounting already complies with the requirements of SFAS No. 151, and the Company does not expect adoption of SFAS No. 151 will have a material effect on its consolidated financial statements.


     Stock options. The Company will adopt SFAS No. 123R, "Share-Based Payment," as of January 1, 2006. SFAS No. 123R, among other things, eliminates the alternative in existing GAAP to use the intrinsic value method of accounting for stock-based employee compensation under APBO No. 25. Upon adoption of SFAS No. 123R, the Company will generally be required to recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, with the cost recognized over the period during which an employee is required to provide services in exchange for the award (generally, if the vesting period of the award). No compensation cost will be recognized in the aggregate for equity instruments for which the employee does not render the requisite service (generally, the instrument is forfeited before it has vested). The grant-date fair value will be estimated using option-pricing models (e.g. Black-Scholes or a lattice model). Under the transition alternatives permitted under SFAS No. 123R, the Company will apply the new standard to all new awards granted on or after January 1, 2006, and to all awards existing as of December 31, 2005 which are subsequently modified, repurchased or cancelled. Additionally, as of January 1, 2006, the Company will be required to recognize compensation cost for the portion of any non-vested award existing as of December 31, 2005 over the remaining vesting period. Because the Company has not granted any options to purchase its common stock and is not expected to grant any options prior to January 1, 2006 and because the number of non-vested awards as of December 31, 2005 with respect to options granted by NL to employees of the Company is not expected to be material, the effect of adopting SFAS No. 123R is not expected to be significant in so far as it relates to existing stock options. Should the Company, however, grant a significant number of options in the future, the effect on the Company's consolidated financial statements could be material.


Note 16 -         Quarterly results of operations (unaudited):


                                                                  Quarter ended
                                            --------------------------------------------------------
                                            March 31         June 30        Sept. 30         Dec. 31
                                            --------         -------        --------         -------
                                                        (In millions, except per share data)

 Year ended December 31, 2003
   Net sales                                $ 178.2          $ 182.9        $ 173.4          $ 181.4
   Cost of sales                              130.8            134.2          124.2            127.7
     Net income                             $  14.8          $  36.7        $  14.2          $  16.1

 Year ended December 31, 2004
   Net sales                                $ 192.2          $ 208.1        $ 203.4          $ 204.3
   Cost of sales                              142.6            156.3          156.1            154.6
     Net income                             $  13.2          $ 290.5        $   9.1          $  13.2

 Year ended December 31, 2005
   Net sales                                $ 209.5
   Cost of sales                              147.2
     Net income                             $  18.2


     During the fourth quarter of 2004, the Company determined that it should have recognized an additional $26.8 million net deferred income tax benefit during the second quarter of 2004, related to the amount of the valuation allowance related to the Company's German operations which should have been reversed. While the additional tax benefit is not material to the Company's second quarter 2004 results, the quarterly results of operations for 2004, as presented above, reflects this additional tax benefit. Accordingly, income from continuing operations for the second quarter of 2004 of $290.5 million, as reflected above, differs from the $263.7 million previously reported by the Company due to such $26.8 million deferred income tax benefit.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                        ON FINANCIAL STATEMENT SCHEDULES



To the Board of Directors of Kronos International, Inc.:

     Our audits of the consolidated financial statements referred to in our report dated March 30, 2005, appearing on page F-2 in this 2004 Annual Report on Form 10-K of Kronos International, Inc., also included an audit of the financial statement schedules listed in the index on page F-1 of this Form 10-K. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.







                                                     PricewaterhouseCoopers LLP


Dallas, Texas
March 30, 2005

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                            Condensed Balance Sheets

                           December 31, 2003 and 2004

                                 (In thousands)

                                                          2003              2004
                                                          ----              ----

 Current assets:
   Cash and cash equivalents                          $      548       $    6,283
   Accounts and notes receivable                           7,553            8,838
   Receivable from affiliates                              5,605           20,214
   Deferred income taxes                                       -              206
   Other                                                      21               48
                                                      ----------       ----------

       Total current assets                               13,727           35,589
                                                      ----------       ----------

 Other assets:
   Notes receivable from subsidiary                       89,710                -
   Investment in subsidiaries                            563,171          493,532
   Deferred income taxes                                       -          222,643
   Other                                                   9,190           10,508
   Property and equipment, net                             6,454            6,917
                                                      ----------       ----------

       Total other assets                                668,525          733,600
                                                      ----------       ----------

                                                      $  682,252       $  769,189
                                                      ==========       ==========


 Current liabilities:
   Payable to affiliates                              $   32,218       $   25,621
   Accounts payable and accrued liabilities                5,305            6,072
   Income taxes                                           95,293           10,638
   Deferred income taxes                                    -                  15
                                                      ----------       ----------

       Total current liabilities                         132,816           42,346
                                                      ----------       ----------

 Noncurrent liabilities:
   Long-term debt                                        356,136          519,225
   Deferred income taxes                                  80,741                -
   Other                                                     997            1,138
                                                      ----------       ----------

       Total noncurrent liabilities                      437,874          520,363
                                                      ----------       ----------

 Stockholder's equity                                    111,562          206,480
                                                      ----------       ----------

                                                      $  682,252       $  769,189
                                                      ==========       ==========

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

     SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONTINUED)

                         Condensed Statements of Income

                  Years ended December 31, 2002, 2003 and 2004

                                 (In thousands)


                                                         2002            2003            2004
                                                         ----            ----            ----

 Revenues and other income:
     Net sales                                        $  28,326        $ 35,601       $  40,038
     Equity in earnings of subsidiaries                  34,308         293,623          66,049
   Interest income from affiliates                       28,405              50           2,782
   Royalty income                                        14,370          16,568          18,508
   Currency translation gains (losses), net              14,656            (599)           (575)
   Other income, net                                        753             (38)             71
                                                      ---------        --------       ---------

                                                        120,818         345,205         126,873
                                                      ---------        --------       ---------

 Costs and expenses:
   Cost of sales                                         13,903          18,306          21,371
   General and administrative                            16,814          21,209          28,351
   Interest                                              13,948          29,847          33,772
   Interest expense to affiliates                        20,530            -              5,754
                                                      ---------        --------       ---------

                                                         65,195          69,362          89,248
                                                      ---------        --------       ---------

   Income before income taxes                            55,623         275,843          37,625

 Provision (benefit) for income taxes                     3,332         194,082        (288,355)
                                                      ---------        --------       ---------

   Net income                                            52,291          81,761         325,980

 Dividends and accretion applicable to
     redeemable preferred stock and
     profit participation certificates                  (78,600)           -               -
                                                      ---------        --------       ---------

   Net income (loss) available to common stock        $ (26,309)       $ 81,761       $ 325,980
                                                      =========        ========       =========

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

     SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONTINUED)

                       Condensed Statements of Cash Flows

                  Years ended December 31, 2002, 2003 and 2004

                                 (In thousands)

                                                         2002            2003            2004
                                                         ----            ----            ----

 Cash flows from operating activities:
     Net income                                       $  52,291        $ 81,761       $ 325,980
     Cash distributions from subsidiaries                26,249             402          50,902
     Noncash currency transaction (gain) loss           (13,121)           -               -
     Noncash interest income                            (21,849)           -               -
     Noncash interest expense                             6,174           1,472           1,487
     Deferred income taxes                                5,037         238,814        (276,806)
     Equity in earnings of subsidiaries                 (34,308)       (293,623)        (66,049)
     Other, net                                             451          (3,570)           (637)
                                                      ---------        --------       ---------
                                                         20,924           25,256         34,877
   Net change in assets and liabilities                   1,220              115         25,963
                                                      ---------        --------       ---------

        Net cash provided by operating activities        22,144           25,371         60,840
                                                      ---------        --------       ---------

 Cash flows from investing activities:
   Capital expenditures                                  (1,730)         (2,406)         (1,544)
   Collection of loans to affiliates                     12,090            -             88,656
   Purchase of interest in subsidiaries                       -            -               (575)
   Other, net                                                13               9            -
                                                      ---------        --------       ---------

        Net cash provided (used) by
          investing activities                           10,373          (2,397)         86,537
                                                      ---------        --------       ---------

 Cash flows from financing activities:
   Indebtedness:
     Borrowings                                         280,041            -            129,524
     Principal payments                                 (26,697)           -               -
     Deferred financing fees                             (8,600)           -             (1,989)
   Repayments of loans from affiliates                 (301,432)           -               -
   Loans to affiliates                                        -            -           (209,524)
   Dividends paid                                             -         (25,000)        (60,000)
   Other capital transactions with
     affiliates, net                                      2,925            -               -
                                                      ---------        --------       ---------

        Net cash used by financing activities           (53,763)        (25,000)       (141,989)
                                                      ---------        --------       ---------

 Net change during the year from operating
   investing and financing activities                   (21,246)         (2,026)          5,388
 Currency translation                                     2,013             129             347
 Balance at beginning of year                            21,678           2,445             548
                                                      ---------        --------       ---------

 Balance at end of year                               $   2,445        $    548       $   6,283
                                                      =========        ========       =========

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                    Notes to Condensed Financial Information


Note 1 -       Basis of presentation:

     The Consolidated Financial Statements of Kronos International, Inc. and the related Notes to Consolidated Financial Statements are incorporated herein by reference.

Note 2 - Investment in and advances to subsidiaries:

                                                                   December 31,
                                                               --------------------
                                                               2003            2004
                                                               ----            ----
                                                                  (In thousands)

 Current:
     Receivable from:
        Kronos Titan GmbH ("TG") - income taxes              $   -          $ 14,386
        Kronos Titan A/S                                        1,567          1,667
        Kronos Europe S.A./N.V                                  1,641          2,168
        Kronos Canada                                           1,354          1,482
        Kronos Denmark ApS ("KDK")                                635              -
        Titania A/S                                               360            432
        Other                                                      48             79
                                                             --------       --------

                                                             $  5,605       $ 20,214
                                                             ========       ========
     Payable to:
        TG                                                     31,974         25,032
        Kronos (US), Inc.                                          48            145
        Kronos Chemie GmbH                                        150            255
        Other                                                      46            189
                                                             --------       --------

                                                             $ 32,218       $ 25,621
                                                             ========       ========

 Noncurrent:
     Notes receivable from TG                                $ 89,710       $   -
                                                             ========       ========


                                                                   December 31,
                                                               --------------------
                                                               2003            2004
                                                               ----            ----
                                                                  (In thousands)
Investment in:
    TG                                                       $440,844       $322,434
    KDK                                                       109,010        147,904
    Other                                                      13,317         23,194
                                                             --------       --------

                                                             $563,171       $493,532
                                                             ========       ========


                                                        Years ended December 31,
                                                  ------------------------------------
                                                  2002            2003            2004
                                                  ----            ----            ----
                                                             (In thousands)

Equity in income from continuing
  operations of subsidiaries:
    TG                                         $  22,430        $270,541         $ 40,951
    KDK                                           11,344          26,892           23,816
    Other                                            534          (3,810)           1,282
                                               ---------        --------         --------

                                               $  34,308        $293,623         $ 66,049
                                               =========        ========         ========

                   KRONOS INTERNATIONAL, INC. AND SUBSIDIARIES

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                 (In thousands)


                                                         Additions
                                        Balance at       charged to                                                  Balance
                                         beginning       costs and           Net           Currency                  at end
            Description                  of year          expenses       deductions      translation     Other       of year

 Year ended December 31, 2002:
   Allowance for doubtful accounts        $ 1,626        $   381          $  (397)        $   297        $   -       $ 1,907
                                          =======        =======          =======         =======        =====       =======
   Accrual for planned major
    maintenance activities                $ 2,534        $ 1,616          $(1,374)        $   483        $   -       $ 3,259
                                          =======        =======          =======         =======        =====       =======

 Year ended December 31, 2003:
   Allowance for doubtful accounts        $ 1,907        $   233          $  (281)        $   363        $   -       $ 2,222
                                          =======        =======          =======         =======        =====       =======
   Accrual for planned major
    maintenance activities                $ 3,259        $ 1,432          $  (915)        $   684        $   -       $ 4,460
                                          =======        =======          =======         =======        =====       =======

 Year ended December 31, 2004:
   Allowance for doubtful accounts        $ 2,222        $  (169)         $  (540)        $   147        $   -       $ 1,660
                                          =======        =======          =======         =======        =====       =======
   Accrual for planned major
    maintenance activities                $ 4,460        $ 3,563          $(4,479)        $   310        $   -       $ 3,854
                                          =======        =======          =======         =======        =====       =======


     Note - Certain information has been omitted from this Schedule because it is disclosed in the notes to the Consolidated Financial Statements.

                        KRONOS TITAN GMBH AND SUBSIDIARY

                   Index of Consolidated Financial Statements


Financial Statements                                                      Pages

Report of Independent Registered Public Accounting Firm                   FA-2


Consolidated Balance Sheets - December 31, 2003 and 2004;
 March 31, 2005 (unaudited)                                               FA-3

Consolidated Statements of Income - Years ended
 December 31, 2002, 2003 and 2004; Three months ended
   March 31, 2004 (unaudited) and 2005 (unaudited)                        FA-5

Consolidated Statements of Comprehensive Income - Years ended
 December 31, 2002, 2003 and 2004; Three months ended
   March 31, 2004 (unaudited) and 2005 (unaudited)                        FA-6

Consolidated Statements of Partners' Capital/Owners'
 Equity - Years ended December 31, 2002, 2003 and 2004 and
     three months ended March 31, 2005 (unaudited)                        FA-7

Consolidated Statements of Cash Flows - Years ended
 December 31, 2002, 2003 and 2004; Three months ended
   March 31, 2004 (unaudited) and 2005 (unaudited)                        FA-8


Notes to Consolidated Financial Statements                                FA-10

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Owner of Kronos Titan GmbH:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, owners' equity and cash flows present fairly, in all material respects, the financial position of Kronos Titan GmbH and Subsidiary at December 31, 2003 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.





PricewaterhouseCoopers LLP
Dallas, Texas

March 30, 2005

                        KRONOS TITAN GMBH AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                 (In thousands)


               ASSETS                                    December 31,             March 31,
                                                    -------------------           ---------
                                                    2003           2004             2005
                                                    ----           ----             ----
                                                                                 (unaudited)
Current assets:
  Cash and cash equivalents                      $ 30,859        $  6,444         $  6,445
  Accounts and notes receivable                    66,565          76,732           92,353
  Receivable from affiliates                       82,166          32,355           30,579
  Refundable income taxes                         128,956              59               56
  Inventories                                     100,133         101,850          107,693
  Prepaid expenses                                  2,389           2,078            3,848
                                                 --------        --------         --------

    Total current assets                          411,068         219,518          240,974
                                                 --------        --------         --------

Other assets:
  Note receivable from Kronos Titan A/S                 -           5,449            5,178
  Unrecognized net pension obligations              3,636           3,672            3,490
  Deferred income taxes                            19,832          18,077           21,925
  Other                                             1,211           1,201              798
                                                 --------        --------         --------

    Total other assets                             24,679          28,399           31,391
                                                 --------        --------         --------

Property and equipment:
  Land                                             13,539          14,929           14,215
  Buildings                                       101,819         111,349          105,805
  Machinery and equipment                         442,838         496,428          473,281
  Construction in progress                          6,624          10,022           10,790
                                                 --------        --------         --------
                                                  564,820         632,728          604,091

  Less accumulated depreciation and amortization  323,313         373,938          360,183
                                                 --------        --------         --------

    Net property and equipment                    241,507         258,790          243,908
                                                 --------        --------         --------

                                                 $677,254        $506,707         $516,273
                                                 ========        ========         ========

                        KRONOS TITAN GMBH AND SUBSIDIARY

                     CONSOLIDATED BALANCE SHEETS (CONTINUED)

                                 (In thousands)


LIABILITIES AND OWNERS' EQUITY                           December 31,             March 31,

                                                    -------------------           ---------
                                                    2003           2004             2005
                                                    ----           ----             ----
                                                                                 (unaudited)
Current liabilities:
  Accounts payable and accrued liabilities       $  61,252       $  76,952        $  70,650
  Payable to affiliates                             21,685          35,260           55,609
  Deferred income taxes                              1,407           1,912            1,927
                                                 ---------       ---------        ---------

    Total current liabilities                       84,344         114,124          128,186
                                                 ---------       ---------        ---------

Noncurrent liabilities:
  Note payable to affiliate                         89,710          12,941           12,299
  Accrued pension cost                              50,826          45,015           40,982
  Other                                             11,530          12,193           11,806
                                                 ---------       ---------        ---------

    Total noncurrent liabilities                   152,066          70,149           65,087
                                                 ---------       ---------        ---------

Owners' equity:
  Subscribed capital                                12,496          12,496           12,496
  Paid in capital                                  376,634         227,037          227,037
  Retained deficit                                       -          (9,685)           4,628
  Accumulated other comprehensive
    income (loss):
    Currency translation                            75,524         111,996           98,249
    Pension liabilities                            (23,810)        (19,410)         (19,410)
                                                 ---------       ---------        ---------

      Total owners' equity                         440,844         322,434          323,000
                                                 ---------       ---------        ---------

                                                 $ 677,254       $ 506,707        $ 516,273
                                                 =========       =========        =========


Commitments and contingencies (Notes 6, 10 and 13)

          See accompanying notes to consolidated financial statements.

                        KRONOS TITAN GMBH AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                 (In thousands)


                                                                                             Three months ended
                                                             December 31,                          March 31,
                                                --------------------------------------     ----------------------
                                                  2002           2003           2004          2004          2005
                                                  ----           ----           ----          ----          ----
                                                                                                  (unaudited)

Net sales                                       $ 384,361       $487,337      $552,216     $131,736     $142,774
Cost of sales                                     323,306        379,187       451,888      107,774      110,460
                                                ---------       --------      --------     --------     --------

    Gross margin                                   61,055        108,150       100,328       23,962       32,314

Selling, general and administrative
   expense                                         34,633         42,925        47,824       12,490       12,751
Other operating income (expense):
  Currency transaction gains                                                                    430
   (losses), net                                       93         (3,519)       (2,533)                      854
  Disposition of property
   and equipment                                     (300)          (390)         (293)         (39)         (40)
                                                ---------       --------      --------     --------     --------

    Income from operations                         26,215         61,316        49,678       11,863       20,377

Other income (expense):
  Trade interest income                               518            447           949          159           49
  Interest and other expense
    to affiliates                                  (4,493)          (442)         (304)         (75)        (150)
  Interest and other income
    from affiliates                                 3,694          3,918         8,813        1,668        3,380
  Interest expense                                   (198)          (368)         (651)        (250)         (60)
                                                ---------       --------      --------     --------     --------

    Income before income taxes                     25,736         64,871        58,485       13,365       23,596

Income tax provision (benefit)                      3,306       (205,670)       17,507        3,123        9,283
                                                ---------       --------      --------     --------     --------


    Net income                                  $  22,430       $270,541      $ 40,978     $ 10,242     $ 14,313
                                                =========       ========      ========     ========     ========


          See accompanying notes to consolidated financial statements.

                        KRONOS TITAN GMBH AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                 (In thousands)


                                                                                             Three months ended
                                                             December 31,                          March 31,
                                                --------------------------------------     ----------------------
                                                  2002           2003           2004          2004          2005
                                                  ----           ----           ----          ----          ----
                                                                                                  (unaudited)

Net income                                      $  22,430       $270,541      $ 40,978     $ 10,242     $ 14,313
                                                ---------       --------      --------     --------     --------

Other comprehensive income (loss), net of tax:
   Minimum pension liabilities adjustment          (2,915)       (17,946)        4,400         -            -
   Currency translation adjustment                 22,892         37,674        36,472       (9,895)     (13,747)
                                                ---------       --------      --------     --------     --------

     Total other comprehensive income              19,977         19,728        40,872       (9,895)     (13,747)
                                                ---------       --------      --------     --------     --------


Comprehensive income                            $  42,407       $290,269      $ 81,850     $    347     $    566
                                                =========       ========      ========     ========     ========

          See accompanying notes to consolidated financial statements.

                        KRONOS TITAN GMBH AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL / OWNERS' EQUITY

                Years ended December 31, 2002, 2003 and 2004 and
                  three months ended March 31, 2005 (unaudited)

                                 (In thousands)


                                                                                            Accumulated other
                                                                                              comprehensive
                                Partners'         Owners' Equity          Retained            income (loss)
                                 capital      Subscribed     Paid-in      earnings      Currency       Pension
                                (deficit)       capital      capital      (deficit)    translation    liabilities     Total
                                --------      ----------     -------      ---------    -----------    -----------     ------

Balance at December 31, 2001    $108,865      $   -          $   -        $   -          $14,958       $ (2,949)     $120,874

Net income                        22,430          -              -            -             -              -           22,430
Other comprehensive income
  (loss), net of tax                -             -              -            -           22,892         (2,915)       19,977
Cash contribution                (12,706)         -              -            -             -              -          (12,706)
                                -------       --------      ---------     --------       -------       --------      --------

Balance at December 31, 2002     118,589          -              -            -           37,850         (5,864)      150,575

Net income                       270,541          -              -            -             -              -          270,541
Other comprehensive income
  (loss), net of tax                -             -              -            -           37,674        (17,946)       19,728
Partnership conversion          (389,130)       12,496        376,634         -             -              -             -
                                -------       --------      ---------     --------       -------       --------      --------

Balance at December 31, 2003        -           12,496        376,634         -           75,524        (23,810)      440,844

Net income                          -             -              -          40,978          -              -           40,978
Dividends declared                  -             -              -         (50,663)         -              -          (50,663)
Other comprehensive income,
  net of tax                        -             -              -            -           36,472          4,400        40,872
Noncash capital transaction         -             -          (149,597)        -             -              -         (149,597)
                                -------       --------      ---------     --------       -------       --------      --------

Balance at December 31, 2004        -           12,496        227,037       (9,685)      111,996        (19,410)      322,434

Unaudited:
Net income                          -             -              -          14,313          -              -           14,313
Other comprehensive loss,
  net of tax                        -             -              -            -          (13,747)          -          (13,747)
                                -------       --------      ---------     --------       -------       --------      --------

Balance at March 31, 2005       $   -         $ 12,496      $ 227,037     $  4,628      $ 98,249       $(19,410)     $323,000
                                =======       ========      =========     ========      ========       ========      ========


          See accompanying notes to consolidated financial statements.

                        KRONOS TITAN GMBH AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)




                                                                                             Three months ended
                                                             December 31,                          March 31,
                                                --------------------------------------     ----------------------
                                                  2002           2003           2004          2004          2005
                                                  ----           ----           ----          ----          ----
                                                                                                  (unaudited)
Cash flows from operating activities:
  Net income                                    $  22,430       $270,541      $ 40,978      $10,242      $14,313
  Depreciation, depletion and amortization         16,387         20,452        23,583        5,937        5,535
  Noncash interest expense                             57            140           200           39           46
  Deferred income taxes                             2,875        (39,770)        6,178        2,607          631
  Net loss from disposition of property and
       equipment                                      300            390           293           39           40
  Pension, net                                     (2,745)        (5,021)       (4,540)      (1,083)        (833)
  Other, net                                           25             12           167           53           44
  Change in assets and liabilities:
    Accounts and notes receivable                 (27,322)         1,827        (3,205)     (11,784)     (27,793)
    Inventories                                    (2,678)         1,830         5,837        4,822      (11,163)
    Prepaid expenses                                   25          1,107           559         (101)      (1,727)
    Accounts payable and accrued liabilities       (4,677)         3,542        13,683        1,117        5,057
    Income taxes                                   (1,164)      (130,136)      126,599       21,811          (16)
    Accounts with affiliates                       25,616        (85,431)      (82,855)     (27,359)      21,895
    Accrued environmental costs                       259           (905)         -            -            -
    Other noncurrent assets                          (222)           481          (146)          78          112
    Other noncurrent liabilities                   (1,018)          (555)       (5,334)          50       (2,724)
                                                ---------       --------      --------     --------     --------

      Net cash provided by operating activities    28,148         38,504       121,997        6,468        3,417
                                                ---------       --------      --------     --------     --------

Cash flows from investing activities:
  Capital expenditures                            (15,818)       (18,715)      (20,396)      (2,557)      (3,260)
  Loans to affiliates - collections                18,097           -             -            -            -
  Proceeds from disposition of property and                                                                 -
      equipment                                         3              4          -              (1)        -
                                                ---------       --------      --------     --------     --------

      Net cash provided (used) by investing
             activities                             2,282        (18,711)      (20,396)      (2,558)      (3,260)
                                                ---------       --------      --------     --------     --------

                        KRONOS TITAN GMBH AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                 (In thousands)

                                                                                             Three months ended

                                                             December 31,                          March 31,
                                                --------------------------------------     ----------------------
                                                  2002           2003           2004          2004          2005
                                                  ----           ----           ----          ----          ----
                                                                                                  (unaudited)
Cash flows from financing activities:
  Indebtedness:
    Borrowings                                  $   -           $  -          $  49,984     $ 49,984     $   -
    Principal payments                              -              -            (49,984)     (49,984)        -
  Loans from affiliates:
    Loans                                           -              -             11,597         -            -
    Repayments                                    (12,090)         -            (88,656)        -            -
  Cash distributions                              (12,706)         -            (50,663)        -            -
  Deferred financing fees                            (410)         -               -            -            -
                                                ---------       --------      ---------     --------     --------

    Net cash used by financing activities         (25,206)         -           (127,722)        -            -
                                                ---------       --------      ---------     --------     --------

Cash and cash equivalents - net change from:
    Operating, investing and financing
     activities                                     5,224         19,793        (26,121)       3,910          157
    Currency translation                              924          3,241          1,706       (1,959)        (156)
  Balance at beginning of year                      1,677      ____7,825         30,859       30,859        6,444
                                                ---------       --------      ---------     --------     --------

  Balance at end of year                        $   7,825       $ 30,859      $   6,444     $ 32,810     $  6,445
                                                =========       ========      =========     ========     ========

Supplemental disclosures:
  Cash paid (received) for:
    Interest                                    $   4,463    $     674        $     626     $    349     $     14
    Income taxes                                      938         (166)        (132,629)     (21,074)        -



          See accompanying notes to consolidated financial statements.

                        KRONOS TITAN GMBH AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Organization and basis of presentation:


     Kronos  Titan  GmbH  ("TG")  is  a   wholly-owned   subsidiary   of  Kronos
International, Inc. ("KII"). KII is a wholly-owned subsidiary of Kronos Worldwide, Inc. (NYSE:KRO) ("Kronos"). At December 31, 2004, (i) Valhi, Inc. (NYSE: VHI) and a wholly owned subsidiary of Valhi held approximately 57% of Kronos' outstanding common stock and NL Industries, Inc. (NYSE: NL) held an additional 37% of Kronos' outstanding common stock, (ii) Valhi and such wholly owned subsidiary of Valhi owned approximately 83% of NL's outstanding common stock and (iii) Contran Corporation and its subsidiaries held approximately 91% of Valhi's outstanding common stock. At March 31, 2005, (i) Valhi held approximately 57% of Kronos' common stock and NL held an additional 36% of the outstanding common stock of Kronos, (ii) Valhi owned 83% of NL's outstanding common stock and (iii) Contran and its subsidiaries held approximately 91% of Valhi's outstanding common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is sole trustee, or is held by Mr. Simmons or persons or other entities related to Mr. Simmons. Consequently, Mr. Simmons may be deemed to control each of such companies.


     The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"), with the U.S. dollar as the reporting currency. TG also prepares financial statements on other bases, as required in Germany.

     Effective December 31, 2003, Kronos Titan GmbH & Co. OHG was converted from a partnership into a limited liability company under German law, and was renamed TG. The conversion resulted in a reclassification of partner's capital aggregating $389 million at the date of conversion into other capital accounts (subscribed capital and paid-in capital) and had no material effect on TG's consolidated financial statements, other than with respect to deferred income taxes. See Note 10. In 2004, the Company forgave a $150 million receivable from KII which is reflected as a noncash capital transaction in the accompanying Consolidated Statement of Partners' Capital/Owners' Equity.

     TG is not a registrant  with the U.S.  Securities  and Exchange  Commission
("SEC")  and  therefore  is  not  subject  to  the  SEC's   periodic   reporting
requirements, except as may be required by Rule 3-16 of Regulation S-X.

Note 2 - Summary of significant accounting policies:

     Principles of  consolidation  and  management's  estimates The accompanying consolidated financial statements include the accounts of TG and its wholly-owned subsidiary (collectively, the "Company"). All material intercompany accounts and balances have been eliminated. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results may differ from previously estimated amounts under different assumptions or conditions. The Company has no involvement with any variable interest entity covered by the scope of FASB Interpretation ("FIN") No. 46R, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51," as amended as of March 31, 2004.

     Unaudited interim information. Information included in the consolidated financial statements and related notes to the consolidated financial statements as of March 31, 2005 and for the three month interim periods ended March 31, 2004 and 2005 is unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary to state fairly the consolidated financial position, results of operations and cash flows for such interim periods have been made. The results of operations for the interim periods are not necessarily indicative of the operating results for a full year or of future operations. Certain information normally included in financial statements prepared in accordance with GAAP has been condensed or omitted for such interim periods.


     Translation of foreign currencies. The functional currency of the Company is the euro. Assets and liabilities of the Company are translated to U.S. dollars at year-end rates of exchange and revenues and expenses are translated at weighted average exchange rates prevailing during the year. Resulting translation adjustments are included in other comprehensive income (loss), net of related income taxes, if applicable. Currency transaction gains and losses are recognized in income currently.

     Derivatives and hedging activities. Derivative instruments are recognized as either assets or liabilities and measured at fair value in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. The accounting for changes in fair value of derivatives is dependent upon the intended use of the derivative, and such changes are recognized either in net income or other comprehensive income. As permitted by the transition requirements of SFAS No. 133, as amended, the Company exempted from the scope of SFAS No. 133 all host contracts containing embedded derivatives which were issued or acquired prior to January 1, 1999. See Note 14.

     Cash equivalents. Cash equivalents include bank deposits with original maturities of three months or less.

     Accounts receivable. The Company provides an allowance for doubtful accounts for known and estimated potential losses arising from sales to customers based on a periodic review of the accounts.

     Inventories and cost of sales. Inventories are stated at the lower of cost (principally average cost) or market, net of allowance for obsolete or slow-moving inventories. Amounts are removed from inventories at average cost. Cost of sales includes costs for materials, packaging and finishing, utilities, salary and benefits, maintenance and depreciation.

     Property, equipment, depreciation and depletion. Property and equipment are stated at cost. Interest costs related to major, long-term capital projects are capitalized as a component of construction costs. Expenditures for maintenance, repairs and minor renewals are expensed; expenditures for major improvements are capitalized. The Company performs planned major maintenance activities throughout the year. Repair and maintenance costs estimated to be incurred in connection with planned major maintenance activities, consisting primarily of materials and supplies, are accrued in advance and are included in cost of goods sold. At December 31, 2004, accrued repair and maintenance costs, included in other current liabilities, was $3.2 million (2003 - $3.3 million).

     Depreciation is computed principally by the straight-line method over the estimated useful lives of ten to forty years for buildings and three to twenty years for machinery and equipment.

     When events or changes in circumstances indicate that assets may be impaired, an evaluation is performed to determine if an impairment exists. Such events or changes in circumstances include, among other things, (i) significant current and prior periods or current and projected periods with operating losses, (ii) a significant decrease in the market value of an asset or (iii) a significant change in the extent or manner in which an asset is used. All relevant factors are considered. The test for impairment is performed by comparing the estimated future undiscounted cash flows (exclusive of interest expense) associated with the asset to the asset's net carrying value to determine if a write-down to market value or discounted cash flow value is required. The Company accounts for the impairment of its property and equipment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144.

     Deferred financing costs. Deferred financing costs are amortized over the term of the applicable issue by the interest method.

     Employee benefit plans. Accounting and funding policies for retirement plans are described in Note 8.


     The Company has not issued any stock options. However, certain employees of the Company have been granted options by NL to purchase NL common stock. The Company has elected the disclosure alternative prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," as amended, and to account for its stock-based employee compensation related to stock options in accordance with Accounting Principles Board Opinion ("APBO") No. 25, "Accounting for Stock Issued to Employees," and its various interpretations. Under APBO No. 25, no compensation cost is generally recognized for fixed stock options in which the exercise price is not less than the market price on the grant date. During 2002, and following NL's cash settlement of options to purchase NL common stock held by certain individuals, NL and the Company, commenced accounting for its stock options using the variable accounting method because NL could not overcome the presumption that it would not similarly cash settle its remaining stock options. Under the variable accounting method, the intrinsic value of all unexercised stock options (including those with an exercise price at least equal to the market price on the date of grant) are accrued as an expense over their vesting period, with subsequent increases (decreases) in NL's market price resulting in additional compensation expense (income). Upon exercise of such options to purchase NL common stock held by employees of the Company, the Company pays NL an amount equal to the difference between the market price of NL's common stock on the date of exercise and the exercise price of such stock option. Aggregate compensation expense related to NL stock options held by employees of the Company was $25,000 in 2002, $12,000 in 2003 and $167,000 in 2004, and aggregate compensation expense was $53,000 and $6,000 in the three month periods ended March 31, 2004 and 2005, respectively.


     The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.



                                                                                  Three months ended
                                                 December 31,                          March 31,
                                     -----------------------------------         -------------------
                                     2002           2003            2004         2004           2005
                                     ----           ----            ----         ----           ----
                                                                                      (unaudited)
                                                               (In thousands)

Net income - as reported            $22,430       $270,541       $ 40,978       $10,242       $14,313
Adjustments, net of applicable
  income tax effects:
   Stock-based employee
     compensation expense
     determined under APBO No.25        21              10            102            44             4
   Stock-based employee
     compensation expense
     determined under SFAS No. 123      (21)            (9)            (4)           (2)           (1)
                                    -------       --------       --------       -------       -------

Pro forma net income                $22,430       $270,542       $ 41,076       $10,284       $14,316
                                    =======       ========       ========       =======       =======


     Environmental remediation costs. Environmental remediation costs are accrued when estimated future expenditures are probable and reasonably estimable. The estimated future expenditures are generally not discounted to present value. Recoveries of remediation costs from other parties, if any, are reported as receivables when their receipt is deemed probable. At December 31, 2003 and 2004, no receivables for recoveries have been recognized.

     Net sales. Sales are recorded when products are shipped and title and other risks and rewards of ownership have passed to the customer, or when services are performed. Shipping terms of products shipped are generally FOB shipping point. Amounts charged to customers for shipping and handling are included in net sales. Sales are stated net of price, early payment and distributor discounts and volume rebates.

     Selling, general and administrative expenses; shipping and handling costs. Selling, general and administrative expenses include costs related to marketing, sales, distribution, shipping and handling, research and development, legal and administrative functions, such as accounting, treasury and finance, and includes costs for salary and benefits, travel and entertainment, promotional materials and professional fees. Shipping and handling costs are included in selling, general and administrative expense and were $15.1 million in 2002, $19.8 million in 2003 and $22.3 million in 2004.

     Income taxes. As a partnership under German law during 2002 and 2003, TG was not subject to corporate income taxes, but was subject to trade income taxes. Deferred trade income tax assets and liabilities were recognized for the expected future tax consequences of temporary differences between the trade income tax and financial reporting carrying amounts of assets and liabilities. Effective December 31, 2003, the Company was converted from a partnership to a limited liability company. See Note 10. Subsequent to that date, the Company is subject to the German corporation tax, with a statutory rate of 25%, in addition to solidarity-surcharge of 5.5% of corporate income tax and trade income taxes. The Company periodically evaluates its deferred trade income tax assets and adjusts any related valuation allowance.

Note 3 - Accounts and notes receivable:

                                                         December 31,               March 31,

                                                    ---------------------           ---------
                                                    2003             2004             2005
                                                    ----             ----             ----
                                                                                   (unaudited)
                                                                   (In thousands)

Trade receivables                                $ 62,225          $ 71,914          $ 83,274
Insurance claims receivable                             9                12                97
Recoverable VAT and other receivables               5,800             6,046            10,216
Allowance for doubtful accounts                    (1,469)           (1,240)           (1,234)
                                                 --------          --------          --------

                                                 $ 66,565          $ 76,732          $ 92,353
                                                 ========          ========          ========


Note 4 - Inventories:


                                                         December 31,               March 31,
                                                    ---------------------           ---------
                                                    2003             2004             2005
                                                    ----             ----             ----
                                                                                   (unaudited)
                                                                   (In thousands)

Raw materials                                    $ 13,424          $ 20,379          $ 21,087
Work in process                                    14,169            10,173            11,982
Finished products                                  57,267            55,349            59,024
Supplies                                           15,273            15,949            15,600
                                                 --------          --------          --------

                                                 $100,133          $101,850          $107,693
                                                 ========          ========          ========


Note 5 - Accounts payable and accrued liabilities:


                                                         December 31,               March 31,
                                                    ---------------------           ---------
                                                    2003             2004             2005
                                                    ----             ----             ----
                                                                                   (unaudited)
                                                                   (In thousands)

Accounts payable                                 $ 29,886          $ 39,732          $ 27,307
Accrued liabilities:
  Employee benefits                                13,180            15,957            19,696
  Waste acid recovery                               8,187             9,598             9,022
  Other                                             9,999            11,665            14,625
                                                 --------          --------          --------


                                                 $ 61,252          $ 76,952          $ 70,650
                                                 ========          ========          ========

Note 6 - Long-term debt:


     In June 2002 the Company and KII's operating subsidiaries in Belgium and Norway (Kronos Europe S.A./N.V.-"KEU", Kronos Titan A/S - "TAS" and Titania A/S
- "TIA"), referred to as the "Borrowers", entered into a three-year euro 80 million secured revolving credit facility ("Credit Facility"). During 2004, Kronos Norge A/S, the parent company of TAS and TIA, and Kronos Denmark ApS, the parent company of both Kronos Norge and KEU, were added as Borrowers under the Credit Facility. Borrowings may be denominated in multiple currencies, including U.S. dollars, euros and Norwegian kroner, and bear interest at the applicable interbank market rate plus 1.75%. As of December 31, 2004 and March 31, 2005, the Company had no amounts outstanding under the Credit Facility. However at December 31, 2004 and March 31, 2005, KEU had borrowed a net euro 10 million ($13.6 million and $12.9 million, respectively) under the Credit Facility. At March 31, 2005, euro 68 million ($88.6 million) was available for borrowing by the Borrowers.

     The Credit Facility is collateralized by accounts receivable and inventory of certain of the Borrowers, plus a limited pledge of certain other assets of the Belgian operating subsidiary. The Credit Facility contains, among others, various restrictive covenants, including restrictions on incurring liens, asset sales, additional financial indebtedness, mergers, investments and acquisitions, transactions with affiliates and dividends. The Company, KEU and Kronos Denmark are unconditionally jointly and severally liable for any and all outstanding borrowings under the Credit Facility. TAS, TIA and Kronos Norge A/S are jointly and severally liable for any and all outstanding borrowings under the Credit Facility to the extent permitted by Norwegian law. The Borrowers have a euro 5 million sub-limit for issuing letters of credit with euro 2 million ($3 million) letters of credit issued at December 31, 2004 and March 31, 2005. The Borrowers were in compliance with all the covenants as of December 31, 2004 and March 31, 2005.

     Deferred financing costs of $1.4 million for the Credit Facility ($.4 million paid by the Company, with the remaining $1.0 million paid by KII's Belgian and Norwegian operating subsidiaries) are being amortized over the life of the Credit Facility and are included in other noncurrent assets as of March 31, 2005.


     In January 2004, the Company borrowed euro 40 million ($50 million, when borrowed) under the Credit Facility at an interest rate of 3.86% and used the proceeds to fund a $60 million dividend to KII. In February 2004, the Company repaid the euro 40 million borrowing from proceeds collected from KEU and TAS in settlement of outstanding intercompany balances. KEU and TAS utilized funds borrowed under the Credit Facility, euro 26 million ($32 million when borrowed) borrowed by KEU and euro 14 million ($18 million when borrowed) borrowed by TAS, to settle the outstanding intercompany balances. Such amounts were repaid in the second quarter of 2004.


     In June 2002, KII issued at par value euro 285 million principal amount ($280 million when issued) of its 8.875% Senior Secured Notes due 2009 and in November 2004 KII issued at 107% of par an additional euro 90 million principal amount ($130 million when issued) of the KII senior secured notes (collectively the "Notes"). The Notes are collateralized by a pledge of 65% of the common stock or other ownership interests of certain of KII's first-tier operating subsidiaries. Such operating subisidiaries are Kronos Titan GmbH, Kronos Denmark ApS, Kronos Limited and Societe Industrielle Du Titane, S.A. The Notes are issued pursuant to an indenture which contains a number of covenants and restrictions which, among other things, restricts the ability of KII and its subsidiaries, to incur debt, incur liens, or merge or consolidate with, or sell or transfer all or substantially all of their assets to, another entity. The
Notes are redeemable, at KII's option, on or after December 30, 2005 at redemption prices ranging from 104.437% of the principal amount, declining to 100% on or after December 30, 2008. In addition, on or before June 30, 2005, KII may redeem up to 35% of the Notes with the net proceeds of a qualified public equity offering at 108.875% of the principal amount. In the event of a change of control of KII, as defined, KII would be required to make an offer to purchase its Notes at 101% of the principal amount. KII would also be required to make an offer to purchase a specified portion of its Notes at par value in the event KII generates a certain amount of net proceeds from the sale of assets outside the ordinary course of business, and such net proceeds are not otherwise used for specified purposes within a specified time period.

Note 7 - Other noncurrent liabilities:


                                                         December 31,               March 31,
                                                    ---------------------           ---------
                                                    2003             2004             2005
                                                    ----             ----             ----
                                                                                   (unaudited)
                                                                   (In thousands)

Employee benefits                                $  3,962          $  4,111          $  3,895
Insurance claims expense                            1,112             1,362             1,601
Other                                               6,456             6,720             6,310
                                                 --------          --------          --------

                                                 $ 11,530          $ 12,193          $ 11,806
                                                 ========          ========          ========


Note 8 - Employee benefit plans:

     Company-sponsored pension plans. The Company maintains a defined benefit pension plan and certain other benefits covering substantially all employees.

     Certain actuarial assumptions used in measuring the defined benefit pension assets, liabilities and expenses are presented below. The Company uses a September 30th measurement date for their defined benefit pension plans.

     The weighted-average rate assumptions used in determining the actuarial present value of benefit obligations as of December 31, 2003 and 2004 are presented in the table below. Such weighted-average rates were determined using the projected benefit obligations at each date.

                                                                     December 31,
                                                                 ------------------
                            Rate                                 2003          2004
                            ----                                 ----          ----

Discount rate                                                    5.3%          5.0%
Increase in future compensation levels                           2.8%          2.8%

     The weighted-average rate assumptions used in determining the net periodic pension cost for 2002, 2003 and 2004 are presented in the table below. The weighted-average discount rate and the weighted-average increase in future compensation levels were determined using the projected benefit obligations at the beginning of each year, and the weighted-average long-term return on plan assets was determined using the fair value of plan assets at the beginning of each year.

                                                                     Years ended December 31,
                                                                 -----------------------------
                                                                 2002        2003         2004
                                                                 ----        ----         ----
                            Rate
                            ----

   Discount rate                                                 5.5%        5.3%         5.3%
   Increase in future compensation levels                        2.5%        2.8%         2.8%
   Long-term return on plan assets                               6.8%        6.5%         6.5%

     Plan assets are comprised  primarily of investments in corporate equity and
debt  securities,   short-term  investments,  mutual  funds  and  group  annuity contracts.

     SFAS No. 87, "Employers' Accounting for Pension Costs" requires that an additional pension liability be recognized when the unfunded accumulated pension benefit obligation exceeds the unfunded accrued pension liability. The accumulated benefit obligation of the Company's defined benefit pension plan was $193.6 million at December 31, 2004 (2003 - $177.3 million). Variances from actuarially assumed rates will change the actuarial valuation of accrued pension liabilities, pension expense and funding requirements in future periods.

     The components of the net periodic defined benefit pension cost are set forth below.


                                                                                    Three months ended
                                                     December 31,                        March 31,
                                           -------------------------------          -----------------
                                           2002         2003          2004          2004         2005
                                           ----         ----          ----          ----         ----
                                                                                      (unaudited)
                                                               (In thousands)

Net periodic pension cost:
  Service cost benefits                  $ 2,120      $ 2,621       $ 3,289       $   901      $   998
  Interest cost on projected
   benefit obligation ("PBO")              8,353        9,354        10,558         2,662        2,787
  Expected return on plan assets          (8,210)      (8,831)       (9,448)       (2,384)      (2,338)
  Amortization of prior service cost           -            -           196            50           53
   Amortization of net transition
    obligation                               210          251            69            17         -
  Recognized actuarial losses                329           20           782           197          435
                                         -------      -------       -------       -------      -------

                                         $ 2,802      $ 3,415       $ 5,446       $ 1,443      $ 1,935
                                         =======      =======       =======       =======      =======

     The funded status of the Company's defined benefit pension plan is set forth below.



                                                                   December 31,
                                                               --------------------
                                                               2003            2004
                                                               ----            ----
                                                                  (In thousands)
Change in PBO:
  Beginning of year                                          $ 160,871       $ 205,440
  Service cost                                                   2,621           3,289
  Interest                                                       9,354          10,558
  Participant contributions                                      1,156           1,206
  Plan amendments                                                3,200            -
  Actuarial losses                                               6,398           4,968
  Benefits paid                                                (10,947)        (12,442)
  Change in currency exchange rates                             32,787          19,289
                                                             ---------       ---------

    End of year                                              $ 205,440       $ 232,308
                                                             ---------       ---------

Change in fair value of plan assets:
  Beginning of year                                          $ 112,674       $ 116,275
  Actual return on plan assets                                 (15,643)         10,026
  Employer contributions                                         8,919          10,432
  Participant contributions                                      1,156           1,206
  Benefits paid                                                (10,947)        (12,442)
  Change in currency exchange rates                             20,116          11,422
                                                             ---------       ---------

    End of year                                              $ 116,275       $ 136,919
                                                             ---------       ---------

Funded status at year end:
  Plan assets less than PBO                                  $ (89,165)      $ (95,389)
  Unrecognized actuarial loss                                   68,627          79,381
  Unrecognized prior service cost                                3,566           3,672
  Unrecognized net transition obligation                            70            -
                                                             ---------       ---------

                                                             $ (16,902)      $ (12,336)
                                                             =========       =========

Amounts recognized in the balance sheet:
  Accrued pension cost:
    Current                                                  $  (7,878)      $  (8,587)
    Noncurrent                                                 (50,826)        (45,015)
  Unrecognized net pension obligations                           3,636           3,672
  Accumulated other comprehensive loss                          38,166          37,594
                                                             ---------       ---------

                                                             $ (16,902)      $ (12,336)
                                                             =========       =========


     In determining the expected long-term rate of return on plan asset assumptions, the Company considers the long-term asset mix (e.g. equity vs. fixed income) for the assets for each of its plans and the expected long-term rates of return for such asset components. In addition, the Company receives advice about appropriate long-term rates of return from the Company's third-party actuaries. The composition of the Company's plan assets is established to satisfy the requirements of the German insurance commissioner. The current plan asset allocation at December 31, 2004 was 23% to equity managers, 48% to fixed income managers and 29% to real estate. The Company regularly reviews its actual asset allocation for each of its plans, and will periodically rebalance the investments in each plan to more accurately reflect the targeted allocation when considered appropriate.

     At December 31, 2004, the Company expects to contribute the equivalent of approximately $3 million to its defined benefit pension plan during 2005.

     The Company expects total defined benefit pension plan expense to be approximately $7 million in 2005. The Company expects future benefits paid from all defined benefit pension plans to be as follows:


                                                             Amount
 Years ending December 31,                               (In thousands)
 -------------------------                               --------------

    2005                                                    $12,700
    2006                                                     12,838
    2007                                                     12,963
    2008                                                     13,088
    2009                                                     13,213
    2010 to 2014                                             67,938

Note 9 - Other items:

     Advertising costs are expensed as incurred and were $.3 million in each of 2002, 2003 and 2004.

     Interest capitalized in connection with long-term capital projects was nil in each of 2002, 2003 and 2004.

Note 10 - Income taxes:

     The components of (i) the difference between the provision for income taxes attributable to pretax income and the amounts that would be expected using the German statutory corporation tax rate of 25% in 2002 and 2003 and 26.4% in 2004,
(ii) the provision for income taxes and (iii) the comprehensive tax provision are presented below.



                                                                                     Three months ended
                                                     December 31,                         March 31,
                                           -------------------------------          ------------------
                                           2002         2003          2004          2004          2005
                                           ----         ----          ----          ----          ----
                                                                                      (unaudited)
                                                               (In thousands)

Pretax income                            $  25,736    $  64,871     $  58,485     $  13,365     $  23,596
                                         =========    =========     =========     =========     =========

Expected tax expense                     $   6,434    $  16,218     $  15,440     $   3,528     $   6,229
Trade income tax                             2,561       11,365         7,773         1,972         3,044
German tax refund                             -        (123,033)       (2,508)         -             -
Change in deferred income
  tax valuation allowance, net                -            -           (3,146)       (2,617)         -
Organschaft adjustment                        -         (94,079)         -             -             -
No corporation tax provision due to                     (16,218)
    partnership structure                   (6,434)                      -             -             -
Other, net                                     745           77           (52)          240            10
                                         ---------    ---------     ---------     ---------     ---------

    Income tax expense (benefit)         $   3,306    $(205,670)    $  17,507     $   3,123     $   9,283
                                         =========    =========     =========     =========     =========

Provision for income taxes:
  Current income tax expense
   (benefit)                             $     431    $(165,900)    $  11,329     $     516     $   8,652
  Deferred income tax expense
   (benefit)                                 2,875      (39,770)        6,178         2,607           631
                                         ---------    ---------     ---------     ---------     ---------

                                         $   3,306    $(205,670)    $  17,507     $   3,123     $   9,283
                                         =========    =========     =========     =========     =========

Comprehensive provision (benefit)
  for income taxes allocable to:
  Pretax income                          $   3,306    $(205,670)    $  17,507     $   3,123     $   9,283
  Other comprehensive loss - pension
      liabilities                             (732)      (5,331)       (8,081)         -             -
                                         ---------    ---------     ---------     ---------     ---------

                                         $   2,574    $(211,001)    $   9,426     $   3,123     $   9,283
                                         =========    =========     =========     =========     =========

     The components of the net deferred tax liability are summarized below.

                                                                        December 31,
                                                    --------------------------------------------------
                                                              2003                       2004
                                                    -----------------------     ----------------------
                                                    Assets      Liabilities     Assets     Liabilities
                                                    ------      -----------     ------     -----------
                                                                       (In millions)
Tax effect of temporary differences
 relating to:
  Inventories                                      $   -          $ (1,407)    $  -         $ (1,816)
  Property and equipment                            38,400            -         38,327          -
  Accrued (prepaid) pension cost                     6,690         (22,716)     14,770       (27,598)
  Other taxable differences                           -             (2,880)       -           (7,518)
Tax loss and tax credit carryforwards                  338            -           -             -
                                                   -------        --------     -------      --------

  Gross deferred tax assets (liabilities)           45,428         (27,003)     53,097       (36,932)

Reclassification, principally netting by
  tax jurisdiction                                 (25,596)         25,596     (35,020)       35,020
                                                   -------        --------     -------      --------

  Net total deferred tax liabilities                19,832          (1,407)     18,077        (1,912)
  Net current deferred tax liabilities                -             (1,407)       -           (1,912)
                                                   -------        --------     -------      --------

  Net noncurrent deferred tax liabilities          $19,832        $   -        $18,077      $   -
                                                   =======        ========     =======      ========

     The Company's has no deferred income tax valuation allowance as of December 31, 2003 and 2004.

     Certain of the Company's tax returns are being examined and the German tax authorities may propose tax deficiencies, including penalties and interest.

     No assurance can be given that the Company's tax matters will be favorably resolved due to the inherent uncertainties involved in settlement initiatives, court and tax proceedings. The Company believes that it has provided adequate accruals for additional taxes and related interest expense which may ultimately result from all such examinations and believes that the ultimate disposition of such examinations should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

     During 2002 and 2003, the Company's legal form was as a partnership. As a partnership, the Company was not subject to corporation tax, although the Company was subject to trade income tax. Effective December 31, 2003, the Company was converted to a limited liability company and will also be subject to the German corporation tax in years following 2003. As a result of the conversion of the Company from a partnership, the Company recognized net deferred income tax assets of approximately $52 million related to the expected future tax consequences of temporary differences between the corporate income tax and financial reporting carrying amounts of its assets and liabilities.

     In the first  quarter  of 2003,  the  Company  was  notified  by the German
Federal Fiscal Court (the "Court") that the Court had ruled in the Company's favor concerning a claim for refund suit in which the Company sought refunds of prior taxes paid during the periods 1990 through 1997. The Company was required to file amended tax returns with the German tax authorities in order to receive its refunds for such years, and all of such amended returns were filed during 2003. Such amended returns reflected an aggregate refund of taxes and related interest to the Company of euro 103.2 million ($123.0 million) and the Company recognized the benefit for these net funds in its 2003 results of operations. For the year ended December 31, 2004, the Company recognized a refund of euro

4.0 million ($5.3 million) related to additional net interest which has accrued on the outstanding refund amount. Through December 2004, TG had received net refunds of euro 107.2 million ($135.4 million when received). All refunds relating from the periods 1990 to 1997 were received by December 31, 2004. In addition to the refunds for the 1990 to 1997 periods, the court ruling also resulted in a refund of 1999 income taxes and interest, and the Company received euro 21.5 million ($24.6 million) in 2003.

     Pursuant to the Company's conversion to a limited liability company effective December 31, 2003, the Company is included in KII's Organschaft effective January 1, 2004.

Note 11 - Related party transactions:

     The Company may be deemed to be controlled  by Harold C. Simmons.  See Note
1. Corporations that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly held minority equity interest in another related party. While no transactions of the type described above are planned or proposed with respect to the Company other than as set forth in these financial statements, the Company from time to time considers, reviews and evaluates such transactions and understands that Contran, Valhi, NL, Kronos, KII and related entities consider, review and evaluate, such transactions. Depending upon the business, tax and other objectives then relevant, and restrictions under the KII indenture, the Credit Facility and other agreements, it is possible that the Company might be a party to one or more such transactions in the future.

     The Company is a party to services and cost sharing agreements among several affiliates of the Company whereby Kronos, KII, KEU and other affiliates provide certain management, financial, insurance and administrative services to the Company on a fee basis. The Company's expense was approximately $5.7 million in 2002, $7.1 million in 2003 and $7.8 million in 2004 related to these services and costs.

     The Company charges affiliates for certain management, financial and administrative services costs, which totaled approximately $3.4 million, $4.3 million, and $4.4 million in 2002, 2003 and 2004, respectively. These charges to affiliates were reflected primarily as a reduction of selling, general and administrative expense.

     The Company is also party to master global insurance coverage policies with NL with regard to property, business interruption, excess liability, and other coverages. Tall Pines, Valmont Insurance Company (which merged into Tall Pines in December 2004, with Tall Pines surviving the merger) and EWI RE, Inc. ("EWI") provide for or broker certain insurance policies for Contran and certain of its subsidiaries and affiliates, including KII, Kronos and the Company. Tall Pines is wholly owned by a subsidiary of Valhi, and EWI is a wholly-owned subsidiary of NL. Consistent with insurance industry practices, Tall Pines, Valmont and EWI receive commissions from the insurance and reinsurance underwriters for the policies that they provide or broker. The costs associated with these policies aggregated $5.6 million, $4.1 million and $4.0 million in 2002, 2003 and 2004, respectively.

     Contran and certain of its subsidiaries and affiliates, including the Company, purchase certain of their insurance policies as a group, with the costs of the jointly-owned policies being apportioned among the participating companies. With respect to certain of such policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period. As a result, Contran and certain of its subsidiaries and its affiliates, including Kronos, have entered into a loss sharing agreement under which any uninsured loss is shared by those entities who have submitted claims under the relevant policy. The Company believes the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justifies the risk associated with the potential for uninsured loss.

     The Company purchases from and sells to its affiliates a significant amount of titanium dioxide pigments ("TiO2"). Intercompany sales to (purchases from) affiliates of TiO2 are summarized in the following table.

                                                                     Years ended December 31,

                                                                 -----------------------------
                                                                 2002        2003         2004
                                                                 ----        ----         ----
                                                                        (In thousands)

   Sales to:
     Kronos (US), Inc. ("KUS")                                $ 24,511     $ 37,550     $21,448
     Societe Industrielle du Titane, S.A. ("SIT")               23,681       32,969      39,091
     KEU                                                        19,141       22,417      23,872
     Kronos Limited ("KUK")                                     16,864       22,151      18,677
     Kronos Canada, Inc. ("KC")                                  4,494        5,026       5,414
     Other affiliates                                           10,564       29,200      41,052
                                                              --------     --------    --------

                                                              $ 99,255     $149,313    $149,554
                                                              ========     ========    ========

   Purchases from:
     KEU                                                      $ 26,868     $ 33,061    $ 42,836
     TAS                                                         3,209        5,722      10,796
     KC                                                           -            -            271
                                                              --------     --------    --------

                                                              $ 30,077     $ 38,783    $ 53,903
                                                              ========     ========    ========


     KUS purchases the rutile and slag feedstock used as a raw material in the Company's chloride process TiO2 facility. The Company purchases such feedstock from KUS for use in its facility for an amount equal to the amount paid by KUS to the third-party supplier plus a 2.5% administrative fee. Such feedstock purchases were $64.3 million in 2002, $56.2 million in 2003 and $66.7 million in 2004.

     The Company sells water treatment chemicals (derived from co-products of the TiO2 production processes) to KII. Such water treatment chemical sales were $8.4 million in 2002, $12.8 million in 2003 and $15.9 million in 2004.

     The  Company  purchases   ilmenite  (sulfate   feedstock)  from  TIA  on  a
year-to-year basis. Such feedstock purchases were $13.4 million in 2002, $15.5 million in 2003 and $17.4 million in 2004.

     At January 1, 2002, the Company was party to an accounts receivable factoring agreement with KII pursuant to which the Company factored its export accounts receivable without recourse to KII for a fee of 0.85%. KII, upon non-recourse transfer from the Company, assumed all risk pertaining to the factored receivables, including, but not limited to, exchange control risks, risks pertaining to the bankruptcy of a customer and risks related to late payments. Effective June 2002, this factoring agreement was terminated, and certain European affiliates of the Company commenced factoring their export accounts receivables to the Company on similar terms. Export receivables sold to KII during 2002 aggregated $59 million, and export receivables purchased by the Company during 2003 and 2004 aggregated $108 million and $129 million, respectively.

     Net  amounts   currently   receivable  from  (payable  to)  affiliates  are
summarized in the following table.


                                                        December 31,              March 31,
                                                    -------------------           ---------
                                                    2003           2004             2005
                                                    ----           ----             ----
                                                                                 (unaudited)
                                                              (In thousands)

   Receivable from:
     KUK                                          $    886       $    862        $     689
     TAS                                            15,533              -              306
     SIT                                                 -          1,632            3,519
     KEU                                            32,342              -                -
     Kronos B.V.                                         -          2,055            4,711
     KII                                            31,974         25,032           18,504
     KC                                                 92          1,496            1,639
     Other affiliates                                1,339          1,278            1,211
                                                  --------       --------        ---------

                                                  $ 82,166       $ 32,355        $  30,579
                                                  ========       ========        =========

   Current payable to:
     KII - income taxes                           $   -          $ 14,386        $  21,733
     KUS                                             5,856          5,390            6,407
     TIA                                             6,631          8,817           13,464
     Kronos B.V.                                     8,609           -                -
     KEU                                              -             4,456           13,971
     TAS                                              -             2,139             -
     Other affiliates                                  589             72               34
                                                  --------       --------        ---------

                                                  $ 21,685       $ 35,260        $  55,609
                                                  ========       ========        =========

   Noncurrent receivable from TAS                 $   -          $  5,449        $   5,178
                                                  ========       ========        =========

   Noncurrent payables to:
     KII                                          $ 89,710       $   -           $    -
     KDK                                              -            12,941           12,299
                                                  --------       --------        ---------

                                                  $ 89,710       $ 12,941        $  12,299
                                                  ========       ========        =========


     Such amounts receivable from affiliates were generally related to product sales (including water treatment chemical sales to KII) and services rendered. Amounts payable to affiliates, net were related primarily to raw material purchases, accounts receivable factoring and services received.

     The noncurrent euro-denominated note payable to KII was established prior to 2002 during a recapitalization of the Company. The note payable (euro 71.8 million, or $89.7 million and nil, at December 31, 2003 and 2004, respectively) bore interest through 2002 at EURIBOR plus 1% (4.30% at December 31, 2002). This note was fully repaid in October 2004.

     The Company borrowed euro 9.5 million from KDK in October 2004 ($12.9 million at December 31, 2004). This note bears an interest rate of 2.675% and is due on June 30, 2005, with an option to renew.

     The Company loaned TAS euro 4 million ($5.4 million) all of which was outstanding at December 31, 2004. This note receivable bears interest at 3.1% and is due on March 31, 2005.

     Interest expense to affiliates related to the note payable to KII was $3.7 million in 2002, and nil in 2003 and 2004. Interest income from affiliates related to a note receivable from KEU, repaid in June 2002, $.6 million in 2002. Included in other affiliate income and other affiliate expense was other affiliate interest income/expense, factoring fees and service fees.

Note 12 - NL common stock options held by employees of the Company:


     At December 31, 2004, employees of the Company held options to purchase approximately 14,000 shares of NL common stock, of which 5,000 were granted in 2000 and are exercisable at various dates through 2010 at an exercise price of $5.63 per share, and 9,000 were granted in 2001 and are exercisable at various dates through 2011 at an exercise price of $11.49 per share. Such options generally vest over five years, and vesting ceases at the date the employee separates from service from the Company (including retirement).


     The pro forma information required by SFAS No. 123 is based on an estimation of the fair value of options issued subsequent to January 1, 1995. See Notes 2 and 15. No options were granted during 2002, 2003 or 2004. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

Note 13 - Commitments and contingencies:

     Operating leases. The Company leases, pursuant to operating leases, various manufacturing facilities and equipment. Most of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases management expects that, in the normal course of business, leases will be renewed or replaced by other leases.


     The Company leases the land under its Leverkusen TiO2 production facility pursuant to a lease with Bayer AG that expires in 2050. The Leverkusen facility itself, which is owned by the Company and which represents approximately two-thirds of the Company's current TiO2 production capacity, is located within Bayer's extensive manufacturing complex. Rent for the land lease associated with the Leverkusen facility is periodically established by agreement with the lessor for periods of at least two years at a time. The lease agreement provides for no formula, index or other mechanism to determine changes in the rent for such land lease; rather, any change in the rent is subject solely to periodic negotiation between Bayer and the Company. Any change in the rent based on such negotiations is recognized as part of lease expense starting from the time such change is agreed upon by both parties, as any such change in the rent is deemed "contingent rentals" under GAAP. Under a separate supplies and services agreement expiring in 2011, Bayer provides some raw materials, auxiliary and operating materials and utilities services necessary to operate the Leverkusen facility. Both the lease and the supplies and services agreements restrict ownership and use of the Leverkusen facility.


     Net rent expense aggregated $4 million in 2002, $5 million in 2003 and $4 million in 2004. At December 31, 2004, minimum rental commitments under the terms of noncancellable operating leases were as follows:

                                                           Amount
                                                       --------------
                                                       (in thousands)
Years ending December 31,
    2005                                                  $ 2,173
    2006                                                    1,357
    2007                                                    1,259
    2008                                                    1,150
    2009                                                    1,093
    2010 and thereafter                                    20,736
                                                          -------

                                                          $27,768
                                                          =======


     Approximately $25.3 million of the $27.8 million aggregate future minimum rental commitments at December 31, 2004 relates to the land lease associated with the Company's Leverkusen facility lease discussed above. The minimum commitment amounts for such lease included in the table above for each year through the 2050 expiration of the lease are based upon the current annual rental rate as of December 31, 2004. As discussed above, any change in the rent is based solely on negotiations between Bayer and the Company, and any such change in the rent is deemed "contingent rentals" under GAAP which is excluded from the future minimum lease payments disclosed above.


     Capital expenditures. At December 31, 2004 the estimated cost to complete capital projects in process approximated $3.9 million.

     Purchase commitments. KUS has long-term supply contracts that provide for certain affiliates' chloride feedstock requirements through 2009. The Company purchases chloride feedstock underlying these long-term supply contracts from KUS. The agreements require KUS to purchase certain minimum quantities of feedstock with minimum purchase commitments aggregating approximately $525 million at December 31, 2004.

     Environmental, product liability and litigation matters. The Company's operations are governed by various environmental laws and regulations. Certain of the Company's operations are and have been engaged in the handling, manufacture or use of substances or compounds that may be considered toxic or hazardous within the meaning of applicable environmental laws. As with other companies engaged in similar businesses, certain past and current operations and products of the Company have the potential to cause environmental or other damage. The Company has implemented and continues to implement various policies and programs in an effort to minimize these risks. The Company's policy is to maintain compliance with applicable environmental laws and regulations at all of its facilities and to strive to improve its environmental performance. It is possible that future developments, such as stricter requirements of environmental laws and enforcement policies thereunder, could adversely affect the Company's production, handling, use, storage, transportation, sale or disposal of such substances. The Company believes all of its plants are in substantial compliance with applicable environmental laws.

     Concentrations of credit risk. Sales of TiO2 accounted for more than 97% of net sales during each of 2002, 2003 and 2004. The remaining sales result from the manufacture and sale of iron-based water treatment chemicals (derived from co-products of the TiO2 production processes). TiO2 is generally sold to the paint, plastics and paper, as well as fibers, rubber, ceramics, inks and cosmetics markets. Such markets are generally considered "quality-of-life" markets whose demand for TiO2 is influenced by the relative economic well-being of the various geographic regions. TiO2 is sold to over 1,000 customers, with the top ten external customers approximating 20% of net sales in each of 2002 and 2003 and 22% of net sales in 2004. Approximately 75% of the Company's TiO2 sales by volume were to Europe in 2002, 68% in 2003 and 78% in 2004. Approximately 8% in 2002, 12% in 2003 and 7% in 2004 of sales by volume were to North America.

Note 14 - Financial instruments:

     Summarized below is the estimated fair value and related net carrying value of the Company's financial instruments.

                                                           December 31,
                                    ----------------------------------------------------------
                                              2003                              2004
                                    -----------------------          -------------------------
                                    Carrying          Fair           Carrying            Fair
                                     amount           value           amount            value
                                    --------         ------          --------          -------
                                                           (In millions)

Cash and cash equivalents            $30.9            $30.9           $ 6.4             $ 6.4

Note payable to affiliate             89.7             89.7            12.9              12.9

     The Company periodically uses currency forward contracts to manage foreign exchange rate risk associated with anticipated transactions denominated in a currency other than the euro. The Company has not entered into these contracts for trading or speculative purposes in the past, nor does the Company currently anticipate entering into such contracts for trading or speculative purposes in the future. To manage such exchange rate risk, at December 31, 2003 the Company held a contract maturing on January 2, 2004 to exchange an aggregate of euro 40 million for an equivalent amount of U.S. dollars at an exchange rate of $1.2496 U.S. dollars per euro. At December 31, 2003, the actual exchange rate was equal to the contract rate. The contract was closed on January 2, 2004 at an immaterial loss.

     The Company periodically uses interest rate swaps, currency swaps and other types of contracts to manage interest rate and foreign exchange risk with respect to financial assets or liabilities. The Company has not entered into these contracts for trading or speculative purposes in the past, nor does it currently anticipate doing so in the future. The Company was not a party to any such contracts during 2002, 2003 and 2004.

     Other than as described above, the Company was not a party to any material derivative financial instruments during 2002, 2003 or 2004. There was no impact on the Company's financial statements from adopting SFAS No. 133.

Note 15- Accounting principles not yet adopted:

     Inventory costs. The Company will adopt SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4," for inventory costs incurred on or after January 1, 2006. SFAS No. 151 requires that the allocation of fixed production overhead costs to inventory shall be based on normal capacity. Normal capacity is not defined as a fixed amount; rather, normal capacity refers to a range of production levels expected to be achieved over a number of periods under normal circumstances, taking into account the loss of capacity resulting from planned maintenance shutdowns. The amount of fixed overhead allocated to each unit of production is not increased as a consequence of idle plant or production levels below the low end of normal capacity, but instead a portion of fixed overhead costs are charged to expense as incurred. Alternatively, in periods of production above the high end of normal capacity, the amount of fixed overhead costs allocated to each unit of production is decreased so that inventories are not measured above cost. SFAS No. 151 also clarifies existing GAAP to require that abnormal freight and wasted materials (spoilage) are to be expensed as incurred. The Company believes its production cost accounting already complies with the requirements of SFAS No. 151, and the Company does not expect adoption of SFAS No. 151 will have a material effect on its consolidated financial statements.


     Stock options. The Company will adopt SFAS No. 123R, "Share-Based Payment", as of January 1, 2006. SFAS No. 123R, among other things, eliminates the alternative in existing GAAP to use the intrinsic value method of accounting for stock-based employee compensation under APBO No. 25. Upon adoption of SFAS No. 123R, the Company will generally be required to recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, with the cost recognized over the period during which an employee is required to provide services in exchange for the award (generally, if the vesting period of the award). No compensation cost will be recognized in the aggregate for equity instruments for which the employee does not render the requisite service (generally, the instrument is forfeited before it has vested). The grant-date fair value will be estimated using option-pricing models (e.g. Black-Scholes or a lattice model). Under the transition alternatives permitted under SFAS No. 123R, the Company will apply the new standard to all new awards granted on or after January 1, 2006, and to all awards existing as of December 31, 2005 which are subsequently modified, repurchased or cancelled. Additionally, as of January 1, 2006, the Company will be required to recognize compensation cost for the portion of any non-vested award existing as of December 31, 2005 over the remaining vesting period. Because the Company has not granted any options to purchase its common stock and is not expected to grant any options prior to January 1, 2006, and because the number of non-vested awards as of December 31, 2005 with respect to options granted by NL to employees of the Company is not expected to be material, the effect of adopting SFAS No. 123R is not expected to be significant in so far as it relates to existing stock options. Should the Company or one of its affiliates, however, grant a significant number of options in the future to employees of the Company, the effect on the Company's consolidated financial statements could be material.

                       KRONOS DENMARK APS AND SUBSIDIARIES

                   Index of Consolidated Financial Statements



Financial Statements                                                      Pages

Report of Independent Registered Public Accounting Firm                   FB-2


Consolidated Balance Sheets - December 31, 2003 and 2004;
 March 31, 2005 (unaudited)                                               FB-3

Consolidated Statements of Income - Years ended
 December 31, 2002, 2003 and 2004; Three months ended
   March 31, 2004 (unaudited) and 2005 (unaudited)                        FB-5

Consolidated Statements of Comprehensive Income - Years ended
 December 31, 2002, 2003 and 2004; Three months ended
   March 31, 2004 (unaudited) and 2005 (unaudited)                        FB-6

Consolidated Statements of Partners' Capital/Owners'
 Equity - Years ended December 31, 2002, 2003 and 2004 and
     three months ended March 31, 2005 (unaudited)                        FB-7

Consolidated Statements of Cash Flows - Years ended
 December 31, 2002, 2003 and 2004; Three months ended
   March 31, 2004 (unaudited) and 2005 (unaudited)                        FB-8


Notes to Consolidated Financial Statements                                FB-10

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Board of Directors and Stockholder of Kronos Denmark ApS:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, stockholder's equity and cash flows present fairly, in all material respects, the financial position of Kronos Denmark ApS and Subsidiaries at December 31, 2003 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.





PricewaterhouseCoopers LLP
Dallas, Texas

March 30, 2005

                       KRONOS DENMARK APS AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                        (In thousands, except share data)


               ASSETS                                    December 31,             March 31,
                                                    ---------------------         ---------
                                                    2003             2004           2005
                                                    ----             ----           ----
                                                                                 (unaudited)
Current assets:
    Cash and cash equivalents                     $  4,681        $  3,566        $  1,644
    Restricted cash                                  1,313           1,529             965
    Accounts and notes receivable                   15,605          18,422          20,251
    Receivable from affiliates                       1,987          16,029          24,824
    Refundable income taxes                            587           1,542               3
    Inventories                                     66,156          65,282          64,205
    Prepaid expenses                                   834             908             681
    Deferred income taxes                               26            -                 15
                                                  --------        --------        --------

        Total current assets                        91,189         107,278         112,588
                                                  --------        --------        --------


Other assets:
    Note receivable from affiliate                    -             12,941          12,299
    Other                                            7,387           7,013           6,583
                                                  --------        --------        --------

        Total other assets                           7,387          19,954          18,882
                                                  --------        --------        --------


Property and equipment:
    Land                                            17,568          19,236          18,309
    Buildings                                       37,025          41,196          39,195
    Machinery and equipment                        168,549         190,748         180,507
    Mining properties                               63,700          72,384          69,001
    Construction in progress                           237           3,443           4,403
                                                  --------        --------        --------

                                                   287,079         327,007         311,415
    Less accumulated depreciation
      and amortization                             171,338         200,873         193,513
                                                  --------        --------        --------

        Net property and equipment                 115,741         126,134         117,902
                                                  --------        --------        --------

                                                  $214,317        $253,366        $249,372
                                                  ========        ========        ========

                       KRONOS DENMARK APS AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEETS (CONTINUED)

                        (In thousands, except share data)



LIABILITIES AND STOCKHOLDER'S EQUITY                     December 31,             March 31,
                                                    ---------------------         ---------
                                                    2003             2004           2005
                                                    ----             ----           ----
                                                                                 (unaudited)
Current liabilities:
    Current maturities of long-term debt          $     288     $  13,792      $   13,108
    Accounts payable and accrued liabilities         31,536        38,776          36,707
    Payable to affiliates                            39,661        10,142          10,640
    Income taxes                                      5,411         6,427           7,281
    Deferred income taxes                             2,030         2,363           2,372
                                                  ---------     ---------      ----------

        Total current liabilities                    78,926        71,500          70,108
                                                  ---------     ---------      ----------

Noncurrent liabilities:
    Long-term debt                                      315           178             130
    Note payable to affiliate                          -            5,449           5,178
    Deferred income taxes                            23,320        22,358          20,867
    Accrued pension costs                             1,191         2,493           3,002
    Other                                             1,555         3,484           1,518
                                                  ---------     ---------      ----------

        Total noncurrent liabilities                 26,381        33,962          30,695
                                                  ---------     ---------      ----------

Stockholder's equity:
      Common stock - 100 Danish kroner
       par value; 10,000 shares authorized;
       10,000 shares issued and outstanding             136           136             136
      Additional paid-in capital                    216,996       216,996         216,996
      Accumulated deficit                           (93,459)      (69,643)        (60,965)
      Accumulated other comprehensive
       income (loss):
        Currency translation adjustment              (4,204)        9,686           1,673
        Minimum pension liability                   (10,459)       (9,271)         (9,271)
                                                  ---------     ---------      ----------

             Total stockholder's equity             109,010       147,904         148,569
                                                  ---------     ---------      ----------

                                                  $ 214,317     $ 253,366      $  249,372
                                                  =========     =========      ==========


Commitments and contingencies (Notes 7, 9 and 12)

          See accompanying notes to consolidated financial statements.

                       KRONOS DENMARK APS AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                 (In thousands)


                                                                                                    Three months ended
                                                                 December 31,                             March 31,
                                                     ----------------------------------            --------------------
                                                     2002            2003          2004            2004            2005
                                                     ----            ----          ----            ----            ----
                                                                                                        (unaudited)

Net sales                                         $ 243,412       $ 292,611     $ 345,962       $  85,502      $  91,440
Cost of sales                                       206,690         234,881       284,902          67,336         71,263
                                                  ---------       ---------     ---------       ---------      ---------

    Gross margin                                     36,722          57,730        61,060          18,166         20,177

Selling, general and administrative expense          17,406          19,596        23,874           6,006          6,383
Other operating income (expense):
  Currency transaction gains (losses), net              399             355           980             497           (123)
  Disposition of property and equipment                (239)             37          (596)             18              1
  Other, net                                            176             350           286              16             37

    Income from operations                           19,652          38,876        37,856          12,691         13,709
                                                  ---------       ---------     ---------       ---------      ---------

Other income (expense):
  Trade interest income                                 231             163            73              24             16
  Interest and other expense to affiliates           (2,938)         (2,608)       (2,943)           (690)          (646)
  Interest and other income from affiliates             325             198           202            -                80
  Interest expense                                   (2,548)         (2,309)       (1,529)           (500)          (397)
                                                  ---------       ---------     ---------       ---------      ---------

    Income before income taxes                       14,722          34,320        33,659          11,525         12,762

Provision for income taxes                            3,378           7,428         9,843           3,513          4,084
                                                  ---------       ---------     ---------       ---------      ---------

   Net income                                     $  11,344       $  26,892     $  23,816       $   8,012      $   8,678
                                                  =========       =========     =========       =========      =========


          See accompanying notes to consolidated financial statements.

                       KRONOS DENMARK APS AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                 (In thousands)



                                                                                                    Three months ended
                                                                 December 31,                             March 31,
                                                     ----------------------------------            --------------------
                                                     2002            2003          2004            2004            2005
                                                     ----            ----          ----            ----            ----
                                                                                                        (unaudited)

Net income                                        $  11,344       $  26,892     $  23,816       $   8,012      $   8,678
                                                  ---------       ---------     ---------       ---------      ---------

Other comprehensive income (loss), net of tax:
      Currency translation adjustment                17,081          10,998        13,890          (3,934)        (8,013)
      Minimum pension liability                        -            (10,459)        1,188            -              -
                                                  ---------       ---------     ---------       ---------      ---------

      Total other comprehensive income               17,081             539        15,078          (3,934)        (8,013)
                                                  ---------       ---------     ---------       ---------      ---------

Comprehensive income                              $  28,425       $  27,431     $  38,894       $   4,078      $     665
                                                  ---------       ---------     ---------       ---------      ---------




          See accompanying notes to consolidated financial statements.

                       KRONOS DENMARK APS AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                Years ended December 31, 2002, 2003 and 2004 and
                  Three months ended March 31, 2005 (unaudited)
                                 (In thousands)



                                                                                       Accumulated other
                                                                                  comprehensive income (loss)
                                                                                  --------------------------
                                                Additional                          Currency        Minimum
                                   Common         paid-in       Accumulated       translation       pension
                                   stock          capital         deficit          adjustment      liability         Total
                                   ------      -----------      -----------       -----------      ---------        ------

Balance at December 31, 2001       $  136       $ 216,996        $(118,335)        $ (32,283)      $    -          $ 66,514

Net income                             -             -              11,344              -               -            11,344
Other comprehensive income,
  net of tax                           -             -                -               17,081            -            17,081
Common dividends declared              -             -             (13,360)             -               -           (13,360)
                                   ------       ---------        ---------         ---------       ---------       --------

Balance at December 31, 2002          136         216,996         (120,351)          (15,202)           -            81,579

Net income                             -             -              26,892              -               -            26,892
Other comprehensive income
  (loss), net of tax                   -             -                -               10,998         (10,459)           539
                                   ------       ---------        ---------         ---------       ---------       --------

Balance at December 31, 2003          136         216,996          (93,459)           (4,204)        (10,459)       109,010

Net income                             -             -              23,816              -               -            23,816
Other comprehensive income,
  net of tax                           -             -                -               13,890           1,188         15,078
                                   ------       ---------        ---------         ---------       ---------       --------

Balance at December 31, 2004          136         216,996          (69,643)            9,686          (9,271)       147,904

Unaudited:
Net income                             -             -               8,678              -               -             8,678
Other comprehensive loss,
  net of tax                           -             -                -               (8,013)           -            (8,013)
                                   ------       ---------        ---------         ---------       ---------       --------

Balance at March 31, 2005          $  136       $ 216,996        $ (60,965)        $   1,673       $  (9,271)      $148,569
                                   ======       =========        =========         =========       =========       ========


          See accompanying notes to consolidated financial statements.

                       KRONOS DENMARK APS AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)



                                                                                                  Three months ended
                                                                 December 31,                           March 31,
                                                     ----------------------------------          --------------------
                                                      2002          2003          2004           2004           2005
                                                      ----          ----          ----           ----           ----
                                                                                                        (unaudited)
Cash flows from operating activities:
  Net income                                       $ 11,344     $  26,892      $  23,816     $   8,012      $   8,678
  Depreciation and amortization                       9,408        11,446         12,041         3,023          3,394
  Noncash interest expense                              150           332            358            89             97
  Deferred income taxes                              (2,011)       (5,405)        (2,983)         (241)          (235)
  Net loss (gain) from disposition of
   property and equipment                               239           (37)           596           (17)            (1)
  Pension, net                                        1,132         2,278          4,372         2,611            (52)
  Change in assets and liabilities:
    Accounts and notes receivable                    (1,307)          437           (967)       (4,845)        (2,844)
    Inventories                                       1,377        (2,250)         6,500         5,175         (2,188)
    Prepaid expenses                                    909           143             17            25            186
    Accounts payable and accrued liabilities          5,098         4,107          3,130          (185)          (193)
    Income taxes                                     (1,542)       (2,902)          (453)        1,802          2,654
    Accounts with affiliates                         19,152        10,403        (37,220)      (47,925)        (8,756)
    Other noncurrent assets                             263        (4,181)         2,257          (710)             5
    Other noncurrent liabilities                        (73)          547         (1,420)         (115)        (1,888)
                                                   --------     ---------      ---------     ---------      ---------

      Net cash provided (used) by operating
       activities                                    44,139        41,810         10,044       (33,301)        (1,143)
                                                   --------     ---------      ---------     ---------      ---------

Cash flows from investing activities:
  Capital expenditures                              (10,329)      (10,274)       (11,725)       (1,175)        (1,224)
  Loans to affiliates                                  -            -            (11,597)         -               (23)
  Change in restricted cash equivalents
       and restricted marketable debt
       securities, net                               (2,891)         (554)           (70)          556            529
  Proceeds from disposition of property
   and equipment                                        823           350            100            29             14
                                                   --------     ---------      ---------     ---------      ---------

        Net cash used by investing activities       (12,397)      (10,478)       (23,292)         (590)          (704)
                                                   --------     ---------      ---------     ---------      ---------

                       KRONOS DENMARK APS AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                 (In thousands)



                                                                                                  Three months ended
                                                                 December 31,                           March 31,
                                                     ----------------------------------          --------------------
                                                      2002          2003          2004           2004           2005
                                                      ----          ----          ----           ----           ----
                                                                                                      (unaudited)

Cash flows from financing activities:
  Indebtedness:
    Borrowings                                     $  55,727     $  16,106      $  62,140     $ 49,984       $    -
    Principal payments                               (58,117)      (46,006)       (50,089)     (17,484)            (41)
    Deferred financing fees                             (953)         -              -            -               -
  Loans from affiliates - repayments                 (18,097)         -              -            -                (14)
  Dividends paid                                     (13,360)         -              -            -               -
                                                   ---------     ---------      ---------     ---------      ---------

Net cash provided (used) by
  financing activities                               (34,800)      (29,900)        12,051        32,500            (55)
                                                   ---------     ---------      ---------     ---------      ---------

Cash and cash equivalents:
  Net change during the year from:
    Operating, investing and
      financing activities                            (3,058)        1,432         (1,197)       (1,391)        (1,902)
  Currency translation                                   541           336             82           (13)           (20)
  Balance at beginning of  period                      5,430         2,913          4,681         4,681          3,566
                                                   ---------     ---------      ---------     ---------      ---------

  Balance at end of period                         $   2,913     $   4,681      $   3,566     $   3,277      $   1,644
                                                   =========     =========      =========     =========      =========

Supplemental disclosures:
  Cash paid for:
    Interest                                       $   5,461     $   4,638      $   4,198     $   1,008      $     157
    Income taxes                                       6,931        11,525         13,331         1,970          1,640


          See accompanying notes to consolidated financial statements.

                      KRONOS DENMARK APS AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Organization and basis of presentation:


     Kronos Denmark ApS ("KDK") was incorporated in Denmark in October 1999 and is a wholly-owned subsidiary of Kronos International, Inc. ("KII"). KII is a wholly-owned subsidiary of Kronos Worldwide, Inc. (NYSE:KRO). At December 31, 2004, (i) Valhi, Inc. (NYSE: VHI) and a wholly owned subsidiary of Valhi held approximately 57% of Kronos' outstanding common stock and NL Industries, Inc. (NYSE: NL) held an additional 37% of Kronos' outstanding common stock, (ii) Valhi and such wholly owned subsidiary of Valhi owned approximately 83% of NL's outstanding common stock and (iii) Contran Corporation and its subsidiaries held approximately 91% of Valhi's outstanding common stock. At March 31, 2005, (i) Valhi and a wholly-owned subsidiary owned approximately 57% of Kronos' common stock and NL held an additional 36% of the outstanding common stock of Kronos,
(ii) Valhi owned 83% of NL's outstanding common stock and (iii) Contran and its subsidiaries held approximately 91% of Valhi's outstanding common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons of which Mr. Simmons is sole trustee, or is held by Mr. Simmons or persons or other entities related to Mr. Simmons. Consequently, Mr. Simmons may be deemed to control each of such companies.


     The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") with the U.S. dollar as the reporting currency. KDK and its subsidiaries also prepare financial statements on other bases, as required in countries in which such entities are resident.

     KDK's current operations are conducted primarily through its Belgian and Norwegian subsidiaries with a titanium dioxide pigments ("TiO2") plant in Belgium and a TiO2 plant and ilmenite ore mining operation in Norway. KDK also operates TiO2 sales and distribution facilities in Denmark and the Netherlands.

     KDK is not a registrant with the U.S. Securities and Exchange Commission ("SEC") and is not subject to the SEC's periodic reporting requirements, except as may be required by Rule 3-16 of Regulation S-X.

Note 2 - Summary of significant accounting policies:

     Management's estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results may differ from previously-estimated amounts under different assumptions or conditions.

     Principles of consolidation. The consolidated financial statements include the accounts of KDK and its wholly-owned subsidiaries (collectively, the "Company"). All material intercompany accounts and balances have been eliminated. The Company has no involvement with any variable interest entity covered by the scope of FASB Interpretation ("FIN") No. 46R, "Consolidation of

Variable Interest Entities, an interpretation of ARB No. 51.," as amended as of March 31, 2004.


     Unaudited interim information. Information included in the consolidated financial statements and related notes to the consolidated financial statements as of March 31, 2005 and for the three month interim periods ended March 31, 2004 and 2005 is unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary to state fairly the consolidated financial position, results of operations and cash flows for such interim periods have been made. The results of operations for the interim periods are not necessarily indicative of the operating results for a full year or of future operations. Certain information normally included in financial statements prepared in accordance with GAAP has been condensed or omitted for such interim periods.


     Translation of foreign currencies. The functional currencies of the Company include the Danish kroner, the euro and the Norwegian kroner. Assets and liabilities of subsidiaries whose functional currency is other than the U.S. dollar are translated at year-end rates of exchange and revenues and expenses are translated at average exchange rates prevailing during the year. Resulting translation adjustments are accumulated in stockholder's equity as part of accumulated other comprehensive income, net of related deferred income taxes. Currency transaction gains and losses are recognized in income currently.

     Derivatives and hedging activities. Derivatives are recognized as either assets or liabilities and measured at fair value in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. The accounting for changes in fair value of derivatives depends upon the intended use of the derivative, and such changes are recognized either in net income or other comprehensive income. As permitted by the transition requirements of SFAS No. 133, as amended, the Company has exempted from the scope of SFAS No. 133 all host contracts containing embedded derivatives that were issued or acquired prior to January 1, 1999.

     Cash and cash equivalents. Cash equivalents include bank deposits with original maturities of three months or less.

     Restricted marketable debt securities. Restricted marketable debt securities are primarily invested in corporate debt securities and include amounts restricted in accordance with applicable Norwegian law regarding certain requirements of the Company's Norwegian defined benefit pension plans ($2.6 million and $2.9 million at December 31, 2003 and 2004, respectively). The restricted marketable debt securities are generally classified as either a current or noncurrent asset depending upon the maturity date of each such debt security and are carried at market, which approximates cost.

     Accounts receivable. The Company provides an allowance for doubtful accounts for known and estimated potential losses arising from sales to customers based on a periodic review of these accounts.

     Property and equipment and depreciation. Property and equipment are stated at cost. The Company has a governmental concession with an unlimited term to operate an ilmenite mine in Norway. Mining properties consist of buildings and equipment used in the Company's Norwegian ilmenite mining operations. The Company does not own the ilmenite reserves associated with the mine. Depreciation of property and equipment for financial reporting purposes (including mining properties) is computed principally by the straight-line method over the estimated useful lives of ten to 40 years for buildings and three to 20 years for equipment. Accelerated depreciation methods are used for income tax purposes, as permitted. Upon sale or retirement of an asset, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized in income currently.

     Expenditures for maintenance, repairs and minor renewals are expensed; expenditures for major improvements are capitalized. The Company performs planned major maintenance activities during the year. Repair and maintenance costs estimated to be incurred in connection with planned major maintenance activities are accrued in advance and are included in cost of sales. Accrued repair and maintenance costs, included in other current liabilities and consisting primarily of materials and supplies, was $1.1 million and $600,000 at December 31, 2003 and 2004, respectively.

     Interest costs related to major long-term capital projects and renewals are capitalized as a component of construction costs. Interest costs capitalized were not significant in 2002, 2003 or 2004.

     When events or changes in circumstances indicate that assets may be impaired, an evaluation is performed to determine if an impairment exists. Such events or changes in circumstances include, among other things, (i) significant current and prior periods or current and projected periods with operating losses, (ii) a significant decrease in the market value of an asset or (iii) a significant change in the extent or manner in which an asset is used. All relevant factors are considered. The test for impairment is performed by comparing the estimated future undiscounted cash flows (exclusive of interest expense) associated with the asset to the asset's net carrying value to determine if a write-down to market value or discounted cash flow value is required. The Company assesses impairment of other long-lived assets (such as property and equipment and mining properties) in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which among other things provided certain implementation guidance in relation to prior GAAP. See Note 14.

     Long-term debt. Long-term debt is stated net of any unamortized original issue premium or discount. Amortization of deferred financing costs, included in interest expense, is computed by the interest method over the term of the applicable issue.

     Employee benefit plans. Accounting and funding policies for retirement plans are described in Note 8.

     Income taxes. Deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amounts of assets and liabilities, including investments in the Company's subsidiaries and affiliates who are not members of the Contran Tax Group and undistributed earnings of foreign subsidiaries which are not deemed to be permanently reinvested. The Company periodically evaluates its deferred tax assets in the various taxing jurisdictions in which it operates and adjusts any related valuation allowance based on the estimate of the amount of such deferred tax assets that the Company believes does not meet the "more-likely-than-not" recognition criteria.

     Net sales. Sales are recorded when products are shipped and title and other risks and rewards of ownership have passed to the customer, or when services are performed. Shipping terms of products shipped are generally FOB shipping point; although in some instances shipping terms are FOB destination point (for which sales are not recognized until the product is received by the customer). Amounts charged to customers for shipping and handling are included in net sales. Sales are stated net of price, early payment and distributor discounts and volume rebates.

     Inventories and cost of sales. Inventories are stated at the lower of cost (principally average cost) or market, net of allowance for slow-moving inventories. Amounts are removed from inventories at average cost. Cost of sales includes costs for materials, packaging and finishing, utilities, salary and benefits, maintenance and depreciation.

     Selling, general and administrative expenses; shipping and handling costs. Selling, general and administrative expenses include costs related to marketing, sales, distribution, shipping and handling, research and development, legal and administrative functions, such as accounting, treasury and finance, and includes costs for salaries and benefits, travel and entertainment, promotional materials and professional fees. Shipping and handling costs are included in selling, general and administrative expense and were $9.2 million in 2002, $11.2 million in 2003 and $13.1 million in 2004. Advertising costs are expensed as incurred and were approximately $100,000 in each of 2002, 2003 and 2004. Research, development and certain sales technical support costs are expensed as incurred and approximated $300,000 in each of 2002 and 2003 and $200,000 in 2004.


     Stock options. The Company has not issued any stock options. However, certain employees of the Company have been granted options by NL to purchase NL common stock. The Company has elected the disclosure alternative prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," as amended, and to account for its stock-based employee compensation related to stock options in accordance with Accounting Principles Board Opinion ("APBO") No. 25, "Accounting for Stock Issued to Employees," and its various interpretations. Under APBO No. 25, no compensation cost is generally recognized for fixed stock options in which the exercise price is not less than the market price on the grant date. During the fourth quarter of 2002, and following NL's cash settlement of options to purchase NL common stock held by certain individuals, NL and the Company, commenced accounting for its stock options using the variable accounting method because NL could not overcome the presumption that it would not similarly cash settle its remaining stock options. Under the variable accounting method, the intrinsic value of all unexercised stock options (including those with an exercise price at least equal to the market price on the date of grant) are accrued as an expense over their vesting period, with subsequent increases (decreases) in NL's market price resulting in additional compensation expense (income). Upon exercise of such options to purchase NL common stock held by employees of the Company, the Company pays NL an amount equal to the difference between the market price of NL's common stock on the date of exercise and the exercise price of such stock option. Compensation cost recognized by the Company in accordance with APBO No. 25 and the amount charged to the Company by NL for stock option exercises was $126,000 in 2002, $117,000 in 2003 and $319,000 in
2004, and aggregate compensation expense was $41,000 and $23,000 in the three month periods ended March 31, 2004 and 2005, respectively.


     The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.



                                                                                                  Three months ended
                                                                 December 31,                           March 31,
                                                     ----------------------------------          --------------------
                                                      2002          2003          2004           2004           2005
                                                      ----          ----          ----           ----           ----
                                                               (In thousands)                         (Unaudited)

Net income - as reported                           $11,344        $26,892       $23,816        $ 8,012       $ 8,678
Adjustments, net of applicable income tax
    effects:
   Stock-based employee compensation expense
     determined under APBO No. 25                       75             77           223             27            16
   Stock-based employee compensation expense
     determined under SFAS No. 123                     (79)           (38)           (8)            (2)           (1)
                                                   -------        -------       -------        -------       -------


Pro forma net income                               $11,340        $26,931       $24,031        $ 8,037       $ 8,693
                                                   =======        =======       =======        =======       =======


Note 3 - Accounts and notes receivable:


                                                         December 31,               March 31,
                                                    ---------------------           ---------
                                                    2003             2004             2005
                                                    ----             ----             ----
                                                                                   (unaudited)
                                                                   (In thousands)

Trade receivables                                 $13,117          $15,487          $ 17,224
Recoverable VAT and other receivables               2,510            2,960             3,051
Allowance for doubtful accounts                       (22)             (25)              (24)
                                                  -------          -------          --------

                                                  $15,605          $18,422          $ 20,251
                                                  =======          =======          ========


Note 4 - Inventories:


                                                         December 31,               March 31,
                                                    ---------------------           ---------
                                                    2003             2004             2005
                                                    ----             ----             ----
                                                                                   (unaudited)
                                                                  (In thousands)

Raw materials                                     $ 16,793        $ 13,804          $ 13,568
Work in process                                      1,454           2,871             1,996
Finished products                                   32,943          31,725            31,728
Supplies                                            14,966          16,882            16,913
                                                  --------        --------          --------

                                                  $ 66,156        $ 65,282          $ 64,205
                                                  ========        ========          ========


Note 5 - Other noncurrent assets:


                                                         December 31,               March 31,
                                                    ---------------------           ---------
                                                    2003             2004             2005
                                                    ----             ----             ----
                                                                                   (unaudited)
                                                                  (In thousands)

Unrecognized net pension obligations              $  4,176        $  3,852          $  3,671
Restricted marketable debt securities                2,586           2,877             2,741
Deferred financing costs, net                          542             198                94
Other                                                   83              86                77
                                                  --------        --------          --------

                                                  $  7,387        $  7,013          $  6,583
                                                  ========        ========          ========

Note 6 - Accounts payable and accrued liabilities:


                                                         December 31,               March 31,
                                                    ---------------------           ---------
                                                    2003             2004             2005
                                                    ----             ----             ----
                                                                                   (unaudited)
                                                                  (In thousands)

Accounts payable                                  $ 16,609        $ 21,695          $ 17,179
                                                  --------        --------          --------
Accrued liabilities:
  Employee benefits                                  8,786          10,462             9,377
  Other                                              6,141           6,619            10,151
                                                  --------        --------          --------

                                                    14,927          17,081            19,528
                                                  --------        --------          --------

                                                  $ 31,536        $ 38,776          $ 36,707
                                                  ========        ========          ========


Note 7 - Notes payable and long-term debt:


                                                         December 31,               March 31,
                                                    ---------------------           ---------
                                                    2003             2004             2005
                                                    ----             ----             ----
                                                                                   (unaudited)
                                                                  (In thousands)

Long-term debt:
  Bank credit facility                            $   -           $ 13,622          $ 12,946
  Other                                                603             348               292
                                                  --------        --------          --------

                                                       603          13,970            13,238
Less current maturities                                288          13,792            13,108
                                                  --------        --------          --------

                                                  $    315        $    178          $    130
                                                  ========        ========          ========

     In June 2002 the Company's operating subsidiaries in Belgium ("KEU") Norway ("TAS" and "TIA") and KII's operating subsidiary in Germany ("TG"), referred to as the "Borrowers" entered into a three-year euro 80 million secured revolving bank credit facility ("Credit Facility"). Borrowings may be denominated in euros, Norwegian kroners or U.S. dollars, and bear interest at the applicable interbank market rate plus 1.75%. The facility also provides for the issuance of letters of credit up to euro 5 million (euro 2 million, or $3 million, issued at December 31, 2004). The Credit Facility is collateralized by the accounts receivable and inventories of the borrowers, plus a limited pledge of all of the other assets of KEU. The Credit Facility contains certain restrictive covenants which, among other things, restricts the ability of the Borrowers to incur debt, incur liens, pay dividends or merge or consolidate with, or sell or transfer all or substantially all of their assets to, another entity. In addition, the Credit Facility contains customary cross-default provisions with respect to other debt and obligations of the Borrowers, KII and its other subsidiaries. At December 31, 2004 and March 31, 2005, euro 10 million ($13.6 million and $12.9 million, respectively) were outstanding under the Credit Facility. At December 31, 2004 and March 31, 2005, euro 68 million ($92.6 million and $88.6 million, respectively,) was available for borrowing by the Borrowers.

     Deferred financing costs of $1.4 million for the Credit Facility ($1.0 million paid by the Company, with the remaining $.4 million paid by the German operating subsidiary) are being amortized over the life of the Credit Facility and are included in other noncurrent assets as of March 31, 2005.

     In June 2002, KII issued at par value euro 285 million principal amount ($280 million when issued) of its 8.875% Senior Secured Notes due 2009, and in November 2004 KII issued at 107% of par an additional euro 90 million principal amount ($130 million when issued) of the KII Senior Secured Notes (collectively the "Notes"). The Notes are collateralized by a pledge of 65% of the common stock or other ownership interests of certain of KII's first-tier operating subsidiaries. Such operating subsidiaries are Kronos Titan GmbH, Kronos Denmark ApS, Kronos Limited and Societe Industrielle Du Titane, S.A. The Notes are issued pursuant to an indenture which contains a number of covenants and restrictions which, among other things, restricts the ability of KII and its subsidiaries to incur debt, incur liens, pay dividends or merge or consolidate with, or sell or transfer all or substantially all of their assets to, another entity. The Notes are redeemable, at KII's option, on or after December 30, 2005 at redemption prices ranging from 104.437% of the principal amount, declining to 100% on or after December 30, 2008. In addition, on or before June 30, 2005, KII may redeem up to 35% of the Notes with the net proceeds of a qualified public equity offering at 108.875% of the principal amount. In the event of a change of control of KII, as defined, KII would be required to make an offer to purchase its Notes at 101% of the principal amount. KII would also be required to make an offer to purchase a specified portion of its Notes at par value in the event KII generates a certain amount of net proceeds from the sale of assets outside the ordinary course of business, and such net proceeds are not otherwise used for specified purposes within a specified time period.


     Under the cross-default provisions of the Notes, the Notes may be accelerated prior to their stated maturity if KII or any of KII's subsidiaries default under any other indebtedness in excess of $20 million due to a failure to pay such other indebtedness at its due date (including any due date that arises prior to the stated maturity as a result of a default under such other indebtedness). Under the cross-default provisions of the Credit Facility, any outstanding borrowings under the Credit Facility may be accelerated prior to their stated maturity if the Borrowers or KII default under any other indebtedness in excess of euro 5 million due to a failure to pay such other indebtedness at its due date (including any due date that arises prior to the stated maturity as a result of a default under such other indebtedness). The
Credit Facility contains provisions that allow the lender to accelerate the maturity of the Credit Facility in the event of a change of control, as defined, of the applicable borrower. In the event any of these cross-default or change-of-control provisions become applicable, and such indebtedness is accelerated, KII would be required to repay such indebtedness prior to their stated maturity.

     The aggregate maturities of long-term debt at December 31, 2004 are shown in the table below.

                                                 Amount
                                             (In thousands)
Years ending December 31,
-------------------------

    2005                                        $13,792
    2006                                            159
    2007                                             19
                                                -------

                                                $13,970
                                                =======


     In April 2005, the Company repaid euro 5.0 million ($6.5 million) on its Bank credit facility.


Note 8 - Employee benefit plans:

     The Company maintains various defined benefit pension plans. Personnel are covered by plans in their respective countries. Variances from actuarially assumed rates will result in increases or decreases in accumulated pension obligations, pension expense and funding requirements in future periods. In 2002 the Company amended its defined benefit pension plans for KEU, TAS and TIA to exclude the admission of new employees to the plans. New employees at these locations are eligible to participate in Company-sponsored defined contribution plans. The Company's expense related to the Company-sponsored defined contribution plans was not material in 2003 or 2004. At December 31, 2004, the Company expects to contribute the equivalent of approximately $1.4 million to its defined benefit pension plans during 2005.

     Certain actuarial assumptions used in measuring the defined benefit pension assets, liabilities and expenses are presented below. The Company uses a September 30th measurement date for their defined benefit pension plans.

     The weighted-average rate assumptions used in determining the actuarial present value of benefit obligations as of December 31, 2003 and 2004 are presented in the table below. Such weighted-average rates were determined using the projected benefit obligations at each date.

                                                           December 31,
                                                       --------------------
                                                       2003            2004
                                                       ----            ----

Discount rate                                          5.5%            5.0%
Increase in future compensation levels                 3.0%            3.0%

     The weighted-average rate assumptions used in determining the net periodic pension cost for 2002, 2003 and 2004 are presented in the table below. The weighted-average discount rate and the weighted-average increase in future compensation levels were determined using the projected benefit obligations as of the beginning of each year, and the weighted-average long-term return on plan assets was determined using the fair value of plan assets as of the beginning of each year.

                                                         Years ended December 31,
                                                      ------------------------------
                                                      2002         2003         2004
                                                      ----         ----         ----

Discount rate                                         6.0%         5.9%         5.5%
Increase in future compensation levels                3.0%         3.0%         3.0%
Long-term return on plan assets                       6.9%         7.0%         6.0%

     Plan assets are comprised  primarily of investments in corporate equity and
debt  securities,   short-term  investments,  mutual  funds  and  group  annuity contracts.

     The components of the net periodic defined benefit pension cost are set forth below.


                                                                                             Three months ended
                                                                December 31,                      March 31,
                                                    ----------------------------------       ------------------
                                                     2002          2003         2004          2004        2005
                                                     ----          ----         ----          ----        ----
                                                               (In thousands)                    (Unaudited)
Net periodic pension cost:
  Service cost benefits                            $ 1,264      $  1,430     $  2,096      $    384    $    615
  Interest cost on projected benefit                                            3,436
   obligation ("PBO")                                2,508         2,907                        843         865
  Expected return on plan assets                    (2,660)       (3,335)      (2,815)         (710)       (835)
  Amortization of prior service cost                   223           255          267            66          73
   Amortization of net transition obligation           140           296          321            80          87
  Recognized actuarial losses                          668           732        1,428           350         329
                                                   -------      --------     --------      --------    -------

                                                   $ 2,143      $  2,285     $  4,733      $  1,013    $  1,134
                                                   =======      ========     ========      ========    ========


     The funded status of the Company's defined benefit pension plans is set forth below.

                                                              December 31,
                                                          -------------------
                                                          2003           2004
                                                          ----           ----
                                                             (In thousands)
Change in PBO:
  Beginning of year                                    $ 50,061       $ 64,161
  Service cost                                            1,430          2,096
  Interest                                                2,907          3,436
  Participant contributions                                 135            152
  Actuarial gains (losses)                               10,745         (1,891)
  Benefits paid                                          (4,736)        (2,674)
  Change in currency exchange rates                       3,619          7,081
                                                       --------       --------

      End of year                                      $ 64,161       $ 72,361
                                                       --------       --------

Change in fair value of plan assets:
  Beginning of year                                    $ 47,324       $ 49,540
  Actual return on plan assets                            2,943          3,881
  Employer contributions                                  1,223          1,170
  Participant contributions                                 135            152
  Benefits paid                                          (4,736)        (2,674)
  Change in currency exchange rates                       2,651          5,685
                                                       --------       --------

      End of year                                      $ 49,540       $ 57,754
                                                       --------       --------

Funded status at year end:
  Plan assets less than PBO                            $(14,621)      $(14,607)
  Unrecognized actuarial loss                            27,815         26,344
  Unrecognized prior service cost                         3,112          3,157
  Unrecognized net transition obligation                  1,223            999
                                                       --------       --------

                                                       $ 17,529       $ 15,893
                                                       ========       ========

Amounts recognized in the balance sheet:

  Accrued pension cost, noncurrent                     $ (1,174)      $ (2,469)
  Unrecognized net pension obligations                    4,176          3,852
  Accumulated other comprehensive loss                   14,527         14,510
                                                       --------       --------

                                                       $ 17,529       $ 15,893
                                                       ========       ========

     SFAS No. 87, "Employers' Accounting for Pension Costs" requires that an additional pension liability be recognized when the unfunded accumulated pension benefit obligation exceeds the unfunded accrued pension liability. Variances from actuarially assumed rates will change the actuarial valuation of accrued pension liabilities, pension expense and funding requirements in future periods. The accumulated benefit obligation of the Company's defined benefit pension plans was $60.8 million at December 31, 2004 (2003 - $51.1 million).

     In determining the expected long-term rate of return on plan asset assumptions, the Company considers the long-term asset mix (e.g. equity vs. fixed income) for the assets for each of its plans and the expected long-term rates of return for such asset components. In addition, the Company receives advice about appropriate long-term rates of return from the Company's third-party actuaries. The Company currently has a plan asset target allocation of 14% to equity managers, 62% to fixed income managers and the remainder primarily to cash and liquid investments. The expected long-term rate of return for such investments is approximately 8%, 4.5% to 6.5% and 2.5%, respectively. The current plan asset allocation at December 31, 2004 was 16% to equity managers, 64% to fixed income managers and the remainder primarily cash and liquid investments. The Company regularly reviews its actual asset allocation for each of its plans, and will periodically rebalance the investments in each plan to more accurately reflect the targeted allocation when considered appropriate.

     The Company expects future benefits paid from its defined benefit plans to be as follows:

                                                      Amount
 Years ending December 31,                        (In thousands)
 -------------------------                        --------------

    2005                                              $2,804
    2006                                               4,046
    2007                                               2,923
    2008                                               4,545
    2009                                               3,185
    2010 to 2014                                      21,472

Note 9 - Income taxes:

     The components of (i) income from continuing operations before income taxes ("pretax income"), (ii) the difference between the provision for income taxes attributable to pretax income and the amounts that would be expected using the Danish statutory income tax rate of 30% in 2002, 2003 and 2004, (iii) the provision for income taxes and (iv) the comprehensive tax provision are presented below.


                                                                                            Three months ended
                                                                 December 31,                     March 31,
                                                    ----------------------------------      ------------------
                                                     2002          2003         2004         2004        2005
                                                     ----          ----         ----         ----        ----
                                                               (In thousands)                    (Unaudited)

Pretax income (loss):
  Denmark                                          $   207      $    170     $   (101)     $   (185)   $    280
  Non-Denmark                                       14,515        34,150       33,760        11,710      12,482
                                                   -------      --------     --------      --------    --------

                                                   $14,722      $ 34,320     $ 33,659      $ 11,525    $ 12,762
                                                   =======      ========     ========      ========    ========

Expected tax expense                               $ 4,417      $ 10,296     $ 10,099      $  3,458    $  3,829
Non-Denmark tax rates                                  650           428         527             69         173
Valuation allowance                                    658          -            -             -           -
Tax contingency reserve adjustment                    -           (5,100)        (125)         -           -
Refund of prior year taxes                            -             -            (595)         (183)       -
Tax on partnership income                             -            1,245         (358)           29        -
Rate change adjustment of deferred taxes            (2,332)         -            -             -           -
Other, net                                             (15)          559          295           140          82
                                                   -------      --------     --------      --------    --------

        Income tax expense                         $ 3,378      $  7,428     $  9,843      $  3,513    $  4,084
                                                   =======      ========     ========      ========    ========


Provision for income taxes:
  Current income tax expense:
    Denmark                                        $    48      $     63     $      2      $   -       $     86
    Non-Denmark                                      5,341        12,770       12,824         3,754       4,233
                                                   -------      --------     --------      --------    --------

                                                     5,389        12,833       12,826         3,754       4,319
                                                   -------      --------     --------      --------    --------

  Deferred income tax expense (benefit):
    Denmark                                             (1)       (5,104)        (139)         -             (1)
    Non-Denmark                                     (2,010)         (301)      (2,844)         (241)       (234)
                                                   -------      --------     --------      --------    --------

                                                    (2,011)       (5,405)      (2,983)         (241)       (235)
                                                   -------      --------     --------      --------    --------

                                                   $ 3,378      $  7,428     $  9,843      $  3,513    $  4,084
                                                   =======      ========     ========      ========    ========

Comprehensive provision for income taxes
  allocable to:
  Pretax income                                    $ 3,378      $  7,428     $  9,843      $  3,513    $  4,084
  Other comprehensive loss - pension  liabilities     -           (4,068)           5          -           -
                                                   -------      --------     --------      --------    --------

                                                   $ 3,378      $  3,360     $  9,848      $  3,513    $  4,084
                                                   =======      ========     ========      ========    ========

     The components of the net deferred tax liability are summarized below.


                                                                        December 31,
                                                    --------------------------------------------------
                                                              2003                       2004
                                                    -----------------------     ----------------------
                                                    Assets      Liabilities     Assets     Liabilities
                                                    ------      -----------     ------     -----------
                                                                       (In millions)

Tax effect of temporary differences
 relating to:
  Inventories                                       $   26       $ (2,035)      $   61      $ (2,546)
  Property and equipment                               143        (18,856)         181       (20,214)
  Accrued (prepaid) pension cost                     4,068         (4,970)       4,063        (4,624)
  Accrued liabilities and other
   deductible differences                              834           -             199          -
  Other taxable differences                           -            (3,851)        -           (3,746)
    Incremental tax and rate
     differences on equity in earnings
     of non-tax group companies                       -              -           1,905          -
Valuation allowance                                   (683)          -            -             -
                                                    ------       --------       ------      --------

    Gross deferred tax assets (liabilities)          4,388        (29,712)       6,409       (31,130)

Reclassification, principally netting by tax                        4,362
   jurisdiction                                     (4,362)                     (6,409)        6,409
                                                    ------       --------       ------      --------

    Net total deferred tax assets
     (liabilities)                                      26        (25,350)        -          (24,721)
    Net current deferred tax assets
     (liabilities)                                      26         (2,030)        -           (2,363)
                                                    ------       --------       ------      --------

    Net noncurrent deferred tax liabilities         $  -         $(23,320)      $ -         $(22,358)
                                                    ======       ========       ======      ========


     Changes in the Company's deferred income tax valuation allowance are summarized below:

                                                                      December 31,
                                                            ------------------------------
                                                            2002         2003         2004
                                                            ----         ----         ----
                                                                      (In thousands)

       Balance at beginning of year                         $ -         $ 658        $ 683
       Increase in certain deductible temporary
           differences which the Company believes
           do not meet the "more-likely-than-not"
           recognition criteria                               658         -          -
       Foreign currency translation                           -            25
         Offset to the change in gross deferred
           income tax assets due principally
           to redeterminations of certain tax
           attributes and implementation of
           certain planning strategies                        -           -           (683)
                                                            -----       -----        -----

       Balance at end of year                               $ 658       $ 683        $ -
                                                            =====       =====        =====

     A reduction in the Belgian income tax rate from 40% to 34% was enacted in December 2002 and became effective in January 2003. This reduction in the Belgian income tax rate resulted in a $2.3 million decrease in the Company's income tax expense in 2002 because the Company had previously recognized a net deferred income tax liability with respect to Belgian temporary differences.

     Certain of the Company's U.S. and non-U.S. tax returns are being examined and tax authorities have or may propose tax deficiencies, including penalties and interest. For example:

o The Company has received a preliminary tax assessment related to 1993 from the Belgian tax authorities proposing tax deficiencies, including interest, of approximately euro 6 million ($8 million at December 31, 2004). The Company has filed a protest to this assessment and believes that a significant portion of the assessment is without merit. The Belgian tax authorities have filed a lien on the fixed assets of the Company's Belgian TiO2 operations in connection with this assessment. In April 2003, the Company received a notification from the Belgian tax authorities of their intent to assess a tax deficiency related to 1999 that, including interest, is expected to be approximately euro 9 million ($13 million). The Company believes the proposed assessment is substantially without merit, and the Company has filed a written response.

o The Norwegian tax authorities have notified the Company of their intent to assess tax deficiencies of approximately kroner 12 million ($2 million at December 31, 2004) relating to the years 1998 to 2000. The Company has objected to this proposed assessment.

     No assurance can be given that these tax matters will be resolved in the Company's favor in view of the inherent uncertainties involved in settlement initiatives, court and tax proceedings. The Company believes that it has provided adequate accruals for additional taxes and related interest expense which may ultimately result from all such examinations and believes that the ultimate disposition of such examinations should not have a material adverse effect on its consolidated financial position, results of operations or liquidity.

Note 10 - Related party transactions:

     The Company may be deemed to be controlled  by Harold C. Simmons.  See Note
1. Corporations that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly held minority equity interest in another related party. While no transactions of the type described above are planned or proposed with respect to the Company other than as set forth in these financial statements, the Company from time to time considers, reviews and evaluates such transactions and understands that Contran, Valhi, NL, Kronos, KII and related entities consider, review and evaluate such transactions. Depending upon the business, tax and other objectives then relevant, it is possible that the Company might be a party to one or more such transactions in the future.

     It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

     The Company is a party to services and cost sharing agreements among several affiliates of the Company whereby Kronos, KII and other affiliates provide certain management, financial, insurance and administrative services to the Company on a fee basis. The Company's expense was approximately $1.9 million in each of 2002 and 2003 and $2.1 million in 2004 related to these services and costs.

     Tall Pines Insurance Company, Valmont Insurance Company (which merged into Tall Pines in December 2004, with Tall Pines surviving the merger) and EWI RE, Inc. provide for or broker certain insurance policies for Contran and certain of its subsidiaries and affiliates, including the Company. Tall Pines is wholly-owned by a subsidiary of Valhi, and EWI is a wholly-owned subsidiary of NL. Consistent with insurance industry practices, Tall Pines, Valmont and EWI receive commissions from the insurance and reinsurance underwriters for the policies that they provide or broker. The aggregate premiums paid to Tall Pines, Valmont and EWI by the Company and its joint venture were $1.3 million in 2002, $900,000 in 2003 and $1.1 million in 2004. These amounts principally included payments for insurance and reinsurance premiums paid to third parties, but also included commissions paid to Tall Pines, Valmont and EWI. The Company expects that these relationships with Tall Pines and EWI will continue in 2005.

     Contran and certain of its subsidiaries and affiliates, including the Company, purchase certain of their insurance policies as a group, with the costs of the jointly-owned policies being apportioned among the participating companies. With respect to certain of such policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period. As a result, Contran and certain of its subsidiaries and its affiliates, including NL, have entered into a loss sharing agreement under which any uninsured loss is shared by those entities who have submitted claims under the relevant policy. The Company believes the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justifies the risk associated with the potential for uninsured loss.

     Intercompany sales to (purchases from) affiliates of TiO2 are summarized in the following table.


                                                                   Years ended December 31,
                                                            ------------------------------------
                                                            2002            2003            2004
                                                            ----            ----            ----
                                                                      (In thousands)
Sales to:
  TG                                                      $ 30,077        $ 38,783        $ 53,631
  Kronos Limited ("KUK")                                    17,148          18,856          25,285
  Kronos (US), Inc. ("KUS")                                 13,189          18,792          19,180
  Societe Industrielle du Titane, S.A. ("SIT")               8,924           8,138           8,868
  Kronos Canada, Inc. ("KC")                                 3,231           4,308           2,596
                                                          --------        --------        --------

                                                          $ 72,569        $ 88,877        $109,560
                                                          ========        ========        ========

Purchases from:
  TG                                                      $ 29,706        $ 38,785        $ 48,808
  KUS                                                        2,553             101           3,489
  KC                                                           170             223              22
                                                          --------        --------        --------

                                                          $ 32,429        $ 39,109        $ 52,319
                                                          ========        ========        ========

     Sales of ilmenite to TG were $13.4 million in 2002, $15.5 million in 2003 and $17.4 million in 2004.

     KUS purchases the rutile and slag feedstock used as a raw material in all of the Company's chloride process TiO2 facilities. The Company purchases such feedstock from KUS for use in its facilities for an amount equal to the amount paid by KUS to the third-party supplier plus a 2.5% administrative fee. Such feedstock purchases were $32.9 million in 2002, $39.5 million in 2003 and $40.5 million in 2004.

     Interest expense to affiliates related to a note payable to TG was $300,000 in 2002. Such note was repaid in full in 2002 and the underlying agreement was cancelled. Included in other affiliate income and other affiliate expense was other affiliate interest income/expense, factoring fees and service fees.

     Royalties paid to KII for use of certain of KII's intellectual property totaled $8.6 million in 2002, $10.4 million in 2003 and $12.5 million in 2004, and was included as a component of cost of sales.

     During 2002, 2003 and 2004, the Company was party to an accounts receivable factoring agreement (the "Factoring Agreement") with one or more of its affiliates whereby the Company factored its export accounts receivable without recourse for a fee of 0.85% for the Company's export receivables related to Kronos Europe S.A./N.V. ("KEU") and 1.2% for export receivables related to its Norwegian operating subsidiaries, Kronos Titan A/S ("TAS") and Titania A/S ("TIA"). Upon non-recourse transfer from the Company, the affiliate assumed all risk pertaining to the factored receivables, including, but not limited to, exchange control risks, risks pertaining to the bankruptcy of a customer and risks related to late payments. Export receivables sold by the Company pursuant to the Factoring Agreement during 2002, 2003 and 2004 aggregated $92.0 million, $101.4 million, and $119.9 million, respectively.

     Net  amounts   currently   receivable  from  (payable  to)  affiliates  are
summarized in the following table.



                                                         December 31,               March 31,
                                                    ---------------------           ---------
                                                    2003             2004             2005
                                                    ----             ----             ----
                                                                                   (unaudited)
                                                                  (In thousands)


Receivable from:
  SIT                                             $    501        $    814          $    961
  KUK                                                1,085           1,766             2,224
  TG                                                  -             13,342            21,625
  KC                                                   401            -                 -
  Other                                               -                107                14
                                                  --------        --------          --------

                                                  $  1,987        $ 16,029          $ 24,824
                                                  ========        ========          ========

Noncurrent receivable from TG                     $   -           $ 12,941          $ 12,299
                                                  ========        ========          ========

Payable to:
  KII                                             $  4,203        $  4,266          $  3,058
  KUS                                                2,770           5,486             7,512
  TG                                                32,635            -                 -
  KC                                                  -                390                39
  Other affiliates                                      53            -                   31
                                                  --------        --------          --------

                                                  $ 39,661        $ 10,142          $ 10,640
                                                  ========        ========          ========

Noncurrent payable to TG                          $   -           $  5,449          $  5,178
                                                  ========        ========          ========



     Net amounts between the Company, KUS, TG, SIT, KUK and KC were generally related to product purchases and sales. Net amounts with TG also include accounts receivable factoring fees.

Note 11 - NL common stock options held by employees of the Company:


     At December 31, 2004, employees of the Company held options to purchase approximately 26,000 shares of NL common stock, of which 14,000 are exercisable at various dates through 2010 at an exercise price ranging from $2.66 to $5.63 per share and 12,000 are exercisable at various dates through 2011 at an exercise price of $11.49 per share. Such options generally vest over five years, and vesting ceases at the date the employee separates from service from the Company (including retirement).


     The pro forma information required by SFAS No. 123 is based on an estimation of the fair value of options issued subsequent to January 1, 1995. See Note 2. No options were granted during 2002, 2003, or 2004. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

Note 12 - Commitments and contingencies:

     Operating leases. The Company leases, pursuant to operating leases, various manufacturing and office space and transportation equipment. Most of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases management expects that, in the normal course of business, leases will be renewed or replaced by other leases.

     Net rent expense aggregated $2 million in 2002, $3 million in each of 2003 and 2004. At December 31, 2004, minimum rental commitments under the terms of noncancellable operating leases were as follows:

                                                 Equipment
                                              --------------
                                              (in thousands)
Years ending December 31,
-------------------------
    2005                                         $  678
    2006                                            579
    2007                                            486
    2008                                            489
    2009                                            197
    2010 and thereafter                             159
                                                 ------

                                                 $2,588
                                                 ======

     Long-term contracts. KUS has long-term supply contracts that provide for certain of its affiliates', including KDK's, chloride feedstock requirements through 2009. The Company and certain of its affiliates purchase chloride feedstock underlying these long-term supply contracts from KUS. The agreements require KUS to purchase certain minimum quantities of feedstock with minimum purchase commitments aggregating approximately $525 million at December 31, 2004.

     Environmental matters. The Company's operations are governed by various environmental laws and regulations. Certain of the Company's businesses are, or have been engaged in the handling, manufacture or use of substances or compounds that may be considered toxic or hazardous within the meaning of applicable environmental laws and regulations. As with other companies engaged in similar businesses, certain past and current operations and products of the Company have the potential to cause environmental or other damage. The Company has implemented and continues to implement various policies and programs in an effort to minimize these risks. The Company's policy is to maintain compliance with applicable environmental laws and regulations at all its facilities and to strive to improve its environmental performance. From time to time, the Company may be subject to environmental regulatory enforcement under various statutes, resolution of which typically involves the establishment of compliance programs. It is possible that future developments, such as stricter requirements of environmental laws and enforcement policies thereunder, could adversely affect the Company's production, handling, use, storage, transportation, sale or disposal of such substances. The Company believes all of its plants are in substantial compliance with applicable environmental laws.

     Litigation matters. The Company's Belgian subsidiary and certain of its employees are the subject of civil and criminal proceedings relating to an accident that resulted in two fatalities at the Company's Belgian facility in 2000. In May 2004, the court ruled and, among other things, imposed a fine of euro 200,000 against the Company and fines aggregating less than euro 40,000 against various Company employees. The Company and the individual employees have appealed the ruling.

     In addition to the litigation described above, the Company and its affiliates are also involved in various other environmental, contractual, product liability, patent (or intellectual property), employment and other claims and disputes incidental to its present and former businesses.

     The Company currently believes the disposition of all claims and disputes, individually or in the aggregate, should not have a material adverse effect on its consolidated financial condition, results of operations or liquidity.

     Concentrations of credit risk. Sales of TiO2 accounted for approximately 77%, 78% and 81% of net sales during 2002, 2003 and 2004, respectively. The remaining sales result from the mining and sale of ilmenite ore (a raw material used in the sulfate pigment production process) and the manufacture and sale of certain titanium chemical products (derived from co-products of the TiO2 production process). TiO2 is generally sold to the paint, plastics and paper industries. Such markets are generally considered "quality-of-life" markets whose demand for TiO2 is influenced by the relative economic well-being of the various geographic regions. TiO2 is sold to over 1,000 customers, with the top ten external customers approximating 28% of net sales in 2002, 26% of net sales in 2003 and 24% of net sales in 2004. Approximately 80% of the Company's TiO2 sales by volume were to Europe in each of 2002, 2003 and 2004. Approximately 10% of sales by volume were to North America in each of 2002, 2003 and 2004.

     Capital expenditures. At December 31, 2004, the estimated cost to complete capital projects in process approximated $1.4 million.

Note 13 - Financial instruments:

     Summarized below is the estimated fair value and related net carrying value of the Company's financial instruments.

                                                           December 31,
                                    ----------------------------------------------------------
                                              2003                              2004
                                    -----------------------          -------------------------
                                    Carrying          Fair           Carrying            Fair
                                     amount           value           amount            value
                                    --------         ------          --------          -------
                                                           (In millions)

Cash, cash equivalents,
  restricted cash equivalents
  and noncurrent restricted
  marketable debt securities        $   8.6          $   8.6         $   8.0           $   8.0

Notes payable and long-term
 debt - variable rate debt          $    .6          $    .6         $  14.0           $  14.0

     The Company held no derivative financial instruments during 2002, 2003 or 2004.

Note 14 - Accounting principles recently adopted in 2002, 2003 and 2004:

     Asset retirement obligations. The Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation covered under the scope of SFAS No. 143 would be recognized in the period in which the liability is incurred, with an offsetting increase in the carrying amount of the related long-lived asset. Over time, the liability would be accreted to its present value, and the capitalized cost would be depreciated over the useful life of the related asset. Upon settlement of the liability, an entity would either settle the obligation for its recorded amount or incur a gain or loss upon settlement.

     Under the transition provisions of SFAS No. 143, at the date of adoption on January 1, 2003, the Company will recognize (i) an asset retirement cost capitalized as an increase to the carrying value of its property, plant and equipment, (ii) accumulated depreciation on such capitalized cost and (iii) a liability for the asset retirement obligation. Amounts resulting from the initial application of SFAS No. 143 are measured using information, assumptions and interest rates all as of January 1, 2003. The amount recognized as the asset retirement cost is measured as of the date the asset retirement obligation was incurred. Cumulative accretion on the asset retirement obligation, and accumulated depreciation on the asset retirement cost, is recognized for the time period from the date the asset retirement cost and liability would have been recognized had the provisions of SFAS No. 143 been in effect at the date the liability was incurred, through January 1, 2003. The difference, if any, between the amounts to be recognized as described above and any associated amounts recognized in the Company's balance sheet as of December 31, 2002 is recognized as a cumulative effect of a change in accounting principle as of the date of adoption. The effect of adopting SFAS No. 143 as of January 1, 2003 was not material, as summarized in the table below and is not separately recognized in the accompanying Statement of Income.

                                                                                  Amount
                                                                              --------------
                                                                              (in millions)

Increase in carrying value of net property, plant and equipment:
    Cost                                                                          $ .4
    Accumulated depreciation                                                       (.1)
Decrease in liabilities previously accrued
 for closure and post closure activities                                            .3
Asset retirement obligation recognized                                             (.6)
                                                                                  ----

        Net impact                                                                $ -
                                                                                  ====

     The increase in the asset retirement obligations from January 1, 2003 ($600,000) to December 31, 2003 ($800,000) and to December 31, 2004 ($1 million)
is primarily due to accretion expense and the effects of currency translation. Accretion expense, which is reported as a component of cost of sales in the accompanying Consolidated Statements of Income, approximated $100,000 for each of the years ended December 31, 2003 and 2004.

     Estimates of the ultimate cost to be incurred to settle the Company's asset retirement obligations require a number of assumptions, are inherently difficult to develop and the ultimate outcome may differ from current estimates. As additional information becomes available, cost estimates will be adjusted as necessary. It is possible that technological, regulatory or enforcement developments, the results of studies or other factors could necessitate the recording of additional liabilities.

     Costs associated with exit or disposal activities. The Company adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," on January 1, 2003 for exit or disposal activities initiated on or after that date. Under SFAS No. 146, costs associated with exit activities, as defined, that are covered by the scope of SFAS No. 146 will be recognized and measured initially at fair value, generally in the period in which the liability is incurred. Costs covered by the scope of SFAS No. 146 include termination benefits provided to employees, costs to consolidate facilities or relocate employees, and costs to terminate contracts (other than a capital lease). Under prior GAAP, a liability for such an exit cost is recognized at the date an exit plan is adopted, which may or may not be the date at which the liability has been incurred. The effect of adopting SFAS No. 146 as of January 1, 2003 was not material as the Company was not involved in any exit or disposal activities covered by the scope of the new standard as of such date.

     Variable interest entities. The Company complied with the consolidation requirements of FASB Interpretation ("FIN") No. 46R, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51," as amended as of March 31, 2004. The Company does not have any involvement with any variable interest entity (as that term is defined in FIN No. 46R) covered by the scope of FIN No. 46R that would require the Company to consolidate such entity under FIN No. 46R, which had not already been consolidated under prior applicable GAAP, and therefore the impact to the Company of adopting the consolidation requirements of FIN No. 46R was not material.

Note 15 - Accounting principles not yet adopted:

     Inventory costs. The Company will adopt SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4," for inventory costs incurred on or after January 1, 2006. SFAS No. 151 requires that he allocation of fixed production overhead costs to inventory shall be based on normal capacity. Normal capacity is not defined as a fixed amount; rather, normal capacity refers to a range of production levels expected to be achieved over a number of periods under normal circumstances, taking into account the loss of capacity resulting from planned maintenance shutdowns. The amount of fixed overhead allocated to each unit of production is not increased as a consequence of idle plant or production levels below the low end of normal capacity, but instead a portion of fixed overhead costs are charged to expense as incurred. Alternatively, in periods of production above the high end of normal capacity, the amount of fixed overhead costs allocated to each unit of production is decreased so that inventories are not measured above cost. SFAS No. 151 also clarifies existing GAAP to require that abnormal freight and wasted materials (spoilage) are to be expensed as incurred. The Company believes its production cost accounting already complies with the requirements of SFAS No. 151, and the Company does not expect adoption of SFAS No. 151 will have a material effect on its consolidated financial statements.


     Stock options. The Company will adopt SFAS No. 123R, "Share-Based Payment," as of January 1, 2006. SFAS No. 123R, among other things, eliminates the alternative in existing GAAP to use the intrinsic value method of accounting for stock-based employee compensation under APBO No. 25. Upon adoption of SFAS No. 123R, the Company will generally be required to recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, with the cost recognized over the period during which an employee is required to provide services in exchange for the award (generally, if the vesting period of the award). No compensation cost will be recognized in the aggregate for equity instruments for which the employee does not render the requisite service (generally, the instrument is forfeited before it has vested). The grant-date fair value will be estimated using option-pricing models (e.g. Black-Sholes or a lattice model). Under the transition alternatives permitted under SFAS No. 123R, the Company will apply the new standard to all new awards granted on or after January 1, 2006, and to all awards existing as of December 31, 2005 which are subsequently modified, repurchased or cancelled. Additionally, as of January 1, 2006, the Company will be required to recognize compensation cost for the portion of any non-vested award existing as of December 31, 2005 over the remaining vesting period. Because the Company has not granted any options to purchase its common stock and is not expected to grant any options prior to January 1, 2006 and because the number of non-vested awards as of December 31, 2005 with respect to options granted by NL to employees of the Company is not expected to be material, the effect of adopting SFAS No. 123R is not expected to be significant in so far as it relates to existing stock options. Should the Company, however, grant a significant number of options in the future, the effect on the Company's consolidated financial statements could be material.